As filed with the Securities and Exchange Commission on July 27, 2004

Registration No. 333-114709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW CENTURY REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	6162	56-2451736
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad A. Morrice

President and Chief Operating Officer

New Century REIT, Inc.

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter T. Healy, Esq.

O’Melveny & Myers LLP

275 Battery Street, 26th Floor

San Francisco, California 94111

(415) 984-8700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index begins on page II-14

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated                     , 2004

18400 Von Karman, Suite 1000

Irvine, California 92612

Dear New Century Financial Stockholder:

Whether you are a new stockholder or one who has been investing in New Century Financial for several years, on behalf of our board of directors and executive management team, I want to thank you for your investment in and support of the company.

On April 5, 2004, we announced that, after careful consideration, our board of directors unanimously approved a plan to convert New Century Financial to a real estate investment trust, or REIT, subject to stockholder approval and other conditions. We believe that conversion to a REIT will put us in a better position to achieve our long-term growth objectives, diversify our revenues in a more tax-efficient manner and increase long-term stockholder value. Following the REIT conversion, we plan to continue to grow our production franchise, while diversifying our revenues by building a portfolio of self-originated mortgage loans, which we believe will produce a stable revenue stream.

If approved by our stockholders, New Century Financial will become the wholly-owned subsidiary of New Century REIT, Inc., a Maryland corporation recently formed by New Century Financial. In connection with the REIT conversion, New Century REIT will change its name to “New Century Financial Corporation” and, subject to market conditions, will raise approximately $750 million in new capital. We believe this additional capital will assist us in executing our business plan and help protect the company during times of market disruption.

I invite you to attend our 2004 annual stockholder meeting, which will be held at our headquarters located at 18400 Von Karman, Suite 1000, Irvine, California, on                     , 2004 at 9:00 a.m., local time. At the annual meeting, you will be asked to approve and adopt the agreement and plan of merger dated as of April 21, 2004, or the merger agreement, elect three Class I directors, approve a new performance incentive plan and ratify KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004. We strongly recommend that all stockholders vote “FOR” the approval and adoption of the merger agreement incentive, “FOR” the election of the three Class I director nominees, “FOR” approval of new performance plan and “FOR” ratification of KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004.

This proxy statement/prospectus is a prospectus of New Century REIT as well as a proxy statement for New Century Financial and provides you with detailed information about the REIT conversion and the other proposals being voted on at the annual meeting. We encourage you to carefully read this entire proxy statement/prospectus, including all of its annexes, and we especially encourage you to read the section on “Risk Factors” beginning on page 22.

We believe the conversion to REIT status will help us achieve our common goals of continued revenue growth, earnings diversification and increasing stockholder value. With your support, I believe the best is yet to come.

Sincerely,

Robert K. Cole
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by New Century REIT under this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2004, and is being first mailed to stockholders on or about             , 2004.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about New Century Financial from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing at New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com.

If you would like to request documents from us, please do so by                     , 2004 in order to receive them prior to the annual meeting.

See “Where You Can Find Additional Information” beginning on page 217.

18400 Von Karman, Suite 1000

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                , 2004

NOTICE IS HEREBY GIVEN that New Century Financial Corporation, or New Century Financial, will hold its 2004 annual meeting of stockholders on                 , 2004 at 9:00 a.m., local time, at our headquarters located at 18400 Von Karman, Suite 1000, Irvine, California, for the following purposes:

1.	to consider and vote upon a proposal to approve and adopt the agreement and plan of merger dated as of April 21, 2004, by and among New Century Financial, New Century REIT, Inc., a newly formed wholly-owned subsidiary of New Century Financial, and NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, Inc., which will implement the restructuring of New Century Financial to allow New Century Financial to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes;

2.	to re-elect Fredric J. Forster, Edward F. Gotschall and Richard A. Zona as Class I directors for three-year terms ending in 2007;

3.	to vote upon a proposal to approve the New Century Financial Corporation 2004 Performance Incentive Plan;

4.	to ratify KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004; and

5.	to transact any other business that is properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

We reserve the right to delay the merger or the REIT conversion or cancel the merger and the REIT conversion altogether even if our stockholders vote to approve and adopt the merger agreement, which will effect the REIT conversion, and we satisfy the other conditions to the completion of the merger, if our board of directors determines that the merger, the REIT conversion or the related public offering is no longer in the best interests of New Century Financial and our stockholders.

If you were a stockholder of record at the close of business on June 2, 2004, you are entitled to notice of, and to vote at, the annual meeting. As of that date, there were 33,882,389 shares of New Century Financial common stock outstanding. Each share of New Century Financial common stock is entitled to one vote on each matter properly brought before the annual meeting. For at least 10 days before the annual meeting, we will make a list of our stockholders available at our offices at 18400 Von Karman, Suite 1000, Irvine, California.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope, or vote your proxy by telephone in accordance with the instructions on the proxy card. You may revoke your proxy in the manner discussed in the accompanying proxy statement/prospectus at any time before it has been voted at the annual meeting.

The New Century Financial board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement that will effect the REIT conversion, FOR the election of the three Class I director nominees, FOR the approval of the 2004 Performance Incentive Plan and FOR the ratification of KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004.

By Order of the Board of Directors,

Stergios Theologides
Secretary

Irvine, California

                , 2004

i

ANNEXES

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION

Q:	What transactions are proposed?

A:	Our board of directors has approved a plan to change our capital structure to enable New Century Financial Corporation, a Delaware corporation, or New Century Financial, to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We describe these changes in greater detail in “Summary—Structure of the Merger” on page 15. This plan consists of the following key components:

•	reorganizing New Century Financial and New Century REIT, Inc., a Maryland corporation, or New Century REIT, through the merger of NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, or NC Merger Sub, with and into New Century Financial, resulting in New Century REIT becoming the parent company of New Century Financial;

•	subject to market conditions and the price of our common stock, raising $750 million through the sale by New Century REIT of shares of its common stock to the public;

•	having New Century REIT use substantially all of the net proceeds of the public offering to purchase from New Century Financial and its subsidiaries and third parties assets that will enable New Century REIT to satisfy the asset and income tests necessary to maintain its REIT status;

•	having New Century REIT acquire all of the capital stock of New Century Credit Corporation (formerly known as Worth Funding Incorporated), or New Century Credit, and New Century Mortgage Securities, Inc., or NCMSI, both of which are currently indirect wholly-owned subsidiaries of New Century Financial, which will become qualified REIT subsidiaries following the REIT conversion; and

•	having New Century REIT elect to be taxed as a REIT for U.S. federal income tax purposes, which we currently expect to occur commencing with its taxable year ending December 31, 2004.
Q:	What is a REIT?

A:	A REIT is a company that derives most of its income from real estate mortgages or real property. If a corporation qualifies as a REIT, it generally will not be subject to U.S. federal corporate income taxes on income that it distributes to its stockholders, thereby reducing its corporate-level taxes.

Additionally, in general, a REIT can have two types of corporate subsidiaries, as follows:

•	Taxable REIT subsidiary. A taxable REIT subsidiary is a corporation in which a REIT has an interest and that has elected to be a taxable REIT subsidiary. Taxable REIT subsidiaries pay corporate tax at regular rates on their taxable income. Through these taxable REIT subsidiaries, we will be able to continue certain business operations that would otherwise jeopardize our REIT qualification or, in the case of income from the sale of properties held for sale to third parties, would be subject to penalty taxes if conducted outside a taxable REIT subsidiary.

•	Qualified REIT subsidiary. A qualified REIT subsidiary, on the other hand, is a corporation in which a REIT owns all of the stock and for which the REIT does not make a taxable REIT subsidiary election. As such, the qualified REIT subsidiary’s separate existence will be disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit will be treated as the REIT’s assets, liabilities and items of income, deduction and credit. Although a qualified REIT subsidiary will not be subject to U.S. federal corporate income taxation, it may be subject to state and local taxation in certain jurisdictions.

Q:	What happens in the merger?

A:	In the merger, NC Merger Sub, a wholly-owned subsidiary of New Century REIT, will merge with and into New Century Financial. Following the merger, New Century REIT, which is currently a wholly-owned subsidiary of New Century Financial, will succeed to and continue the business of New Century Financial.

In connection with the merger:

•	each outstanding share of common stock of New Century Financial will be converted into one share of common stock of New Century REIT;

•	New Century REIT will be renamed “New Century Financial Corporation,” will become the parent company of New Century Financial and will succeed to and continue to operate, directly or indirectly, substantially all of the existing businesses of New Century Financial;

•	New Century REIT will apply to have its shares listed on the New York Stock Exchange, or NYSE, under the symbol “NEW”;

•	New Century Financial will be renamed “New Century TRS Holdings, Inc.” and will become a wholly-owned taxable REIT subsidiary of New Century REIT;

•	the board of directors, committees of the board of directors and management of New Century Financial immediately prior to the merger will become the board of directors, committees of the board of directors and management, respectively, of New Century REIT;

•	New Century REIT will assume all of New Century Financial’s stock incentive plans, including the 2004 Plan, if approved at the annual meeting, and all rights to acquire shares of New Century Financial common stock under any New Century Financial stock incentive plan will be converted into rights to acquire shares of New Century REIT common stock pursuant to the terms of the stock incentive plans and the other related documents, if any; and

•	the rights of the stockholders of New Century REIT will be governed by the Maryland General Corporation Law, or the MGCL, the amended and restated charter of New Century REIT, or New Century REIT’s charter, and the amended and restated bylaws of New Century REIT, or New Century REIT’s bylaws.

We have attached a copy of the merger agreement as Annex A and copies of the forms of New Century REIT’s charter and bylaws as Annex B and Annex C, respectively, to this proxy statement/prospectus.

Q:	How will the REIT conversion and the related public offering affect our business?

A:	Immediately following the merger, we expect that we will continue to originate loans for sale and conduct all of our servicing activities through one or more of our taxable REIT subsidiaries. Following completion of the public offering, we expect to be able to originate mortgage loans through New Century Credit, our qualified REIT subsidiary which is authorized to originate mortgage loans in a majority of states. We expect to use these loan originations, together with mortgage loans that New Century REIT and its qualified REIT subsidiaries purchase at fair market value from our taxable REIT subsidiaries, to build our portfolio of mortgage loans. Over time, we expect that we will gradually increase the percentage of our mortgage loans held through on-balance sheet securitizations in order to increase the portion of our net income generated from this mortgage loan portfolio. In addition, we expect that New Century Credit will become authorized to originate mortgage loans in the states in which it is not currently authorized.

Q:	Why are we proposing the REIT conversion?

A:	We are proposing the merger agreement, which will implement the REIT conversion and the related restructuring transactions, primarily for the following reasons:

•	the expectation that the REIT conversion and the related public offering will support our efforts to diversify our revenues by enabling us to increase in a more tax-efficient manner the proportion of our revenues represented by interest income on loans held for investment and decrease the proportion represented by gain on sale income, thereby providing the prospect of a generally higher total return to our stockholders than if we remain a C corporation;

•	the ability to make distributions to our stockholders in the tax-efficient manner permitted by the rules and regulations governing taxation of REITs, while retaining the flexibility to increase our capital by retaining some or all of the after-tax earnings in our taxable REIT subsidiaries;

•	the potential expansion of our stockholder base to include investors attracted by yield, which may improve the liquidity of our common stock and provide a more diversified stockholder base; and

•	the expectation that our increased market capitalization following completion of the public offering will attract increased research coverage and greater investor interest.

Our board of directors considered the advantages against the potential risks of the REIT conversion, including the risks discussed below. To review the background of and reasons for the REIT conversion in greater detail, see “Proposal 1—Approval and Adoption of the Merger Agreement Pursuant to Which the REIT Conversion Will Be Effected—The REIT Conversion” beginning on page 49.

Q:	What are some of the risks associated with the restructuring?

A:	There are a number of risks relating to the REIT conversion and applicable to New Century REIT, including the following:

•	the REIT conversion may not be completed, which could harm the market price of New Century Financial common stock;

•	the market price of New Century REIT common stock that you receive upon completion of the merger may be less than the market price of your shares of New Century Financial common stock prior to and as of the date of the merger, including on the date of the annual meeting;

•	our use of taxable REIT subsidiaries may harm the price of New Century REIT common stock relative to the stock prices of other REITs;

•	there are some important differences between your rights as a New Century Financial stockholder and your rights as a New Century REIT stockholder due to the differences between Delaware law and New Century Financial’s amended and restated certificate of incorporation and amended and restated bylaws, on the one hand, and Maryland law and New Century REIT’s charter and bylaws, on the other;

•	in order to facilitate our compliance with the REIT rules, there will be restrictions on ownership of New Century REIT common stock;

•	our management has limited experience operating a REIT and, accordingly, we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT;

•	raising additional capital through the sale by New Century REIT of shares of its common stock will be dilutive to you; and

•	if New Century REIT fails to qualify as a REIT or fails to remain qualified as a REIT, we will have reduced funds available for distribution to our stockholders and our income will be subject to taxation at regular corporate rates without a deduction for dividends paid.

Additionally, as a REIT, New Century REIT will be unable to retain earnings as it is required each year to distribute to stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). To the extent that New Century REIT does not distribute 100% of its REIT taxable income, it will be taxed on any undistributed amounts. In addition, we cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. If we do not have access to the necessary funds, we may have to raise capital at inopportune times or borrow funds on unfavorable terms. Furthermore, we will need to comply with the highly complicated REIT qualification requirements.

After-tax earnings generated by New Century REIT’s taxable REIT subsidiaries and not distributed to New Century REIT are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules.

For the first full quarter after the consummation of the merger, we expect that approximately 80% of our pretax earnings will be generated by our taxable REIT subsidiaries and will be subject to taxation at regular corporate rates. We expect that this percentage will decrease over time as we build our portfolio of mortgage loans held for investment.

For more information regarding risks associated with the REIT conversion and New Century REIT, see “Risk Factors” beginning on page 22.

Q:	What will I receive in connection with the REIT conversion? When will I receive it?

A:	Shares of New Century REIT common stock

If the merger is completed, you will receive one share of New Century REIT common stock in exchange for each of your currently outstanding shares of New Century Financial common stock.

Special E&P Distribution

Neither a REIT nor one of its qualified REIT subsidiaries is permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. Therefore, in order to qualify as a REIT, we may have to distribute any current and accumulated earnings and profits of New Century Credit and/or NCMSI by paying a one-time special distribution to our stockholders payable in cash. We expect the amount of any such distribution to be immaterial. We refer to this potential distribution as the “special E&P distribution.”

If we are a successor to New Century Credit’s and/or NCMSI’s earnings and profits, we expect that the special E&P distribution, if necessary, will be declared in December 2004, after completion of the merger and the public offering, and payable in January 2005 to the stockholders of New Century REIT on the record date for such distribution.

If you dispose of your shares of New Century REIT common stock before the record date for the special E&P distribution, you will not receive the special E&P distribution.

Q:	Am I entitled to dissenters’ rights?

A:	Under Delaware law, you are not entitled to any dissenters’ or appraisal rights in connection with the merger or the REIT conversion.
Q:	Will I continue to receive regular quarterly distributions on my New Century Financial common stock before completion of the merger?

A:	Yes, to the extent such distributions are declared by our board of directors and have a record date prior to the completion of the merger. However, the actual timing and amount of such distributions will depend on our financial condition, earnings and other factors, many of which are beyond our control. We cannot assure you that any such distributions will be declared by our board of directors.

If you dispose of your shares of New Century Financial common stock before the record date for a distribution, you will not receive that distribution.

Q:	Will New Century REIT make regular quarterly distributions in the future?

A:	As a REIT, New Century REIT generally will have to distribute annually at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain and the income of its taxable REIT subsidiaries to the extent not distributed to New Century REIT).

The principal component of New Century REIT distributions will be the income the REIT will earn on the mortgage assets it holds. We may supplement that component from time to time with a portion of the earnings from our taxable REIT subsidiaries. However, we expect to retain some or all of the after-tax earnings of our taxable REIT subsidiaries in such subsidiaries.

New Century REIT expects to begin payment of regular quarterly distributions following completion of the REIT conversion. However, the actual amount and timing of any distributions will be as determined and declared by New Century REIT’s board of directors, will be designed to facilitate its compliance with applicable REIT qualification requirements, and will depend on, among other factors, its financial condition and earnings. Accordingly, we cannot assure you of any distributions in the future.

If you dispose of your shares of New Century REIT common stock before the record date for a distribution, you will not receive that distribution.

Q:	When will the REIT conversion be completed?

A:	We expect the REIT conversion will be completed in September 2004 at the earliest. Between now and then we will need to obtain stockholder approval and must satisfy or waive all of the merger agreement’s other closing conditions, including:

•	entering into an underwriting agreement for the public offering; and

•	pricing the public offering on satisfactory terms, including raising enough capital to support our operating plan and to satisfy the REIT tests.

While we may be able to complete the necessary steps by September 2004, we may decide to delay the REIT conversion until late 2004 or early 2005 if we believe market conditions are unfavorable for raising capital for the REIT.

In addition, we reserve the right to delay the REIT conversion or cancel the REIT conversion altogether even if our stockholders vote to approve and adopt the merger agreement and we satisfy the other conditions to the completion of the merger, if our board of directors determines that, due to general economic conditions or other factors, the merger, the REIT conversion or the related public offering are no longer in the best interests of New Century Financial and our stockholders. However, because the pricing of the public offering is a condition to the merger, we will not complete the merger and the REIT conversion unless and until our board of directors elects to proceed with the public offering.

Q:	How much common stock will New Century REIT sell to the public in the public offering immediately following the merger?

A:	It depends. We have filed a registration statement with the Securities and Exchange Commission for $750 million of New Century REIT common stock. We believe we could qualify for REIT status with a smaller public offering. The minimum amount of capital that is required for us to convert to a REIT depends on the amount that is necessary for us to acquire a portfolio that meets the REIT asset test as of the end of the first calendar quarter during which we convert, which test we are required to satisfy in order to qualify as a REIT. This amount is in turn dependent on the value of our taxable REIT subsidiaries immediately preceding the REIT conversion. If, at conversion, we are valued at our current stock price, the value of the taxable REIT subsidiaries will be approximately $2.1 billion and New Century REIT will need to acquire assets totaling $8.4 billion in order to satisfy the REIT asset test. Assuming that New Century REIT does not obtain financing from a third party or structure an intercompany loan on terms satisfactory to us, New Century REIT must use net proceeds from the offering to acquire the portfolio. We expect New Century REIT to pay a premium of between 5% and 6% of the net assets acquired, and so the minimum capital required to acquire the portfolio is between $420 million and $504 million. However, our intent in arriving at the $750 million offering size was to raise sufficient capital so that we would have some flexibility as to when we would attempt to obtain additional capital in the future.

The exact size of this offering will depend on market conditions and our stock price at the time of the public offering. If our board of directors considers the market to be unfavorable at the time of the offering, we may reduce the size of the public offering or delay the offering or cancel it altogether. Accordingly, no assurance can be given as to the actual size of the offering or the actual amount of net proceeds from the offering.

Q:	How will you use the net proceeds of the public offering of the common stock of New Century REIT?

A:	We intend to use the net proceeds of the public offering for general working capital purposes, including to build a portfolio of self-originated mortgage loans and, if necessary, to purchase mortgage-backed securities and treasury securities from third parties.

We may need a significant amount of time to fully invest the available net proceeds of the public offering in our intended investments and to implement fully our leveraging strategy to increase the total amount of our investments to our desired level.

Q:	Am I being asked to vote on any other proposals at the annual meeting?

A:	Yes. You will be asked to consider and vote upon proposals to:

•	re-elect Fredric J. Forster, Edward F. Gotschall and Richard A. Zona as Class I directors for three-year terms ending in 2007;

•	approve the New Century Financial Corporation 2004 Performance Incentive Plan, or the 2004 Plan; and

•	ratify KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004.

Q:	Who will be the directors and officers of New Century REIT?

A:	Each of the 10 directors of New Century Financial immediately prior to the merger, including the three directors to be elected at the annual meeting, will become directors of New Century REIT and will serve for identical terms as provided by their applicable class or until their successors are qualified and elected. New Century Financial’s executive officers immediately prior to the merger will have identical positions at New Century REIT following the merger.

Q:	What is the purpose of the 2004 Plan?

A:	The 2004 Plan is designed to allow us to retain, motivate and reward those individuals upon whose efforts we will rely for the continued success and growth of our business by providing the individuals adequate future incentives. If our stockholders approve the 2004 Plan, we will not grant any additional awards under the New Century Financial Corporation 1995 Stock Option Plan after the annual meeting. We have attached a copy of the 2004 Plan as Annex D to this proxy statement/prospectus.

Q:	What votes are required?

A:	The Merger. The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of New Century Financial common stock outstanding on the record date as well as the approval of holders of a majority of the outstanding shares of common stock of New Century REIT and NC Merger Sub. New Century REIT currently owns all of the issued and outstanding shares of NC Merger Sub common stock and is currently a wholly-owned subsidiary of New Century Financial. New Century Financial will cause New Century REIT to vote for the approval and adoption of the merger agreement by New Century REIT and New Century REIT will cause NC Merger Sub to do the same.

The Directors.    The three director nominees who receive the greatest number of “FOR” votes of the shares present, either in person or represented by proxy, at the annual meeting and entitled to vote will be elected as Class I directors of New Century Financial.

The 2004 Plan.    The affirmative vote of a majority of shares present, either in person or represented by proxy, at the annual meeting and entitled to vote is required to approve the 2004 Plan.

The Ratification of Our Independent Registered Public Accounting Firm.    The affirmative vote of a majority of shares present, either in person or represented by proxy, at the annual meeting and entitled to vote is required to ratify the appointment of our Independent Registered Public Accounting Firm for 2004.

Q:	What will be the effect on the other proposals if the merger agreement is not adopted and approved by the stockholders?

A:	Even if the merger agreement is not adopted and approved by our stockholders, the election of the Class I directors, the approval of the 2004 Plan and the ratification of our Independent Registered Public Accounting Firm will proceed.

Q:	How do the directors and executive officers of New Century Financial recommend I vote on the proposals?

A:

Our board of directors has approved the REIT conversion, including the merger agreement and the other transactions contemplated by the merger agreement, and has determined that these actions are advisable and in the best interests of New Century Financial and our stockholders. Our directors and executive officers unanimously recommend that you vote:

•	“FOR” the approval and adoption of the merger agreement;

•	“FOR” the re-election of the three director nominees;

•	“FOR” the approval of the 2004 Plan; and

•	“FOR” ratification of KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004.

We currently expect each of our directors and executive officers who owns shares of New Century Financial common stock to vote his or her shares “FOR” each proposal. As of June 2, 2004, our directors and executive officers owned approximately 14.3% of the outstanding shares of common stock of New Century Financial. If such persons vote all of the shares that they own as of June 2, 2004 in favor of the approval and adoption of the merger agreement as expected, the vote of approximately 12,095,917 additional shares of New Century Financial common stock (or 35.7% of the shares of New Century Financial common stock outstanding as of that date and entitled to vote) will be required to approve and adopt the merger agreement.

Q:	When and where is the annual meeting?

A:	Our annual meeting will take place on , 2004, at 9:00 a.m., local time, at our headquarters located at 18400 Von Karman, Suite 1000, Irvine, California.

Q:	Can I attend the annual meeting and vote my shares in person?

A:	Yes. All stockholders of record on June 2, 2004 are invited to attend and can vote in person at the annual meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the annual meeting appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares in order to vote at the annual meeting.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/ prospectus, including its annexes. This proxy statement/prospectus contains important information about the issues our board of directors considered in evaluating the REIT conversion and the merger agreement.

Thereafter, please mail your completed, dated and signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares can be voted at the annual meeting, or vote your proxy by telephone in accordance with the instructions on your proxy card.

Q:	What happens if I abstain?

A:	If you fail to respond, it will have the same effect as a vote against approval and adoption of the merger agreement, and will have no effect on the election of directors, the approval of the 2004 Plan or the ratification of our Independent Registered Public Accounting Firm for 2004. If you respond and abstain from voting, your proxy will have the same effect as a vote against approval and adoption of the merger agreement, and will have no effect on the election of directors, the approval of the 2004 Plan or the ratification of our Independent Registered Public Accounting Firm for 2004.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those directions. Under the rules of the Nasdaq National Market, your broker is permitted to vote your shares in the election of directors even if the broker does not receive instructions from you. Your broker, however, will not be able to vote your shares with respect to the merger, the approval of the 2004 Plan or the ratification of our Independent Registered Public Accounting Firm unless you provide your broker with instructions on how to vote your shares. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted and you will, in effect, be voting against the merger. In contrast, your shares will count neither for nor against, and will thus have no effect on, the approval of the 2004 Plan or the ratification of our Independent Registered Public Accounting Firm.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this by giving written notice to our corporate secretary, by filing another proxy with a later date, or by attending the annual meeting and voting in person. See “Annual Meeting—Voting Procedures” on page 48.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send to you instructions for exchanging your stock certificates that currently represent your existing New Century Financial stock for new stock certificates representing your New Century REIT stock.

Q:	Where will my New Century REIT stock be traded?

A:	We have applied to have the new shares of New Century REIT common stock to be issued in the merger listed on the NYSE. We expect that the New Century REIT stock will trade under the symbol “NEW” following completion of the merger.

Q:	What is the deadline to propose actions for consideration at the 2005 annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder proposals for inclusion in our proxy materials.    If you intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2005 annual meeting, you must submit your proposal in writing to our corporate secretary at New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California 92612. We must receive your proposal no later than January 22, 2005. If the date of the 2005 annual meeting is changed by more than 30 days from the anniversary date of the annual meeting, the deadline for receiving your proposal is a reasonable time before we begin to print and mail our proxy materials. For more information on how to include a proposal in the proxy statement for our 2005 annual meeting, please see Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Presenting a proposal at a stockholder meeting if the merger is not completed.    If the merger is not completed, then your rights as a stockholder will be governed by the Delaware General Corporation Law, or the DGCL, and New Century Financial’s amended and restated bylaws. The following is a summary of the process for making stockholder proposals and nominating directors under New Century Financial’s amended and restated bylaws. If you would like to present a stockholder proposal at the 2005 annual meeting, you must notify our corporate secretary of the proposal at least 60, but not more than 90, days before the date of our 2005 annual meeting. If less than 70 days’ notice is given of the 2005 annual meeting, notice is timely if delivered no later than the 10th day following the day on which public announcement of the date of the 2005 annual meeting is first given. The proposal must set forth a brief description of the business to be brought before the 2005 annual meeting and any material interest that you or the beneficial owner of the shares, if any, has in this business. In addition, the proposal must be accompanied by your name and address as they appear on our records, the name and address of the beneficial owner, if any, and the class and number of shares that are owned by you and the beneficial owner, if any. If your proposal is submitted according to our bylaws and is a proper matter for consideration, you will be allowed to present it from the floor during the 2005 annual meeting.

Presenting a proposal at a stockholder meeting if the merger is completed.    If the merger is completed, your rights as a stockholder will no longer be governed by New Century Financial’s bylaws but rather will be governed by the MGCL and New Century REIT’s bylaws. To submit a director nomination or stockholder proposal for consideration at a stockholder meeting of New Century REIT, notice must be received by the corporate secretary of New Century REIT within the time periods described in “Proposal 1—Approval and Adoption of the Merger Agreement Pursuant to Which the REIT Conversion Will Be Effected—Comparison of

Rights of Stockholders of New Century Financial and New Century REIT.”

Nomination of Director Candidates.    The policy of our governance and nominating committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, our governance and nominating committee will consider the criteria set forth under “Proposal 2—Election of Directors—Corporate Governance—Director Nominations—Qualification of Candidates” on page 197 of this proxy statement/prospectus. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our corporate secretary, New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California 92612. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our corporate secretary in accordance with our bylaws, which require that the notice be received by our corporate secretary within the time periods described above in this answer under “Stockholder proposals for inclusion in our proxy materials.”

Copy of Amended and Restated Bylaw Provisions.    For a free copy of the relevant bylaw provisions of New Century REIT or New Century Financial regarding the requirements for making stockholder proposals and nominating director candidates, please visit the Investor Relations section of our website at http://www.ncen.com/companyInformation/investorRelations/index.htm, or you may write to Carrie Marrelli, our vice president of investor relations, at 18400 Von Karman, Suite 1000, Irvine, California 92612, or send her an e-mail at cmarrell@ncen.com.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger, which will effect the REIT conversion, or any of the other proposals, or if you would like additional copies of this proxy statement/prospectus, our 2003 annual report on Form 10-K, as amended, that is being mailed to you with this proxy statement/prospectus, or a new proxy card, or if you have questions or need assistance with the completion of your proxy card, please contact us at:

New Century Financial Corporation

18400 Von Karman, Suite 1000

Irvine, California, 92612

Attention: Vice President of Investor Relations

(949) 440-7030

email: cmarrell@ncen.com

SUMMARY

This summary highlights material information contained elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers in order to better understand the REIT conversion and the transactions related to the REIT conversion, including the merger and the public offering. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You should also read the forms of New Century REIT’s charter and bylaws which are attached as Annex B and Annex C, respectively, because they will be the charter and bylaws governing your rights as a stockholder of New Century REIT following the completion of the merger. See the section entitled “Where You Can Find Additional Information” beginning on page 217. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 22.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger and the public offering will occur. When used in this proxy statement/prospectus, the terms “company,” “we,” “our” and “us” refer to New Century Financial Corporation and its subsidiaries with respect to the period prior to the merger and the REIT conversion, and New Century REIT and its subsidiaries, including New Century Financial, with respect to the period after the REIT conversion.

Overview

We are the nation’s second largest subprime mortgage finance company in terms of loan volume. We originate, purchase, retain, sell and service primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the customary credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase these loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property, (as measured by the borrower’s loan-to-value ratio, or LTV). We have been originating and purchasing subprime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher credit risks associated with this segment of the mortgage industry.

Historically, we have sold our loans through both whole loan sales and, beginning in 1997, securitizations structured as sales, whereby we continue to manage the portfolio of mortgage loans because we retain a residual interest in loans. In January 2003, we began to structure our securitization transactions as financings and, as a result, we have begun to retain a portion of our loan production on our balance sheet to build a loan portfolio to generate interest income. As we continue to accumulate mortgage assets in our portfolio, we expect that the proportion of our earnings generated by our portfolio will increase relative to earnings generated by our mortgage banking operations. We believe that after we qualify as a REIT, this strategy will provide us with a more diversified earnings stream in a tax-efficient manner while allowing us to continue to operate a growing mortgage origination franchise. In addition, our servicing platform was recently rated RPS3, or average, by Fitch Ratings, Inc., or Fitch, and rated average by Standard & Poor’s, or S&P, which we believe will allow us to expand our servicing portfolio of loans serviced for third parties. For the first full quarter after the consummation of the merger, we expect that approximately 80% of our pretax earnings will be generated by our taxable REIT subsidiaries and will be subject to taxation at regular corporate rates. We expect that this percentage will decrease over time as we build our portfolio of mortgage loans held for investment. We expect that our taxable REIT subsidiaries will be able to retain some or all of the after-tax earnings they generate to provide for our future growth and may, from time to time, distribute a portion of these earnings to New Century REIT and, subsequently, to our stockholders, depending on, among other factors, then-current market conditions and our reinvestment opportunities.

According to “Inside B&C Lending,” an industry trade publication, we were the second largest originator of subprime loans in 2003. During that year, we originated over $27 billion of mortgage loans, $8.3 billion of which were originated in the fourth quarter of 2003. We experienced a compounded annual growth rate in our origination volume of 87.6% from 2000 to 2003, and had a market share of 8.3% for the year ended December 31, 2003 compared to 3.0% for the year ended December 31, 2000. In the first quarter of 2004, we originated $8.4 billion of mortgage loans. Approximately 65% of our first quarter mortgage production consisted of cash-out refinancings, where the borrowers refinanced their existing mortgages and received cash representing a portion of the equity in their homes. For the same period, approximately 30% of our mortgage production was represented by home purchase finance loans. The remainder of our mortgage production was represented by transactions in which borrowers refinance their existing mortgages to obtain a better interest rate or loan maturity, or rate and term refinance transactions.

We seek to manage the risks associated with the subprime segment of the mortgage industry in a number of ways, including: (i) periodic updating of our underwriting criteria and processes using the latest technology available and investor feedback; (ii) a comprehensive quality assurance program; and (iii) a team of financial analysts who take into account our database of loan performance data and the current economic and interest rate environment to seek to predict the future performance of like pools of loans.

As of March 31, 2004 and December 31, 2003, the delinquency rates on outstanding mortgage loans that were 60 days or more past due and that we previously securitized in either on-balance sheet or off-balance sheet transactions were 5.53% and 6.18%, respectively. As the loans to which these delinquency rates continue to age, we expect that the delinquency rate will approach our historical average range of approximately 10% to 20%. Ultimately, we expect that approximately two-thirds of these loans will result in losses with a severity of approximately 40%. Loss severity represents the percentage shortfall of expected collections on a mortgage loan versus the amount we actually recovered. As a result, we expect the cumulative pool loss rate on the loans we have securitized in on- or off-balance sheet securitizations to range from approximately 3% to 5%. Cumulative pool loss rates are defined as the total losses over the life of a securitization pool divided by the aggregate original principal balance of the mortgage loans in the pool.

We had 3,995 full-time employees and 21 part-time employees as of March 31, 2004. New Century Financial common stock has been quoted on the Nasdaq National Market under the symbol “NCEN” since its initial public offering in June 1997. The principal executive offices of each of New Century Financial, New Century REIT and NC Merger Sub are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612, their telephone number at that location is (949) 440-7030 and New Century Financial’s website is www.ncen.com. Information contained on New Century Financial’s website does not constitute a part of this proxy statement/prospectus.

General

Our board of directors has approved a plan, pending the approval of the stockholders of New Century Financial and the pricing of the public offering, to restructure New Century Financial’s business operations so that New Century REIT, as the parent of New Century Financial and the successor of substantially all of New Century Financial’s assets and business operations following the completion of the merger, will qualify as a REIT for U.S. federal income tax purposes. In addition, New Century REIT will seek to raise approximately $750 million in a public offering of shares of its common stock. The REIT conversion and the related public offering are designed to enable New Century REIT, as the business successor of New Century Financial, to reposition its assets and business operations in a manner eligible to elect to be treated as a REIT for U.S. federal income tax purposes.

We are distributing this proxy statement/prospectus to you as a holder of New Century Financial common stock in connection with the solicitation of proxies by our board of directors for your approval of a proposal to approve and adopt the merger agreement which will implement the REIT conversion, including the merger and related restructuring transactions described in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A. This proxy statement/prospectus is also the prospectus of New Century REIT relating to the shares of New Century REIT common stock to be issued to you in the merger. A separate registration statement has been filed by New Century REIT to register its shares of common stock to be sold in the public offering.

We reserve the right to cancel or defer the merger or the REIT conversion even if our stockholders vote to approve and adopt the merger agreement, which will effect the REIT conversion, and the other conditions to the consummation of the merger are satisfied or waived, if our board of directors determines that the merger or the REIT conversion is no longer in the best interests of New Century Financial and our stockholders.

We estimate that one-time transaction costs incurred in connection with the REIT conversion will be approximately $2.5 million and will be paid from company funds. Further, one-time transaction costs incurred in connection with the public offering will be approximately $1.0 million and we will use a portion of the net proceeds raised in the public offering to pay these expenses.

Business Strategy

Our business objective is to pursue growth while also seeking to provide more stable, predictable earnings even when the origination environment becomes less favorable. We intend to execute this strategy by:

•	strengthening our production franchise by expanding our total loan production and increasing market share and volume on the East Coast and in other metropolitan areas outside of California;

•	growing our portfolio of mortgage-related assets by retaining self-originated loans through on-balance sheet securitizations, which we believe will increase net interest income and reduce our reliance on our origination franchise to grow earnings;

•	strengthening our balance sheet by increasing our liquidity and capital position with the net proceeds from the public offering and future offerings and by increasing available capacity under our lines of credit. We believe these efforts will better protect our franchise and provide the ability to respond to disruptions in the market or other adverse conditions and allow us to meet the distribution and other REIT qualification requirements;

•	actively managing the interest rate and credit risks relating to our portfolio of mortgage-related assets in an effort to generate an attractive risk-adjusted return on our stockholders’ equity;

•	expanding our servicing platform by taking advantage of our technical capabilities, capitalization and economies of scale; and

•	diversifying our revenues by evaluating and executing strategic acquisitions and new business opportunities.

Competitive Advantages

We believe that the following competitive strengths distinguish our business model from other residential mortgage lenders and REITs and will enable us to implement our business strategy:

•	we are the nation’s second largest subprime mortgage finance company when measured by loan production volume, with a wholesale network of 21,600 approved independent mortgage brokers and a retail network of 70 branch offices in 27 states;

•

our structure and business strategy provide us with the flexibility to both securitize a portion of our loan originations for our portfolio and sell the balance for cash, which we believe allows us to provide a broader product offering, better manage our cash flows and respond to the secondary market environment, thus enhancing the return on our stockholders’ equity;

•	we have developed long-standing relationships with a variety of institutional loan buyers, including Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Morgan Stanley and UBS Residential Funding. These loan buyers regularly bid on and purchase large loan pools from us and we frequently enter into committed forward loan sale agreements with them. We also have lending relationships with a variety of institutional lenders, including Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Brothers), Morgan Stanley and UBS Residential Funding;

•	unlike mortgage REITs without origination capabilities, we believe our ability to originate loans through our qualified REIT subsidiaries and purchase loans originated by our taxable REIT subsidiaries will allow us to accumulate mortgage loans at a lower cost and with greater reliability than would be available through secondary market purchases;

•	we have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products and which we believe enables us to generate attractive risk-adjusted returns as a result;

•	we believe our origination process is easier for our borrowers and brokers to use because of our ability to provide prompt responses and consistent and clear procedures, with an emphasis on ease of use through technology, including our FastQual® system, our Web-based underwriting engine; and

•	the members of our senior management team have, on average, over 20 years of experience in the mortgage finance sector, with substantial experience addressing the challenges posed by a variety of interest rate environments, including growing an origination franchise, managing credit risk and developing strong capital market relationships.

The Residential Mortgage Market

The residential mortgage market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated over $3.8 trillion of single-family mortgage loans in 2003 and the MBA is predicting originations of $2.5 trillion in 2004. The residential mortgage market can generally be bifurcated into conforming and non-conforming mortgage loans. Non-conforming mortgage loans are those mortgage loans generally not eligible for sale to Fannie Mae or Freddie Mac due to size and/or credit characteristics. Our loan production focuses on the subprime mortgage segment of the non-conforming market, which consists of loans that generally do not satisfy the credit characteristics of the conforming market.

According to “Inside B&C Lending,” the subprime mortgage market volume was approximately $332 billion in 2003, which represented approximately 9% of the overall residential mortgage market. In comparison, the subprime mortgage market has grown from $34 billion in 1994 to $332 billion in 2003, representing a 29% compounded annual growth rate, while the overall single-family residential mortgage market has grown from $769 billion in 1994 to $3.8 trillion, implying a lesser compounded annual growth rate of 19%.

In addition to faster growth, the subprime mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven refinancings, which have caused this market segment to be less interest rate sensitive, and therefore less volatile, than the prime mortgage market. For example, for the past nine quarters, the prime loan origination market has experienced substantial volatility with a peak quarterly growth rate of approximately 52% in the second quarter of 2003, and a peak quarterly decline of approximately 51% in the fourth quarter of 2003. In contrast, during the same period the subprime loan origination market has experienced a peak growth rate of approximately 30.1% in the third quarter of 2003, has not declined at all during that period and experienced the lowest increase of approximately 1.6% in the first quarter of 2003. In addition, the subprime market has shown an ability to grow during volatile interest rate environments, as indicated by the subprime market’s growth by over 7.4% and 3.5%, respectively, in each of the two most recent quarters ending March 31, 2004, in contrast to the prime market’s decline by approximately 51.9% and 7.0% over these same periods.

Our REIT Status

New Century REIT is a Maryland corporation formed by New Century Financial on April 12, 2004 to succeed to and continue the business of New Century Financial upon completion of the merger of NC Merger Sub with and into New Century Financial. To date, New Century REIT and NC Merger Sub have not conducted any activities other than those incident to their respective formations, the execution of the merger agreement and the preparation of this proxy statement/prospectus. Following completion of the merger, New Century REIT will be renamed “New Century Financial Corporation.” New Century REIT expects to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2004.

The REIT Conversion

We will effect certain structural changes immediately following the proposed merger and the completion of the public offering. These restructuring transactions are designed to enable New Century REIT to become eligible to elect REIT status and to improve New Century REIT’s tax efficiency.

After the REIT conversion and the related public offering, we expect that a significant source of our revenue will be interest income generated from our portfolio of mortgage loans held by our taxable REIT subsidiaries and, over time, a growing portion by New Century REIT and its qualified REIT subsidiaries. We also expect to generate revenues from the sale of loans, servicing income and loan origination fees, all of which we initially expect to be generated by our taxable REIT subsidiaries. The primary components of our expenses are expected to be interest expense on our warehouse lines and other borrowings and our securitizations, general and administrative expenses, and payroll and related expenses arising from our origination and servicing businesses.

Following the REIT conversion, we intend to continue to sell loans through our taxable REIT subsidiaries and generate gain on sale income, origination fees and servicing income through those subsidiaries. Subject to the limitations imposed by applicable REIT tax rules, we expect to retain some or all of the after-tax earnings of our taxable REIT subsidiaries in such subsidiaries, enabling us to increase our capital and provide for future growth.

Distribution Policy

We intend to distribute each year all, or substantially all, of the REIT taxable income generated by us in order to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. From time to time, we may also distribute some or all of the after-tax earnings retained in our taxable REIT subsidiaries to our stockholders, depending on, among other factors, then-current market conditions and our reinvestment opportunities. We expect to declare regular quarterly distributions to our stockholders beginning in the third quarter of 2004.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) each year. After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by the REIT tax rules. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income in a taxable year, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, if we fail to distribute an amount during each year equal to the sum of 85% of our REIT ordinary income and 95% of our capital gain net income for that year and any undistributed income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed. See “Material U.S. Federal Income Tax Consequences.”

In addition, in connection with the REIT conversion, we may, if necessary, declare an immaterial one-time special distribution of the current and accumulated earnings and profits of New Century Credit and/or NCMSI to our stockholders payable in cash, or the special E&P distribution, in December 2004 and, if required, make this one-time distribution in January 2005 to our stockholders on the record date for such distribution.

Restrictions on Ownership of Our Common Stock

In order to assist us in maintaining our qualification as a REIT under the Internal Revenue Code, our charter contains restrictions on the number of shares of our capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our status as a REIT. See “Description of New Century REIT Capital Stock—Transfer Restrictions.”

Structure of the Merger

In order to help you better understand the merger and how it will affect New Century Financial, New Century REIT and NC Merger Sub, the charts below illustrate, in simplified form, the following:

•	Before: the organizational structure of New Century Financial, New Century REIT and NC Merger Sub (excluding New Century Financial’s current operating subsidiaries), immediately before the merger;

•	Merger: the steps involved in, and the effects of, the merger of NC Merger Sub and New Century Financial and the exchange of shares of New Century Financial common stock for shares of New Century REIT common stock; and

•	After: the organizational structure of New Century REIT and New Century Financial (excluding its operating subsidiaries) immediately after the completion of the transactions.

Transaction Steps

NC Merger Sub merges with and into New Century Financial, with New Century Financial surviving the merger and becoming a wholly-owned taxable REIT subsidiary of New Century REIT.

New Century Financial stockholders receive one share of New Century REIT common stock for each share of New Century Financial common stock they own.

Comparative Stockholder Rights

Your rights as a New Century Financial stockholder are currently governed by the DGCL and New Century Financial’s amended and restated certificate of incorporation and amended and restated bylaws. If the merger agreement is approved and adopted by New Century Financial’s stockholders and the merger is completed, you will become a stockholder of New Century REIT and your rights as a stockholder of New Century REIT will be governed by the MGCL and New Century REIT’s charter and bylaws. Some important differences exist between your rights as a New Century Financial stockholder and your rights as a New Century REIT stockholder.

The primary difference between New Century Financial’s amended and restated certificate of incorporation and New Century REIT’s charter is that, in order to assist us in maintaining our qualification as a REIT under the Internal Revenue Code, New Century REIT’s charter contains restrictions on the number of shares of its capital stock that a person may own. Under New Century REIT’s charter, no person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of New Century REIT’s capital stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our status as a REIT.

The forms of New Century REIT’s charter and bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

New Century Financial will receive an opinion of counsel to the effect that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

•	no gain or loss will be recognized by New Century Financial, NC Merger Sub or New Century REIT as a result of the merger;

•	you will generally not recognize any gain or loss upon the conversion of your shares of New Century Financial common stock into New Century REIT common stock;

•	the tax basis of the shares of New Century REIT common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of New Century Financial common stock being converted in the merger; and

•	for tax purposes, the holding period of shares of New Century REIT common stock that you receive pursuant to the merger will include your holding period with respect to the shares of New Century Financial common stock being converted in the merger, assuming that your New Century Financial common stock was held as a capital asset at the effective time of the merger.

Tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your particular circumstances. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Opinion of Financial Advisor

Our board retained Morgan Stanley & Co. Incorporated, or Morgan Stanley, to provide its opinion to our board of directors that as of April 21, 2004, and subject to and based on the considerations set forth in its opinion, the REIT conversion (assuming an equity offering of $750 million), if consummated, was fair from a financial point of view to the holders of New Century Financial common stock. The full text of the opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached to this proxy statement/prospectus as Annex F. We encourage you to read this opinion in its entirety. The opinion of Morgan Stanley is not a recommendation to any stockholder on how to vote on the approval and adoption of the merger agreement which will effect the REIT conversion.

Recommendation of our Board of Directors

Our board of directors has unanimously approved the REIT conversion, including the merger agreement and the other transactions contemplated by the merger agreement, and has determined that these actions are advisable and in the best interests of New Century Financial and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement. In addition, our board of directors unanimously recommends that you vote “FOR” the re-election of the three director nominees, “FOR” the approval of the 2004 Plan and “FOR” ratification of the appointment of our Independent Registered Public Accounting Firm.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors to vote for the approval and adoption of the merger agreement, which will effect the REIT conversion, you should be aware that some of our directors and officers have interests in the merger that are different from, and in addition to, the interests of other New Century Financial stockholders:

•	Benefit Plans and Employment Agreements. New Century REIT will assume all obligations to deliver securities under New Century Financial’s existing benefit plans that are not exercised upon or before the completion of the REIT conversion. Moreover, New Century REIT will assume all obligations under New Century Financial’s existing employment arrangements with management.

•	Indemnification. New Century REIT will enter into new indemnification agreements with its directors and officers.

As a result of these interests, certain of our directors and officers may be more likely to approve the merger agreement than stockholders generally.

Conditions to the Merger

New Century Financial, New Century REIT and NC Merger Sub will complete the merger only if the conditions specified in the merger agreement are either satisfied or, where permitted, waived. These conditions include the following:

•	approval and adoption of the merger agreement (a) by the requisite vote of the stockholders of New Century Financial, (b) by New Century Financial, in its capacity as the sole stockholder of New Century REIT, and (c) by New Century REIT, in its capacity as the sole stockholder of NC Merger Sub;

•	determination by our board of directors that the transactions constituting the REIT conversion which impact New Century REIT’s status as a REIT for U.S. federal income tax purposes, including the pricing of, and entering into an underwriting agreement for, a public offering for net proceeds that we believe to be sufficient to support our operating plan and to satisfy the REIT asset and income tests, and on other terms acceptable to us, have occurred or are reasonably likely to occur;

•	receipt by New Century Financial from O’Melveny & Myers LLP of an opinion to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	receipt by New Century Financial from O’Melveny & Myers LLP of an opinion to the effect that, commencing with New Century REIT’s taxable year ending December 31, 2004, New Century REIT’s organization and proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code;

•	the amendment and restatement of the charter and bylaws of New Century REIT to the extent set forth in the forms set forth in the merger agreement and as attached as Annex B and Annex C, respectively, to this proxy statement/prospectus;

•	the directors and officers of New Century Financial immediately before the merger will be the directors and officers, respectively, of New Century REIT after the merger;

•	approval for listing on the NYSE or quotation on the Nasdaq National Market of New Century REIT common stock, subject to official notice of issuance;

•	the effectiveness of New Century REIT’s registration statement on Form S-4 registering the shares of its common stock to be issued in the merger, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission;

•	the effectiveness of New Century REIT’s registration statement on Form S-3 registering its shares of common stock for sale to the public, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission, and the determination by New Century Financial’s board of directors that the sale of such stock will be successfully completed promptly after the completion of the merger;

•	the execution and delivery by New Century Financial and New Century REIT of a supplemental indenture to the indenture for the convertible senior notes, pursuant to which New Century REIT will assume the obligations to issue common stock under such indenture and New Century Financial will assume all other obligations;

•	the determination by New Century Financial, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of New Century REIT to qualify as a REIT, (b) increasing the U.S. federal tax liabilities of New Century REIT resulting from the REIT conversion, or (c) reducing the expected benefits to New Century REIT resulting from the REIT conversion; and

•	receipt of all governmental and third party consents to the merger, except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of New Century REIT, NC Merger Sub and their subsidiaries taken as a whole.

However, we reserve the right to delay the merger or the REIT conversion or cancel the merger and REIT conversion altogether even if our stockholders vote to approve and adopt the merger agreement and we satisfy the other conditions to the completion of the merger, if our board of directors determines that, due to general economic conditions or other factors, the merger, the REIT conversion or the related public offering are no longer in the best interests of New Century Financial and our stockholders.

Regulatory Approvals

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement, other than:

•	compliance with applicable federal and state securities laws;

•	the filing of a certificate of merger as required under the DGCL; and

•	possible notice filings with various state and local governments relating to our lending authorizations.

Summary Historical Financial Data of New Century Financial

You should read the following summary of historical data in conjunction with New Century Financial’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere or incorporated by reference in this proxy statement/prospectus.

The historical financial data set forth below reflects our business strategy before the completion of the REIT conversion. Accordingly, our historical financial results will not be indicative of our future performance (in part due to our expected strategy of increasing our portfolio of mortgage loans originated by one or more of New Century REIT’s taxable REIT subsidiaries, which will proportionately reduce the number of loans we sell to third party investors and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized). We have not presented historical financial information for New Century REIT because we were formed on April 12, 2004 and, consequently, had no operations through the period ended December 31, 2003.

The summary historical balance sheet and statement of operations data for the years ended December 31, 2003, 2002 and 2001 of New Century Financial have been derived from the historical financial statements of New Century Financial audited by KPMG LLP, our Independent Registered Public Accounting Firm, whose report with respect thereto is included elsewhere or incorporated by reference in this proxy statement/prospectus. The financial data for the three months ended March 31, 2004 and 2003 were derived from our unaudited consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present the data fairly for such periods. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also included elsewhere herein.

	For the Three Months Ended March 31,		For the Years Ended December 31,
Statement of operations data:	2004	2003	2003	2002	2001
	(dollars in thousands, except per share data)
Revenues:
Gain on sales of loans	$201,976	$125,802	$611,136	$451,744	$182,612
Interest income(1)	148,348	46,148	329,463	122,331	62,706
Residual interest income	4,780	6,565	24,228	31,723	36,356
Servicing income	5,896	2,473	11,139	432	10,616
Other income	—	—	—	16	1,046

Total revenues	361,000	180,988	975,966	606,246	293,336
Expenses(1)	204,533	102,931	552,714	299,910	209,852

Earnings before income taxes	156,467	78,057	423,252	306,336	83,484
Income taxes	69,222	32,318	177,769	126,636	35,464

Net earnings	$87,245	$45,739	$245,483	$179,700	$48,020

Basic earnings per share	$2.64	$1.34	$7.26	$5.19	$1.83
Diluted earnings per share	$2.06	$1.23	$6.56	$4.62	$1.52

(1)	Interest income for the quarters ended March 31, 2004 and 2003 includes $79.3 million and $6.3 million, respectively, related to interest earned on mortgage loans receivable held for investment. Expenses for the quarters ended March 31, 2004 and 2003 include $33.0 million and $1.7 million, respectively, related to interest expense on financing of mortgage loans held for investment and $19.9 million and $3.2 million, respectively, related to the provision for loan losses on mortgage loans held for investment. Interest income for the year ended December 31, 2003 includes $104.7 million related to interest earned on mortgage loans receivable held for investment. Expenses for that period include $36.7 million related to interest expense on financing of mortgage loans held for investment and $26.3 million related to the provision for loan losses on mortgage loans held for investment.

	For the Three Months Ended March 31,		For the Years Ended December 31,
Other data:	2004	2003(1)	2003(1)	2002	2001
	(dollars in thousands, unless otherwise stated)
Purchases	$2,489,844	$ 865,321	$6,858,645	$2,535,675	$1,071,150
Refinances:
Cash out refinances	5,481,811	3,010,788	17,587,036	9,397,259	4,144,887
Rate/term refinances	464,701	813,362	2,937,157	2,268,562	1,028,934

Total originations	8,436,356	4,689,471	27,382,838	14,201,496	6,244,971
Fixed-rate mortgages	2,325,645	1,242,633	8,197,321	3,708,938	1,143,188
Adjustable-rate mortgages	6,110,711	3,446,838	19,185,517	10,492,558	5,101,783

Total originations	8,436,356	4,689,471	27,382,838	14,201,496	6,244,971
Wholesale	7,695,006	4,237,188	25,187,569	12,392,562	5,068,466
Retail	741,350	452,283	2,195,269	1,808,934	1,176,505

Total originations	8,436,356	4,689,471	27,382,838	14,201,496	6,244,971
Weighted average FICO score of loans originated	619	598	612	597	587
Average principal balance of loans originated	$168	$158	$167	$151	$138
Weighted average interest rates:
Fixed-rate mortgages	7.2%	7.9%	7.3%	8.2%	9.5%
Adjustable-rate mortgages—initial rate	6.9%	7.6%	7.3%	8.3%	9.4%
Adjustable-rate mortgages—margin over index	5.5%	6.1%	5.8%	6.6%	6.6%
Percentage of loans originated in top two credit grades	84.1%	71.2%	81.1%	58.7%	48.4%
Percentage of loans originated in bottom two credit grades	3.5%	3.6%	3.3%	4.8%	8.1%
Number of retail branch offices at period end	70	66	72	66	65
Number of regional operating centers at period end	20	19	20	19	5
Number of employees at period end	4,016	2,703	3,752	2,487	1,531

Total whole loan sales	$7,349,675	$4,155,224	$20,835,105	$12,419,687	$4,723,350
Total securitizations structured as sales	—	—	—	845,477	898,244
Total securitizations structured as financings	—	493,605	4,946,781	—	—

Total secondary market transactions	7,349,675	4,648,829	25,781,886	13,265,164	5,621,594
Weighted average premium on whole loan sales	3.82%	4.08%	4.18%	4.37%	4.40%

(1)	Certain amounts for prior year’s presentation have been reclassified to conform to the current year presentation.

	As of March 31,		As of December 31,
Balance sheet data:	2004	2003	2003	2002	2001
	(dollars in thousands)
Cash and equivalents	$353,414	$48,107	$269,540	$176,669	$100,263
Restricted cash	208,323	9,609	116,883	6,255	6,416
Mortgage loans held for sale, net	2,956,936	1,943,236	3,422,211	1,920,396	1,011,122
Mortgage loans held for investment, net	5,999,277	491,174	4,745,937	—	—
Residual interests in securitizations	170,925	223,180	179,498	246,964	306,908
Other assets	116,309	62,283	200,811	52,644	26,609
Total assets	9,805,184	2,777,589	8,934,880	2,402,928	1,451,318
Credit facilities	2,798,080	1,748,538	3,311,837	1,885,498	987,568
Financing on mortgage loans held for investment, net	5,991,753	475,867	4,686,323	—	—
Convertible notes, net	205,061	—	204,858	—	—
Residual financing	—	—	—	—	79,941
Subordinated debt	—	—	—	—	40,000
Other liabilities	192,532	137,042	189,851	130,880	96,048

Total liabilities	9,187,426	2,361,447	8,392,869	2,016,378	1,203,557
Total stockholders’ equity	$617,758	$416,142	542,011	386,550	247,761

RISK FACTORS

You should carefully consider the following risk factors relating to the proposed REIT conversion in determining whether or not to vote for approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement. Our results of operations, financial condition and business prospects could be harmed by any of these risks. The market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This proxy statement/prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus and in New Century Financial’s annual, quarterly and current reports incorporated by reference, including those identified in New Century Financial’s annual report on Form 10-K for the year ended December 31, 2003, as amended. See the section entitled “Where You Can Find Additional Information.” The trading price of New Century Financial’s common stock and/or New Century REIT’s common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks and Effects of the REIT Conversion

The REIT conversion may not be completed, which may harm the market price of New Century Financial common stock.

Although New Century Financial’s board of directors has approved the REIT conversion and has approved and adopted the merger agreement, which effects the REIT conversion, the completion of the merger and the REIT conversion is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger or the REIT conversion will be completed. In addition, we reserve the right to cancel or defer the merger or the REIT conversion even if stockholders of New Century Financial vote to approve and adopt the merger agreement, which will effect the REIT conversion, and the other conditions to the consummation of the merger are satisfied or waived, if our board of directors determines that the merger or the REIT conversion is no longer in the best interests of New Century Financial and our stockholders. You will not have any right to vote or have any input on our board of director’s decision to delay or cancel the merger or the REIT conversion.

While New Century Financial will continue its operations if the REIT conversion is not completed for any reason, it may be harmed in a number of ways, including the following:

•	the market price of New Century Financial common stock may decline to the extent that the current market price of such stock reflects a market assumption that the REIT conversion will be completed;

•	an adverse reaction from investors and potential investors of New Century Financial may reduce future financing opportunities;

•	the pending REIT conversion may cause New Century Financial to defer or potentially lose business opportunities; and

•	New Century Financial’s costs related to the merger, including legal and accounting fees and certain fees payable to its financial advisors, must be paid even if the REIT conversion is not completed.

The REIT conversion may be delayed or deferred for a significant period of time after the annual meeting and, as a result, the market price of shares of New Century REIT common stock that you receive upon completion of the merger may be less than the market price of your shares of New Century Financial common stock prior to and as of the date of the merger, including on the date of the annual meeting.

Upon completion of the REIT conversion, each outstanding share of New Century Financial common stock will be exchanged for one share of New Century REIT common stock. We intend to complete the REIT conversion, including the merger, as soon as practicable following the annual meeting, assuming the merger agreement is approved and adopted by New Century Financial’s stockholders at the meeting. However, if other conditions to completing the merger are not satisfied or waived at that time, there may be a significant amount of time between the date of the annual meeting and the date when the REIT conversion is completed. In addition, we reserve the right to cancel or delay the REIT conversion or any part of the REIT conversion, including the public offering, even if stockholders of New Century Financial vote to approve and adopt the merger agreement, and the other conditions to the consummation of the merger are satisfied or waived, if our board of directors determines that the REIT conversion is no longer in the best interests of New Century Financial and our stockholders. You will not have any right to vote or have any input on our board of director’s decision to delay or cancel the REIT conversion. As a result, at the time that you vote on the REIT conversion proposal, you will not know the exact value of the New Century REIT common stock that will be issued in connection with the merger. The relative or absolute market prices of shares of New Century Financial common stock may vary significantly between the dates of the merger agreement, this proxy statement/prospectus, the annual meeting and the completion of the REIT conversion. These variations may be caused by, among other factors, changes in the results of operations, financial condition and business prospects of New Century Financial, market expectations of the likelihood and timing of completion of the transactions, the prospects for New Century REIT’s post-merger operations, the effect of the change in New Century Financial’s organization from a taxable corporation to a REIT, the effect of any conditions or restrictions imposed on or proposed with respect to New Century Financial or New Century REIT by regulators, general market and economic conditions and market perception of REIT stocks.

Also, we cannot accurately predict the market price of New Century REIT common stock to be received by New Century Financial stockholders after the completion of the REIT conversion. The historical trading prices of New Century Financial’s common stock are not necessarily indicative of the future market prices of New Century REIT common stock for a number of reasons. For example, the current market price of New Century Financial common stock reflects the current market valuation of New Century Financial’s business and assets and does not necessarily take into account the changes that may occur in connection with the REIT conversion. In addition, the investment community may have a perception that the offering will be dilutive to our earnings per share as a result of the greater number of shares outstanding after the offering. Accordingly, the market price of New Century Financial common stock prior to the merger, including on the date of the annual meeting, may not be indicative of the market price of New Century REIT common stock after the REIT conversion is completed.

Further, if the merger and the other restructuring transactions contemplated by the merger agreement are delayed, we may not be qualified to elect REIT status commencing with New Century REIT’s taxable year ending December 31, 2004 and may not realize the anticipated tax benefits from the REIT conversion for 2004 as a result. See “—Because the timing of the REIT conversion is not certain, we may not realize the anticipated tax benefits from the REIT conversion commencing with New Century REIT’s taxable year ending December 31, 2004.”

Because the timing of the REIT conversion is not certain, we may not realize the anticipated tax benefits from the REIT conversion commencing with New Century REIT’s taxable year ending December 31, 2004.

We will complete the merger of NC Merger Sub with and into New Century Financial after the annual meeting and the satisfaction or waiver of the other conditions to the merger, including the pricing of the public offering. In addition, the timing of the merger will depend on our ability to conform the operations of New Century Financial to the requirements for qualification as a REIT, which in our case includes obtaining commitments from financial institutions to provide us additional financing to obtain mortgage loans and other REIT qualifying assets. In addition, we reserve the right to delay the REIT conversion or cancel the REIT conversion altogether even if our stockholders vote to approve and adopt the merger agreement and we satisfy the other conditions to the completion of the merger. A delay or cancelation may occur if our board of directors determines that, due to general economic conditions, the price of our common stock or other factors, the REIT conversion or the related public offering are no longer in the best interests of New Century Financial and our stockholders. If the merger and the other restructuring transactions contemplated by the merger agreement are delayed, we may not be qualified to elect REIT status commencing with New Century REIT’s taxable year ending December 31, 2004 and may not realize the anticipated tax benefits from the REIT conversion for 2004 as a result. In that case, New Century REIT would not elect REIT status for such year. Consequently, the federal income tax benefits attributable to our status as a REIT, including our ability to reduce our corporate-level U.S. federal income tax, would not commence with New Century REIT’s taxable year ending December 31, 2004, which would result in us paying substantial corporate-level income taxes in 2004.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. We have never operated as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operations, financial condition and business prospects.

If we are unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we will not qualify as a REIT.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. As of March 31, 2004, substantially all of our assets were REIT qualifying assets. However, for a variety of reasons, we may be unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger. For example:

•	we may not have enough capital, including net proceeds from the public offering and borrowings under our credit facilities, to acquire REIT qualifying assets;

•	the value of our taxable REIT subsidiaries may be greater than our current expectations; or

•	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.

If the Internal Revenue Service determines that the value of our investment in New Century Financial and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we could lose our REIT status. See also “Tax Risks Relating to REIT Qualification—We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.”

Risks Related to New Century REIT

Future results of New Century REIT may materially differ from the pro forma financial information presented in this proxy statement/prospectus.

Future results of New Century REIT may be materially different from those shown in the pro forma financial statements presented in “Unaudited Pro Forma Consolidated Condensed Financial Information” beginning on page 112. New Century REIT may incur certain restructuring charges and adjustments. These charges may be higher than New Century REIT has estimated, depending on how costly or difficult it is to restructure our operations in order to qualify as a REIT. Furthermore, these charges may decrease the capital of New Century REIT that could be used for profitable, income-earning investments in the future.

We are dependent on external sources of financing, and if we are unable to maintain adequate financing sources, our earnings and our financial position will suffer and jeopardize our ability to continue operations.

To qualify as a REIT under the Internal Revenue Code, New Century REIT generally is required each year to distribute to its stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). After-tax earnings generated by New Century REIT’s taxable REIT subsidiaries and not distributed to New Century REIT are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. Immediately after the REIT conversion, a substantial amount of our business will be conducted through our taxable REIT subsidiaries. We cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. We may be required to borrow funds from one of our corporate subsidiaries or a third party on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so. If we do not have access to the necessary funds, we may have to raise capital at inopportune times or borrow funds on unfavorable terms.

In addition, we require substantial cash to support our operating activities and growth plans in our taxable REIT subsidiaries. Our primary sources of cash for our loan origination activities are our warehouse and aggregation credit facilities, our asset-backed commercial paper facility and the proceeds from the sales and securitizations of our loans. From time to time, we finance our residual interests in securitization transactions using net interest margin, or NIM, structures; however, we have not recently relied on NIM financing as much as we have in prior years. As of July 26, 2004, we had nine short-term warehouse and aggregation credit facilities and our asset-backed commercial paper facility providing us with approximately $8.6 billion of committed and $2.0 billion of uncommitted borrowing capacity to fund loan originations and purchases pending the pooling and sale of such loans. If we cannot maintain or replace these facilities on comparable terms and conditions, we may incur substantially higher interest expense that would reduce our profitability.

During volatile times in the capital and secondary markets, access to warehouse, aggregation and residual financing as well as access to the securitization and secondary markets for the sale of our loans has been severely constricted. Subject to the limitations imposed by REIT tax rules, our taxable REIT subsidiaries are permitted to retain the after-tax income they generate. We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries upon terms that are similar to those that would be required by a third-party lender, or actually obtain a third-party loan for some portion of the required financing amount and then replicate the third-party loan terms in the intercompany borrowing. However, if we are unable to maintain adequate financing or other sources of capital are not available, we would be forced to suspend or curtail our operations, which would harm our results of operations, financial condition and business prospects.

In addition, the completion of the merger and the REIT conversion will require us to obtain the consent of various parties to several of the financing agreements. As of yet, we have not requested or received such consents. Our inability to obtain the requisite consents could harm our results of operations, financial condition and business prospects and require us to seek new financing relationships. We cannot assure you that we will be able to obtain such financing relationships on terms favorable to us.

A prolonged economic slowdown or a lengthy or severe recession could harm our operations, particularly if it results in a decline in the real estate market.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they reduce the LTV of the home equity collateral. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to sell loans, the prices we receive for our loans, or the values of our mortgage loans held for investment or our residual interests in securitizations, which could harm our results of operations, financial condition and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face related to an increase in interest rates:

•	An interest rate increase may harm our earnings by reducing the spread between the interest we receive on our mortgage loans and our funding costs.

•	A substantial and sustained increase in interest rates could harm our loan origination volume because refinancings of existing loans, including cash-out refinancings and interest rate-driven refinancings, would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm our earnings by reducing origination income, net interest income and gain on sale of loans.

•	During periods of rising interest rates, the value and profitability of our loans may be harmed between the date of origination or purchase until the date we sell or securitize the loans.

•	When we securitize loans, the value of the residual interests we retain and the income we receive from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate, or LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans and residual interests.

•	Our adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and our residual interests, and could require us to reduce the carrying value of our residual interests.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to reduce the carrying value of our residual interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our residual interests would be reduced. Higher-than-expected prepayments could also harm the value of our servicing portfolio. Therefore, any such changes in interest rates could harm our results of operations, financial condition and business prospects.

Our reliance on cash-out refinancing as a significant source of our origination volume increases the risk that our earnings will be harmed if the demand for this type of refinancing declines.

During the three months ended March 31, 2004, approximately 65% of our loan production volume consisted of cash-out refinancings. Our reliance on cash-out refinancings as a significant source of our origination volume increases the risk that our earnings will be harmed if interest rates rise and the prices of homes decline, which would reduce the demand and production volume for this type of refinancing. A substantial and sustained increase in interest rates could significantly reduce the number of borrowers who would qualify or elect to pursue a cash-out refinancing and result in a decline in that origination source. Similarly, a decrease in home prices would reduce the amount of equity available to be borrowed against in cash-out refinancings and result in a decrease in our loan production volume from that origination source. Therefore, our reliance on cash-out refinancings as a significant source of our origination volume could harm our results of operations, financial condition and business prospects.

The loans we originate and hold are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them. In whole loan sales, our risk of delinquency typically only extends to the first payment, but when we securitize any of our loans, we continue to be exposed to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We are required to establish reserves based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, we cannot assure you that such management policies will be successful and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, our business, financial condition, liquidity and results of operations could be harmed. As of March 31, 2004, the delinquency rate on mortgage loans that were 60 days or more past due and that we previously securitized in either on- or off-balance sheet transactions was 5.53%. The expected cumulative loss rate on these loans as of March 31, 2004 is approximately 4%, determined as the historical cumulative loss rates of more aged loans plus the expected cumulative loss rates on newer loans, which have experienced immaterial losses through March 31, 2004. See “Proposal 1—Approval and Adoption of the Merger Agreement Pursuant to Which the REIT Conversion Will Be Effected—Business—Investment and Operational Policies of New Century REIT.”

The geographic concentration of our mortgage loan originations increases our exposure to risks in those areas, especially California.

Over-concentration of our loan originations in any one geographic area increases our exposure to the economic and natural hazard risks associates with that area. For example, in the three months ended December 31, 2003, approximately 40% of the aggregate principal amount of our mortgage loans were secured by property located in California. Certain parts of California have experienced an economic downturn in the past and have suffered the effects of certain natural hazards. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages, increase the risk of delinquency, foreclosure, bankruptcy, or losses and could harm our results of operations, financial condition and business prospects.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters and would harm our results of operations, financial condition and business prospects.

Likewise, the secondary market pricing for pools of loans that are not geographically diverse is typically less favorable than for a diverse pool. Our inability to originate or purchase geographically diverse pools of loans could harm our results of operations, financial condition and business prospects.

Certain provisions of Maryland law and New Century REIT’s charter and bylaws could hinder, delay or prevent a change in control of New Century REIT.

Certain provisions of Maryland law and New Century REIT’s charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of New

Century REIT, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

•	Classified Board of Directors. New Century REIT’s board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of New Century REIT’s directors will make it more difficult for a third party to gain control of New Century REIT’s board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of New Century REIT’s board of directors. New Century Financial also currently has a classified board of directors.

•	Removal of Directors. Under New Century REIT’s charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by its stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under New Century REIT’s bylaws, New Century REIT has elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholder as would otherwise by the case, and until his or her successor is elected and qualified.

•	Limitation on Stockholder Requested Special Meetings. New Century REIT’s bylaws provide that New Century REIT stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. New Century REIT’s bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless New Century REIT is notified in a timely manner prior to the meeting.

•	Exclusive Authority of New Century REIT’s Board to Amend New Century REIT’s Bylaws. New Century REIT’s bylaws provide that its board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, New Century REIT’s stockholders may not effect any changes to New Century REIT’s bylaws.

•	Preferred Stock. Under New Century REIT’s charter, New Century REIT’s board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of its stockholders.

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Duties of Directors with Respect to Unsolicited Takeovers.    Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership Limit. In order to preserve New Century REIT’s status as a REIT under the Internal Revenue Code, New Century REIT’s charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of its outstanding common or preferred stock unless New Century REIT’s board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. New Century REIT’s board of directors has adopted a resolution exempting New Century REIT from this statute. However, New Century REIT’s board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between New Century REIT and other persons.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one tenth or more but less than one third, one third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. New Century REIT’s bylaws contain a provision exempting acquisitions of its shares from the Maryland Control Share Acquisition Act. However, New Century REIT’s board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any control shares of New Century REIT acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

The loss of New Century REIT’s exemption under the Investment Company Act would harm New Century REIT and the market price of our shares of common stock and our ability to make distributions to our stockholders.

New Century Financial is not currently regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and we intend to operate New Century REIT so as to not become regulated as an investment company under the Investment Company Act. For example, we intend to qualify for an exemption under the Investment Company Act that is available to companies that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we intend to invest at least 55% of our assets in mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-related assets, securities of REITs and other real estate-related assets. As of March 31, 2004, 63% of our assets consisted of mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans and another 30% of our assets were invested in mortgages, mortgage-related assets, securities of REITs and other real estate-related assets.

If New Century REIT fails to qualify for that exemption, we may be required to restructure our activities. For example, if the market value of New Century REIT’s investments in equity securities were to increase by an amount that caused less than 55% of our assets to be invested in mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans, we might have to sell equity securities in order to qualify for an exemption under the Investment Company Act. In the event we must restructure New Century REIT’s activities, our results of operations, financial condition and business prospectus could be harmed.

Future offerings of debt or equity securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests and may be senior to our common stock for the purposes of distributions, may harm the market price of our common stock.

In the future, we will seek to access the capital markets from time to time by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We will not be precluded by the terms of our charter documents from issuing additional indebtedness. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to stockholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of your shares of our common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your shares of our common stock and diluting your interest in us.

An interruption or reduction in the securitization and whole loan markets would harm our financial position.

We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize them. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or a change in the market’s demand for our loans could harm our results of operations, financial condition and business prospects.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. Any such acquisitions that are material to us would generally require the prior approval of our stockholders. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our results of operations, financial condition and business prospects.

Our earnings from holding mortgage-backed securities or government securities may be harmed by changes in the level of interest rates, changes to the difference between short and longer term interest rates, changes to the difference between interest rates for these securities compared to other debt instruments, and an absence of or reduction in the availability, at favorable terms, of repurchase financing and other liquidity sources typically utilized by mortgage REITs.

From time to time, we may purchase mortgage-backed securities or government securities from third parties in order to comply with the income and asset tests necessary to maintain our REIT status. The value of, and return on, the mortgage-backed securities and government securities we hold will be affected by changes in the marketplace for such securities, as well as prepayment speeds in the case of mortgage-backed securities, and may be volatile and significantly different than projected. The securities that we hold may produce large losses instead of the income incorporated into our projections. The impact of changes in the marketplace for these securities on our results may be magnified because these holdings could be highly leveraged. Additionally, much of the financing we will use to hold these securities may be cancelable by our lenders on short notice. If our lenders ceased providing financing to us on favorable terms, we would be forced to liquidate some or all of these securities, possibly at a substantial loss, which could harm our financial condition, results of operations and business prospects.

A material difference between the assumptions used in the determination of the value of our residual interests and our actual experience could harm our financial position.

As of March 31, 2004, the value on our balance sheet of our residual interests from securitization transactions was $170.9 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions we use. It is extremely difficult to validate the assumptions we use in valuing our residual interests. In the future, if our actual experience differs materially from these assumptions, our cash flow, financial condition, results of operations and business prospects could be harmed.

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.

Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower’s ability to finance the points and fees charged in connection with the borrower’s loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, our lenders and secondary market buyers refused to finance or purchase our Georgia loans. As a result, we were forced to cease providing mortgages in Georgia until the law’s amendment a few months later. Similar laws have gone into effect in New Jersey, such as the New Jersey Home Ownership Act of 2002, effective as of November 27, 2003, and in New Mexico, such as the New Mexico Home Loan Protection Act, effective as of January 1, 2004, that have impacted our ability to originate loans in those states. The potential long-term impact could be as much as a 40% reduction in loans in New Jersey and 60% in New Mexico from previous loan origination volumes. Moreover, some of our competitors who are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from us and other lenders. For example, the Office of the Comptroller of the Currency recently issued regulations effective January 7, 2004 that preempt state and local laws that seek to regulate mortgage lending practices by national banks. Passage of such state and local laws could increase compliance costs, reduce fee income and lower origination volume, all of which would harm our results of operations, financial condition and business prospects.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could harm our earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans we originate.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans, and until July 2003, we relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, like us, which are not federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy. However, on September 25, 2002, the OTS released a new rule that reduced the scope of the Parity Act preemption and, as a result, we are no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The effective date of the new rule, originally January 1, 2003, was subsequently extended by the OTS until July 1, 2003 in response to concerns from interested parties about the burdens associated with compliance. The elimination of this federal preemption has required us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty in eight states and limit the amount or other terms and conditions of our prepayment penalties in several other states. This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer. This competitive disadvantage could harm our results of operations, financial condition and business prospects.

The scope of our lending operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we are authorized to originate mortgage loans in all 50 U.S. states, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties have begun to enact laws that restrict subprime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of licensure;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	fines and penalties and litigation, including class action lawsuits; or

•	administrative enforcement actions.

Any of these results could harm our results of operations, financial condition and business prospects.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase our borrowing costs and harm the market for whole loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the bank liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by the bank’s mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, harm our results of operations, financial condition and business prospects.

If lenders are prohibited from originating loans in the State of Illinois with fees in excess of 3% where the interest rate exceeds 8%, this could force us to curtail operations in Illinois.

In March 2004, an Illinois Court of Appeals found that the Illinois Interest Act, which caps fees at 3% for loans with an interest rate in excess of 8%, is not preempted by federal law. This ruling contradicts the view of the Federal Circuit Courts of Appeal, most state courts, the OTS and the Illinois Office of the Attorney General. If this ruling is not overturned, we may reduce operations in Illinois since it will reduce the return we and our investors can expect on higher risk loans. Moreover, as a result of this ruling, plaintiffs are filing actions against lenders, including us, seeking various forms of relief as a result of any fees received in the past which exceeded the applicable thresholds. Any such actions, if decided against us, could harm our results of operations, financial condition and business prospects.

High delinquencies or losses on the mortgage loans in our securitizations may decrease our cash flows or impair our ability to sell or securitize loans in the future.

Loans we make to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans we make to borrowers with better credit. Virtually all of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. We continue to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows we receive through residual interests and from our securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize loans in the future. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

Our inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could harm our financial position.

The net cash proceeds received from loan sales consist of the premiums we receive on sales of loans in excess of the outstanding principal balance, plus the cash proceeds we receive from securitizations structured as sales, minus the discounts on loans that we have to sell for less than the outstanding principal balance. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects could be harmed.

Our credit facilities are subject to margin calls based on the lender’s opinion of the value of our loan collateral. An unanticipated large margin call could harm our liquidity.

The amount of financing we receive under our credit facilities depends in large part on the lender’s valuation of the mortgage loans that secure the financings. Each such facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects.

We face intense competition that could harm our market share and our revenues.

We face intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the subprime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including subprime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase subprime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could harm the overall investor perception of the subprime mortgage industry.

Certain large finance companies and conforming mortgage originators also originate subprime mortgage loans to customers similar to the borrowers we serve. Competitors with lower costs of capital have a competitive advantage over us. In addition, establishing a wholesale lending operation such as ours requires a relatively small commitment of capital and human resources. This low barrier to entry permits new competitors to enter our markets quickly and compete with our wholesale lending business. Several new wholesale originators have been formed in recent years and have recruited former senior managers from our Wholesale Division. If these competitors are able to attract some of our key employees and disrupt our broker relationships, it could harm our results of operations, financial condition and business prospects.

Some thrifts, national banks and their operating subsidiaries are also expanding their subprime mortgage lending activities. By virtue of their charters, these institutions are exempt from complying with many of the state and local laws that affect our operations. For example, they are permitted to offer loans with prepayment charges in many jurisdictions where we cannot. If more of these federally chartered institutions are able to use their preemptive ability to provide more competitive pricing and terms than we can offer, it could harm our results of operations, financial condition and business prospects. We may also be forced to expand our operations at a pace that does not allow us to attract a sufficient number of employees with the capability to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could harm our results of operations, financial condition and business prospects.

In addition, to the extent we must purchase mortgage loans or mortgage-related assets from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-related assets with favorable yields over our borrowing costs, which could harm our results of operations, financial condition and business prospects.

The intense competition in the subprime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structures and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could harm our results of operations, financial condition and business prospects.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of mortgage-backed securities and government securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Currently, we intend to primarily use Euro Dollar Futures contracts and interest rate swap agreements to manage the interest rate risk of our portfolio of adjustable-rate mortgages; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy.

We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and government securities and related borrowings. Under these provisions, our aggregate gross income from qualified hedges (which generally include certain financial instruments used to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets”), together with any other income from certain non-qualifying sources, is limited to not more than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources to not more than 5% of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear, which could harm our results of operations, financial condition and business prospects.

A decline in the quality of servicing could lower the value of our residual interests and our ability to sell or securitize loans and could harm the cash flows from our on-balance sheet securitizations.

In March 2001, we sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of our servicing portfolio, which was comprised of 25 separate asset-backed securities. In August 2001, Ocwen began servicing all of our newly originated loans pending their sale or securitization. However, in February 2002, we announced the intent to re-establish our in-house loan servicing platform. By October 1, 2002, we began servicing loans on our in-house servicing platform and at March 31, 2004, loans serviced on our platform totaled $12.9 billion. Ocwen is expected to continue to service the mortgage loans underlying our residual interests. Poor servicing and collections by third-party servicers could harm the value of our residual interests and our ability to sell or securitize loans, which could harm our results of operations, financial condition and business prospects. Likewise, poor servicing by our own servicing operation could harm the cash flows from our on-balance sheet securitizations, could also hamper our ability to sell or securitize loans and could harm our results of operations, financial condition and business prospects.

The complex federal, state and municipal laws governing loan servicing activities could increase our exposure to the risk of noncompliance.

We service loans originated on a nationwide basis. Therefore, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions pertaining to loan servicing, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our servicing operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with the laws and regulations pertaining to loan servicing. Our failure to comply with these laws could lead to, among other things: (i) civil and criminal liability, including potential monetary penalties; (ii) legal defenses delaying or otherwise harming the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transactions; (iii) class action lawsuits; and (iv) administrative enforcement actions. This could harm our results of operations, financial condition and business prospects.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and the persons and entities involved are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.

We have controls and processes designed to help us identify misrepresented information in our loan origination operations. We cannot assure you, however, that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability on parties that take assignments of such loans. Recently, for example, the United States Federal Trade Commission, or FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.

Changes in the volume and cost of loans originated by our Wholesale Division may decrease our loan production and decrease our earnings.

We depend primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of our wholesale mortgage loans, which constitute the majority of our loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the independent brokers’ business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could harm our results of operations, financial condition and business prospects.

If many of our borrowers become subject to the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended, our cash flows from our residual securities and our securitizations structured as financings may be harmed.

Under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of the borrower’s mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in our securitized pools who are subject to the Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to the Act is significant, the cash flows we receive from loans underlying our on-balance sheet securitizations and from our residual interests would be reduced, which could cause us to reduce the carrying value of our residual interests and would decrease our earnings. In addition, the Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

The inability to attract and retain qualified employees could significantly harm our business.

We depend on our wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager is no longer employed by us, there is an increased likelihood that other members of his or her team will leave our employ as well. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives at manageable costs, we will be unable to continue to originate quality mortgage loans that we are able to sell for a profit, which would harm our results of operations, financial condition and business prospects.

An interruption in or breach of our information systems may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. We are required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could harm our results of operations, financial condition and business prospects.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. In addition, we are in the process of implementing a new loan origination system. Implementing and becoming proficient with the new loan origination system and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of our new loan origination system or other new technology will be successful. To the extent that we become reliant on any particular technology or technological solution, we may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update, or (iv) becomes subject to third-party claims of copyright or patent infringement. Any failure to acquire technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and could also limit our ability to increase the cost-efficiencies of our operating model, which would harm our results of operations, financial condition and business prospects.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our cash flow, results of operations, financial condition and business prospects could be harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 2000, we had approximately 1,511 employees and by March 31, 2004, we had approximately 4,016 employees. Many of these employees have a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls.

Various factors may cause the market price of our common stock to become volatile, which could harm our ability to access the capital markets in the future.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, the market price of our common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of our common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet our obligations, which could, in turn, harm our results of operations, financial condition and business prospects.

We may change our policies in ways that harm our financial condition or results of operations.

Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our board of directors. Our board of directors may change these policies at any time without a vote of our stockholders. A change in these policies might harm our financial condition, results of operations or business prospects.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the NYSE have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including ourselves. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Tax Risks Relating to REIT Qualification

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Material U.S. Federal Income Tax Consequences,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

We may be unable to comply with the requirements applicable to REITs or compliance with such requirements could harm our financial condition.

We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and our management has limited experience in operating a REIT. Even a technical or inadvertent mistake could jeopardize our REIT status. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of securities, including a limitation that the value of our investment in taxable REIT subsidiaries, including New Century Financial and its subsidiaries, cannot exceed 20% of our total assets. In addition, at the end of each calendar quarter, at least 75% of our assets must be qualifying real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements (for example, interests in other mortgage loan portfolios or mortgage-related assets) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us. Moreover, we may be unable to acquire sufficient qualifying REIT assets, due to our inability to obtain adequate financing or otherwise, in which case we may fail to qualify as a REIT.

To qualify as a REIT, New Century REIT must distribute to its stockholders with respect to each year at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). After-tax earnings generated by New Century REIT’s taxable REIT subsidiaries and not distributed to New Century REIT are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We could be required to seek to borrow funds on a short-term basis even if conditions are not favorable for borrowing, or to sell loans from our portfolio potentially at disadvantageous prices, to meet the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. These alternatives could harm our financial condition and could reduce amounts available to originate mortgage loans.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and we will be subject to federal income tax on our taxable income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in our stock. We would not be required to make any distributions to stockholders. The resulting tax liability, in the event of our failure to qualify as a REIT, might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we generally would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter, subject to a 30-day “cure” period following the close of the quarter (except that no cure period is available during the initial qualification as a REIT). See “Material U.S. Federal Income Tax Consequences—Asset Tests.” Immediately following the REIT conversion, our taxable REIT subsidiaries, including New Century Financial and its subsidiaries, will conduct a substantial portion of our business activities, including a majority of our loan origination and servicing activities. Under our current business plan, we expect to accumulate a significant amount of earnings in our taxable REIT subsidiaries. We will monitor the value of our investment in New Century Financial and our other taxable REIT subsidiaries in relation to our other assets to comply with the 20% asset test. There cannot be complete assurance that we will be successful in that effort. In certain cases, we may need to borrow from third parties to acquire additional qualifying REIT assets or increase the amount and frequency of dividends from our taxable REIT subsidiaries in order to comply with the 20% asset test. Moreover, there can be no assurance that the Internal Revenue Service will not disagree with those determinations. If the

Internal Revenue Service determines that the value of our investment in New Century Financial and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of any calendar quarter, we could lose our REIT status.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If New Century REIT realizes excess inclusion income and allocates it to stockholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would generally be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. stockholders would not be able to offset such income with net operating losses.

Excess inclusion income could result if New Century REIT held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We may enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. In addition, we may engage in non-REMIC collateralized mortgage obligation, or CMO, securitizations. The Internal Revenue Service may determine that these borrowings give rise to excess inclusion income that should be allocated among our stockholders. Finally, we may invest in equity securities of other REITs, and it is possible that we might receive excess inclusion income from those investments.

Our use of taxable REIT subsidiaries may affect the price of New Century REIT common stock relative to the stock price of other REITs.

Following our election to be taxed as a REIT, we will conduct a substantial portion of our mortgage loan origination and servicing activities through one or more taxable REIT subsidiaries and possibly one or more qualified REIT subsidiaries. Taxable REIT subsidiaries are corporations subject to corporate-level tax. This REIT/taxable REIT subsidiary structure may cause the market to place a lower value on our common stock than the stock of other publicly-traded REITs, which may not use taxable REIT subsidiaries as extensively as we plan to following our election to be taxed as a REIT.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiaries will be subject to federal income tax and we could be subject to an excise tax on non-arm’s-length transactions with our taxable REIT subsidiaries.

Our taxable REIT subsidiaries, including New Century Financial and its subsidiaries, expect to earn income from activities that are prohibited for REITs, and will owe income taxes on the taxable income from these activities. For example, we expect that New Century Financial and its subsidiaries will earn income from our loan origination and sales activities, as well as from other origination and servicing functions, which would generally not be qualifying income for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT. New Century Financial and its subsidiaries will be taxable as C corporations and will be subject to federal, state and local income tax at the applicable corporate rates on their taxable income, notwithstanding our qualification as a REIT.

In the event that any transactions between us and New Century Financial and its subsidiaries are not conducted on an arm’s-length basis, we could be subject to a 100% excise tax on certain amounts from such transactions. We believe that all such transactions will be conducted on an arm’s-length basis, but there can be no assurance that the Internal Revenue Service will not successfully contest the arm’s-length nature of such transactions or that we will otherwise be able to avoid application of the 100% excise tax. Any such tax could affect our overall profitability and the amounts of distributions to our stockholders.

We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries. Although any such intercompany borrowings will be structured so as to constitute indebtedness for all tax purposes, no assurance can be given that the Internal Revenue Service will not challenge such arrangements, in which case the borrowing may be recharacterized as a dividend distribution to us by our subsidiary. Any such recharacterization may cause us to fail one or more of the REIT requirements.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities, including certain acquisitions.

In order to qualify as a REIT for U.S. federal income tax purposes, New Century REIT must satisfy tests concerning, among other things, its sources of income, the nature and diversification of its mortgage-related assets, the amounts it distributes to its stockholders and the ownership of its stock. New Century REIT may also be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities, including certain acquisitions, we would otherwise pursue.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, the sales of loans we expect to make from New Century Financial and its subsidiaries following the REIT conversion will not be subject to this prohibited transaction tax since New Century Financial and its subsidiaries will be taxable REIT subsidiaries.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities and government securities could result in a failure to comply with REIT gross income or assets tests.

When purchasing mortgage-backed securities and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate-level tax.

We may not qualify as a REIT if we fail to distribute as of the end of calendar year 2004 any undistributed earnings and profits that are attributable to New Century Credit and/or NCMSI.

To qualify as a REIT, we cannot have as of the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation, or C corporation E&P. As part of the formation transactions, New Century REIT expects to acquire all of the capital stock of New Century Credit and NCMSI, both of which are currently indirect wholly-owned subsidiaries of New Century Financial. After the acquisition,

New Century Credit and NCMSI will become qualified REIT subsidiaries and we may succeed to any of New Century Credit’s and/or NCMSI’s C corporation E&P. If we succeed to that C corporation E&P, we will be required to distribute any such C corporation E&P as of the close of our first taxable year as a REIT. You generally would be subject to tax on the distribution of New Century Credit’s and/or NCMSI’s C corporation E&P at ordinary income tax rates. It appears that stockholders who are taxed as U.S. individuals would generally be taxed at a maximum rate of 35% on that distribution, rather than the 15% rate applicable to certain corporate dividends, even though that distribution would be attributable to non-REIT C corporation E&P. Legislation introduced in Congress would treat New Century REIT’s distribution of C corporation E&P as eligible for the 15% rate applicable to certain corporate dividends. We can provide no assurance that such legislation will be enacted into law.

A national accounting firm will prepare an estimate of New Century Credit’s and NCMSI’s respective C corporation E&P, which we will use to determine the amount of the special E&P distribution that we must make to purge New Century Credit’s and/or NCMSI’s respective C corporation E&P, if any. However, the determination of C corporation E&P is extremely complex and the computations by our national accounting firm are not binding on the Internal Revenue Service. If the Internal Revenue Service were to successfully assert that we failed to distribute an amount at least equal to the inherited C corporation E&P of New Century Credit and NCMSI as of the close of our first taxable year as a REIT, we could fail to qualify as a REIT.

We may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.

Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions discussed under the caption “Material U.S. Federal Income Tax Consequences—Taxation of U.S. Holders of New Century REIT’s Common Stock.” The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the market price of our common stock following the REIT conversion or what the effect will be.

In addition, legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date hereof, it is not possible to predict with any certainty whether any such legislation will be enacted.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this proxy statement/prospectus are forward-looking by their nature:

•	our business strategy;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this proxy statement/prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders or our noteholders. Such factors include, but are not limited to:

•	those identified under “Risk Factors” from pages 22 through 43;

•	those identified from time to time in New Century Financial’s public filings with the Securities and Exchange Commission;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	our limited experience managing a REIT;

•	the condition of the secondary markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing repurchase arrangements and existing credit facilities on terms comparable to the current terms;

•	the assumptions underlying our residual values and repurchase allowances;

•	the impact of new state or federal legislation or court decisions on our operations;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	an increase in the prepayment speed or default rate of our borrowers;

•	the effect of competition from finance and mortgage banking companies and from Internet-based lending companies;

•	our ability to adequately hedge our residual values;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards;

•	our ability to expand origination volume while maintaining low overhead;

•	our ability to attract and retain qualified employees, including, in particular, our senior executives;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	our ability to close our forward sale commitments;

•	management’s ability to manage our growth and planned expansion; and

•	the outcome of litigation or regulatory actions pending against us.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this proxy statement/prospectus after the date of this proxy statement/prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this proxy statement/prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this proxy statement/prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, as amended, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this proxy statement/prospectus.

This proxy statement/prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ANNUAL MEETING

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by New Century Financial’s board of directors for use at the annual meeting for the purposes described in this proxy statement/prospectus and in the accompanying notice of annual meeting of stockholders of New Century Financial.

Date, Time and Place of the Annual Meeting

The annual meeting will be held on                     , 2004 at 9:00 a.m., local time, at our headquarters located at 18400 Von Karman, Suite 1000, Irvine, California.

Purpose of the Annual Meeting

At the annual meeting, holders of New Century Financial common stock of record as of the record date will be eligible to vote upon the following proposals:

•	to approve and adopt the merger agreement, which will implement the restructuring of New Century Financial to allow New Century Financial to qualify as a REIT for U.S. federal income tax purposes;

•	to re-elect Fredric J. Forster, Edward F. Gotschall and Richard A. Zona as Class I directors for three-year terms ending in 2007;

•	to approve the 2004 Plan;

•	to ratify KPMG LLP’s appointment as our Independent Registered Public Accounting Firm for 2004; and

•	to transact any other business that is properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

Recommendation of the Board of Directors

Our board of directors has unanimously approved the REIT conversion, including the merger agreement and the other transactions contemplated by the merger agreement, and has determined that these actions are advisable and in the best interests of New Century Financial and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement. Also, our board of directors unanimously recommends that you vote “FOR” the re-election of the three director nominees, “FOR” the approval of the 2004 Plan and “FOR” ratification of the appointment of our Independent Registered Public Accounting Firm.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of New Century Financial common stock at the close of business on June 2, 2004, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, 33,882,389 shares of New Century Financial common stock were issued and outstanding and held by 67 holders of record. A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy. Because there were 33,882,389 shares entitled to vote as of the record date, we will need at least 16,941,195 shares present, in person or represented by proxy, at the annual meeting to establish a quorum. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned to solicit additional proxies. Holders of record of New Century Financial common stock on the record date are entitled to one vote per share on any matter properly brought before the annual meeting or at any adjournments or postponements thereof.

Abstentions

When an eligible voter attends the meeting but does not vote (either in person or by proxy) on a proposal, his or her decision not to vote is called an abstention as to that proposal. Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal.

Vote Required

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of New Century Financial common stock entitled to vote at the annual meeting. A vote for the approval and adoption of the merger agreement has the effect of approving the REIT conversion and the related transactions contemplated by the merger agreement. We have attached a copy of the merger agreement as Annex A to this proxy statement/prospectus. An abstention or failure to vote will have the same effect as a vote against approval and adoption of the merger agreement. We reserve the right to cancel or defer the merger or the REIT conversion even if our stockholders vote to approve and adopt the merger agreement, which will effect the REIT conversion, and the other conditions to the consummation of the merger are satisfied or waived if our board of directors determines that the merger or the REIT conversion is no longer in the best interests of New Century Financial and our stockholders.

The three nominees who receive the greatest number of “FOR” votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as the Class I directors of New Century Financial.

The approval of the 2004 Plan and the ratification of our Independent Registered Public Accounting Firm for 2004 each require the affirmative vote of a majority of shares of New Century common stock present in person or by proxy at the annual meeting. An abstention on either proposal will have the effect of a vote cast against such proposal.

Many New Century Financial investors do not hold their shares directly, but instead hold their shares in “street name” through their brokers. U.S. brokers holding shares for their clients generally do not have authority to vote those shares on extraordinary proposals such as the approval and adoption of the merger agreement, unless the client provides specific voting instructions to the broker. When no instructions are received, the broker may be required to return the proxy card (or a substitute) marked with an indication that the broker lacks voting power over that particular extraordinary proposal. This type of response is known as a “broker non-vote.”

For purposes of determining whether a quorum exists, abstentions will count as shares present at the meeting (and thus will count towards the existence of a quorum). Broker non-votes will also count as shares present at the meeting (and thus will count towards the existence of a quorum), so long as the broker’s proxy card grants some voting power to the person designated as the proxy. Broker non-votes on the proposal to approve and adopt the merger agreement will have the effect of a vote cast against such proposal. If any broker non-votes are received as to the other three proposals, they will be treated as shares present, but not voting (and not entitled to vote) as to each such proposal. Accordingly, if a quorum is present, a broker non-vote will count neither for nor against any particular director nominee and will have no effect on the election of the three director nominees. Similarly, a broker non-vote will count neither for nor against, and will thus have no effect on the passage of, the 2004 Plan or the ratification of our Independent Registered Public Accounting Firm.

Under the DGCL, you will not be entitled to dissenters’ rights of appraisal as a result of the merger and REIT conversion. See “Proposal 1—Approval and Adoption of the Merger Agreement Pursuant to Which the REIT Conversion Will Be Effected—The REIT Conversion—Absence of Dissenters’ Rights.”

Shares Owned by New Century Financial’s Directors and Officers

As of June 2, 2004, New Century Financial’s directors and executive officers directly or indirectly beneficially owned 4,845,278 shares of New Century Financial common stock, or 14.3% of the shares outstanding on that date entitled to vote on the proposals. These directors and executive officers will own a similar percentage of New Century REIT common stock after the merger, although that percentage is expected to be reduced upon completion of the public offering. We currently expect each director and executive officer of New Century Financial who owns shares of New Century Financial common stock to vote his or her shares of New Century Financial common stock “FOR” each proposal. If such persons vote all of the shares that they own as of June 2, 2004 in favor of the approval and adoption of the merger agreement as expected, the vote of at least 12,095,917 additional shares of New Century Financial common stock (or 35.7% of the shares of New Century Financial common stock outstanding as of that date and entitled to vote) will be required to approve and adopt the merger agreement.

Voting Procedures

If you sign and return the proxy card at or before the annual meeting, your shares will be voted as you specify on the proxy card. You may also vote by telephone by following the instructions set forth on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” the merger proposal.

We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares and has not received voting instructions from the beneficial owner, those shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

Under the rules of the Nasdaq National Market, if you hold your shares through a bank or broker, your bank or broker is not permitted to vote your shares on the approval and adoption of the merger agreement without your instructions. If your shares are held in the name of a bank or broker, please follow the instructions on your proxy card to ensure that your shares are properly voted at the annual meeting.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the annual meeting by:

•	giving written notice to our corporate secretary at 18400 Von Karman, Suite 1000, Irvine, California 92612 that you revoke your proxy;

•	filing another proxy with a later date; or

•	by attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself revoke a proxy.

If you have instructed a bank or broker to vote your shares, you must follow the directions you receive from your bank or broker to change your vote. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

We are not aware of any proposal that will be brought before the annual meeting other than those described in this proxy statement/prospectus. If any other matter is properly brought before the annual meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

Solicitation of Proxies and Expenses

We will bear the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the shares that they hold of record. We will reimburse brokers and nominees for their reasonable forwarding expenses. Our directors, officers and regular employees may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders, and individual investors for a fee of approximately $8,500, plus expenses relating to the solicitation.

You should not send any stock certificates with your proxy cards. A letter of transmittal containing instructions for the surrender of stock certificates will be mailed to former stockholders of New Century Financial as soon as reasonably practicable after the completion of the merger.

PROPOSAL 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

PURSUANT TO WHICH THE REIT CONVERSION WILL BE EFFECTED

THE REIT CONVERSION

General

Our board of directors has approved a plan, pending the approval of our stockholders and the pricing of the public offering, to restructure our business operations so that New Century REIT, as the parent of New Century Financial and successor to substantially all of New Century Financial’s assets and business operations following the merger, will qualify as a REIT for U.S. federal income tax purposes. New Century REIT will seek to raise approximately $750 million in a public offering of shares of its common stock. The REIT conversion and the related public offering are designed to enable New Century REIT, as the business successor of New Century Financial, to reorganize its assets and business operations in a manner eligible to elect to be treated as a REIT for U.S. federal income tax purposes. If New Century REIT qualifies as a REIT, subject to certain exceptions as further discussed in “—Other Restructuring Transactions; Election of the Taxable REIT Subsidiaries” on page 76, New Century REIT generally will not be subject to U.S. federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to its stockholders.

As part of the REIT conversion, NC Merger Sub will merge with and into New Century Financial with the result that, among other things:

•	each outstanding share of common stock of New Century Financial will be converted into one share of common stock of New Century REIT;

•	New Century REIT will be renamed “New Century Financial Corporation” and will become the publicly-traded, NYSE-listed parent company that will succeed to and continue to operate, directly or indirectly, substantially all of the existing businesses of New Century Financial;

•	New Century Financial will be renamed “New Century TRS Holdings, Inc.” and will become a wholly-owned taxable REIT subsidiary of New Century REIT;

•	the then-current board of directors and the committees of the board of New Century Financial and the management of New Century Financial will become the board of directors, committees of the board and management, respectively, of New Century REIT;

•	New Century REIT will assume all of New Century Financial’s stock incentive plans, including the 2004 Plan, if approved at the annual meeting, and all rights to acquire shares of New Century Financial common stock under any New Century Financial stock incentive plan will be converted into rights to acquire shares of New Century REIT common stock pursuant to the terms of the stock incentive plans; and

•	the rights of the stockholders of New Century REIT will be governed by the MGCL and New Century REIT’s charter and bylaws.

As a result of the merger, New Century REIT and its subsidiaries, including any taxable REIT subsidiaries, will, directly or indirectly, own substantially all of the assets of New Century Financial, and New Century REIT will own all of the capital stock of New Century Financial. Thus, after the merger, the current holders of New Century Financial common stock will continue to own shares in a publicly-traded company holding the same assets, and conducting the same business activities, as those currently held and conducted by New Century Financial. Additionally, consistent with New Century REIT’s election to be treated as a REIT for U.S. federal income tax purposes and following completion of the public offering, New Century REIT and its qualified REIT subsidiaries will acquire and hold a portfolio of mortgage loans originated primarily by its taxable REIT subsidiaries and qualified REIT subsidiaries or their respective affiliates and, to a lesser extent, mortgage-related assets originated by and purchased from third parties.

Background

Introduction

Our board of directors and management periodically consider our long-term plans and strategic alternatives. In January 2003, we adopted a strategy of retaining a portion of our loan production on our balance sheet in order to produce a more stable and diversified earnings and cash flow stream, particularly in an environment in which loan origination volume decreases. As this strategy proved to be effective in diversifying our revenue sources, we began to explore ways to optimize it. In September 2003, two investment banks, Friedman, Billings, Ramsey & Co., Inc., or Friedman Billings, and UBS Securities LLC, or UBS, suggested that our board of directors may wish to consider a conversion to a REIT to potentially allow New Century Financial to pursue this strategy in a more tax-efficient manner. Consequently, in September 2003, to better inform itself with respect to this option, our management requested that these investment banks provide additional information regarding the potential advantages and disadvantages of REIT conversion.

Our board of directors decided to consult with UBS based on its experience, expertise and reputation in the financial services sector, including the mortgage REIT sector. UBS is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. UBS and its predecessors and affiliates have provided investment banking and other financial services to us and received customary compensation for the rendering of such services. We have a $2.0 billion line of credit with UBS Residential Funding, an affiliate of UBS, and New Century REIT will assume the obligations under this line of credit upon completion of the merger and REIT conversion, subject to lender approval. We plan to enter into an underwriting agreement with UBS in connection with the public offering, for which UBS will receive customary compensation and indemnification. UBS is expected to serve, along with Friedman Billings, as a joint-book running lead manager, and representative of the other underwriters, in the public offering. In the ordinary course of its business, UBS and its successors and affiliates may trade or have traded securities of New Century Financial for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Friedman Billings is a nationally recognized specialist in the financial services industry in general, and in mortgage REITs, mortgage banking and specialty lenders in particular. Our board of directors decided to consult Friedman Billings in relation to certain matters relating to a potential conversion to REIT status based upon Friedman Billings’ qualifications, expertise and reputation in such capacities. Friedman Billings is regularly engaged in evaluations of businesses similar to our business and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Friedman Billings was paid $250,000 for services it rendered to us relating to the evaluation of a possible REIT conversion. Friedman Billings has provided other financial advisory services for us in the past (but not relating to the REIT conversion), for which Friedman Billings received customary fees. We plan to enter into an underwriting agreement with Friedman Billings in connection with the public offering, for which Friedman Billings will receive customary compensation and indemnification. Friedman Billings is expected to serve, along with UBS, as a joint-book running lead manager and representative of the other underwriters, in connection with the public offering. In the ordinary course of its business, Friedman Billings and affiliates may trade or have traded securities of New Century Financial for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors Meeting on October 22, 2003

Our board of directors held a telephonic meeting on October 22, 2003, at which all of our directors were present. In addition, certain other members of our management were present, including Patrick Flanagan, one of our executive vice presidents and the president of New Century Mortgage, Patrick Rank, one of our executive vice presidents, Stergios Theologides, our executive vice president-corporate affairs, general counsel and secretary, Patti Dodge, one of our executive vice presidents and our controller and the chief financial officer of New Century Mortgage and, since July 2004, our chief financial officer, and Jennifer Jewett, our vice president-corporate counsel and one of our assistant secretaries. Representatives of KPMG LLP were also present.

Management had previously distributed to our board of directors a presentation prepared by UBS which contained an overview of key potential benefits of converting New Century Financial to a REIT. The UBS presentation indicated that we could potentially increase stockholder value by diversifying our income base through a REIT conversion. The UBS presentation also outlined investor perceptions of New Century Financial as a C corporation, conversion implications that could result from a REIT conversion, potential advantages and disadvantages of the REIT structure, structural alternatives for implementing a REIT conversion, case studies of comparable companies that had completed REIT conversions, and the valuations of comparable publicly traded mortgage REITs.

Management had also previously distributed to our board of directors a presentation that management had prepared based both on its own research and on input provided by O’Melveny & Myers LLP, or O’Melveny, our corporate counsel, and KPMG LLP. The presentation outlined management’s views regarding investor perception of various features of our current operations and structure, the requirements that we would need to meet to qualify as a REIT, and the potential advantages of a REIT conversion, including the prospect of creating diverse revenue streams, more stable earnings, more substantial dividends, tax advantages, valuation expansion and a new base of yield-oriented investors. The presentation also summarized management’s concerns with a REIT conversion, including the potential for capital markets dependency and the complexity of the requirements necessary to convert to and maintain REIT status, outlined alternative REIT structures and contained financial projections for New Century Financial structured as both a C corporation and as a REIT, which projections contemplated a capital raise under each structure.

During the meeting, management described the potential REIT structure, reviewed several comparable transactions, discussed the necessity of raising additional capital in connection with the REIT conversion, and explained how such a conversion might affect New Century Financial’s earnings per share. Our board of directors requested that management continue to work with O’Melveny, Friedman Billings and KPMG LLP to assist our board of directors and management in evaluating whether electing REIT status would be the best business structure from a tax and operating perspective to achieve New Century Financial’s goal of maximizing stockholder value.

Board of Directors Meeting on October 29, 2003

The next meeting of our board of directors was on October 29, 2003. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan, Rank and Theologides, Ms. Dodge and Ms. Jewett. The initial discussion of our board of directors was based upon the presentation that management had distributed prior to the meeting on October 22, 2003. Our board of directors discussed the potential risks of a REIT conversion, including potential dilution to stockholders and the possible need for a sizeable capital raise to meet various REIT requirements. Management also discussed with our board of directors licensing and other operational issues that could arise as a result of a REIT conversion. Our board of directors determined that additional research was needed to identify other operational issues that could result from a REIT conversion.

Management had previously distributed to our board of directors materials prepared by Friedman Billings, which presented a general overview of the types of mortgage REITs, summarized the REIT asset and income tests and presented valuation statistics for comparable REITs with sizeable taxable REIT subsidiaries that are able to retain their earnings. According to the Friedman Billings materials, the potential benefits of converting a mortgage company into a REIT included: tax efficiency; reduced earnings volatility as a result of a diversification of New Century Financial’s revenue stream; a reduced exposure to interest rate fluctuations as a result of a reduced reliance on origination volume, which tends to fluctuate significantly with the general level of interest rates; attractive dividend yield to stockholders; the opportunity for stock price appreciation based on the higher market multiples investors typically apply to companies which retain their loans as opposed to selling them; maintain operating flexibility; and current investor receptiveness to REITs. Potential disadvantages outlined in the materials included: an increased exposure to credit losses from the retained portfolio; stock market dislocation as the investor perception of New Century Financial could change from a growth origination corporation to an income-producing mortgage REIT; the necessity for a substantial initial capital raise; the need for ongoing capital raises in the future; and limitations on New Century Financial’s ability to pursue large acquisitions in the near term because they may jeopardize REIT compliance. The materials also included several sets of summary financial data each assuming a different capital raise size.

Representatives of Friedman Billings then joined the meeting and discussed with our board of directors the possible advantages and disadvantages of a potential REIT conversion, including tax efficiency, the potential impact on our stock price and flexibility in the capital markets. Our board of directors asked Friedman Billings various questions regarding the timing constraints surrounding the decision to convert to a REIT, the timing of capital raises that would be necessary to satisfy the REIT asset tests and other structures. Our board of directors also discussed with Friedman Billings the possibility of conducting loan origination activities at the REIT level and related licensure issues. In concluding, Friedman Billings recommended that New Century Financial explore the possibility of pursuing a REIT conversion.

Board of Directors Meeting on December 10, 2003

Our board of directors held a two-day meeting on December 10 and December 11, 2003. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan, Rank and Theologides, Ms. Dodge, Kevin Cloyd, one of our executive vice presidents and the president of NC Capital, Rodney Colombi, our senior vice president-corporate development, Yury Pyatigorsky, our vice president-corporate development, Paul Tuan, our vice president-financial planning, and Ms. Jewett. A representative from O’Melveny was also present.

Prior to the meeting, management, with input from O’Melveny, KPMG LLP and Friedman Billings, had distributed to our board of directors a presentation containing an overview of the organizational requirements for REITs, including the REIT asset and income tests, distribution requirements, record-keeping requirements and the consequences that could result from a failure to qualify as a REIT in any taxable year. The presentation also summarized certain of the benefits and limitations that would arise from a REIT conversion, structural alternatives and the potential financial performance of New Century Financial as a C corporation and as a REIT under various different structures utilizing financial performance measures prepared by management, including internal rates of return and net present value. Management’s presentation also addressed certain risks identified by UBS in its earlier presentation, including risks regarding investor perception, capital dependency and balance sheet risk. Management’s analysis indicated that converting New Century Financial to a REIT would likely improve its performance (as compared with maintaining its status as a C corporation) despite the added dilution from future capital raises, due to tax savings, changes to a dividend yield valuation from a traditional valuation resulting in a higher price-earnings multiple, and the likely acceleration of cash flows to investors through dividends.

Our board of directors discussed the potential advantages of the REIT conversion, including anticipated tax savings, and the disadvantages, including restrictions on the amount of earnings that may be retained by a REIT and the required distributions of REIT taxable income. Our board of directors also discussed issues regarding intercompany loans between the REIT and its taxable REIT subsidiaries, and the potential impact of the REIT conversion on its dividends, stock price, earnings per share and convertible senior notes. Our board of directors requested that management undertake further analysis, including the preparation of additional financial models.

Representatives of UBS and KPMG LLP then joined the meeting. UBS began with a presentation regarding its expertise and capabilities in comparable REIT conversion transactions. UBS also highlighted the potential tax and other benefits of REITs that might be worthy of our exploration. Our board of directors then asked various questions related to the size of capital-raising activities of recently converted mortgage REITs and the impact that the conversion would have on New Century Financial’s dividends and stock price. Our board of directors also discussed with UBS various issues relating to the structure of the REIT, loan origination activities and other details regarding the asset and income tests applicable to any REIT.

A representative of O’Melveny then joined the meeting and discussed with our board of directors its fiduciary duty of care in connection with the consideration of the potential REIT conversion. Our board of directors then delegated to management and the executive committee of our board of directors the authority to continue evaluating the risks and benefits of a REIT conversion with the input of O’Melveny, Friedman Billings and KPMG.

Board of Directors Meeting on January 15, 2004

The next meeting of our board was a telephonic meeting held on January 15, 2004. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan, Rank, Theologides and Cloyd, Ms. Dodge, Messrs. Colombi, Pyatigorsky and Tuan, and Ms. Jewett.

Management reported to our board of directors that the analysis that management had performed to date with the assistance of its outside advisors revealed that operating New Century Financial as a REIT, even with a relatively modest capital raise, could create more value to stockholders than maintaining the company’s current C corporation structure. Prior to the meeting, Friedman Billings had discussed with management and the executive committee of our board of directors that although it generally favored the REIT model for New Century Financial, it believed that a REIT conversion with a relatively modest capital raise could result in a mortgage REIT that might be perceived by the market as neither a growth nor an income stock and might limit New Century Financial’s ability to meet the REIT requirements. Management reported to our board of directors that Stern Stewart & Co., or Stern Stewart, had been engaged as an independent financial advisor to test management’s financial modeling and had arrived at economic results and returns generally consistent with management’s analysis.

Our board of directors discussed how a REIT conversion would affect the call option purchased and related warrant sold in connection with our convertible senior notes transaction, loan origination activities following the restructuring, other licensing issues and the potential dividend yield on our common stock. After further discussion, our board of directors determined that continued evaluation of possible restructuring alternatives was advisable and in the best interests of New Century Financial and its stockholders and, therefore, authorized management to continue its assessment of alternatives and to conduct additional diligence on the prospect of a REIT conversion. Our board of directors also authorized management to engage a financial advisor and other consultants to assist in the evaluation of a REIT conversion.

In early February, we engaged Friedman Billings as a financial advisor to assist us in evaluating a potential REIT conversion. Friedman Billings concluded their advisory assignment with a presentation to the board of directors on March 5, 2004.

Board of Directors Meeting on February 26, 2004

Our board of directors held a telephonic meeting on February 26, 2004. All of our directors, except Mr. Sachs, were present at the meeting. In addition, certain other members of our management were present, including Mr. Theologides, Ms. Dodge, Messrs. Colombi, Pyatigorsky and Tuan, and Ms. Jewett. Management, based on its own analysis and the input of O’Melveny, KPMG LLP and Friedman Billings, concluded that an initial modest capital raise would most likely not be sufficient to maintain REIT status for technical and operating reasons. Management also advised our board of directors that, based on the analysis of our outside advisors, we would need to issue any intercompany debt at market rates to obtain its classification as debt rather than equity. Classification of significant intercompany transfers as equity could impair REIT status.

Our board of directors discussed issues pertaining to a REIT conversion, including the availability of debt financing; the treatment of the call option and warrant related to our convertible senior notes; the potential for a credit rating downgrade; the necessity of future capital raises; and the appropriate capital level. Our board of directors explored the potential concern that the REIT structure would be operationally complex. Our board of directors requested that management perform further analysis regarding various structural and operational issues.

Representatives from Stern Stewart then joined the meeting and presented to our board of directors an overview of past industry trends and valuations under various leverage scenarios. Stern Stewart’s valuations, based on management’s input and a secondary market strategy of selling 80% of its originated loans and retaining 20% thereof, or the 80/20 secondary marketing strategy, supported the conclusion that raising capital could be accretive to our stockholders to the extent New Century REIT improved its capital ratios and credit profile. However, Stern Stewart expressed a belief that diminished returns would occur from striving to achieve a credit rating higher than a BBB or equivalent credit rating.

Our board of directors asked Stern Stewart to evaluate (i) the impact on New Century Financial of capital- raising activities both as a C corporation and as a REIT, and (ii) whether the 80/20 secondary marketing strategy should change if we converted to a REIT.

Our board of directors and management then discussed the fact that Friedman Billings had discussed the REIT structure with many of our competitors and that some of them had announced an intention to convert to a REIT. The Board explored whether a proliferation of specialty mortgage REITs would make it difficult for the Company to distinguish itself to investors. Our board of directors also addressed certain issues that would arise if we chose to remain a C corporation.

Board of Directors Meetings on March 4, 2004 and March 5, 2004

Our board of directors held a two-day meeting on March 4 and March 5, 2004. All of our directors, except Mr. Sachs, were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan, Rank and Theologides, Ms. Dodge and Ms. Jewett. Messrs. Colombi, Pyatigorsky and Tuan, Jim Bischoff, our senior vice president-corporate communications, and Carrie Marrelli, our vice president-investor relations, were present for a portion of the meeting. Representatives of Friedman Billings and another investment bank, which we refer to as the other investment bank, were present. Management had invited (i) Friedman Billings to make a presentation to our board of directors regarding why it believed our board of directors should consider pursuing a REIT conversion, and (ii) the other investment bank to make a presentation to our board of directors regarding its qualifications in advising REITs and its views of the potential disadvantages of a REIT conversion. No fee was paid to the other investment bank and the other investment bank was not retained by us for this engagement.

The other investment bank is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to this engagement, the other investment bank and its affiliates have provided investment banking and other financial services to us and received customary compensation for the rendering of such services. We have a line of credit with an affiliate of the other investment bank. In the ordinary course of its business, the other investment bank and its successors and affiliates may trade or have traded securities of New Century Financial for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Friedman Billings and the other investment bank presented their views regarding the proposed REIT conversion strategy based on a various models and assumptions. The other investment bank indicated that it was not the appropriate time to convert New Century Financial to a REIT, while Friedman Billings advised our board of directors that it believed the current economic environment was favorable for such a REIT conversion; the respective investment banks predicated their conclusions on different assumptions.

The other investment bank expressed concerns about a REIT conversion at this time for the following primary reasons: the current 80/20 secondary marketing strategy would provide relatively little qualified REIT income for New Century Financial and stockholder returns would be only slightly higher than the C corporation structure; moving to a 50/50 secondary marketing strategy would require a significant amount of capital, necessitating frequent returns to the capital markets; liquidity crises would be more likely in the event of distressed markets due to the REIT distribution requirements; as a mortgage REIT with an 80/20 secondary marketing strategy, it is unclear how the public markets would value New Century Financial post-conversion; the potential for New Century Financial to be acquired by another company could be more limited as a REIT and warehouse costs could increase following the conversion. The other investment bank indicated that while it supported our strategy of retaining a portion of our loan production on our balance sheet to increase stockholder value, it believed that we could pursue this strategy effectively with a capital raise as a C corporation.

Friedman Billings presented in favor of REIT conversion for the following primary reasons: the value of each individual loan and the origination platform would be enhanced due to the more tax-efficient REIT structure; New Century Financial’s income stream could be capitalized at a higher earnings multiple as a REIT; by raising capital on favorable terms, New Century Financial could be in a position to grow its business consistently and provide stockholders with substantial returns; New Century Financial’s stock price may have increased in part because the market anticipated that New Century Financial would convert to a REIT; and under certain circumstances, Friedman Billings believed intercompany loans could be treated as debt instead of equity.

The Friedman Billings presentation also included a discussion of pro forma financial models that addressed Friedman Billings’ estimation of New Century Financial’s possible future dividend results (e.g., in excess of $8 per share in the first year after the REIT conversion), yield (the stock was estimated to trade to a 12% yield in the first year after the REIT conversion, based on the lower range of comparable public companies), and potential stock prices (e.g., in excess of $100 per share 12 months after the REIT conversion assuming a $50 stock price upon the REIT conversion), and market capitalization (e.g., in excess of $3 billion in the first year after the REIT conversion) (the “FBR Pro Forma Data”). The FBR Pro Forma Data was based on alternative capital raising scenarios, including a $750 million equity raise, and in addition, was based primarily on available market information obtained from generally available public sources and general assumptions that were primarily based on New Century Financial’s and other public companies’ publicly available market data (including stock price and yield). Many of the assumptions used were based on market conditions which have changed since their preparation in February 2004, including rising interest rates and lower production volume. The Friedman Billings presentation (including, without limitation, the FBR Pro Forma Data) was not prepared with the view that it would be relied on as a projection of actual future results of New Century Financial’s performance or that such report, or the substance thereof, was intended for New Century Financial’s stockholders. We make no assurances of any kind or nature regarding the FBR Pro Forma Data and expressly disclaim any belief or expectation that the FBR Pro Forma Data will be predictive of actual results, which could be substantially less favorable than the FBR Pro Forma Data. Our board of directors considered the presentation, in conjunction with a considerable amount of other information, some of which is described in this “Background” section, as one item in its evaluation of whether or not to pursue a proposed REIT conversion.

According to the Securities and Exchange Commission, its rules require that we include certain of the salient information from the Friedman Billings’ presentation in this proxy statement/prospectus, including, without limitation, the FBR Pro Forma Data. In response to that requirement, we have included the above excerpts from the Friedman Billings’ presentation. The FBR Pro Forma Data is based on a number of assumptions, including assumptions relating to the following, among other factors: the size and price per share of the initial capital raise; the size of the taxable REIT subsidiaries’ initial loan portfolio; the size of New Century REIT’s loan portfolio at the end of the first quarter following the REIT conversion; the average gross coupon rate of interest; borrowing costs; loan originations costs; the annual loan loss rate; servicing costs; the annual portfolio run-off rate; amounts paid by New Century REIT to the taxable REIT subsidiaries for loans; the percentage of loans held for investment; loan origination volume; and servicing income.

Neither Friedman Billings nor our board of directors can provide you with any assurance as to our future stock price, our future earnings per share or our ability to distribute to you any dividends in the future. Friedman Billings has not opined to our board of directors or any other person or entity as to the fairness of any consideration to be paid to our stockholders as a result of the merger and REIT conversion, nor did it make any recommendation to our board of directors as to what consideration should be paid to our stockholders as result of the REIT conversion. Accordingly, you are strongly cautioned not to rely upon this summary or any other information contained in the Friedman Billings materials as being indicative of (i) any potential increase in our earnings per share or share price (each of which may be higher or lower than they are today either before or after the REIT conversion), (ii) our ability to pay any future dividends (which will depend on our future earnings, which we cannot predict) or any other factor in deciding whether or not to vote in favor of the merger and REIT conversion. You should carefully review the “Risk Factors” section and other sections of this prospectus/proxy statement in determining how to vote on the merger and REIT conversion.

Management then advised our board of directors that, whether or not it chooses to approve the REIT conversion or maintain the company’s current C corporation structure, it should determine New Century Financial’s foundational strategy. Management and our board of directors discussed the following six alternative scenarios for New Century:

•	building up New Century Financial’s capital ratio;

•	managing growth;

•	maintaining a capital ratio of 8%;

•	building financial strength through a strong balance sheet producing earnings per share;

•	increasing the contribution of New Century Financial’s loan portfolio to revenues and maintaining a capital ratio of 6%; and

•	increasing the contribution of New Century Financial’s loan portfolio to 50% of revenues and maintaining a capital ratio of 8%.

Our board of directors expressed the view that, due to New Century Financial’s growth rate, it could be advisable to raise capital under either the C corporation or REIT strategy.

Following the presentations, our board of directors concluded that while the REIT structure could provide higher returns in a non-stress scenario, the REIT structure could also be riskier than the current C corporation structure in an environment where we could not access the capital markets and our businesses were not producing sufficient revenues and we had to preserve capital, which we refer to as a stress scenario. Our board of directors asked management to conduct additional financial modeling. Our board of directors agreed that it should work with management to re-evaluate New Century Financial’s secondary marketing strategy and consider increasing the percentage of its loans that are held for investment. Our board of directors agreed to meet twice in March to further consider converting New Century Financial into a REIT.

Board of Directors Meeting on March 25, 2004

Our board of directors held a telephonic meeting on March 25, 2004. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan and Cloyd, Ms. Dodge, Messrs. Colombi, Bischoff, Pyatigorsky and Tuan, Ms. Marrelli, Ms. Jewett and Erin Freeman, our vice president-corporate communications.

Prior to the meeting, management distributed to our board of directors a presentation prepared by management with the assistance of its outside advisors. The presentation outlined the primary considerations in the decision to convert New Century Financial to a REIT, including capital markets dependency, projected returns to stockholders and investor perception. The presentation contained various base case and stress scenario financial models and management reported in the presentation that, based on its financial models, both the REIT and C corporation strategies would likely provide comparable returns to stockholders. The presentation also reported management’s belief that, because of the tax benefits and the acceleration of dividends, the REIT returns would be comparable to C corporation returns despite the additional dilution to stockholders, and that both structures could provide a cushion to withstand the stress scenario.

Management’s presentation also addressed various issues related to the REIT conversion decision including: the dependency of REITs on the capital markets; projected returns to stockholders under both structures; the history of periodic closure of capital market fund-raising opportunities to REITs; market perception; future acquisition issues; stockholder dilution from REIT conversion; licensure issues; structural alternatives; the effect of the REIT conversion on our convertible senior notes; and the potential benefits of obtaining a higher credit rating.

Management reported, based upon its own research and the analyses provided by its outside advisors, that New Century Financial should raise capital under either the REIT or the C corporation strategy. Management recommended that if our board of directors elected to convert New Century Financial to a REIT, it should consider raising a significant amount of capital, which could allow New Century Financial to build its REIT portfolio of $15 to $20 billion in loans without the need for additional capital in the near term. Management estimated that, by the end of 2005, approximately 50% of earnings per share will come from its mortgage loans held for investment, together with its residual interests. Management recommended that, upon conversion, New Century Financial operate as a taxable REIT subsidiary and continue to grow the loan origination platform. The proposed benefits to this strategy were: the dividends would be taxed at the individual level only and deducted at corporate level; investors would realize benefits earlier through regular and substantial dividends; a larger initial capital raise would provide additional liquidity to help New Century Financial withstand less favorable market environments; and substantial funds could potentially be raised given then-current conditions in the capital markets. The disadvantages included the need to fund growth through new capital or cash from the taxable REIT subsidiaries.

If our board of directors elected to retain the current C corporation structure, management recommended, based on the analyses of Stern Stewart and the other investment bank, that New Century Financial raise $300 to $400 million in the capital markets. This structure was believed to produce a comparable internal rate of return while being less complex and potentially presenting less risk. The C corporation structure was believed to reduce the reliance on capital markets and the higher capital ratio would allow for an improved credit rating. Under this alternative, it was believed that approximately 50% of New Century Financial’s earnings per share would come from its balance sheet by the end of 2005. The primary benefits of this structure were believed to include: supporting growth through retained earnings; implementing a more flexible portfolio strategy; maintaining a better position to withstand diminished capital market opportunities; and requiring less capital to achieve a similar risk profile. The disadvantages of this structure were believed to include higher corporate taxes and a less favorable reception by the investor community.

At the request of our board of directors, representatives of Stern Stewart joined the meeting. Stern Stewart presented its analysis of the economic value added under alternative capital raising scenarios as a C corporation. Stern Stewart confirmed that its results were generally consistent with the internal rate of return calculations prepared by management. Stern Stewart explained the advisability of combining a potential REIT conversion with improving New Century Financial’s capital ratio and credit profile. For a discussion of the Stern Stewart presentation, see the section entitled “Stern Stewart Presentation” below.

Our board of directors then discussed its concerns regarding the uncertainty of the future of interest rates and the capital markets and the complexity of the REIT structure. Management agreed to perform additional analysis with its outside advisors regarding the dividend requirements, the cost of capital and various structural and operational issues.

Board of Directors Meeting on March 29, 2004

A telephonic meeting of our board of directors was held on March 29, 2004. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan and Cloyd, Ms. Dodge, Messrs. Colombi, Pyatigorsky and Tuan, and Ms. Jewett.

Prior to the meeting, management distributed to our board of directors the presentation materials prepared by the other investment bank. The other investment bank cautioned our board of directors regarding the potential risks and disadvantages of the REIT conversion. According to the other investment bank, the primary potential disadvantages included: low levels of qualified REIT income that would be created by New Century Financial’s 80/20 secondary marketing strategy; higher risks for REITs, particularly with respect to capitalization requirements; strategic limitations of the REIT structure; dilution to stockholders; and negative impacts on New Century Financial’s potential to be an acquisition target. The other investment bank believed that even if New Century Financial were able to raise $1 billion in an initial equity offering in the REIT conversion scenario, and assuming an 11% minimum capital requirement, it would require four additional follow-on offerings averaging $700 million over the next five years. The other investment bank also expressed concern about whether the equity capital markets could absorb a $1 billion offering, which according to the other investment bank, would represent the largest REIT offering by dollar amount compared to all prior offerings by mortgage REITs. Additionally, the other investment bank reported that in its view stockholder returns would be nearly identical under either structure.

Management reported that it had also distributed to our board of directors prior to the meeting materials prepared by management, which addressed various questions raised by our board of directors at prior meetings, including: transfer pricing for loans that the REIT acquires from its taxable REIT subsidiaries; licenses that the REIT will eventually need to obtain; time frames under which dividend payments could be delayed under economic stress scenarios; the mechanics that would enable the REIT to downstream cash to its taxable REIT subsidiaries under economic stress scenarios; the ability to revalue taxable REIT subsidiaries in a stress scenario; the ability for the REIT to purchase mortgage-related assets from third parties; UBS’s projections for an initial capital raise; the benefits of obtaining an investment grade rating; potential return forecasts to stockholders for base and stress case scenarios; and the impact of a REIT conversion on our convertible senior notes and related call option and warrant. Management’s materials reported that both Friedman Billings and UBS generally agreed with the results presented in management’s analysis.

Management reported that it would continue to work through various structural and operational issues with input from O’Melveny, Friedman Billings and KPMG LLP. Our board of directors then discussed the long-term returns under both scenarios and the resulting size of the balance sheet. Our board of directors noted the long-term advantages of building the balance sheet and the potential to unlock stockholder value as a REIT. Our board of directors then reviewed various issues surrounding a potential REIT conversion, including the difficulties of valuing mortgage REITs with sizeable taxable REIT subsidiaries that are able to retain their earnings, New Century Financial’s secondary marketing strategy, uncertainty over future movements of interest rates and the ability to raise funds in the capital markets, its concerns over a sizeable potential capital raise, the importance of maintaining good credit quality, the third investment bank’s analysis of capital requirements, constraints on operational flexibility, and other details.

Our board of directors requested that management meet with its advisors, analyze the alternatives and present a recommendation at a board meeting scheduled for April 5, 2004. The outside directors indicated that, based on the models and analysis presented, they considered both the REIT and C corporation models presented to them as viable and attractive alternatives. Several directors expressed that, all things being equal, they would favor the C corporation alternative unless the REIT model presented the prospect of superior returns.

Board of Directors Meeting on April 5, 2004

The next meeting of our board of directors was on April 5, 2004. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan, Rank and Theologides, Ms. Dodge and Ms. Jewett. Representatives from O’Melveny were also present.

Management reported to our board of directors that following the board meeting held on March 29, 2004, management and its advisors performed additional analysis to evaluate whether the REIT conversion would be in the best interests of New Century Financial and its stockholders. In the materials distributed to our board of directors prior to the meeting on April 5, management reported that for the past six months it had been using conservative assumptions in evaluating the REIT and found that (1) it could manage through various stress scenarios if it raised an appropriate amount of initial capital, and (2) returns to stockholders would be comparable to C corporation returns. Management’s decision to use less conservative assumptions was based on its view that a balanced presentation to our board of directors requires a consideration of scenarios that management believed were reasonable, including the following:

•	that the REIT will begin originating loans for its portfolio in the third quarter of 2005, or one year after the REIT conversion. Self-origination of these loans by the REIT would enable it to acquire the loans at a lower cost - i.e., at or near the cost of origination. This structure would also reduce the added income tax expense resulting from the REIT’s arm’s length purchases of loans from the taxable REIT subsidiaries of the REIT; and

•	that the REIT would be able to raise more capital in the future. This would enable the REIT to acquire a larger portfolio, generate higher gross income and allow a greater distribution of earnings from the taxable REIT subsidiary. These distributions, combined with taxable income generated by the REIT, would result in a larger distribution to the REIT stockholders and, therefore, a higher rate of return.

Management then provided models to support its view that returns to stockholders using these less conservative assumptions for the REIT would be significantly higher than C corporation returns.

Management believed that it had addressed the concerns raised in the other investment bank’s presentation at the March 5, 2004 and March 29, 2004 meetings as follows:

•	Low levels of qualified REIT income would be created by our current 80/20 secondary marketing strategy. Management’s analysis indicated that the REIT structure was the most tax-efficient way to implement our strategy of maintaining and growing a portfolio of mortgage assets. Management expected that, over time, we would gradually increase the percentage of our mortgage loans held through on-balance sheet securitizations in order to increase the portion of our net income generated from our mortgage loan portfolio. Management believed that approximately 50% of our earnings per share would come from our balance sheet by the end of 2005.

•	REITs are more risky, particularly with respect to capitalization requirements. Management’s analysis indicated that the initial capital raise in the public offering should allow the REIT to maintain sufficient cash and liquidity, as well as a ratio of equity to managed assets that management considered to be prudent.

•	REITs are dependent on the capital markets. Management believed that the initial capital raise in the public offering would mitigate against this risk. In addition, during periods of unfavorable market conditions, management believed that we could lower the amount of the distributions made by our taxable REIT subsidiaries to New Century REIT and accumulate capital in our taxable REIT subsidiaries to support our growth. Also, management expected that we would explore raising different types of debt capital during times that market conditions become less favorable for equity offerings.

•	The REIT structure imposes strategic limitations. Management expected that the public offering would provide sufficient cash and capital so that our taxable REIT subsidiaries could operate in a manner similar to our existing C corporation and support our growth plans. In addition, management believed that the after-tax earnings generated by our taxable REIT subsidiaries would not be subject to the distribution requirements imposed by the REIT tax rules. Accordingly, as noted above, management believed that during times of market disruption we could choose to retain some, if not all, of the after-tax earnings of our taxable REIT subsidiaries in such subsidiaries, when we determined the retention of capital was necessary to provide for future growth. Management believed that after the REIT conversion we would conduct a substantial amount of our business through our taxable REIT subsidiaries.

•	The capital raise will cause dilution to stockholders. Following the REIT conversion, management believed that we would be able to make distributions to our stockholders in a tax-efficient manner, as permitted by the REIT tax rules. Management expected that the cash flows to our stockholders through these distributions would create an enhanced internal rate of return for investors which would offset the dilution resulting from the public offering.

•	The REIT conversion will negatively impact our potential to be an acquisition target. The analysis of management and its outside advisors indicated that while the REIT conversion could negatively impact our potential to be an acquisition target, we could also be more likely to be acquired by another REIT.

•	The REIT conversion may increase our credit facility costs. Management expected that our credit facility costs would likely decrease following the REIT conversion because the guarantor of or borrower under the credit facility would be better capitalized.

•	Stockholder returns are nearly identical under either structure. Management reported that its analysis showed that the REIT structure would likely provide better returns than the C corporation structure under the operating environments that it and its financial advisors considered most likely going forward. Management also reported that even in stress scenarios, the REIT generally performed as well as or better than the C corporation model.

On the basis of the foregoing, and other factors, management recommended to our board of directors that it approve the REIT conversion with a significant public offering.

Additional reasons underlying management’s recommendation to pursue the REIT conversion included the following: long-term stockholders would likely realize higher returns from their investment in New Century Financial as a REIT; Stern Stewart’s analysis indicated that the economic value added by the REIT structure exceeded the economic value added by the C corporation structure; the significant tax savings and the slightly lower cost of capital of the contemplated capital raise; and the likelihood that the taxable REIT subsidiaries would be able to retain sufficient cash to continue operating in a manner similar to that of New Century Financial in its current C corporation structure. The analysis of management and its outside advisors indicated that significant benefits could accrue to New Century Financial as a REIT if certain factors occurred, including the valuation of New Century Financial using dividend yield methodology. One of these potential benefits was that New Century Financial would be able to raise initial capital at a higher price as a REIT than as a C corporation because mortgage REITs typically trade within a stock price range based on the ratio of their annualized dividend to their stock price, or dividend yield. In other words, if investors know the expected dividend paid by a mortgage REIT, they are likely to be willing to pay a certain price for the stock in order to obtain an expected and desired dividend yield. Using this dividend yield methodology would produce a higher valuation of New Century Financial and, correspondingly, a higher stock price. In addition, management distributed materials to our board of directors from the other investment bank in which the other investment bank concurred that a larger initial capital raise addressed the concerns that it had raised at the March 5, 2004 and March 29, 2004 meetings relating to capital requirements and capital market dependency.

Following receipt of management’s recommendation, our board of directors discussed the short-term price differential, the percentage of earnings per share that could come from the balance sheet following conversion, the possibility of using various financing structures such as convertible debt in connection with a REIT conversion, Stern Stewart’s advised capital levels, the operational strategies of other mortgage REITs, capital market conditions for REITs, New Century Financial’s securitization strategy and the capital raise that would be necessary to convert and maintain REIT status.

Based on the recommendation of management and the periodic input of its various advisors, our board considered the merits of both a REIT restructuring and maintaining its current corporate structure. Based on several factors, including management’s recommendation, the potential for increased stockholder return, tax efficiency and ability to achieve growth objectives, our board of directors voted in favor of converting New Century Financial to a REIT, subject to final board approval of relevant legal, accounting and financial matters and stockholder approval.

Board of Directors Meeting on April 19, 2004

The next meeting of our board was on April 19, 2004. All of our directors were present at the meeting. In addition, certain other members of our management were present, including Messrs. Flanagan and Theologides, Ms. Dodge and Ms. Jewett. Representatives from O’Melveny were also present.

Prior to the April 19, 2004 meeting, our board of directors was provided with draft materials relating to the proposed REIT conversion, including drafts of this proxy statement/prospectus and the registration statement relating to the offering. At the meeting, representatives of O’Melveny reviewed with our board of directors certain legal issues with respect to the proposed REIT conversion, including proposed resolutions to be considered and approved by our board of directors in connection with the REIT conversion. Management summarized the adjustments to the REIT structure that had emerged in the process of preparing the documents relating to the REIT conversion. They summarized the merger structure, the charter and bylaw differences between New Century Financial and New Century REIT, the proposed role of New Century Credit as a qualified REIT subsidiary, and the proposal to sell a portion of our on-balance sheet securitizations to the REIT. Our board of directors also provided comments to the draft of this proxy statements/prospectus and the registration statement relating to the public offering.

Our board of directors voted to approve the terms of the Morgan Stanley engagement letter to deliver its fairness opinion. The engagement letter was negotiated between our management and representatives of Morgan Stanley.

Our board of directors then considered the approval of the REIT conversion, including the merger agreement and the other transactions contemplated by the merger agreement. Following a discussion, our board of directors unanimously took the following actions, subject to its receipt of a fairness opinion: determined that the merger and the merger agreement, which will effect a portion of the REIT conversion, and the related restructuring transactions, are advisable and in the best interests of New Century Financial and its stockholders; approved and adopted the merger agreement and approved the REIT conversion and the related restructuring transactions; directed that the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement, be submitted to a vote at the annual meeting; and recommended that the New Century Financial stockholders approve and adopt the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement.

Board of Directors Meeting on April 21, 2004

The next meeting of our board was on April 21, 2004. All of our directors, except Mr. Zona, were present at the meeting. In addition, certain other members of our management were present, including Mr. Theologides, Ms. Dodge, Mr. Colombi and Ms. Jewett. A representative from O’Melveny and representatives from Morgan Stanley were also present.

At the meeting, representatives of Morgan Stanley made a financial presentation to our board of directors and delivered Morgan Stanley’s opinion that, as of that date, from a financial point of view, and based upon and subject to the considerations in its opinion and based upon such other matters as Morgan Stanley considered relevant, the REIT conversion was fair to holders of New Century Financial common stock.

Our board then directed management to finalize and file this draft proxy statement/prospectus and the registration statement relating to the public offering and to proceed as authorized at the April 19th meeting.

Reasons for the REIT Conversion

The following discussion of the material information and factors considered by our board of directors is not intended to be exhaustive.

In reaching its determination to approve and adopt the merger agreement and approve the merger, which will effect the REIT conversion, and the related restructuring transactions, our board of directors consulted with a number of investment banks, including Friedman Billings, UBS and Morgan Stanley, with respect to the financial aspects and, in the case of Morgan Stanley, fairness of the merger and the REIT conversion, as well as with management and its legal, accounting and financial advisors, including Stern Stewart. Our board of directors considered, among others, the following potentially positive factors:

•	the expectation that the REIT conversion and the related public offering will support our efforts to diversify our revenues in a more tax-efficient manner, thereby providing the prospect of a higher total return to our stockholders than if we remain a C corporation;

•	the ability to make distributions to our stockholders in the tax-efficient manner permitted by the rules and regulations governing taxation of REITs, while retaining the flexibility to increase our capital by retaining some or all of the after-tax earnings in our taxable REIT subsidiaries;

•	the expectation that the additional liquidity afforded by a larger initial capital raise may protect us against potential market disruptions;

•	the potential expansion of our stockholder base to include investors attracted by yield, which may improve the liquidity of our common stock and provide a more diversified stockholder base;

•	the expectation that our increased market capitalization following completion of the public offering will attract increased research coverage and greater investor interest;

•	the analysis and presentation by Morgan Stanley and the opinion of Morgan Stanley that, as of April 21, 2004, and based upon and subject to the factors and assumptions set forth in the opinion, the REIT conversion, if consummated, is fair from a financial point of view to holders of New Century Financial common stock;

•	the expectation, based on input from Friedman Billings and UBS, that the REIT structure would likely allow for capital to be raised at a higher stock price than as a C corporation; and

•	the expectation that investors will be receptive to the REIT conversion at this time.

Our board of directors also considered, among others, the following potentially negative factors:

•	an increased dependence on the capital markets to fund our liquidity requirements under the REIT tax rules;

•	the limitations imposed on our activities under the REIT structure;

•	the need to comply with the complicated REIT qualification provisions;

•	the requirement to pay dividends in order to comply with the REIT tax rules;

•	the increased credit risk as a result of a larger portfolio of mortgage loans held for investment;

•	the dilution to investors purchasing shares of New Century REIT common stock in the public offering; and

•	concerns regarding investor perception and the potential of significant changes to our stockholder base.

In addition, our board of directors considered the potential risks discussed in “Risk Factors—Risks and Effects of the REIT Conversion” beginning on page 22.

The foregoing discussion does not include all of the information and factors considered by our board of directors. Our board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

Recommendation of the New Century Financial Board of Directors

Subject to receipt of a fairness opinion satisfactory to our board of directors, on April 19, 2004, our board of directors:

•	determined that the merger and the merger agreement, which will effect a portion of the REIT conversion, and the related restructuring transactions are advisable and in the best interests of New Century Financial and its stockholders;

•	approved and adopted the merger agreement and approved the REIT conversion and the related restructuring transactions;

•	directed that the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement, be submitted to a vote at the annual meeting; and

•	recommended that the New Century Financial stockholders approve and adopt the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement.

On April 21, 2004, Morgan Stanley rendered its fairness opinion.

Our board of directors unanimously recommends that holders of our common stock vote “FOR” the approval and adoption of the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement.

Stern Stewart Presentation

Pursuant to an engagement letter dated January 22, 2004, New Century Financial retained Stern Stewart to evaluate New Century Financial’s capital structure and portfolio strategy and present its analysis to our board of directors.

Stern Stewart is a global consulting firm that advises clients on performance measurement, incentive compensation and financial management, and provides independent valuation, analysis and opinions. New Century Financial selected Stern Stewart to perform an evaluation of New Century Financial’s capital structure and portfolio strategy based upon Stern Stewart’s qualifications, expertise and reputation. Stern Stewart was asked by our board of directors to evaluate the impact on New Century Financial of capital-raising actions both as a C corporation and as a REIT. At the meeting of our board of directors on March 25, 2004, Stern Stewart presented its evaluation with a slide presentation, subsequently revised on April 15, 2004, which is referred to in this proxy statement/prospectus as the Stern Stewart presentation.

The Stern Stewart presentation was based on data obtained directly from New Century Financial and from sources of publicly available information. Stern Stewart did not assume any responsibility for independently verifying, and did not independently verify, any of the financial or other information furnished to it by New Century Financial or obtained from the sources of publicly available information.

The full text of the Stern Stewart presentation sets forth the assumptions made and matters considered by Stern Stewart. The following summary of the Stern Stewart presentation is qualified in its entirety by reference to the full text of the Stern Stewart presentation. The Stern Stewart presentation was intended only for New Century Financial and does not constitute an opinion to any person as to the fairness from a financial point of view of the REIT conversion nor does it constitute a recommendation to any person as to how to vote with respect to the merger which will effect the REIT conversion and should not be relied upon by any stockholder as such. A copy of the Stern Stewart presentation will be made available for inspection and copying at New Century Financial’s principal executive office during its regular business hours by an interested New Century Financial stockholder or representative who has been so designated in writing.

Implied Stock Price Analysis.    In connection with the Stern Stewart presentation, Stern Stewart performed an implied stock price analysis of New Century Financial under four different capital scenarios in which New Century Financial would remain a C corporation and under one scenario in which New Century Financial would convert into a REIT.

The scenarios consisted of the following:

Scenario	Entity Type	Scenario Features

1	C Corporation	• Ratio of equity to managed assets of 6% • Stock repurchase and payment of dividends in the third quarter of 2004 and the first quarter of each of 2006, 2007 and 2008

2	C Corporation	• Ratio of equity to managed assets of 7%

3	C Corporation	• Ratio of equity to managed assets of 8% • Capital raise of $319 million in the third quarter of 2004 through an equity offering

4	C Corporation	• Ratio of equity to managed assets of 9-10% • Capital raises of $400 million in the third quarter of 2004, $400 million in the first quarter of 2005, and $200 million in 2006

REIT	REIT	• Initial capital raise of $1.0 billion • Conversion to a REIT

In performing its implied stock price analysis, Stern Stewart first calculated the implied market value of New Century Financial based on the different capital ratios using its proprietary economic value added (EVA) methodology. EVA is a technique developed by Stern Stewart that measures the net economic profit generated by a business. EVA is equal to a firm’s net operating profit after tax (defined as after-tax operating earnings adjusted to eliminate distortions from certain accounting “anomalies,” including the amortization of goodwill and charging profits for bad debt reserves instead of actual bad debt writeoffs), less a capital charge, defined as a firm’s weighted average cost of capital multiplied by the amount of capital invested. Based on this methodology, Stern Stewart determined that the total implied value of New Century Financial was approximately $2.2 billion under Scenario 1, $2.5 billion under Scenario 2, $2.8 billion under Scenario 3, $2.9 billion under Scenario 4, and $4.0 billion under the REIT scenario. In order to calculate the implied stock price of New Century Financial under each scenario, Stern Stewart subtracted the market value of New Century Financial’s convertible senior notes (valued at 150% of book value) from the implied total market value of New Century Financial and divided the difference by the total number of shares of outstanding New Century Financial common stock. Also, Stern Stewart assumed that the equity offerings contemplated under Scenarios 3 and 4 and the REIT scenario would be priced at $50 per share, and added these additional equity issuances to the total number of outstanding shares of New Century Financial common stock in calculating the implied stock price under such scenarios. In order to equalize the effects of capital raising activities under certain of the scenarios, Stern Stewart disregarded margin improvements that might arise by virtue of a better capitalized company.

Based on the above methodologies and assumptions, the analysis showed that the REIT scenario provided the highest implied stock price. The REIT scenario provided an implied stock price of $66.64 per share. In comparison, under the C corporation scenarios, the implied stock prices ranged between $54.23 and $61.71 per share, with Scenario 1 and Scenario 2 at the low and top end of that range, respectively.

Stern Stewart also considered the impact of two alternate equity offering scenarios on the results of the implied stock analysis discussed above.

In the first alternate scenario, Stern Stewart assumed that the price of the common stock to be issued in the contemplated equity offerings would be priced at $60 per share instead of $50 per share. In this alternate scenario, there was less dilution to the equity holders because of the lower number of shares that would be required to be issued in the equity offerings, resulting in a higher implied stock price under Scenarios 3 and 4 compared to the original scenarios. The implied stock prices of New Century Financial in Scenario 3 and Scenario 4 under this alternative scenario was $61.45 and $61.54 per share, respectively, compared to $59.87 and $59.64 per share under the corresponding original scenarios. The REIT scenario, with an implied stock price of $66.64 per share, still provided the highest implied stock price.

In the second alternate scenario, Stern Stewart assumed that the New Century Financial convertible senior notes had been converted into shares of New Century Financial common stock only in the C corporation scenarios. Instead of subtracting the market value of the convertible senior notes from the total market value, this alternate treatment of the convertible notes resulted in more dilution and slightly lower implied stock prices under each of the C corporation scenarios. The REIT scenario still provided the highest implied stock price under this alternate scenario.

Implied Market Value and Stock Price Analysis for REIT Scenario.    Stern Stewart also evaluated the implied stock price for New Century Financial under the REIT scenario assuming different market values for the convertible senior notes. Assuming a valuation of the convertible senior notes at 150%, 175%, and 200% of book value, the analysis indicated that the implied stock prices under each of these variations to the REIT scenario still exceeded in each case the implied stock prices under the C corporation scenarios.

Stern Stewart also considered the implied stock price of New Century Financial under the REIT scenario assuming different share price issuances in the contemplated equity offerings. In comparing the same $1.0 billion equity raise at price issuances of $40, $45 and $50 per share, Stern Stewart found that a higher issuance price, which requires less shares to be issued in the equity offerings, resulted in a higher implied stock price. Under price issuances of $40, $45 and $50 per share, the implied stock prices were determined to be $61.09, $64.05, and $66.64 per share, respectively. The analysis indicated that as long as the stock price in the $1 billion capital raise under the REIT scenario equals or exceeds $41 per share, the implied stock price under the REIT scenario would be higher than all of the C corporation scenarios.

The Stern Stewart presentation indicates that the REIT scenario, even with the large initial equity raise, generally provides a higher EVA/total implied market value and implied stock price for stockholders than the C corporation scenarios and thus would appear to be a preferable strategy. Stern Stewart expressed the view that the large initial equity offering may improve New Century Financial’s credit rating to investment grade and would provide liquidity under stress scenarios. With investment grade credit and the tax efficiencies of a REIT status, Stern Stewart noted that New Century Financial would become a more efficient holder of sub-prime mortgage paper.

No portion of Stern Stewart’s fee for its analysis is contingent upon approval or completion of the merger or the other transactions discussed in this proxy statement/prospectus. Stern Stewart has had no other material relationship with New Century Financial or any of its affiliates during the past two years and has received no compensation other than the payment of the fee related to the evaluation.

Opinion of Financial Advisor

Our board of directors retained Morgan Stanley to provide a financial fairness opinion to it in connection with the REIT conversion. Our board of directors selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business of New Century Financial. At the meeting of our board of directors on April 21, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 21, 2004, and subject to and based on the considerations in its opinion the “REIT Conversion” (as defined in Morgan Stanley’s opinion), if consummated, was fair from a financial point of view to holders of New Century Financial’s common stock.

The full text of Morgan Stanley’s opinion, dated April 21, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion is attached as Annex F to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to our board of directors, addresses only the fairness from a financial point of view of the REIT Conversion, if consummated, and does not address any other aspect of the REIT Conversion nor does it constitute a recommendation to any person as to how to vote with respect to the merger which will effect the REIT Conversion and should not be relied upon by any stockholder as such. Nor does Morgan Stanley’s opinion address the actual prices at which the common stock of New Century REIT may trade upon effectiveness of the REIT Conversion, nor does Morgan Stanley express any opinion in regards to the public offering.

In connection with rendering its opinion, Morgan Stanley, among other things:

i)	reviewed certain publicly available financial statements and other business and financial information of New Century Financial and certain of its subsidiaries;

ii)	reviewed certain internal financial statements and other financial and operating data concerning New Century Financial and New Century REIT prepared by our management;

iii)	reviewed certain financial forecasts of New Century Financial and New Century REIT, including certain sensitivity cases, prepared by our management;

iv)	reviewed information relating to certain strategic and financial benefits anticipated from the REIT Conversion;

v)	discussed the past and current operations and financial condition and the prospects of New Century Financial and New Century REIT and certain of their respective subsidiaries, including information relating to certain strategic and financial benefits anticipated from the REIT Conversion, with our management;

vi)	reviewed the pro forma impact of conversion to REIT status on our earnings, cash flow, consolidated capitalization and financial ratios;

vii)	reviewed the reported prices and trading activity for New Century Financial’s common stock;

viii)	discussed with our management the rationale for and anticipated benefits of the REIT Conversion;

ix)	compared the financial performance of New Century Financial and the historical market prices and trading activity of New Century Financial’s common stock with that of certain other publicly-traded companies that Morgan Stanley deemed relevant or comparable with New Century Financial, both currently and pro forma (after giving effect to the REIT Conversion), and their securities;

x)	reviewed the impact of conversion to REIT status on the historical market prices and trading activity of certain other publicly-traded companies that Morgan Stanley deemed relevant;

xi)	discussed the proposed transaction structure with our management and our legal and tax advisors;

xii)	reviewed and discussed with our management the proposed earnings and profits distribution and the proposed distribution policy of New Century REIT;

xiii)	reviewed information provided by our management concerning certain tax attributes and tax matters relating to the REIT Conversion;

xiv)	reviewed the board presentation dated April 21, 2004 prepared by our management, prior board presentations prepared by our management regarding REIT Conversion dated March 25, 2004, March 29, 2004 and April 5, 2004, the draft proxy statement/prospectus, the draft merger agreement, the draft of the registration statement on Form S-3 relating to the public offering dated April 20, 2004, and certain related documents;

xv)	reviewed such other corporate, industry and financial market information as Morgan Stanley deemed appropriate; and

xvi)	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by New Century Financial for the purposes of the opinion. With respect to the board presentation dated April 21, 2004 prepared by our management and the internal financial forecasts, including information relating to certain strategic and financial benefits anticipated from the REIT Conversion and New Century REIT’s ability to access the capital markets in connection with the public offering and from time to time thereafter, Morgan Stanley assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of these matters. In addition, Morgan Stanley assumed that the REIT Conversion will be implemented as described by our management, and as contemplated in the board presentation dated April 21, 2004 prepared by our management, the draft merger agreement and draft proxy statement/prospectus reviewed by Morgan Stanley, under the circumstances and with the effects described to it, including the consummation of the public offering, and that all conditions precedent will be satisfied or waived. Morgan Stanley assumed that the REIT Conversion will take place in a manner that will permit New Century REIT to qualify as a REIT for U.S. federal income tax purposes and that New Century REIT, after the REIT Conversion, will operate in accordance with the applicable provisions of the Internal Revenue Code in order to qualify as a REIT for U.S. federal income tax purposes. Morgan Stanley expresses no opinion as to any transaction other than the transactions described as the “REIT Conversion” and specifically exclude any opinion regarding the public offering. Morgan Stanley also assumed that all material federal, state, local and other approvals and consents required in connection with the REIT Conversion will be obtained and that in connection with obtaining any necessary federal, state, local and other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which New Century Financial is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on New Century REIT. Furthermore, Morgan Stanley is not an expert in accounting, legal or tax matters and makes no representations nor does it opine upon the advice to be rendered by New Century Financial’s accountants, legal counsel or tax advisors with respect to the REIT Conversion.

The following is a summary of material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated April 21, 2004. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In connection with rendering its opinion, Morgan Stanley employed a variety of approaches to analyze the value of New Century Financial under its current corporate structure relative to the potential pro forma result of the proposed REIT Conversion. Additionally, Morgan Stanley estimated the incremental tax savings that would result from the proposed REIT structure and reviewed the information provided in various board presentations prepared by our management regarding the potential disadvantages of the proposed REIT conversion. Furthermore, Morgan Stanley reviewed certain publicly available financial statements, including, among others, those for the periods ended December 31, 2003 and March 31, 2004, and Morgan Stanley reviewed certain internal financial projections available as of April 21, 2004.

New Century Financial Management Financial Models.    Morgan Stanley was provided with two financial models prepared by our management presented to the board of directors on April 21, 2004, the Base Case financial model and the Stress Case financial model. The Base Case financial model assumed that New Century Financial and New Century REIT experience growth in total origination volumes, have access to the secondary whole loan market, have access to the equity capital markets from time to time on an ongoing basis. The Stress

Case financial model assumed that New Century Financial’s and New Century REIT’s total loan origination volumes decline relative to the Base Case financial model, periods of dislocation in the secondary whole loan market would require New Century Financial and New Century REIT to sell loans at a loss, the equity capital markets would be closed to New Century REIT after the public offering, and New Century REIT reduces the level of securitizations that are maintained on its balance sheet in order to preserve capital.

Morgan Stanley’s financial valuation analyses relied upon the assumptions set forth in the Base Case financial model. Morgan Stanley also reviewed and analyzed the Stress Case financial model and the impact of the assumptions contained therein on New Century Financial and New Century REIT’s capital ratios, the gross asset test as defined in the Internal Revenue Code, as well as other financial metrics. Morgan Stanley noted that in the Stress Case financial model, New Century REIT does not violate the REIT provisions of the Internal Revenue Code.

Historical Share Price Performance.    Morgan Stanley reviewed the historical trading prices for the common stock of New Century Financial, including the twelve months ended April 20, 2004 and the period from January 20, 2004 (the date that New Century Financial publicly announced that its board of directors intended to evaluate the impact of converting into a REIT structure) through April 5, 2004 (the date that New Century Financial announced that its board of directors voted in favor of converting to a REIT structure). The table below presents share prices during these periods.

Metric	Period or Date	New Century Common Stock Price
Price on January 20, 2004	1/20/2004	$44.55
Price on April 5, 2004	4/5/2004	45.40
Price on April 20, 2004	4/20/2004	43.90
Last Twelve Month High	4/20/2003 – 4/20/2004	52.28
Last Twelve Month Low	4/20/2003 – 4/20/2004	21.54

Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to New Century Financial from a size and business mix perspective. The multiples analyzed for these comparable companies included common stock price (using closing prices as of April 20, 2004) divided by estimated 2005 earnings per share ratios and common stock price divided by book value per share ratios as of December 31, 2003. The estimates for 2005 earnings per share for the comparable companies were based on Institutional Brokers Estimate System median earnings per share estimates and the 2003 book values were based on publicly available information. For purposes of its analysis, Morgan Stanley reviewed the multiples of the following six publicly traded corporations in the mortgage related finance industry:

•	Accredited Home Lenders Holding Co.;

•	Countrywide Financial Corporation;

•	Doral Financial Corporation;

•	Downey Financial Corp.;

•	IndyMac Bancorp, Inc.; and

•	Washington Mutual, Inc.

A summary of the reference range of market trading multiples that Morgan Stanley used are set forth below:

Reference Range of Multiples
Price / 2005E EPS	6.0x – 7.5x
Price / 2003 Book Value Per Share	2.0x – 3.0x

Using these reference ranges of multiples, Morgan Stanley calculated an implied valuation range for New Century Financial by applying the reference ranges of multiples to the applicable New Century Financial operating statistics based on information provided by management and other publicly available data. Based on such analysis, Morgan Stanley calculated an implied valuation range for New Century Financial common stock of $38.97 to $75.53 per share.

Morgan Stanley also reviewed and analyzed certain public market trading multiples for public mortgage REITs similar to New Century REIT, assuming the REIT Conversion and including the effects of the completion of the public offering, from a size and business mix perspective. The multiples analyzed for these comparable mortgage REITs included estimated 2005 dividends per share divided by common stock price and common stock price divided by estimated 2005 earnings per share ratios. The estimates of 2005 dividends per share for the comparable mortgage REITs were based on publicly available Wall Street equity research reports. The estimates for 2005 earnings per share for the comparable companies were based on Institutional Brokers Estimate System median earnings per share estimates. For purposes of its analysis, Morgan Stanley reviewed the multiples of the following six publicly traded mortgage REITs:

•	American Home Mortgage Investment Corp.;

•	Impac Mortgage Holdings, Inc.;

•	Novastar Financial, Inc.;

•	Redwood Trust, Inc.;

•	Saxon Capital, Inc.; and

•	Thornburg Mortgage, Inc.

A summary of the reference range of market trading multiples that Morgan Stanley used are set forth below:

Reference Range of Multiples
2005E Dividend Yield	10.0% – 12.0%
Price / 2005E EPS	7.0x – 8.0x

Using these reference ranges of multiples, which excludes Saxon Capital, Inc. because it was not a publicly-traded mortgage REIT at the time of Morgan Stanley’s analysis, Morgan Stanley calculated an implied valuation range for New Century REIT by applying the reference ranges of multiples to the applicable New Century REIT operating statistics based on information provided by management. Based on such analysis, Morgan Stanley calculated an implied valuation range for New Century REIT common stock of $64.82 to $79.29 per share.

Although the foregoing mortgage related finance companies and mortgage REITs were compared to New Century Financial and New Century REIT for purposes of this analysis, Morgan Stanley noted that no company or mortgage REIT utilized in this analysis is identical to New Century Financial or New Century REIT because of differences between the business mix, operations and other characteristics of New Century Financial, New Century REIT and the comparable companies. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of New Century Financial and New Century REIT, such as the impact of competition on the business of New Century Financial, New Century REIT and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of New Century Financial, New Century REIT or the industry or in the markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Analyst Price Targets.    Morgan Stanley reviewed published estimates by Wall Street equity research analysts for the following periods: (i) prior to January 20, 2004; and (ii) from January 20, 2004 through

April 5, 2004. Price targets in these equity research reports ranged from $50.00 to $59.00 per share. Morgan Stanley discounted the Wall Street analyst price targets for one year at New Century Financial’s estimated cost of equity capital of approximately 12%, based on the capital asset pricing model, a theoretical financial model that estimates the cost of equity capital of a particular company based on such company’s Beta. A company’s Beta is a metric designed to represent the systemic business risk and financial risk of such company versus the overall market. The following table summarizes the target prices for New Century Financial’s common stock from each of those reports, where available:

Firm	Date of Report	Price Target

Prior to January 20, 2004
Roth Capital	November 19, 2003	$50.00
Jefferies	December 4, 2003	N/A

January 20, 2004 – April 5, 2004
Roth Capital	March 8, 2004	59.00
Jefferies	March 31, 2004	52.00

Based on the aforementioned projections and assumptions, the discounted analyst price targets analysis yielded an implied valuation of New Century Financial common stock of $46.30 to $52.54 per share.

Morgan Stanley also reviewed the most recently published estimates by Wall Street equity research analysts as of April 21, 2004, which reflect New Century Financial’s announcement of April 5, 2004 of our intention to effect a REIT conversion. Price targets in these equity research reports ranged from $58.00 to $70.00 per share. Morgan Stanley discounted the Wall Street analyst price targets for one year at New Century REIT’s estimated cost of equity capital. The following table summarizes the target prices for New Century Financial’s common stock from each of those reports, where available:

Firm	Date of Report	Price Target

After April 5, 2004
Roth Capital	April 6, 2004	$70.00
Jefferies	April 6, 2004	58.00

Based on the aforementioned projections and assumptions, the discounted analyst price targets analysis yielded an implied valuation of New Century REIT common stock of $51.65 to $62.33 per share.

Dividend Discount Model.    Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2004, of the after-tax cash flows derived from New Century Financial’s loan origination platform based on financial forecasts and estimates provided by New Century Financial management, including, but not limited to, total loan origination volumes, whole loan sale premiums and loan acquisition costs. The amount of after-tax dividends payable were restricted by a required level of equity capital retained in the business. New Century Financial’s book value of equity was used as an estimate of the current value of New Century Financial’s portfolio of residual equity mortgage holdings retained in loans held for investment, servicing platform as well as our other retained assets. Morgan Stanley then employed discount rates reflecting an equity cost of capital ranging from 15.0% to 20.0% and a perpetual growth rate of 1.0% to determine the present value of New Century Financial’s loan origination platform. To determine an implied value range for New Century Financial, Morgan Stanley then added New Century Financial’s book value of equity to the present value of the origination platform, resulting in an implied value range per New Century Financial common stock of $76.57 to $97.27 per share.

After giving effect to the proposed REIT Conversion and including the effect of the proposed public offering, Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2004, of the cash flows that would be received by holders of New Century REIT, including estimated annual cash dividends paid on New Century REIT common stock and the future terminal equity value of the New Century REIT in five years calculated based on financial forecasts and estimates (including estimated annual cash dividends) provided by our management. The total shares outstanding numbers reflected our management’s assumption that New Century REIT would continue to access the capital markets to raise additional equity capital. The prices at which New Century REIT common stock would be sold was estimated by applying a constant twelve months forward dividend yield of 10.0% to 12.0% based on certain public market trading multiples for public mortgage REITs similar to New Century REIT as of the date of this opinion. A terminal value was calculated based on an assumed year six dividend per share amount, assuming 5.0% growth over the estimated year five dividend per share amount and capitalized based on a forward dividend yield of 10.0% to 12.0%. Morgan Stanley then employed discount rates reflecting an equity cost of capital ranging from 15.0% to 20.0% to determine a present value per share of New Century REIT common stock. Based on the aforementioned projections and assumptions, the dividend discount model analysis yielded an implied valuation range for New Century REIT common stock of $85.10 to $130.59 per share.

Premiums Observed in Precedent REIT Conversions Analysis.    Morgan Stanley used publicly available information from several precedent REIT conversion transactions deemed comparable to us and analyzed the trading impacts (relative to a related market index) observed at both the announcement and conclusion of these transactions. Morgan Stanley selected the following eight REIT conversion transactions:

•	Capital Trust, Inc.;

•	Getty Realty Corp.;

•	Host Marriott Corporation;

•	Rouse Company;

•	Station Casinos, Inc.;

•	Lexford Residential Trust;

•	Vornado Realty Trust; and

•	Catellus Development Corporation.

For the selected transactions, Morgan Stanley analyzed the current price (closing stock price immediately before the announcement of the transaction) relative to the selected market index both on the announcement date and through the date of REIT Conversion. Based upon New Century Financial’s common stock closing price on April 5, 2004 of $45.40 per share and a weighted average trading price over the period January 21, 2004 and April 5, 2004, and a selected premium range of 15.0% to 30.0%, the implied valuation range of New Century REIT common stock was $52.21 to $65.12 per share.

Incremental Value of Corporate Tax Savings

Based on estimates provided by our management of pre-tax earnings from year one to year five both under the existing corporate structure as well as under the proposed REIT structure (including estimates for the taxable REIT subsidiaries), Morgan Stanley estimated the cash corporate income taxes that would be due over the same period under both structures. The estimates were based on projections of pre-tax income for year one to year five provided by our management, including pre-tax income at both the REIT and the taxable REIT subsidiary. A corporate income tax rate of 42.0% was assumed based on financial forecasts and estimates provided by our management. A terminal value of taxes payable after year five was determined by assuming that future taxes would grow at 3% annually. After applying a range of discount rates (between 15.0% and 20.0%) to the estimated corporate taxes, the net sum of the present value of total corporate taxes was determined. The total shares outstanding numbers reflected our management’s assumption that New Century REIT would continue to access the capital markets to raise additional equity capital, including the proposed public offering. The prices at which New Century REIT common stock would be sold was estimated by applying a constant twelve months forward dividend yield of 10% to 12% based on certain public market trading multiples for public mortgage REITs similar to New Century REIT. The positive difference in the net results under the proposed REIT structure versus the current corporate structure were quantified as follows:

Corporate Income Tax Savings Per New Century REIT Share

Discount Rate
15.0%	17.5%	20.0%

$21.68	$17.28	$14.22

In connection with review of the proposed transactions by our board of directors, Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of New Century Financial common stock or New Century REIT common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morgan Stanley or New Century Financial. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley as to whether the REIT Conversion, if consummated, was fair from a financial point of view to holders of shares of New Century Financial’s common stock, and were prepared in connection with the delivery by Morgan Stanley of its opinion, dated April 21, 2004, to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of New Century Financial or New Century REIT might actually trade. Furthermore, Morgan Stanley’s opinion does not address the relative merits of the underlying decision by New Century Financial to implement the REIT Conversion compared to other business strategies being considered by or available to New Century Financial’s board of directors, nor does it address our board of directors’ decision to proceed with an adoption of the REIT Conversion or our ability to effect the public offering or any subsequent offering that New Century REIT may pursue from time to time or thereafter. Morgan Stanley did not recommend the amount or form of consideration to be paid in the REIT conversion or advise that any given consideration was the only appropriate consideration for the REIT conversion.

The opinion of Morgan Stanley was one of many factors taken into consideration by our board of directors in making our determination to approve the proposed transactions. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

Our board of directors selected Morgan Stanley as our financial advisor because of Morgan Stanley’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to this proposed transaction and because Morgan Stanley is familiar with New Century Financial and our business. As part of its investment banking and financial advisory business, Morgan Stanley is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for us and have received fees for the rendering of these services. Morgan Stanley currently provides a $1.5 billion warehouse line of credit to New Century Financial and has received customary compensation in connection therewith. Morgan Stanley may act as an underwriter on New Century REIT’s proposed equity offering to be effected concurrent with the REIT Conversion. In the ordinary course of its business, Morgan Stanley and its affiliates have traded and may from time to time trade in the debt and equity securities or senior loans of New Century Financial or New Century REIT or have purchased or may from time to time bid on loan pools originated by New Century Financial or New Century REIT and its affiliates.

Pursuant to an engagement letter dated April 21, 2004, we have agreed to pay Morgan Stanley a $2,000,000 opinion fee which is to be paid as follows: (i) $500,000 to be due and payable at the time the written opinion is delivered, and (ii) $1,500,000 which will be due and payable upon the consummation of the REIT Conversion. We have also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services up to a maximum amount of $15,000. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Interests of Directors and Executive Officers of New Century Financial in REIT Conversion

In considering the recommendation of our board of directors to vote for the approval and adoption of the merger agreement, which will effect the REIT conversion, you should be aware that some of our directors and officers have interests in the merger that are different from, and in addition to, the interests of other New Century Financial stockholders.

•	Benefit Plans and Employment Agreements. New Century REIT will assume all obligations to deliver securities under New Century Financial’s existing benefit plans that are not exercised upon or before the completion of the REIT conversion. Moreover, New Century REIT will assume all obligations under New Century Financial’s existing employment arrangements with management.

•	Indemnification. New Century REIT will assume New Century Financial’s indemnification obligations to its officers, directors and employees.

As a result of these interests, certain of our officers and directors may be more likely to approve the merger agreement than stockholders generally.

Listing of New Century Financial Capital Stock

It is a condition to the completion of the merger that New Century REIT common stock issuable to New Century Financial stockholders pursuant to the merger agreement be approved for listing on the NYSE or quotation on the Nasdaq National Market. We have applied to have the new shares of New Century REIT common stock listed on the NYSE.

Transfer Agent and Registrar

As of the date of this proxy statement/prospectus, U.S. Stock Transfer Corporation is the transfer agent and registrar for New Century Financial common stock. New Century Financial has received proposals from third parties to act as the transfer agent and registrar for New Century REIT common stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the transactions to holders of shares of New Century Financial common stock that exchange their shares for shares of New Century REIT common stock in the merger. This discussion addresses only those New Century Financial stockholders that beneficially own their shares as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular New Century Financial stockholders in light of their individual circumstances or to New Century Financial stockholders that are subject to special rules, such as:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to apply a mark to market method of accounting;

•	foreign holders;

•	persons that hold their shares as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction;

•	holders that acquired their shares upon the exercise of stock options or otherwise as compensation; or

•	entities treated as partnerships for U.S. federal income tax purposes.

The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

Holders of New Century Financial common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

The parties have structured the merger so that it is anticipated that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. It is a condition to the completion of the merger that New Century Financial receive an opinion from O’Melveny & Myers LLP, dated as of the closing of the merger, to the effect that the merger of NC Merger Sub with and into New Century Financial will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion will be based on customary assumptions and customary representations made by, among others, New Century Financial, NC Merger Sub and New Century REIT. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. In addition, in connection with the filing of the registration statement, O’Melveny & Myers LLP will deliver to New Century REIT its opinion, dated as of the date of this proxy statement/prospectus, that the merger of NC Merger Sub with and into New Century Financial will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Holders of shares of New Century Financial common stock that exchange their shares for shares of New Century REIT common stock in the merger generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger being structured as tax-free reorganization for U.S. federal income tax purposes. Each holder’s aggregate tax basis in New Century REIT common stock received in the merger will be the same as that holder’s aggregate tax basis in New Century Financial common stock surrendered in the merger in exchange therefor. The holding period of the New Century REIT common stock received in the merger by a holder of New Century Financial common stock will include the holding period of New Century Financial common stock that the holder surrendered in the merger in exchange therefor. No gain or loss will be recognized by New Century Financial, NC Merger Sub or New Century REIT as a result of the merger.

This discussion of material U.S. federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the transactions. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local consequences of the transactions. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to you of these transactions.

For a discussion of the material U.S. federal income tax consequences of an investment in New Century REIT’s common stock, see “Material U.S. Federal Income Tax Consequences” beginning on page 149.

Accounting Treatment

For accounting purposes, the merger will be treated as a recapitalization of New Century Financial with New Century REIT as the acquiror (a reverse merger). The accounting basis used to initially record the assets and liabilities in NC Merger Sub is the carryover basis of New Century Financial.

Regulatory Matters

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement, other than:

•	compliance with applicable federal and state securities laws;

•	the filing of a certificate of merger as required under the DGCL; and

•	possible notice filings with various state and local governments relating to our lending authorizations.

We are currently reviewing whether filings or approvals may be required or advisable in order to permit New Century REIT or one of its qualified REIT subsidiaries to conduct loan origination and servicing activities in some jurisdictions and have made or will make regulatory filings in those jurisdictions. We intend to use all reasonable efforts to obtain these consents and approvals. However, such approvals are not required to be obtained prior to completion of the merger.

Absence of Dissenters’ Rights

Pursuant to Section 262(b)(1) of the DGCL, the stockholders of New Century Financial will not be entitled to dissenters’ rights of appraisal as a result of the merger and the REIT conversion.

Restrictions on Sale of New Century REIT Common Stock Issued Pursuant to the Merger

All shares of New Century REIT common stock that current New Century Financial stockholders will receive pursuant to the merger will be freely transferable, except for the restrictions on ownership contained in New Century REIT’s charter. See “—Description of New Century REIT Capital Stock—Transfer Restrictions.” In addition, shares received in connection with the merger by persons deemed to be “affiliates” of New Century Financial or New Century REIT under the Securities Act may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	made pursuant to an effective registration statement under the Securities Act; or

•	otherwise exempt from registration under the Securities Act.

Persons who may be deemed “affiliates” for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, either New Century Financial or New Century REIT and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. The registration statement of which this proxy statement/prospectus forms a part does not cover the resale of shares of New Century REIT common stock to be received by affiliates in the merger.

Other Restructuring Transactions; Election of the Taxable REIT Subsidiaries

We will effect certain structural changes prior to, or substantially concurrent with, the proposed merger. These restructuring transactions are designed to enable, following completion of the merger, New Century REIT to be eligible to elect REIT status and to improve New Century REIT’s tax efficiency. These restructuring transactions include, among other things, obtaining commitments from financial institutions to provide us up to $3 billion in short-term borrowings under repurchase agreements. We have commenced the pre-merger restructuring transactions, and will continue to pursue these transactions unless the merger agreement, which will effect the REIT conversion, is not approved and adopted by New Century Financial’s stockholders at the annual meeting.

The Internal Revenue Code imposes certain restrictions on the activities of REITs. Income derived from New Century Financial’s existing mortgage origination activities would be subject to a 100% tax, if such activities were conducted by a REIT. However, a recently enacted tax law change permits a taxable REIT subsidiary owned by a REIT to conduct such restricted activities without incurring the 100% tax or causing the REIT to lose its qualification as a REIT. Income and gains of a taxable REIT subsidiary are subject to full corporate-level taxes. We currently intend to continue to conduct mortgage origination and servicing activities although we will focus on our investments in mortgage-related assets. As a result, some of our subsidiaries will elect to be treated as a taxable REIT subsidiary following the REIT conversion.

In addition, the timing of the REIT conversion will depend on when we have conformed our operations. We anticipate that the merger will be completed by the end of 2004, although we cannot assure you that the merger will not be delayed. If the merger and the other restructuring transactions contemplated by the merger agreement were significantly delayed, we may not be qualified to elect REIT status commencing with New Century REIT’s taxable year ending December 31, 2004. In that case, New Century REIT would not elect REIT status at such time. Consequently, the U.S. federal income tax benefits attributable to our status as a REIT, including our ability to reduce our U.S. federal corporate-level income tax, would not commence with New Century REIT’s taxable year ending December 31, 2004, which would result in us paying substantial additional corporate-level income taxes in 2004.

New Century REIT Public Offering

As part of the REIT conversion, New Century REIT will undertake an offering which we currently expect to be approximately $750 million of its common stock to be issued and sold to the public in addition to the shares being registered on this proxy statement/prospectus that are to be issued to New Century Financial stockholders as consideration in the merger. New Century REIT intends to use the net proceeds from the public offering to purchase a portfolio of mortgage-related assets, including mortgage loans originated primarily by its taxable REIT subsidiaries and qualified REIT subsidiaries or their respective affiliates and, to a lesser extent, REIT qualified assets, including mortgage-backed securities and government securities, originated by and purchased from third parties, to purchase all of the capital stock of two of its indirect wholly-owned subsidiaries, New Century Credit and NCMSI, and for working capital purposes. The purchases of mortgage-related assets from New Century REIT’s taxable REIT subsidiaries is expected to result in taxable gain to such subsidiaries.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

New Century REIT is currently a wholly-owned subsidiary of New Century Financial. New Century REIT recently formed NC Merger Sub, of which New Century REIT is the sole stockholder. The merger agreement provides that NC Merger Sub will merge with and into New Century Financial, whereupon the separate corporate existence of NC Merger Sub will cease and New Century Financial will be the surviving entity of the merger. Upon the effectiveness of the merger, each outstanding share of common stock of New Century Financial will be converted into one share of common stock of New Century REIT and New Century REIT will assume all obligations to deliver securities under New Century Financial’s existing incentive options. For a description of the treatment of the convertible senior notes of New Century Financial and the related call option and warrant, see “—Treatment of Convertible Senior Notes and Related Call Option and Warrant.” In connection with the merger, New Century REIT will change its name to “New Century Financial Corporation” and will succeed to and continue to operate substantially all of the existing business of New Century Financial and its subsidiaries.

The boards of directors of New Century Financial, New Century REIT and NC Merger Sub have each approved and adopted the merger agreement, subject to approval and adoption by the stockholders of New Century Financial. The merger will become effective at the time the certificate of merger is accepted for filing by the Secretary of State of Delaware in accordance with the DGCL, or later if so specified in the certificate of merger, but in any event before the closing of the public offering. We expect to complete the merger on a schedule that will allow New Century REIT to elect REIT status commencing with its taxable year ending December 31, 2004, following the approval of our stockholders to approve and adopt the merger agreement at the annual meeting and the satisfaction or waiver of the other conditions to the merger as described below under “—Conditions to Completion of the Merger.” However, we reserve the right to cancel or defer the merger or the REIT conversion even if our stockholders vote to approve and adopt the merger agreement, which will effect the REIT conversion, and the other conditions to the consummation of the merger are satisfied or waived if our board of directors determines that the merger or the REIT conversion is no longer in the best interests of New Century Financial and our stockholders.

Exchange of Stock Certificates

Surrender of Shares.    U.S. Stock Transfer will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, U.S. Stock Transfer will mail to each registered holder of a certificate of New Century Financial common stock a letter of transmittal containing instructions for surrendering their certificates. Holders who properly surrender their certificates will receive certificates representing their shares of New Century REIT common stock. The surrendered certificates will be cancelled. Upon the effectiveness of the merger, each certificate representing shares of common stock of New Century Financial will be deemed for all purposes to evidence the same number of shares of common stock of New Century REIT until such certificate is exchanged for a certificate representing shares of common stock of New Century REIT.

Lost Certificates.    If any New Century Financial certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact and, if required by New Century REIT, post a reasonable bond as indemnity against any claim that may be made against New Century REIT with respect to such certificate.

Stock Transfer Books.    At the completion of the merger, New Century Financial will close its stock transfer books, and no subsequent transfers of New Century Financial common stock will be recorded on its books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•	Stockholder Rights. The rights of the stockholders of New Century REIT will be governed by the MGCL and New Century REIT’s charter and bylaws. The forms of New Century REIT’s charter and bylaws are set forth as Annex B and Annex C, respectively, to this proxy statement/prospectus. See also “Description of New Century REIT Capital Stock.”

•	Directors and Officers. The board of directors, including the three directors to be elected at the annual meeting, committees of the board of directors and management of New Century Financial immediately prior to the merger will become the board of directors, committees of the board of directors and management of New Century REIT.

•	Benefit Plans and Employment Agreement. New Century REIT will assume all of New Century Financial’s stock incentive plans, including the 2004 Plan, if approved at the annual meeting, and all rights to acquire shares of New Century Financial common stock under any New Century Financial stock incentive plan will be converted into rights to acquire shares of New Century REIT common stock pursuant to the terms of the stock incentive plans and the other related documents, if any. Moreover, New Century REIT will assume all obligations under New Century Financial’s existing employment arrangements with management.

•	Convertible Senior Notes. New Century REIT will execute a supplemental indenture covering New Century Financial’s 3.50% convertible senior notes due 2008. As a party to the indenture, New Century REIT will be obligated to issue shares of its common stock upon conversion of any convertible senior notes not otherwise converted prior to the REIT conversion.

•	Distributions. New Century REIT will assume all of New Century Financial’s obligations with respect to any distributions to its stockholders that have been declared by New Century Financial but not paid prior to the completion of the merger. In addition, New Century REIT may, if required, declare the special E&P distribution in December 2004 and make this one-time distribution in January 2005 to its stockholders on the record date for such distribution.

•	NYSE Listing of New Century REIT Common Stock. We anticipate that the New Century REIT common stock will be listed on the NYSE under the symbol “NEW” following the completion of the merger.

Conditions to Completion of the Merger

The respective obligations of New Century Financial, New Century REIT and NC Merger Sub to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	approval and adoption of the merger agreement (a) by the requisite vote of the stockholders of New Century Financial, (b) by New Century Financial, in its capacity as the sole stockholder of New Century REIT, and (c) by New Century REIT, in its capacity as the sole stockholder of NC Merger Sub;

•	determination by our board of directors that the transactions constituting the REIT conversion that impact New Century REIT’s status as a REIT for U.S. federal income tax purposes, including the pricing of, and entering into an underwriting agreement for, a public offering for net proceeds that we believe to be sufficient to support our operating plan and to satisfy the REIT asset and gross income tests, and on other terms acceptable to us, have occurred or are reasonably likely to occur;

•	receipt by New Century Financial from O’Melveny & Myers LLP of an opinion to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	receipt by New Century Financial from O’Melveny & Myers LLP of an opinion to the effect that, commencing with New Century REIT’s taxable year ending December 31, 2004, New Century REIT’s organization and proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code;

•	the amendment and restatement of the charter and bylaws of New Century REIT to the extent set forth in the forms set forth in the merger agreement and as attached as Annex B and Annex C, respectively, to this proxy statement/prospectus;

•	the directors and officers of New Century Financial immediately before the merger will be the directors and officers, respectively, of New Century REIT after the merger;

•	approval for listing on the NYSE or quotation on the Nasdaq National Market of New Century REIT common stock, subject to official notice of issuance;

•	the effectiveness of New Century REIT’s registration statement on Form S-4 registering the shares of its common stock to be issued in the merger, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission;

•	the effectiveness of New Century REIT’s registration statement on Form S-3 registering its shares of common stock for sale to the public, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission, and the determination by New Century Financial’s board of directors that the sale of such stock will be successfully completed promptly after the completion of the merger;

•	the execution and delivery by New Century Financial and New Century REIT of a supplemental indenture to the indenture for the convertible senior notes, pursuant to which New Century REIT will assume the obligations to issue common stock under such indenture and New Century Financial will assume all other obligations;

•	the determination by New Century Financial, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of New Century REIT to qualify as a REIT, (b) increasing the U.S. federal tax liabilities of New Century REIT resulting from the REIT conversion, or (c) reducing the expected benefits to New Century REIT resulting from the REIT conversion; and

•	receipt of all governmental and third party consents to the merger, except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of New Century REIT, NC Merger Sub and their subsidiaries taken as a whole.

Treatment of Convertible Senior Notes and Related Call Option and Warrant

Treatment of Convertible Senior Notes

On July 8, 2003 and July 14, 2003, New Century Financial issued $210 million of convertible senior notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and, as of March 17, 2004, became convertible into New Century Financial common stock. The conversion rate of the notes is subject to adjustment upon the occurrence of certain events, including the payment of certain dividends and distributions on New Century Financial common stock, the splitting of New Century Financial common stock, the combination of New Century Financial common stock and certain other events. In particular, the conversion rate generally adjusts if the quarterly dividend yield is increased to above 0.4375%, which equates to an annualized dividend yield of 1.75%. Adjustments to the conversion rate resulting from quarterly cash dividends may not cause the conversion rate to exceed 35.3274 shares per $1,000 principal amount of notes, or convert into more than 7,418,754 shares. As a result of the merger, the notes will become convertible into shares of New Century REIT common stock at the same conversion rate as is in effect on the date of the merger, subject to further adjustment upon the occurrence of certain events. In order to implement these provisions, New Century Financial and New Century REIT will execute a supplemental indenture at the closing of the merger.

On October 15, 2003, New Century Financial filed a registration statement with the Securities and Exchange Commission, which became effective, to permit the public resale of the notes and New Century Financial common stock issuable upon conversion of the notes. In connection with the REIT conversion, New Century REIT will further amend the registration statement to permit the public resale of the notes and the New Century REIT common stock rather than New Century Financial’s common stock issuable upon conversion of the notes.

Treatment of Call Option and Warrant

In connection with the issuance of the notes, New Century Financial entered into two agreements whereby it simultaneously purchased a call option and sold a warrant relating to shares of its common stock. New Century Financial can exercise the call option at any time to acquire 6,034,675 shares of its common stock at a price of $34.80 per share. The holder of the warrant can, for a limited period of time upon maturity of the notes, exercise the warrant to purchase from New Century Financial up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares of New Century Financial common stock or a combination of cash and shares, at the option of New Century Financial. As a result of the merger, the call option and warrant will only be exercisable for shares of New Century REIT common stock rather than New Century Financial common stock, except that the calculation agent of the warrant may have the right to reduce the exercise price of the warrant to account for changes in volatility, expected dividends, brokers’ ability to margin and liquidity of our common stock relative to the shares of New Century Financial common stock.

After completion of the REIT conversion, we may explore transactions to repurchase the notes or induce the noteholder to convert the notes into shares of our common stock. We may also explore the possibility of exercising our call option, inducing exercise or cancellation of the warrant or otherwise settling the transactions with our counterparty.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger agreement by the stockholders of New Century Financial, by either:

•	the mutual written consent of the board of directors of New Century Financial and the board of directors of New Century REIT, on behalf of New Century REIT and NC Merger Sub; or

•	the board of directors of New Century Financial in its sole discretion.

We have no current intention of abandoning the merger subsequent to the annual meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, we reserve the right to cancel or defer the merger or the REIT conversion even if our stockholders vote to approve and adopt the merger agreement, which will effect the REIT conversion, and the other conditions to the consummation of the merger are satisfied or waived if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of our company and our stockholders.

MARKET PRICES OF NEW CENTURY FINANCIAL COMMON STOCK

Our common stock has been quoted on the Nasdaq National Market under the symbol “NCEN” since our initial public offering in June 1997. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as quoted on the Nasdaq National Market:

	Common Stock Price
	High	Low
Year ended December 31, 2002
First Quarter	$15.93	$7.87
Second Quarter	23.32	14.16
Third Quarter	23.19	13.50
Fourth Quarter	18.74	10.89

Year ended December 31, 2003
First Quarter	$21.75	$16.34
Second Quarter	34.06	20.68
Third Quarter	31.45	21.51
Fourth Quarter	41.04	28.27

Year ending December 31, 2004
First Quarter	$51.80	$37.91
Second Quarter	$50.76	$38.50
Third Quarter (through July 26, 2004)	$49.14	$43.27

On April 5, 2004, the last full trading day prior to the public announcement of our plan to convert to a REIT, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $45.40 per share. On July 26, 2004, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of our common stock, as reported on the Nasdaq National Market was $45.81 per share. Such stock prices and the stock prices set forth above give effect to our three-for-two stock split effected by a stock dividend paid in July 2003. As of May 31, 2004, the number of holders of record of our common stock was 66 and the number of outstanding shares of our common stock was 33,882,164.

It is expected that, upon completion of the merger, the New Century REIT common stock will be listed on the NYSE. The historical trading prices of New Century Financial’s common stock are not necessarily indicative of the future trading prices of New Century REIT common stock because, among other things, the current stock price of New Century Financial reflects the current market valuation of New Century Financial’s current business and assets and does not necessarily take into account the changes in New Century Financial’s business and operations that may occur in connection with the REIT conversion. See “Risk Factors—Risks and Effects of the REIT Conversion—The REIT conversion may be delayed or deferred for a significant period of time after the annual meeting and, as a result, the market price of shares of New Century REIT common stock that you receive upon completion of the merger may be less than the market price of your shares of New Century Financial common stock prior to and as of the date of the merger, including on the date of the annual meeting” on page 22.

DISTRIBUTION POLICY OF NEW CENTURY REIT; THE SPECIAL E&P DISTRIBUTION

After completion of the REIT conversion, New Century REIT expects to make regular quarterly distributions to its stockholders beginning in the third quarter of 2004. The actual timing and amount of such distributions, however, will be as determined and declared by New Century REIT’s board of directors and will depend on its financial condition, earnings, and other factors, many of which are beyond the control of New Century REIT. In order to maintain its qualification as a REIT under the Internal Revenue Code, New Century REIT is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). After-tax earnings generated by New Century REIT’s taxable REIT subsidiaries and not distributed to New Century REIT are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that New Century REIT does not distribute 100% of its REIT taxable income, it will be taxed on any undistributed amounts. In addition, we cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. New Century REIT anticipates paying quarterly distributions in January, April, July and October of each year for the preceding quarter. New Century REIT anticipates that distributions generally will be paid from cash available for distribution (generally equal to cash from operations and investing activities less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, New Century REIT intends to borrow funds from one of its subsidiaries or a third party in order to make distributions consistent with this policy. We cannot assure you as to the amount, if any, of future distributions.

In addition, in connection with the REIT conversion, New Century REIT may, if necessary, make an immaterial one-time special E&P distribution to its stockholders. Under the Internal Revenue Code, neither a REIT nor any of its qualified REIT subsidiaries is permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. Therefore, in order to qualify as a REIT, New Century REIT may be required to distribute the current and accumulated earnings and profits of New Century Credit and NCMSI that it succeeds to, if any, by paying a one-time special distribution to its stockholders in cash. A national accounting firm is preparing, and will provide prior to the date of the merger, a computation of New Century Credit’s and NCMSI’s earnings and profits for this purpose. Based on this computation, we will make the corresponding special one-time cash distribution, if required, in an amount that is intended to equal or exceed the earnings and profits, if any, that we will inherit from New Century Credit and/or NCMSI. Any such special E&P distribution will be declared in December 2004 and payable in January 2005 to our stockholders on the record date for such distribution.

BUSINESS

New Century REIT

We formed New Century REIT as a Maryland corporation on April 12, 2004. To date, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus. Upon completion of the merger and the REIT conversion, New Century Financial will be a wholly-owned subsidiary of New Century REIT. New Century REIT will be renamed “New Century Financial Corporation” and will continue the business of New Century Financial. We anticipate that New Century REIT will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2004. At the time of the merger and the REIT conversion, the then-current directors and officers of New Century Financial, including the three directors elected at the annual meeting of stockholders, will become the directors and officers of New Century REIT.

Our Business

The information in this section assumes that the merger has been completed, and that New Century REIT has succeeded to and is continuing the business of New Century Financial.

We are the nation’s second largest subprime mortgage finance company in terms of loan volume. We originate, purchase, retain, sell and service primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property, as measured by the borrower’s LTV. We have been originating and purchasing subprime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher risks associated with this segment of the mortgage industry. In 2003, we retained approximately 20% of our loan production for investment through on-balance sheet securitizations. If the merger agreement is approved and adopted by our stockholders, we expect that following the REIT conversion and the related public offering we will increase the percentage of our net income generated from our mortgage loan portfolio in a tax-efficient manner and have the ability to produce a more diverse base of earnings across a variety of interest rate environments.

Changes in Our Business as a Result of the REIT Conversion

We expect to make some changes to our business operations as a result of the REIT conversion, which are described below:

•	Loan origination, acquisition and servicing. We will continue to originate, underwrite, process, fund and service a majority of loans through one or more of our taxable REIT subsidiaries, including New Century Mortgage, in accordance with our existing policies, procedures and underwriting guidelines. In addition, we expect to be able to originate mortgage loans in a majority of states through New Century REIT or one or more of our qualified REIT subsidiaries, including New Century Credit. Over time, we expect that New Century REIT and/or one or more of our qualified REIT subsidiaries will become authorized to originate mortgage loans in the remaining states in which they are not currently authorized.

•

Loan sales.    Currently, we sell most of our loans through whole loan sales or securitizations through NC Capital. Following the REIT conversion, we intend to conduct non-REMIC CMO securitization activities in New Century REIT or one of its qualified REIT subsidiaries, including NCMSI. Non-REMIC CMO’s are treated as debt for both generally accepted accounting principles and tax purposes, thereby resulting in no gain-on-sale, or GOS, being recognized for either generally accepted accounting principles or income tax purposes. The non-GOS treatment for both generally accepted accounting principles and tax purposes creates portfolio generally accepted accounting principles earnings with matching tax treatment. In connection with the REIT conversion and following completion of the public offering, New Century REIT will purchase loans from New Century Financial or one or more of its taxable REIT subsidiaries in arm’s-length transactions at fair market value in order to enable New Century REIT to meet the asset and income tests applicable to REITs. We will determine fair market value based on prevailing market prices for similar whole loan sale and securitization transactions executed with unaffiliated third parties.

•	Short-term financing. In connection with the REIT conversion, New Century REIT and its qualified REIT subsidiaries intend to obtain short-term financing commitments in order to originate loans. We have reached agreement with three of our lenders to increase the amount of financing under our lines of credit by $1.5 billion of committed financing and we are negotiating with two new lenders to provide additional financing. These loans to the extent retained by New Century REIT will be financed through longer-term securitization.

•	Long-term financing. We expect to continue financing our loan portfolio for the long-term through securitizations. If New Century REIT or one of its qualified REIT subsidiaries were to securitize mortgage assets on a regular basis (other than through the issuance of non-REMIC CMOs), there is a substantial risk that the securities could be “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. We expect to securitize such mortgage assets through the issuance of non-REMIC CMOs, whereby we retain the equity interests in the mortgage-backed assets used as collateral in the securitization transaction.

•	Hedging. We currently use various derivative financial instruments to attempt to mitigate interest rate risks. When interest rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of the loans that we hold. Following the REIT conversion, we expect to continue this hedging strategy; however, REIT qualification tests will limit the amount of income we can receive from financial derivatives in New Century REIT. As a result, we may be required to conduct some hedging activities through one or more of our taxable REIT subsidiaries, which will subject the related hedging income to corporate income tax and, in some circumstances, may impair our ability to mitigate interest rate risk.

Business Strategy

Our business objective is to pursue growth while also seeking to provide more stable, predictable earnings even when the origination environment becomes less favorable. We intend to execute this strategy by:

•	Strengthening Our Production Franchise. We plan to pursue expansion into new geographic markets. We intend to continue to expand our total loan production and increase market share and volume on the East Coast and in other metropolitan areas outside of California. We believe our Wholesale Division can expand quickly into new markets with limited additional investment in infrastructure by leveraging our proprietary FastQual® system, our Web-based underwriting engine. For retail expansion, we will continue our practice of reviewing demographic information about potential markets and opening branches in markets that we believe can support a retail branch. We also plan to continue to deploy new marketing and technology initiatives and expand our product line and sales personnel in an effort to increase our existing market penetration.

•	Growing Our Portfolio of Mortgage-Related Assets. We intend to increase our portfolio by retaining self-originated loans through on-balance sheet securitizations. We believe this portfolio will continue to increase net interest income and reduce our reliance on our origination franchise to grow earnings. We expect that our capacity to originate loans will provide us with a significant volume of loans at a lower cost and with greater reliability than if we purchased our portfolio from a third party.

•

Strengthening Our Balance Sheet.    We will seek to actively strengthen our balance sheet by increasing our liquidity and capital position with the net proceeds from the public offering and future offerings and by increasing available capacity under our lines of credit. We believe these efforts will better protect our franchise and provide the ability to respond to disruptions in the market or other adverse conditions and to meet the distribution and other REIT qualification requirements. We have reached agreements with two of our lenders to increase the amount of financing under our lines of credit and we are negotiating with two new lenders to provide additional financing. We also will seek to enhance our cash position by retaining some or all of our earnings in our taxable REIT subsidiaries and seeking to access the capital markets through the public offering and future offerings. A strong balance sheet allows us to hold loans for a longer period in the event that the secondary market for our loans weakens or becomes unstable due to temporary market disruption.

•	Actively Managing Our Mortgage Loan Portfolio. We will seek to actively manage the interest rate and credit risks relating to holding a portfolio of mortgage-related assets in an effort to generate an attractive risk-adjusted return on our stockholders’ equity. We will continue to use hedge instruments to attempt to reduce the interest rate exposure that results from financing fixed-rate assets with floating- rate liabilities. We will also actively monitor our portfolio to manage our credit exposure through early detection and management of probable delinquencies.

•	Expanding Our Servicing Platform. We intend to grow our servicing portfolio, given our recent RPS3, or average, rating from Fitch and average rating from S&P. We expect to service loans owned by third parties to take advantage of our technical capabilities, capitalization and economies of scale. We believe our income from servicing will increase in a rising interest rate environment which will help to offset any decline in our origination volume.

•	Exploring Diversification Strategies. We intend to further diversify our revenues by evaluating and executing strategic acquisitions and new business opportunities.

Competitive Advantages

We believe that the following competitive strengths distinguish our business model from other residential mortgage lenders and REITs, and will enable us to implement our business strategy:

•	Leading Market Presence. We are the nation’s second largest subprime mortgage finance company by market share. We provide primarily first mortgage products to borrowers nationwide. We are authorized to lend in all 50 states and have a leading market presence through a wholesale network of 21,600 approved independent mortgage brokers and our retail network of 70 branch offices in 27 states.

•	Operational Flexibility. Our structure and business strategy provide us with the flexibility to both securitize a portion of our loan originations for our portfolio and sell the balance for cash. We believe that this flexibility allows us to provide a broader product offering, better manage our cash flows and respond to the secondary market environment, thus enhancing the return on our stockholders’ equity.

•	Long-standing Institutional Relationships. We have developed long-standing relationships with a variety of institutional loan buyers, including Bear Stearns, Credit Suisse First Boston, Deutsche Bank, Goldman Sachs, Morgan Stanley and UBS Residential Funding. These loan buyers regularly bid on and purchase large loan pools from us and we frequently enter into committed forward loan sale agreements with them. In addition, we have developed relationships with a variety of institutional lenders, including Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Brothers), Morgan Stanley and UBS Residential Funding, all of whom have existing lending relationships with us.

•	Lower-Cost Portfolio Accumulation Strategy. Unlike mortgage REITs without origination capabilities, we believe our ability to originate loans through our qualified REIT subsidiaries and purchasing loans originated by our taxable REIT subsidiaries will allow us to accumulate mortgage loans at a lower cost and with greater reliability than would be available through secondary market purchases.

•	Automated Credit Grading Capability. We have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products. This automated credit grading system helps us construct a more consistent and predictable portfolio, which we believe enables us to generate attractive risk-adjusted returns.

•	High Quality Customer Service. We strive to make the origination process easy for our borrowers and brokers by providing prompt responses, consistent and clear procedures, and an emphasis on ease of use through technology, including our FastQual® system.

•	Management Experience and Depth. The members of our senior management team have, on average, over 20 years of experience in the mortgage finance sector, with substantial experience addressing the challenges posed by a variety of interest rate environments, including growing an origination franchise, managing credit risk and developing strong capital market relationships.

The Residential Mortgage Market

The residential mortgage market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated over $3.8 trillion of single-family mortgage loans in 2003 and the MBA is predicting originations of $2.5 trillion in 2004. The residential mortgage market can generally be bifurcated into conforming and non-conforming mortgage loans. Non-conforming mortgage loans are those mortgage loans generally not eligible for sale to Fannie Mae or Freddie Mac due to size and/or credit characteristics. Our loan production focuses on the subprime mortgage segment of the non-conforming market, which consists of loans that generally do not satisfy the credit characteristics of the conforming market.

According to “Inside B&C Lending,” an industry trade publication, the total size of the subprime mortgage market volume was approximately $332 billion in 2003, which represented approximately 9% of the overall residential mortgage market. In comparison, the subprime mortgage market has grown from $34 billion in 1994 to $332 billion in 2003, representing a 29% compounded annual growth rate, while the overall single-family residential mortgage market has grown from $769 billion in 1994 to $3.8 trillion, implying a lesser compounded annual growth rate of 19%.

In addition to faster growth, the subprime mortgage market has historically focused on home purchases and cash-out refinancings, rather than interest rate driven refinancings, which have caused this market segment to be less interest rate sensitive, and therefore less volatile, than the prime mortgage market. For example, for the past nine quarters, the prime loan origination market has experienced substantial volatility with a peak quarterly growth rate of approximately 52% in the second quarter of 2003, and a peak quarterly decline of approximately 51% in the fourth quarter of 2003. In contrast, during the same period the subprime loan origination market has experienced a peak growth rate of approximately 30.1% in the third quarter of 2003, has not declined at all during that period and experienced the lowest increase of 1.6% in the first quarter of 2003. In addition, the subprime market has shown an ability to grow during volatile interest rate environments, as indicated by the subprime market’s growth by over 7.4% and 3.5%, respectively, in each of the two most recent quarters ending March 31, 2004, in contrast to the prime market’s decline by approximately 52% and 7.0% over these same periods.

Secondary Marketing Strategies

Following the REIT conversion, we intend to continue to structure the securitization of the loans that we retain in our loan portfolio as financings rather than sales for tax and financial reporting purposes through the use of collateralized mortgage obligations, or CMOs. Accordingly, the loans will remain on our consolidated balance sheet as an asset and the underlying bonds will be reported as a liability on our balance sheet. Thus, we will record interest income generated by the mortgage loans and recognize interest expense on the bonds over the life of the mortgage loan pool, rather than generate a gain or loss at the time of the securitization.

A substantial portion of the net interest income generated by our securitized loans will be based upon the difference between the weighted average interest earned on the mortgage loans and the interest payable to holders of the bonds collateralized by our loans. The income we receive from the securitizations structured as financings are based primarily on LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans. In addition, the net interest income we receive from securitizations will be reduced if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or repayments of, loans with interest rates that are high relative to the rest of the asset pool. We anticipate that we will attempt to mitigate at least a portion of this net interest margin variability by purchasing Euro Dollar Futures contracts or interest rate caps.

We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and will not recognize a gain or loss upon completion of the securitization for financial reporting purposes. This accounting treatment will more closely match the recognition of income with our actual receipt of cash payments, which we believe will provide us with more stable results of operations compared to companies that structure their securitizations as sales.

Investment and Operational Policies of New Century REIT

Our investment strategy for New Century REIT is subject to change if and when our board of directors determines that a change in investment strategy is in the best interest of New Century REIT’s stockholders.

Mortgage Loans

In general, our expected strategy is to hold a portfolio of mortgage loans primarily originated by one of our taxable REIT subsidiaries and by New Century REIT or one of its qualified REIT subsidiaries. Our mortgage loans are generally underwritten in accordance with the categories and criteria described in our underwriting guidelines. See “—Underwriting Standards,” “—Credit History,” “—Collateral Review,” “—Income Documentation” and “—Underwriting Requirements.”

Mortgage-Backed Securities

From time to time, we may acquire and hold mortgage-backed securities collateralized by mortgage loans originated by and purchased from third parties in order to satisfy certain asset and income tests applicable to REITs. The mortgage-backed securities are expected to be backed primarily by first mortgages on one- to four-family dwellings and are expected to be either obligations of Fannie Mae, Freddie Mac or Ginnie Mae or have an S&P or Moody’s rating of AAA. We have not previously acquired or held any third-party mortgage-backed securities in our investment portfolio.

If we change our investment strategy, the new strategy may entail more risk of loss than our currently anticipated investment strategy. Alternative strategies that our board of directors may elect to put in place include:

•	purposefully exposing the value of our holdings to changes in interest rates or changes in the difference between short and long-term rates;

•	holding more securities that have a lower credit rating than AAA;

•	holding securities backed by assets other than one- to four-family dwellings;

or some combination of the above, or other strategies that may entail a higher degree of risk. We need not seek stockholder approval nor notify stockholders prior to changing our investment strategy.

We will seek to be an opportunistic investor and will not have specific guidelines or policies dictating specific investment or operating restrictions. It is possible that we will make investments that have a high risk profile relative to the anticipated returns, which could result in losses that would harm our results of operations, financial condition and business prospects. See “Risk Factors—Risks Related to New Century REIT—The loans we originate and hold are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.” We may take the following actions without the consent of our stockholders: (i) borrow money; (ii) make loans to other companies; (iii) invest in securities of other issuers for the purpose of exercising control; (iv) sell existing investments and make additional investments; and (v) repurchase or otherwise reacquire our shares. We also may issue preferred stock that has liquidation and dividend preferences over the outstanding common stock or offer securities in exchange for property. We plan to distribute an annual report, including our audited financial statements, to stockholders as required under the securities laws. We currently have no plan to underwrite the securities of other issuers.

Leverage Policy

We employ a leverage strategy to increase our mortgage loan origination activities by securitizing existing mortgages in transactions that we believe will be treated as borrowings for accounting and tax purposes. We generally expect to borrow in excess of 10 times the amount of our consolidated equity capital, although our actual debt to equity ratio may vary from time to time depending on market conditions and other factors deemed relevant by our management and board of directors. In general, our credit facilities limit our debt-to-equity ratio to a level of 10 to 1. However, each of the lenders under our credit facilities disregards non-recourse financing including the bonds underlying our on-balance sheet securitizations in computing the leverage ratio. The leverage ratio under our credit facilities was 6.8 to 1 as of March 31, 2004.

We expect that our mortgage loan portfolio will be financed by borrowings on our credit facilities, the issuance of asset-backed securities, and, to a lesser extent, our equity capital. We intend to structure the securitizations of the loans in our portfolio as financings for tax and accounting purposes, rather than as sales and, therefore, do not expect to recognize a gain or loss on securitizations.

Hedging Policy

In order to seek to mitigate the adverse effects resulting from interest rate increases on our residual interests, certain mortgage loans held for sale and mortgage loans held for investment, we utilize derivative financial instruments such as Euro Dollar Futures contracts and interest rate caps. It is not our policy to use derivatives to speculate on interest rates. These derivative instruments have an active secondary market and are intended to provide income and cash flow to offset potential reduced interest income and cash flow under certain interest rate environments. Certain of our interest rate management activities qualify for hedge accounting in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. We report the derivative financial instruments and any related margin accounts on our consolidated balance sheets at their fair value. See “Risk Factors—Risks Related to New Century REIT—Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.”

We intend to use several tools and risk management strategies to monitor and address interest rate risk. We believe that these tools will allow us to monitor and evaluate our exposure to interest rates and to manage the risk profile of our mortgage loan portfolio in response to changes in market conditions. As part of our interest rate risk management process, we may use derivative financial instruments such as Euro Dollar Futures, interest rate cap agreements, interest rate swap agreements, Treasury futures, and options on interest rates. We may also use other hedging instruments including mortgage derivative securities, as necessary. Hedging strategies also involve transaction and other costs. Because we intend to use derivative financial instruments to a greater extent than we have in the past, the aggregate costs to us of entering into contracts for these instruments are likely to be significantly higher than in the past.

We will actively monitor, and may have to limit, our asset/liability management program to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts permitted by the REIT gross income and asset tests. In the case of excess hedging income, we would be required to pay a penalty tax for failure to satisfy one or both of the REIT income tests under the Internal Revenue Code if the excess is due to reasonable cause and not willful neglect. If our violation of the REIT income tests is due to willful neglect or if the value of our hedging positions causes us to violate one or more of the REIT asset tests, the penalty could be disqualification as a REIT. Attempting to comply with the REIT income and asset tests could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, our management may elect to have us bear a level of risk that could otherwise be mitigated through hedging when our management believes, based on all relevant facts, that bearing such risk is advisable. We will engage in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

Financing Policy

If our board of directors determines that additional funding is required, we may raise the additional funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, subject to applicable law and NYSE regulations, to issue additional common stock or preferred stock in any manner and on terms and for consideration it deems appropriate up to the amount of authorized stock set forth in our charter.

Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, and securitizations, including collateralized debt obligations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the assets. Such indebtedness may entail recourse to all or any part of our assets or may be limited to the particular assets to which the indebtedness relates.

We will enter into collateralized borrowings only with institutions we believe are financially sound and that are rated investment grade by at least one nationally recognized statistical rating organization.

We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our securities or any other securities and may engage in any of these activities in the future.

Loan Production Channels

Following the REIT conversion, we intend to continue to originate and purchase mortgage loans through two channels—our Wholesale Division and our Retail Division. Our Wholesale Division originates and purchases loans through a network of independent mortgage brokers and correspondent lenders solicited by our account executives. Our account executives provide on-site customer service to the broker to facilitate the loan’s funding. In addition, the Wholesale Division originates mortgage loans through its FastQual® Web site at www.newcentury.com, where a broker can upload a loan request and receive a response generally within 12 seconds. Our Retail Division originates loans directly to the consumer through 72 retail branch offices located in 28 states and a central retail telemarketing unit that originates loans nationwide through one central office. Leads are generated through radio, direct mail, telemarketing and the Internet.

Our Wholesale Division

During 2003, our wholesale loan originations and purchases totaled $25.2 billion, or 92.0% of our total loan production. This production consisted of $15.8 billion, or 62.7%, of cash-out refinancings, $6.8 billion, or 27.0%, of home purchase financing, and $2.6 billion, or 10.3%, of rate and term refinancings. Further, these loans consisted of $17.7 billion, or 70.4%, of adjustable rate loans, and $7.5 billion, or 29.6%, of fixed rate loans.

During the first quarter of 2004, our wholesale loan originations and purchases totaled $7.7 billion, or 91.2% of our total loan production. This production consisted of $4.9 billion, or 63.4%, of cash-out refinancings, $2.5 billion, or 32.0%, of home purchase financing, and $355.0 million, or 4.6%, of rate and term refinancings. Further, these loans consisted of $5.7 billion, or 74.0%, of adjustable rate loans, and $2.0 billion, or 26.0%, of fixed rate loans.

As of December 31, 2003, our Wholesale Division operated through 20 regional operating centers located in 14 states and employed 486 account executives. As of December 31, 2003, we had approved over 21,600 mortgage brokers to submit loan applications to us. Of the total approved mortgage brokers, we originated loans through approximately 15,400 brokers during 2003. During this period, our 10 largest producing brokers originated 7.0% of our wholesale production.

We have designed and implemented a detailed procedure for qualifying, approving and monitoring our network of approved mortgage brokers. We require all brokers to complete an application that requests general business information and to provide copies of all required licenses. Upon receipt of the application and supporting documentation, our Broker Services Department examines the materials for completeness and accuracy. Our Broker Services Department then independently verifies the information contained in the application through (i) a public records website to verify the validity and status of licenses, and (ii) the Mortgage Asset Research Institute, or MARI, which provides background information from both the public and private sectors.

To be approved, a broker must enter into our standard broker agreement with New Century Mortgage pursuant to which the broker agrees to abide by the provisions of our Policy on Fair Lending and our Brokers’ Code of Conduct. Each broker also agrees to comply with applicable state and federal lending laws and agrees to submit true and accurate disclosures with regard to loan applications and loans. In addition, we employ a risk management team that regularly reviews and monitors the loans submitted by our brokers.

In wholesale loan originations, the broker’s role is to identify the applicant, assist in completing the loan application form, gather necessary information and documents and serve as our liaison with the borrower through our lending process. We review and underwrite the application submitted by the broker, approve or deny the application, set the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions imposed by us, fund the loan. Because brokers conduct their own marketing and employ their own personnel to complete loan applications and maintain contact with borrowers, originating loans through our Wholesale Division allows us to increase loan volume without incurring the higher marketing, labor and other overhead costs associated with increased retail originations.

Mortgage brokers can submit loan applications through an account executive in one of our sales offices or through FastQual®, our Web-based loan underwriting engine, at www.newcentury.com.

In either case, the mortgage broker will forward the original loan package to the closest regional operating center where the loan is logged in for regulatory compliance purposes, underwritten and, in most cases, approved or denied within 24 hours of receipt. If approved, we issue a “conditional approval” to the broker with a list of specific conditions that have to be met (for example, credit verifications and independent third-party appraisals) and additional documents to be supplied prior to the funding of the loan. An account manager and the account executive work directly with the submitting mortgage broker who originated the loan to collect the requested information and to meet the underwriting conditions and other requirements. In most cases, we fund loans within 30 days from the date of our approval of an application.

FastQual® generally provides the broker with a response in less than 12 seconds. Loan information from the brokers’ own loan operating systems can be automatically uploaded to FastQual®. The system provides all loan products for which the borrower qualifies, enabling brokers to offer their customers many options. Our FastQual® website enables mortgage brokers to evaluate loan scenarios for borrowers, submit loan applications, order credit reports, automatically credit grade the loan, obtain pricing and track the progress of the loan through funding.

Our Wholesale Division also purchases funded loans on an individual or “flow” basis from independent mortgage bankers and financial institutions known as correspondent lenders. We review an application for approval from each lender that seeks to sell us a funded loan. We analyze the mortgage banker’s underwriting guidelines to ensure conformance with our guidelines. We also review their financial condition and licenses. We require each mortgage banker to enter into a purchase and sale agreement with customary representations and warranties regarding the loans the mortgage banker will sell to us. These representations and warranties are comparable to those given by us to the purchasers of our loans. Once the correspondent lender is approved, we re-underwrite each loan submitted by them.

The following table sets forth selected information relating to loan originations and purchases through our Wholesale Division during the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Principal balance (in millions)	$4,237.2	$5,324.1	$8,014.9	$7,611.4
Average mortgage loan amount (in thousands)	$162.8	$165.9	$181.7	$172.7
Combined weighted average initial loan-to-value ratio	80.9%	82.3%	81.8%	83.9%
Percent of first mortgage loans	98.8%	98.3%	98.5%	97.9%
Property securing mortgage loans:
Owner occupied	94.4%	94.5%	94.8%	94.4%
Nonowner occupied	5.6%	5.5%	5.2%	5.6%
Weighted average interest rate:
Fixed-rate	7.83%	7.86%	6.78%	7.46%
ARMs—initial rate	7.58%	7.42%	7.15%	7.18%
ARMs—margin over index	6.05%	5.52%	5.65%	5.70%

Our Retail Division

During 2003, our Retail Division originated $2.2 billion in loans, or 8.0% of our total loan production. This production consisted of $1.8 billion, or 82.0%, of cash-out refinancings, $58.5 million, or 2.7%, of home purchase financing, and $336.7 million, or 15.3%, of rate and term refinancings. Further, these loans consisted of $1.5 billion, or 66.3%, of adjustable rate loans, and $740.0 million, or 33.7%, of fixed rate loans. During the first quarter of 2004, our Retail Division originated $741.4 million in loans, or 8.8% of our total loan production. This production consisted of $605.1 million, or 81.6%, of cash out refinancings, $26.6 million, or 3.6%, of home purchase financing, and $109.7 million, or 14.8%, of rate and term refinancings. Further, these loans consisted of $419.2 million, or 56.6%, of adjustable rate loans, and $322.1 million, or 43.4%, of fixed rate loans. As of December 31, 2003, our Retail Division, including the central retail telemarketing unit, employed 678 retail loan officers located in three regional processing centers and 70 sales offices in 27 states.

By creating a direct relationship with the borrower, retail lending provides greater potential for repeat business and greater control over the lending process. Loan origination fees contribute to profitability and cash flow and partially offsets the higher costs of retail lending.

The following table sets forth selected information relating to loan originations through our Retail Division during the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Principal balance (in millions)	$452.3	$478.9	$623.9	$640.1
Average mortgage loan amount (in thousands)	$122.5	$117.7	$122.5	$122.4
Combined weighted average initial loan-to-value ratio	78.0%	78.9%	80.4%	79.8%
Percent of first mortgage loans	99.2%	99.0%	99.4%	99.3%
Property securing mortgage loans:
Owner occupied	96.7%	96.9%	96.9%	96.5%
Nonowner occupied	3.3%	3.1%	3.1%	3.5%
Weighted average interest rate:
Fixed-rate	8.33%	8.15%	7.66%	7.55%
ARMs—initial rate	8.11%	7.92%	7.81%	7.72%
ARMs—margin over index	6.61%	6.45%	6.22%	6.22%

In January 2004, we merged the loan processing functions of both our Wholesale and Retail Divisions into 20 regional processing centers located in 14 states. The combination of our processing centers is expected to improve consistency and reduce our costs.

Marketing

Wholesale Marketing

After the REIT conversion, our Wholesale Division’s marketing strategy will continue to focus on the sales efforts of its account executives and on providing prompt, consistent service to mortgage brokers and other customers. Our Wholesale Division supplements its strategy with direct mail and fax programs to brokers, advertisements in trade publications, in-house production of collateral sales material, seminar sponsorships, tradeshow attendance, periodic sales contests and its e-commerce website, www.newcentury.com.

Another marketing strategy created by our Wholesale Division is CloseMore University™ (“CMU”), an exclusive, one-day interactive workshop. CMU travels to major cities in the United States and invites mortgage brokers in those cities to participate in the workshop. The workshop includes industry specific speakers presenting on topics ranging from how to market to customers to how to process loans more efficiently. We introduce the brokers who attend the seminar to our Wholesale Division’s FastQual® system and provide them with training on our website. This additional marketing strategy fueled the growth of FastQual® during 2003. The CMU website address is at www.closemoreu.com.

Retail Marketing

After the REIT conversion, our Retail Division’s branch operations units will continue to rely primarily on targeted direct mail and outbound telemarketing to attract borrowers. Our direct mail programs are managed by a centralized staff who create a targeted mailing list for each branch market and oversee the completion of mailings by a third party mailing vendor. All calls or written inquiries from potential borrowers that result from the mailings are tracked centrally and then forwarded to a branch location and handled by branch loan officers.

The direct mail program uses the Retail Division’s website, www.newcenturymortgage.com, to provide information to prospective borrowers and to allow them to complete an application online. Under the Central Telemarketing Program, the telemarketing staff solicits prospective borrowers, makes a preliminary evaluation of the applicant’s credit and the value of the mortgaged property and refers qualified leads to loan officers in the retail branch closest to the customer.

Our Retail Division’s central retail telemarketing unit solicits prospective borrowers through a variety of direct response advertising methods, such as purchased leads from aggregators, radio advertising, direct mail, search engine placement, banner ads, e-mail campaigns and links to related websites. The central retail telemarketing unit also markets to our current customer base through direct mail and outbound telemarketing, although such solicitations are not made within the first 12 months after loan origination. In addition, this unit maintains a comprehensive database of all customers with whom it has had contact and markets to these potential customers as well.

We may engage in broader retail marketing efforts in the future. Such efforts may include the development of a retail brand supported by mass media advertising.

Underwriting Standards

The loans we originate or purchase generally do not satisfy conventional underwriting standards, such as those of Fannie Mae or Freddie Mac. Therefore, our loans are likely to have higher delinquency and foreclosure rates than portfolios of mortgage loans underwritten to conventional Fannie Mae and Freddie Mac standards.

Our underwriting guidelines take into account the applicant’s credit history and capacity to repay the proposed loan as well as the secured property’s value and adequacy as collateral for the loan. Each applicant completes an application that includes personal information on the applicant’s liabilities, income, credit history and employment history. Based on our review of the loan application and other data from the applicant against our underwriting guidelines, we determine the loan terms, including the interest rate and maximum LTV.

Credit History

Our underwriting guidelines require a credit report on each applicant from a credit reporting company. In evaluating an applicant’s credit history, we utilize credit bureau risk scores, generally known as a FICO score, which is a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories—Equifax, TransUnion and Experian.

Collateral Review

A qualified independent appraiser inspects and appraises each mortgage property and verifies that it is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals must conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Foundation’s Appraisal Standards Board and are generally on forms acceptable to Fannie Mae and Freddie Mac. Our underwriting guidelines require a review of the appraisal by one of our qualified employees or by a qualified review appraiser that we have retained. Our underwriting guidelines then require our underwriters to be satisfied that the value of the property being financed, as indicated by the appraisal, currently supports the outstanding loan balance.

Income Documentation

Our underwriting guidelines include three levels of income documentation requirements, referred to as the “full documentation,” “limited documentation” and “stated income documentation” programs. Under the full documentation program, we generally require applicants to submit two written forms of verification of stable income for at least 12 months. Under the limited documentation program, we generally require applicants to submit 12 consecutive monthly bank statements on their individual bank accounts. Under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All of these documentation programs require that, with respect to any salaried employee, the applicant’s employment be verified by telephone. In the case of a purchase money loan, we require verification of the source of funds, if any, to be deposited by the applicant into escrow. Under each of these programs, we review the applicant’s source of income, calculate the amount of income from sources indicated on the loan application or similar documentation, review the applicant’s credit history, and calculate the debt service-to-income ratio to determine the applicant’s ability to repay the loan. We also review the type, use and condition of the property being financed. We use a qualifying interest rate that is equal to the initial interest rate on the loan to determine the applicant’s ability to repay an adjustable-rate loan. For our interest-only product, we use a qualifying rate that is 3% higher than the initial interest rate for determining the repayment ability of applicants.

For the year ended December 31, 2003, full documentation loans as a percentage of total originations totaled $15.8 billion, or 57.6%, limited documentation loans totaled $1.3 billion, or 4.8%, and stated documentation loans totaled $10.3 billion, or 37.6%. The weighted average FICO score of our borrowers for the year ended December 31, 2003 was 612.

For the quarter ended March 31, 2004, full documentation loans as a percentage of total originations totaled $4.5 billion, or 53.2%, limited documentation loans totaled $431.3 million, or 5.1%, and stated documentation loans totaled $3.5 billion, or 41.7%. The weighted average FICO score of our borrowers for the quarter ended March 31, 2004 was 619.

Underwriting Requirements

In general, the maximum loan amount for our mortgage loans is $500,000. Our underwriting guidelines permit loans on owner-occupied, one-to-four-family residential properties to have:

•	an LTV at origination of up to 95% with respect to non-conforming first liens; and

•	a combined LTV at origination of up to 100% with respect to conforming and non-conforming second liens.

However, the applicability of these ratios to a particular borrower depends on the purpose of the mortgage loan, the borrower’s credit history, our assessment of the borrower’s repayment ability and debt service-to-income ratio, and the type and use of the property. The LTV of a mortgage loan secured by mortgaged property acquired by a borrower under a “lease option purchase” is determined in one of two ways. If the “lease option price” was set less than 12 months prior to origination, the LTV of the related mortgage loan is based on the lower of the appraised value at the time of origination of the mortgage loan and the sale price of the related mortgaged property. If the “lease option price” was set at least 12 months or more prior to origination, the LTV of the related mortgage loan is based on the appraised value of the related mortgaged property at the time of origination.

Our underwriting guidelines for first lien mortgage loans have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

Summary of Principal Underwriting Guidelines(1)

	AA Risk	A+ Risk	A- Risk	B Risk	C Risk	C- Risk
Existing and prior mortgage history	No 30-day late payments within last 12 months; must have an LTV of 95% or less; no evidence of default in 3 years.	Maximum one 30-day late payment and no 60-day late payments within last 12 months; must have an LTV of 95% or less; no evidence of default in 3 years.	Maximum three 30-day late payments and no 60-day late payments within last 12 months; must have an LTV of 90% or less; no evidence of default in 3 years.	Maximum one 60-day late payment within last 12 months; must have an LTV of 85% or less; no evidence of default in 2 years.	Maximum one 90-day late payment within last 12 months; must have an LTV of 80% or less; no evidence of default in 1 year.	Maximum of two 90-day late payments and one 120-day late payment within last 12 months; must have an LTV of 70% or less; no current default.

Consumer credit	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 80% have higher credit score minimums.	Minimum credit score of 500; LTVs over 75% have higher credit score minimums.	Minimum credit score of 500.

Bankruptcy filings	Generally, no Chapter 7 or 13 Bankruptcy discharged in last 2 years.	Generally, no Chapter 7 or 13 Bankruptcy discharged in last 2 years.	Generally, no Chapter 7 Bankruptcy discharged in the last 2 years or any Chapter 13 Bankruptcy filed in the last 2 years.	Generally, no Chapter 7 Bankruptcy discharged in last 18 months or Chapter 13 Bankruptcy filed in the last 18 months.	Generally, no Chapter 7 Bankruptcy discharged in the last year or any Chapter 13 Bankruptcy filed in the last year.	Chapter 7 discharged and Chapter 13 discharged or discharged at funding.

Total debt service-to-income ratio	50% to 55%	50% to 55%	50% to 55%	50% to 55%	55%	55%

Maximum loan-to-value ratio (LTV)(2): Owner occupied	95%	95%	90%	85%	80%	70%

Single family; detached PUD, or 2-unit: Owner occupied	90%	90%	85%	80%	75%	65%

Condo/three-to-four unit: Nonowner occupied	85%	85%	80%	75%	70%	60%

(1)	The letter grades applied to each risk classification reflect our internal standards and do not necessarily correspond to the classifications used by other mortgage lenders.
(2)	The maximum LTV set forth in the table is for borrowers providing full documentation. The LTV is reduced 5% for stated income applications, if applicable.

Interest Only ARM Program

For our Interest Only ARM Program, which is designed for a higher credit quality borrower, we assess the borrower’s mortgage repayment history, any incidents of bankruptcy, mortgage default or major derogatory credit, and we require a minimum credit score of 660, which is substantially higher than our traditional product requirements. This program is restricted to owner-occupied properties and second homes, single units, two units, condominiums or detached PUDs, with no rural or unique properties allowed. We have limitations on loan amount, LTV, income documentation type, and the amount of “cash out” allowed on refinances. We assign a unique 4-level grade classification based on the credit score range for the primary borrower. The borrower’s debt ratio is calculated at 3% higher than the initial interest rate and the program requires verified liquid reserves. The loan term is 25 years with an option for interest only payments during the first 10 years, converting to a 15-year fully amortized ARM in years 11 through 25.

“Niche” or Special Programs

We have several programs that we have designated as “niche” or special programs. These programs are the Special Jumbo Product, the 80/20 Combo Product and the 100% High LTV Product. In general, all of these programs require the borrower to have an excellent mortgage history over the last 12 months. In addition to credit score minimums, these programs require a more in-depth analysis of consumer credit, and both the Special Jumbo Product and the 100% High LTV have requirements for verification of liquid reserves. Overall the minimum credit score for these products is 600, although the 80/20 Combo Product allows a minimum credit score of 580 with other restrictions and limitations. Maximum loan amounts or combined loan amounts on these products range from $600,000 to $1,000,000. Higher loan amounts have higher credit score minimums and are subject to other restrictions and limitations.

Home Saver Program

We had established a sub-category of our C- credit grade, which was eliminated from our program offerings in mid-2003, for borrowers subject to at least one of the following credit scenarios: (i) the borrower had an existing mortgage that was currently in foreclosure; (ii) the borrower was subject to a notice of default filing; or (iii) the borrower had a serious mortgage delinquency for more than one 120-day period in the prior 12 months or was more than 90 days late at the time of funding. This sub-category was known as our Home Saver Program. The Home Saver Program was available only to Full Documentation borrowers and permitted a maximum LTV of 65% and a maximum debt service-to-income ratio of 55%. The maximum loan amount was $300,000 and all derogatory credit report items must have been brought current or paid with the loan proceeds. A maximum of 3% of the loan proceeds was allowed to the borrower in cash. If the borrower was in an open Chapter 13 bankruptcy, the bankruptcy must have been discharged with the proceeds of the loan. For the year ended December 31, 2003, Home Saver loans accounted for less than 1% of total loan originations and purchases. We no longer originate loans under this program.

Exceptions

The categories and criteria described in our underwriting guideline table above are guidelines only. On a case-by-case basis, we may determine that an applicant warrants an LTV exception, a debt service-to-income ratio exception, or another exception to our underwriting criteria. We may allow such an exception if the application reflects certain compensating factors such as low LTV, a maximum of one 30-day late payment on all mortgage loans during the last 12 months, and stable employment or ownership of the current residence. We may also allow an exception if the applicant places in escrow a down payment of at least 20% of the purchase price of the mortgage property or if the new loan reduces the applicant’s monthly aggregate mortgage payment. Our automated credit grading system aids in identifying and managing underwriting exceptions. Certain of our loan programs and risk grade classifications limit the approval of exceptions to higher loan approval authority-levels. For 2003, our overall underwriting exception rate was 14.9% on total production of $27.4 billion. For 2002, our overall underwriting exception rate was 18.5% on total production of $14.2 billion.

We periodically evaluate and modify our underwriting guidelines. We also maintain separate underwriting guidelines appropriate to our non-conforming second lien mortgage loans and adopt new underwriting guidelines appropriate to new loan products we may offer.

Loan Production by Borrower Risk Classification

The following table sets forth information concerning the characteristics of our fixed-rate and adjustable-rate loan production by borrower risk classification for the periods shown:

	For the Quarters Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
AA Risk Grade:
Percent of total purchases and originations (1)	27.1%	63.2%	73.8%	70.3%
Combined weighted average initial loan-to-value ratio	83.8	84.5	83.4	86.4
Weighted average interest rate:
Fixed-rate	7.9	7.8	6.7	7.4
ARMs—initial rate	7.2	7.1	7.0	7.0
ARMs—margin over index	5.3	5.3	5.5	5.6
A+ Risk Grade:
Percent of total purchases and originations (1)	44.2%	17.0%	11.6%	12.0%
Combined weighted average initial loan-to-value ratio	82.3	80.5	79.5	80.0
Weighted average interest rate:
Fixed-rate	7.7	7.8	7.2	7.5
ARMs—initial rate	7.4	7.5	7.3	7.3
ARMs—margin over index	6.2	5.7	5.9	5.9
A- Risk Grade:
Percent of total purchases and originations	13.5%	9.7%	7.3%	8.2%
Combined weighted average initial loan-to-value ratio	77.0	77.6	76.7	76.9
Weighted average interest rate:
Fixed-rate	8.2	8.2	7.5	7.8
ARMs—initial rate	7.9	7.8	7.6	7.6
ARMs—margin over index	6.5	6.0	6.0	6.0
B Risk Grade:
Percent of total purchases and originations	11.7%	6.5%	4.6%	6.0%
Combined weighted average initial loan-to-value ratio	74.7	74.8	74.6	74.8
Weighted average interest rate:
Fixed-rate	8.3	8.8	8.1	8.1
ARMs—initial rate	8.3	8.4	8.1	8.0
ARMs—margin over index	6.7	6.3	6.3	6.2
C/C- Risk Grade:
Percent of total purchases and originations	3.5%	3.6%	2.7%	3.5%
Combined weighted average initial loan-to-value ratio	68.8	69.0	68.8	68.3
Weighted average interest rate:
Fixed-rate	9.8	9.8	9.0	8.9
ARMs—initial rate	9.7	9.3	9.0	8.7
ARMs—margin over index	7.0	6.5	6.6	6.6

(1)	The increase in AA production and decrease in A+ production from the first quarter to the second quarter resulted from a change in our credit risk grading. During the second quarter of 2003, we modified our underwriting criteria to expand to six credit grades, including the addition of our highest sub-prime credit grade of “AA.” We also modified the FICO credit score limits for each credit grade. These changes resulted in an increase in the percentage of loans in the upper most credit grades.

Geographic Distribution

The following table sets forth by state the aggregate dollar amounts (in thousands) and the percentage of all loans we originated or purchased for the periods shown:

	For the Quarters Ended
	March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003
California	$1,841,366	39.3%	$2,348,874	40.5%	$3,702,465	42.9%	$3,335,617	40.4%
Florida	303,342	6.5	361,704	6.2	507,009	5.9	481,261	5.8
New York	248,257	5.3	286,645	4.9	563,711	6.5	534,131	6.5
Illinois	239,004	5.1	290,565	5.0	370,026	4.3	330,935	4.0
Texas	207,589	4.4	250,531	4.3	345,883	4.0	331,002	4.0
Massachusetts	166,491	3.6	190,096	3.3	288,079	3.3	298,494	3.6
New Jersey	160,256	3.4	204,914	3.5	298,598	3.5	221,745	2.7
Michigan	184,005	3.9	220,101	3.8	233,875	2.7	224,593	2.7
Washington	92,767	2.0	111,910	1.9	188,254	2.2	234,458	2.8
Colorado	142,611	3.0	124,605	2.1	151,651	1.8	130,393	1.6
Other	1,103,783	23.5	1,413,052	24.5	1,989,257	22.9	2,128,933	25.9

Total	$4,689,471	100.0%	$5,802,997	100.0%	$8,638,808	100.0%	$8,251,562	100.0%

Financing Loan Originations

We require access to credit facilities in order to originate and purchase mortgage loans and to hold them pending their sale or securitization.

As of March 31, 2004, we used our credit facilities totaling $5.6 billion provided by Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets Realty, Greenwich Capital, Morgan Stanley, and UBS Residential Funding to finance the actual funding of our loan originations and purchases. We also fund loans through our $2.0 billion asset-backed commercial paper note facility established in September 2003. We then sell the loans through whole loan sales or securitizations within two to three months and pay down the financing facilities with the proceeds.

Loan Sales and Securitizations

We conduct our secondary marketing operations through one of our subsidiaries, NC Capital Corporation. NC Capital buys loans from New Century Mortgage, generally within a week or two after origination, paying a price that approximates the loans’ secondary market value. NC Capital then sells the loans through whole loan sales or securitizations. NC Capital is responsible for determining when and through which channel to sell the loans, and bears the risks of market fluctuations in the period between purchase and sale. We expect that after the merger, New Century REIT and its qualified REIT subsidiaries may engage in non-REMIC CMO securitizations.

Whole Loan Sales

As of December 31, 2003, whole loan sales accounted for $20.8 billion, or 80.8% of our total secondary market transactions. The weighted average premiums received on whole loan sales during 2003 was equal to 4.18% of the original principal balance of the loans sold, including premiums received for servicing rights.

We seek to maximize our premiums on whole loan sales by closely monitoring requirements of institutional purchasers and focusing on originating or purchasing the types of loans that meet those requirements and for which institutional purchasers tend to pay higher premiums. During the year ended December 31, 2003, we sold $11.3 billion of loans to Morgan Stanley and $4.4 billion of loans to Credit Suisse First Boston, which represented 54.2% and 21.1%, respectively, of total loans sold. While over three-fourths of our loans were sold to these two investors, our loans are sold through a competitive bid process which generally includes many more potential buyers.

We sell whole loans on a non-recourse basis pursuant to a purchase agreement in which we give customary representations and warranties regarding the loan characteristics and the origination process. Therefore, we may be required to repurchase or substitute loans in the event of a breach of these representations and warranties. In addition, we generally commit to repurchase or substitute a loan if a payment default occurs within the first month or two following the date the loan is funded, unless we make other arrangements with the purchaser. After the merger, our whole loan sales will be made through our taxable REIT subsidiaries.

Securitizations

Off-Balance Sheet Securitizations

In an off-balance sheet securitization, we sell a pool of loans to a trust for a cash purchase price and a certificate evidencing our residual interest ownership in the trust and the transaction is accounted for as a sale under generally accepted accounting principles. The trust raises the cash portion of the purchase price by selling senior certificates representing senior interests in the loans in the trust. Following the securitization, purchasers of senior certificates receive the principal collected, including prepayments, on the loans in the trust. In addition, they receive a portion of the interest on the loans in the trust equal to the specified “investor pass-through interest rate” on the principal balance. We receive the cash flows from the residual interests after payment of servicing fees, guarantor fees and other trust expenses if the specified over-collateralization requirements are met. Over-collateralization requirements are generally based on a percentage of the original or current unpaid principal balance of the loans and may be increased during the life of the transaction depending upon actual delinquency or loss experience. A net interest margin, or NIM, transaction, through which certificates are sold that represent a portion of the spread between the coupon rate on the loans and the investor pass-through rate, may also occur concurrently with or shortly after a securitization. A NIM transaction allows us to receive a substantial portion of the gain in cash at the closing of the NIM transaction, rather than over the actual life of the loans.

During 2002, we completed one off-balance sheet securitization totaling $845.5 million of mortgage loans. We did not complete any off-balance sheet securitizations during 2003.

On-Balance Sheet Securitizations

During 2003, we completed five securitizations totaling $4.9 billion, all of which were structured as on-balance sheet securitizations for financial reporting purposes under generally accepted accounting principles. This “portfolio-based” accounting treatment is designed to more closely match the recognition of income with the receipt of cash payments. Also, on-balance sheet securitizations are consistent with our strategy to generate primarily cash-based earnings rather than non-cash gain on sale revenue. Because we do not record gain on sale revenue in the period in which the on-balance sheet securitization occurs, the use of such portfolio-based accounting structures will result in lower income in the period in which the securitization occurs than would a traditional off-balance sheet securitization. However, the recognition of income as interest payments are received on the underlying mortgage loans is expected to result in higher income recognition in future periods than would an off-balance sheet securitization.

Loan Servicing and Delinquencies

Servicing

Loan servicing includes activities which seek to ensure that each loan in a mortgage servicing portfolio is repaid in accordance with its terms. Such activities are generally performed pursuant to servicing contracts we enter into with investors or their agents in connection with whole loan sales or securitizations. The servicing functions performed typically include: collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance and, if applicable, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of un-remedied defaults. For performing these functions we generally receive a servicing fee of 0.50% annually of the outstanding principal balance of each loan in the mortgage servicing portfolio. The servicing fees are collected from the monthly payments made by the mortgagors. In addition, we generally receive other remuneration consisting of float benefits derived from collecting and remitting mortgage payments, as well as mortgagor-contracted fees such as late fees, reconveyance charges and, in some cases, prepayment penalties.

We conducted servicing operations from July 1998 through mid-2001 on our in-house servicing platform. In March 2001, we sold our portfolio of mortgage loan servicing rights to Ocwen Federal Bank. From March 2001 to September 2002, we contracted with Ocwen to perform sub-servicing functions for our mortgage loans held for sale. During that period, we either sold loans on a servicing-released basis or we sold the servicing rights to third parties.

In October 2002, we re-established mortgage servicing operations. As of December 31, 2003, the balance of our loan servicing portfolio was $11.6 billion, consisting of $4.7 billion in mortgage loans held for investment, $3.4 billion in mortgage loans held for sale, $3.1 billion in interim servicing, and $0.4 billion in servicing rights owned.

Servicing rights owned are loans sold to whole loan investors for which we retained the servicing rights. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

Servicing Operations

Once we originate or purchase a mortgage loan we begin the process of servicing the loan. We originated $27.4 billion in mortgage loans during 2003, all of which were serviced by us on an interim servicing basis prior to sale or were included in one of our on-balance sheet securitizations. During 2003, we boarded an average of approximately 14,000 new loans per month to our servicing platform and transferred an average of 10,000 loans per month to other servicers as a result of whole loan sales. We generally intend to retain servicing rights on the mortgage loans we hold in our portfolio in the future.

During 2003, we completed several key servicing platform initiatives. Technology initiatives completed in 2003 include the deployment of a proprietary database to enhance the management of the disposition of real estate properties acquired through foreclosure, the deployment of a risk scoring model to assist in predicting and preventing delinquencies, an upgrade to our comprehensive call management and borrower contact software and the implementation of a data warehouse within the servicing division that provides loan-level data to management.

We establish early relationships with our borrowers from a servicing perspective. An introductory “welcome” phone call is made to each borrower following funding in order to introduce New Century Financial to the borrower and verify critical loan and contact information. During the welcome call, our customer service agents verify with the customer the amount of the loan, first payment due date, the interest rate, the payment amount and customer receipt of their first billing statement. Additionally, information is provided to the borrower on how to contact New Century Financial in the event they have additional questions or concerns regarding their loan.

While the vast majority of our customers make their payments in a timely manner, in the event a borrower becomes delinquent, our loan counselors and default personnel assist the borrower in finding a resolution and bringing the loan current. As a matter of course, by the 35th day of delinquency, depending on state specific timelines, but no earlier than the 32nd day of delinquency, a breach of contract notice is issued. Such notices allow the borrower the opportunity to cure the delinquency within the next 30 days in order to avoid referral to foreclosure.

Accounts that are referred to our Foreclosure Department are simultaneously referred to our Loss Mitigation Department. Various loss mitigation opportunities are explored with the borrower, including the possibility of forbearance agreements, listing the property for sale, deeds in lieu of foreclosure and full reinstatement of the loan. Loss mitigation strategies are designed to minimize the loss to both the borrower and investor and are structured, where possible, to insure that the loan performs in a manner that supports the avoidance of foreclosure, while at the same time minimizing fees and costs.

In the event that foreclosure is the only resolution available, we engage local attorneys to assist with managing the legal processes mandated by various state and local statutes. Foreclosure timelines are state and locality specific and have been programmed in our primary timeline management software and our loan servicing system. Properties for which the foreclosure sale has been completed and have exceeded their redemption periods (which are state specific) are transferred to our Real Estate Owned Department where our in-house asset managers manage the ultimate disposition of the properties. Once the properties have been vacated and are available for sale, they are listed and marketed for sale. We closely monitor the resulting sales price and overall recovery in order to minimize the loss incurred.

We intend to continue to retain servicing rights on a substantial percentage of the loans we sell in future periods. We recently obtained a rating of RPS3, or average, from Fitch, and an average rating from S&P for our servicing platform, which we believe will allow us to grow our servicing platform more rapidly.

Delinquency Reporting

The following table sets forth loan performance data of the loans on our mortgage loan servicing platform at December 31, 2003 (dollars in thousands):

				Delinquency
Pool Type	Balance	Weighted Average Coupon	FICO	<90 days	90+	REO	Total
Mortgage loans held for investment	$4,727,504	7.16%	624	0.66%	0.58%	0.02%	1.26%
Mortgage loans held for sale	3,383,266	7.22	617	0.08	0.26	0.01	0.35
Interim servicing	3,103,480	7.25	622	0.07	0.02	0.00	0.09
Servicing rights owned	351,884	8.08	591	2.61	4.11	0.18	6.90

Total	$11,566,134	7.23%	621	0.39%	0.44%	0.02%	0.85%

Competition

We continue to face intense competition in the business of originating, purchasing and selling mortgage loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance finance companies. Other large financial institutions have gradually expanded their “subprime” lending capabilities. Many of these companies have greater access to capital at a cost lower than our cost of capital under our warehouse, aggregation, and asset-backed commercial paper facilities. Federally chartered banks and thrifts have a competitive advantage over us because the federal laws applicable to their operations can preempt some of the state and local lending laws applicable to our operations. In addition, many of these competitors have considerably greater technical and marketing resources than we have.

Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates we can charge borrowers, thereby potentially lowering gain on future loan sales and securitizations. In 2003, the most significant form of competition was pricing pressure among wholesale mortgage originators. Some of our competitors lowered rates and fees to preserve or expand their market share.

In addition, we may be forced to expand our operations at a pace that does not allow us to attract a sufficient number of employees with the capabilities to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could result in harm to our results of operations, financial condition and business prospects.

To the extent we must purchase mortgage loans or mortgage-related assets from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-related assets, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs, which would harm our results of operations, financial condition and business prospects.

Our results of operations, financial condition and business prospects could be harmed if competition intensifies or if any of our competitors significantly expands its activities in our markets. Fluctuations in interest rates and general economic conditions may also affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit our customers to refinance their loans.

Regulation

Our business is regulated by federal, state, and local government authorities and is subject to extensive federal, state and local laws, rules and regulations. We are also subject to judicial and administrative decisions that impose requirements and restrictions on our business. At the federal-level, these laws and regulations include the:

•	Equal Credit Opportunity Act;

•	Federal Truth and Lending Act and Regulation Z;

•	Home Ownership and Equity Protection Act;

•	Real Estate Settlement Procedures Act;

•	Fair Credit Reporting Act;

•	Fair Debt Collection Practices Act;

•	Home Mortgage Disclosure Act;

•	Fair Housing Act;

•	Telephone Consumer Protection Act;

•	Gramm-Leach-Bliley Act;

•	Fair and Accurate Credit Transactions Act;

•	CAN-SPAM Act;

•	Sarbanes-Oxley Act; and

•	USA PATRIOT Act.

These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that we may charge;

•	prohibit discrimination;

•	impose underwriting requirements;

•	mandate disclosures and notices to consumers;

•	mandate the collection and reporting of statistical data regarding our customers;

•	regulate our marketing techniques and practices;

•	require us to safeguard non-public information about our customers;

•	regulate our collection practices;

•	require us to prevent money-laundering or doing business with suspected terrorists; and

•	impose corporate governance, internal control and financial reporting obligations and standards.

Our failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of approved status;

•	demands for indemnification or loan repurchases from buyers of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.

Compliance, Quality Control and Quality Assurance

We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes to them. We integrate many legal and regulatory requirements into our automated loan origination system to reduce the prospect of inadvertent non-compliance due to human error. We also maintain policies and procedures, summaries and checklists to help our origination personnel comply with these laws.

Our training programs are designed to teach our personnel about the significant laws, rules and regulations that affect their job responsibilities. We also maintain a variety of pre-funding quality control procedures designed to detect compliance errors prior to funding.

In addition, we also subject a statistically valid sampling of our loans to post-funding quality assurance reviews and analysis. We track the results of the quality assurance reviews and report them back to the responsible origination units. To the extent refunds or other corrective actions are appropriate, we deduct those amounts from the internal profit and loss calculation for that origination unit. Many of our managers have their compensation tied partly to the quality assurance results of their units.

Our loans and practices are also reviewed regularly in connection with the due diligence that our loan buyers and lenders perform. Our state regulators also review our practices and loan files regularly and report the results back to us. Since our inception, we have undergone over 85 state examinations. To date, the state examinations have never resulted in findings of material violations or imposition of penalties.

Licensing

As of December 31, 2003, we were licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first mortgages in all 50 states and the District of Columbia and second mortgages in 48 states and the District of Columbia. As of May 31, 2004, New Century Credit was authorized to originate mortgage loans in 33 states and, after the REIT conversion, we will seek to authorize New Century Credit in the states in which it is not currently authorized to originate mortgage loans.

Regulatory Developments

During 2003, federal and state legislators and regulators adopted a variety of new or expanded regulations, particularly in the areas of privacy and consumer protection. We summarize these regulations below.

Privacy

The federal Gramm-Leach-Bliley financial reform legislation imposes additional obligations on us to safeguard the information we maintain on our borrowers. Regulations have been proposed by several agencies that may affect our obligations to safeguard information. In addition, regulations that could affect the content of our notices are being considered by several federal agencies. Also, several states are considering even more stringent privacy legislation. California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation are effective July 1, 2004, and will impose additional notification obligations on us that are not pre-empted by existing federal law. If other states choose to follow California and adopt a variety of inconsistent state privacy legislation, our compliance costs could substantially increase.

Fair Credit Reporting Act

The Fair Credit Reporting Act provides federal preemption for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. Congress acted in late 2003 to make this preemption permanent, otherwise it would have expired at the end of the year and states could have imposed more stringent and inconsistent regulations regarding the use of pre-approved offers of credit and other information sharing. Congress also amended the Fair Credit Reporting Act to place further restrictions on the use of information shared between affiliates, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report pricing data on loans with annual percentage rates that exceed the yield on treasury bills with comparable maturities by 3%. The expanded reporting takes effect in 2004 for reports filed in 2005. We anticipate that a majority of our loans would be subject to the expanded reporting requirements.

The expanded reporting does not provide for additional loan information such as credit risk, debt-to-income ratio, LTV, documentation-level or other salient loan features. As a result, lenders like us are concerned that the reported information may lead to increased litigation as the information could be misinterpreted by third parties.

Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003

The CAN-SPAM Act of 2003 applies to businesses, such as ours, that use electronic mail for advertising and solicitation. This law, generally administered by the Federal Trade Commission, preempts state laws to the contrary, and establishes, among other things, a national uniform standard that gives consumers the right to stop unwanted emails. New requirements are imposed for the header caption in emails, as well as return email addresses, and consumers are granted the right to ‘opt out’ from receiving further emails from the sender. These new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

The Alternative Mortgage Transaction Parity Act

This law was enacted to enable state chartered housing creditors, like New Century Financial, to make, purchase and enforce alternative mortgage transactions (i.e., loans that are not fixed rate, fully amortized) without regard to any state law on the subject, so long as these creditors complied with the same regulatory guidelines as federally chartered housing lenders. The Office of Thrift Supervision, under whose guidelines we operate, amended its regulations, effective July 1, 2003, to eliminate from the preemptive effect of the Act the regulation of prepayment and late charges on alternative mortgage loans. States can now regulate prepayment penalty and late charge provisions on alternative mortgage loans, and so on July 1, 2003, in less than a dozen states, we became subject to more restrictive state laws as to these issues.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act

These laws, enacted in 1991 and 1994, respectively, are designed to restrict unsolicited advertising using the telephone and facsimile machine. Since they were enacted, however, telemarketing practices have changed significantly due to new technologies that make it easier to target potential customers while at the same time making it more cost effective to do so. The Federal Communications Commission and the Federal Trade Commission have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines. In 2003, both agencies adopted ‘do-not-call’ registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the list. During this same time, over 25 states have also adopted similar laws, with which we also comply. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

Predatory Lending Legislation

The Home Ownership and Equity Protection Act of 1994, or HOEPA, identifies a category of mortgage loans and subjects them to more stringent restrictions and disclosure requirements. In addition, liability for violations of applicable law for loans covered by HOEPA extends not only to the originator, but also to the purchaser of the loans. HOEPA generally covers loans with either (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $499 (an annually adjusted dollar amount), or (ii) an annual percentage rate, or APR, of more than eight percentage points higher than United States Treasury securities of comparable maturity on first mortgage loans, and 10 percentage points above Treasuries of comparable maturity for junior mortgage loans.

We do not originate loans covered by HOEPA because of the higher legal risks as well as the potential negative perception of originating loans that are considered to be “high cost” under federal law.

Several federal, state and local laws and regulations have been adopted or are under consideration that are intended to eliminate so-called “predatory” lending practices. Many of these laws and regulations go beyond targeting abusive practices by imposing broad restrictions on certain commonly accepted lending practices, including some of our practices. In addition, some of these laws impose liability on assignees of mortgage loans such as loan buyers, lenders and securitization trusts. Such provisions deter loan buyers from purchasing loans covered by the applicable law. For example, the Georgia Fair Lending Act that took effect in October 2002 resulted in our withdrawal from the Georgia market, until the law was amended in early 2003, because our lenders and loan buyers refused to finance or purchase loans covered by that law. The recent enactment of similar laws late in 2003 in New Jersey and New Mexico has resulted in significant interruption in the secondary market, with some participants no longer purchasing home loans originated in those states, and some not purchasing just those loans covered by these new laws. We have eliminated making loans that are deemed high cost under these laws, and remain able to finance or sell those loans we do make.

However, there can be no assurance that other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans. Adoption of these laws could also have a material adverse effect on our loan origination volume, especially if our lenders and secondary market buyers elect not to finance or purchase loans covered by the new laws.

Efforts to Avoid Abusive Lending Practices

In an effort to prevent the origination of loans containing unfair terms or involving predatory practices, we have adopted many policies and procedures, including the following:

Product Policies

•	We do not fund or purchase “high cost loans” as defined by HOEPA.

•	We do not make or purchase loans containing single premium credit life, disability or accident insurance.

•	We do not make or purchase loans containing balloon payments, negative amortization, mandatory arbitration clauses or interest rate increases triggered by borrower default.

•	We offer loans with and without prepayment penalties. When a borrower opts for a loan with a prepayment charge, the borrower benefits from a lower interest rate or pays lower upfront fees.

•	Our prepayment penalties do not extend beyond three years from the origination date. On fixed rate loans, the maximum prepayment penalty term is three years. Prepayment penalties on adjustable rate loans do not extend beyond the first adjustment date.

•	We do not originate loans that pay off zero interest rate mortgages provided by charitable organizations or the government without borrower third-party counseling.

Loan Processing Policies

•	We only approve loan applications that evidence a borrower’s ability to repay the loan.

•	We consider whether the loan terms are in the borrower’s best interests and document our belief that the loan represents a tangible benefit to the borrower.

•	We do not solicit any borrowers within 12 months of loan origination.

•	We price loans commensurate with risk.

•	We use an electronic credit grading system to help ensure consistency of grading.

•	We do not ask appraisers to report a predetermined value or withhold disclosure of adverse features. Appraisers are paid for their work regardless of whether or not the loans are closed.

•	We employ electronic and manual systems to protect against adverse practices like “property flipping.” Loan origination systems are designed to detect red flags such as inflated appraisal values, unusual multiple borrower activity or rapid loan turnover.

Customer Interaction and Education

•	We market our loans with a view to encouraging a wide range of applicants strongly representative of racial, ethnic and economic diversity of the markets we serve throughout the nation.

•	We provide a helpful, easy-to-follow brochure to all our loan applicants to educate them on the loan origination process, explain basic loan terms, help them obtain a loan that suits their needs and advise them on how to find a HUD-approved loan counselor.

•	We distribute our Fair Lending Policy to all newly hired employees and hold them accountable for treating borrowers fairly and equally.

•	We provide fair lending training to employees having direct contact with borrowers or loan decision-making authority.

•	We require brokers to sign an agreement indicating that they are knowledgeable about and will abide by fair lending laws and our Broker Code of Conduct.

•	We monitor broker performance and strive to hold brokers accountable for fair and equal treatment of borrowers.

•	Our Retail Division conducts regular customer satisfaction surveys of all newly funded loans.

•	We also conduct periodic randomly selected satisfaction surveys of customers who receive loans through a mortgage broker.

•	A network of well-trained consumer relations staff in each division is dedicated to resolving consumer complaints in a timely and fair manner.

•	Our Loan Servicing Department contacts each borrower prior to the first payment to confirm that the borrower understands the loan terms.

•	When appropriate, we also offer loss mitigation counseling to borrowers in default and provide opportunities to enter into mutually acceptable reasonable repayment plans.

•	We report borrower monthly payment performance to major credit repositories.

Evaluation and Compliance

•	We subject a significant statistical sampling of our loans to a rigorous quality assurance of borrower qualification, validity of information, and verified property value determination.

•	Our Fair Lending Officer provides an independent means of reporting or discussing fair lending concerns through consumer and employee hotlines.

•	Our Fair Lending Officer monitors production fair lending performance, including loan file analysis and reporting, and coordinates community outreach programs.

•	We engage independent firms to review internal controls and operations to help ensure compliance with accepted federal and state lending regulations and practices.

•	We adhere to high origination standards in order to sell our loan products in the secondary mortgage market.

•	We treat all customer information as confidential and consider it to be nonpublic information. We maintain systems and procedures to ensure that access to nonpublic consumer information is granted only to legitimate and valid users.

•	We believe that our commitment to responsible lending is good business.

•	We strive to promote highly ethical standards throughout our industry.

We plan to continue to review, revise and improve our practices to enhance our fair lending efforts and support the goal of eliminating predatory lending practices in the industry.

Employees

At March 31, 2004, we employed 3,995 full-time employees and 21 part-time employees. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are satisfactory.

Properties

Our executive, administrative and some of our lending offices are located in Irvine, California and consist of approximately 311,000 square feet. The four leases covering the executive, administrative and lending offices expire from October 2005 to August 2008 and the combined monthly rent is $501,793. We lease space for our regional operating centers in Bellevue, Washington; Foxborough and Woburn, Massachusetts; Bloomington, Minnesota; Greenwood Village, Colorado; Scottsdale, Arizona; Reston, Virginia; Philadelphia, Pennsylvania; Hurst and Plano, Texas; Columbus, Ohio; Honolulu, Hawaii; Itasca and Schaumburg, Illinois; Indianapolis, Indiana; Pearl River and Melville, New York; Campbell, Woodland Hills, and San Ramon, California; and Tampa and Miami Lakes, Florida. As of December 31, 2003, these facilities had a monthly aggregate base rental of approximately $348,623. We also lease space for our sales offices, which range in size from 350 to 3,736 square feet with lease terms typically ranging from one to five years. As of December 31, 2003, annual base rents for the sales offices ranged from approximately $11,700 to $86,600. In general, the terms of these leases expire between June 2004 and August 2009. We are currently in negotiations to either relocate or renew 14 office leases expiring between April 2004 and December 2004.

Environmental

In the course of our business, we may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. If this occurs, we could be held responsible under applicable law for the cost of cleaning up or removing the hazardous waste. This cost could exceed the value of the underlying properties.

Legal Proceedings

FTC Inquiry.    In August 2000, the Federal Trade Commission informed us that it was conducting an inquiry to determine whether we had violated the Fair Credit Reporting Act, Federal Trade Commission Act or other statutes administered by the Commission. The Commission subsequently focused its inquiry on whether the pre-approved credit solicitations our retail units generated complied with applicable law. We cooperated by providing the requested information to the Commission for its review. We have received no further requests for information since our last submission over two years ago in September 2001.

Grimes.    In June 2001, we were served with a class action complaint filed in the U.S. District Court for the Northern District of California by Richard L. Grimes and Rosa L. Grimes against New Century Mortgage. The action seeks rescission, restitution and damages on behalf of the two plaintiffs, others similarly situated and on behalf of the general public for an alleged violation of the Federal Truth in Lending Act, or TILA, and Business & Professions Code §17200. The judge held that New Century Mortgage had not violated the TILA and dismissed the §17200 claim without prejudice. The plaintiffs appealed in February 2002 and in August 2003, the U.S. Court of Appeals ruled that a material issue of fact as to the existence and terms of the contract remained, reversed summary judgment and remanded the case for further proceedings in the District Court. The parties have settled this matter and stipulated to the dismissal of the case. Our insurance carrier agreed to pay the settlement amount and the carrier will also be reimbursing our attorneys’ fees and costs incurred through settlement.

Barney.    In December 2001, Sandra Barney filed a class action complaint against New Century Mortgage in the Circuit Court in Cook County, Illinois. The complaint alleges the unauthorized practice of law and violation of the Illinois Consumer Fraud Act for performing document preparation services for a fee by non-lawyers, and seeks to recover the fees charged for the document preparation, compensatory and punitive damages, attorneys’ fees and costs. We filed a motion to dismiss in February 2002. The court thereafter consolidated our case with other similar cases filed against other lenders. In August 2002, the court ordered plaintiffs in all the consolidated cases to dismiss their cases with prejudice. Our individual plaintiff filed her notice of appeal in September 2002 and the appeal was then consolidated with 36 similar cases (Jenkins case). Appellate argument was heard on December 2, 2003. The appellate court affirmed the dismissal of the consolidated cases on December 31, 2003. The plaintiff then timely filed a petition for leave to appeal the appellate court’s decision. Our response to the petition was filed in February 2004. The supreme court granted leave to appeal the consolidated cases, thus consolidating the Jenkins case with a similar action also proceeding in Illinois (King case). The plaintiffs/appellants filed their opening brief in April 2004. We filed our consolidated response brief in July 2004. The plaintiffs were granted an extension until August 13, 2004 to file their reply brief.

Bernstein.    In April 2002, Paul Bernstein filed a class action complaint against New Century Mortgage in the Circuit Court of Cook County, Chicago, Illinois seeking damages for receiving unsolicited advertisements to telephone facsimile machines in violation of the Telephone Consumer Protection Act, 47 U.S.C. §227, and the Illinois Consumer Fraud Act. The plaintiffs filed an amended complaint on May 1, 2003 and on September 18, 2003 the judge granted New Century Mortgage’s motion to dismiss with respect to the Illinois Consumer Fraud Act and permitted the plaintiff to replead on an individual, not consolidated, basis. On September 30, 2003, the plaintiff filed a motion for class certification and second amended complaint. The court has consolidated similar cases into three groups. We sought and obtained an order permitting us to join other defendants in this consolidated action and file a motion to dismiss the second amended complaint. Oral argument on our consolidated motion was heard on March 30, 2004. The judge dismissed the Illinois Consumer Fraud count. We filed our response to the plaintiffs’ motion for class certification and the hearing is set for August 10, 2004. Discovery is currently proceeding. Our insurance carriers have agreed to defend us with a reservation of rights.

Overman.    In September 2002, Robert E. Overman and Martin Lemp filed a class action complaint in the Superior Court for the Alameda County, California, against New Century Financial, New Century Mortgage, U.S. Bancorp, Loan Management Services, Inc., and certain individuals affiliated with Loan Management Services. The complaint alleges violations of California Consumers Legal Remedies Act, Unfair, Unlawful and Deceptive Business and Advertising Practices in violation of Business & Professions Code §§17200 and 17500, Fraud-Misrepresentation and Concealment and Constructive Trust/Breach of Fiduciary Duty and damages including restitution, compensatory and punitive damages, and attorneys’ fees and costs. The plaintiffs filed an amended complaint in July 2003 and in September 2003 the judge granted our demurrer challenging their claims in part. The Consumers Legal Remedies claim was dismissed and the plaintiffs withdrew the Constructive Trust/Breach of Fiduciary Duty claim. We filed our answer to the plaintiffs’ amended complaint in September 2003. We then filed a §128.7 sanctions motion seeking dismissal of the case. On December 8, 2003, the court granted the motion for sanctions against plaintiffs for filing a first amended complaint whose allegations against New Century Financial and New Century Mortgage were devoid of evidentiary support and ordered all those claims stricken without prejudice. On January 27, 2004 the court entered a judgment of dismissal without prejudice in favor of us. Plaintiffs filed a notice of appeal on February 20, 2004 from the judgment entered in our favor and the order granting our motion for sanctions. The plaintiffs also filed a motion with the appellate court to consolidate this appeal with three additional appeals they have sought in similar cases against other lenders. On May 28, 2004, the court denied the motion. The plaintiffs/appellants filed their opening brief on July 12, 2004 and our response is due August 11, 2004.

England.    In April 2003, we were served with a complaint seeking class action status filed by two former, short-term employees, Kimberly A. England and Gregory M. Foshee, against New Century Financial, New Century Mortgage, New Century Credit, and The Anyloan Company. The action was removed on May 12, 2003 from the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana to the U.S. District Court for the Middle District of Louisiana in response to our Petition for Removal. The complaint alleges failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The plaintiffs filed an additional action in Louisiana state court (19th Judicial District Court, Parish of East Baton Rouge) on September 18, 2003, adding James Gray as a plaintiff and seeking unpaid wages under state law, with no class claims. This second action was removed on October 3, 2003 to the U.S. District Court for the Middle District of Louisiana, and was ordered consolidated with the first action. In April 2004, the U.S. District Court unilaterally de-consolidated the James Gray individual action. In September 2003, the plaintiffs also filed a motion to dismiss their claims in Louisiana to enable them to join in a subsequently filed case in Minnesota entitled Klas vs. New Century Financial, et al.

We opposed the motion and the court agreed with our position and refused to dismiss the plaintiffs’ case, as it was filed first. The Klas case has now been consolidated with this case and discovery is proceeding. We filed a motion to dismiss Worth Funding Incorporated (now known as New Century Credit) and The Anyloan Company as defendants. The court granted our motion to dismiss in April 2004.

Klas.    In June 2003, New Century Financial and New Century Mortgage were served with a complaint seeking class action status and alleging failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The case was filed in the U.S. District Court, District of Minnesota, by Michael Klas, a former loan officer of New Century Mortgage’s retail branch in Minnesota. We filed our answer in July 2003. Discovery thereafter commenced. In September 2003, we filed a motion to dismiss, transfer or stay the case due to the fact that similar claims were raised in the earlier filed England case. The court granted our motion on March 11, 2004, transferring the entire case to Louisiana to be consolidated with the England case.

Ines & Marquez.    In October 2003, New Century Mortgage was served with a complaint filed by Canales Jose Ines and Maria S. Marquez seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint also named the broker, title company and related parties as defendants: Tamayo Financial Title, Inc., Presidential Title, Inc., Juan Tamayo Jr., Jose Tamayo and Luis Tamayo. The complaint alleged violations of the TILA related to the fees charged for title insurance and recording fees. We filed our motion to dismiss in December 2003 and the motion was fully briefed in January 2004. On April 5, 2004, the court granted our motion to dismiss and directed the clerk of the court to enter judgment in our favor and terminate the case from the court’s docket. On April 13, 2004, plaintiff filed a motion for reconsideration and for leave to amend its complaint. The motion was fully briefed in June 2004. We await a ruling.

Wade.    In October 2003, New Century Mortgage was served with a complaint filed by Denise Wade seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint was filed by the same attorney as the Ines case and named the broker, title company, and current servicer: Providential Bancorp, Ltd., Jet Title Services, LLC, and Ocwen Federal Bank, FSB. The complaint similarly alleges violations of the TILA related to the fees charged for title insurance and recording fees. We filed our motion to dismiss in November 2003 and the motion was fully briefed in January 2004. The plaintiff filed a motion to amend in May 2004 and it was fully briefed in June 2004. We await a ruling on both motions.

Lum.    In December 2003, New Century Mortgage was served with a class action complaint filed by Elaine Lum in the state court in Suffolk County, New York. The complaint alleged that certain payments New Century Mortgage makes to mortgage brokers, sometimes referred to as yield spread premiums, interfered with the contractual relationship between Ms. Lum and her broker. The complaint also sought damages related thereto for fraud, wrongful inducement/breach of fiduciary duty, violation of deceptive acts and practices, unjust enrichment and commercial bribing. The complaint seeks class certification for similarly situated borrowers in the State of New York. We filed a motion to dismiss on January 30, 2004. The judge granted our motion and dismissed all claims on March 23, 2004. On April 12, 2004, plaintiff filed a notice of appeal, seeking review of the court’s order granting our motion to dismiss. A status conference on the appeal is set for August 2, 2004.

Warburton.    In June 2004, New Century Financial and New Century Mortgage were named as defendants and served with a class action complaint filed by Joseph and Emma Warburton, as plaintiffs, in the United States District Court of New Jersey. The complaint alleges violations of the Real Estate Settlement Procedures Act, the Federal Truth in Lending Act and the New Jersey Consumer Fraud Act, and unjust enrichment. The complaint also alleges certain other violations against defendants unrelated to New Century Financial and New Century Mortgage, including Foxtons, Inc., Foxtons North America, Foxtons Realtor, Foxtons Financial, Inc., which we refer to collectively as the Foxtons, and Worldwide Financial Resources, Inc. The plaintiffs allege, among other things, that Foxtons, acting as the plaintiffs broker, charged fees and received a yield spread premium without disclosing the same to the plaintiffs until the time of closing. The class is defined as all persons in the state of New Jersey who have purchased, or sought to purchase, a home listed for sale by Foxtons and who have paid a prequalification application fee, or who have received and accepted an offer from Foxtons for a fixed interest rate mortgage loan that Foxtons failed to deliver as promised and who have suffered damages as a result. The complaint seeks to enjoin the wrongful conduct alleged, recovery of actual and statutory damages, and attorneys’ fees and costs. The complaint does not specify the amount of damages sought.

Randall.    In June 2004, New Century Mortgage was named as a defendant and served with a class action complaint filed by Kristi Lyn Randall, as plaintiff, in the Circuit Court of Cook County, Illinois. The complaint alleges that New Century Mortgage violated Section 4.1a of the Illinois Interest Act by charging more than 3 points on loans with an interest rate of 8% per annum or higher. The complaint also alleges that New Century Mortgage and defendant Nations Title Agency of Illinois, Inc. violated state law by improperly charging certain fees and taxes. The class is defined as all persons who are residents of Illinois who obtained loans from New Century Mortgage (which loans are still outstanding or were paid off within two years prior to the filing of this action) at an interest rate of 8% per annum or higher and were charged more than 3 points on such loans. The complaint seeks recovery of statutory, compensatory, punitive and restitutionary damages, and attorneys’ fees and costs. The complaint does not specify the amount of damages sought. The plaintiff was granted leave to file an amended complaint on July 21, 2004 which adds Robert and Alice Elibasich as plaintiffs. We have until August 18, 2004 to respond and the case is set for a status conference on September 24, 2004.

We are also a party to various legal proceedings arising out of the ordinary course of our business. Management believes that any liability with respect to these legal actions, individually or in the aggregate, will not have a material adverse effect on our business, results of operation or financial position.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

The following tables present selected financial data from the unaudited pro forma consolidated statement of operations for the quarter ended March 31, 2004 and year ended December 31, 2003 and from the unaudited pro forma consolidated balance sheet as of March 31, 2004. The unaudited pro forma consolidated statement of operations presents the effects of the anticipated transactions as though they occurred on January 1, 2004 and 2003, but calculated as they are expected to occur based on actual data as of March 31, 2004 and December 31, 2003. The unaudited pro forma balance sheet is presented as if the REIT conversion, including the public offering, had occurred on March 31, 2004. The selected unaudited pro forma consolidated financial data are based on the estimates and assumption set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The selected unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion, including the public offering, been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the New Century Financial consolidated historical financial statements and related notes included elsewhere or incorporated by reference in this proxy statement/prospectus.

The pro forma financial results assume that all relevant REIT qualifying tests, as dictated by Internal Revenue Service rules, were met for the entire year. New Century Financial has not performed these calculations and it is unlikely that certain tests would have been met.

The payment of a quarterly distribution has not been reflected in the pro forma financial results. To qualify as a REIT, at least 90% of New Century REIT’s REIT taxable income (determined without regard to dividends paid deductions and by excluding any net capital gain) is required to be distributed to stockholders.

New Century Financial Corporation

Unaudited pro forma consolidated condensed statement of operations

For the Quarter Ended March 31, 2004

(in thousands, except per share data)

	As Reported for the Quarter Ended March 31, 2004	Pro Forma Adjustments		Pro Forma for the Quarter Ended March 31, 2004
Revenues:
Gain on sale of loans	$201,976	$		$201,976
Interest income	148,348			148,348
Residual interest income	4,780			4,780
Servicing and other income	5,896			5,896

Total revenues	361,000			361,000
Expenses:
Personnel	80,966			80,966
Interest	55,964			55,964
General and administrative	33,499			33,499
Provision for loan losses on mortgage loans held for investment	19,869			19,869
Advertising and promotion	9,898			9,898
Professional services	4,337			4,337

Total expenses	204,533			204,533

Earnings before income taxes	156,467			156,467
Income taxes	69,222			69,222

Net earnings	$87,245	$		$87,245

Basic earnings per share	$2.64	$		$1.77

Diluted earnings per share	$2.06	$		$1.49

Basic weighted average shares outstanding	33,057		16,372	49,429
Diluted weighted average shares outstanding	42,971		16,372	59,343

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

New Century Financial Corporation

Unaudited Pro Forma Consolidated Condensed Statement of Operations

For the Year Ended December 31, 2003

(in thousands, except per share data)

	As Reported for the Year Ended December 31, 2003	Pro Forma Adjustments		Pro Forma for the Year Ended December 31, 2003
Revenues:
Gain on sale of loans	$611,136	$		$611,136
Interest income	329,463			329,463
Residual interest income	24,228			24,228
Servicing income	11,139			11,139

Total revenues	975,966			975,966
Expenses:
Personnel	248,796			248,796
Interest	117,575			117,575
General and administrative	105,301			105,301
Provision for loan losses on mortgage loans held for investment	26,304			26,304
Advertising and promotion	26,118			26,118
Professional services	26,620			26,620

Total expenses	552,714			552,714

Earnings before income taxes	423,252			423,252
Income taxes	177,769			177,769

Net earnings	$245,483	$		$245,483

Basic earnings per share	$7.26	$		$4.89

Diluted earnings per share	$6.56	$		$4.56

Basic weighted average shares outstanding	33,835		16,372	50,207
Diluted weighted average shares outstanding	37,410		16,372	53,782

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

New Century Financial Corporation

Unaudited Pro Forma Consolidated Condensed Balance Sheet

As of March 31, 2004

(in thousands except share amounts)

	As Reported at March 31, 2004	Pro Forma Adjustments		Pro Forma at March 31, 2004
Assets
Cash and cash equivalents	$353,414		$710,625	$1,064,039
Restricted cash	208,323			208,323
Mortgage loans held for sale, net	2,956,936			2,956,936
Mortgage loans held for investment, net	5,999,277			5,999,277
Residual interests in securitizations	170,925			170,925
Mortgage servicing assets	1,648			1,648
Accrued interest receivable	30,917			30,917
Income taxes, net	9,458			9,458
Office property and equipment	34,938			34,938
Prepaid expenses and other assets	39,348			39,348

Total assets	$9,805,184		$710,625	$10,515,809

Liabilities and Stockholders’ Equity
Credit facilities	$2,798,080	$		$2,798,080
Financing on mortgage loans held for investment, net	5,991,753			5,991,753
Convertible notes, net	205,061			205,061
Notes payable	34,385			34,385
Accounts payable and accrued liabilities	158,147		3,500	161,647

Total liabilities	9,187,426		3,500	9,190,926

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 7,500,000 shares; no shares issued and outstanding at March 31, 2004	—			—
Common stock, $0.01 par value. Authorized 100,000,000 shares; issued and outstanding 33,701,209 (actual) and 50,073,180 (pro forma) at March 31, 2004	337		164	501
Additional paid-in capital held for investment	46,462		706,961	753,423
Accumulated other comprehensive loss held for investment	(13,994)			(13,994)
Retained earnings, restricted	597,243			597,243
Treasury stock, 52,500 shares at March 31, 2004, at cost held for investment	(1,990)			(1,990)
Deferred compensation costs	(10,300)			(10,300)

Total stockholders’ equity	617,758		707,125	1,324,883

Total liabilities and stockholders’ equity	$9,805,184		$710,625	$10,515,809

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

New Century Financial Corporation

Notes to Unaudited Pro Forma Consolidated

Condensed Financial Statements

March 31, 2004 and December 31, 2003

The unaudited pro forma consolidated condensed financial statements present our financial position as of March 31, 2004, and our historic results of operations for the quarter ended March 31, 2004 and the year ended December 31, 2003 and the adjustments and adjusted financial position as of March 31, 2004 and the adjustments and adjusted results of operations for the quarter ended March 31, 2004 and the year ended December 31, 2003, reflecting the following assumptions:

(i)	the sale of $750.0 million in common stock, at a price of $45.81, net of underwriters’ discount of 5.25% and estimated offering expenses of $3.5 million.

(ii)	no adjustment has been made to income tax expense for the quarter ended March 31, 2004 or year ended December 31, 2003 because substantially all of the REIT portfolio acquisition transactions are expected to consist of mortgage loans generated in the second half of 2004.

These adjustments do not necessarily reflect the actual changes that would have occurred if the REIT conversion and related offering had occurred in the first quarter of 2004 or 2003 and, therefore, the pro forma consolidated condensed financial statements are not indicative of expected future financial position or operating results.

SELECTED FINANCIAL DATA

The following table presents a summary of New Century Financial’s historical consolidated financial data as of the dates and for the periods indicated.

The selected consolidated statements of operations for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from New Century Financial’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The financial data for the three months ended March 31, 2004 and 2003 were derived from our unaudited consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present the data fairly for such periods. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also included elsewhere herein.

The information in the following table may not be comparable to our operations on a going-forward basis because, among other things, we will not pay federal income tax on our REIT taxable income that we distribute to our stockholders and expect to pay quarterly distributions of at least 90% of our REIT taxable income. Therefore, our historical results and management’s discussion of these results may not be indicative of our future performance.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Statement of operations data:
Revenues:
Gain on sales of loans	$201,976	$125,802	$611,136	$451,744	$182,612	$14,952	$121,672
Interest income(1)	148,348	46,148	329,463	122,331	62,706	67,351	61,457
Residual interest income	4,780	6,565	24,228	31,723	36,356	49,868	27,385
Servicing income	5,896	2,473	11,139	432	10,616	30,092	23,428
Other income	—	—	—	16	1,046	1,653	—

Total revenues	361,000	180,988	975,966	606,246	293,336	163,916	233,942
Expenses(1)	204,533	102,931	552,714	299,910	209,852	200,697	167,056

Earnings (loss) before income taxes	156,467	78,057	423,252	306,336	83,484	(36,781)	66,886
Income taxes (benefit)	69,222	32,318	177,769	126,636	35,464	(13,756)	27,377

Net earnings (loss)	$87,245	$45,739	$245,483	$179,700	$48,020	($23,025)	$39,509

Basic earnings (loss) per share	$2.64	$1.34	$7.26	$5.19	$1.83	($1.17)	$1.73
Diluted earnings (loss) per share	$2.06	$1.23	$6.56	$4.62	$1.52	($1.17)	$1.41
Dividend per share	$0.16	$0.07	$0.33	$0.13	—	—	—

(1)	Interest income for the quarters ended March 31, 2004 and 2003 includes $79.3 million and $6.3 million, respectively, related to interest earned on mortgage loans receivable held for investment. Expenses for the quarters ended March 31, 2004 and 2003 include $33.0 million and $1.7 million, respectively, related to interest expense on financing of mortgage loans held for investment and $19.9 million and $3.2 million, respectively, related to the provision for loan losses on mortgage loans held for investment. Interest income for the year ended December 31, 2003 includes $104.7 million related to interest earned on mortgage loans receivable held for investment. Expenses for that period include $36.7 million related to interest expense on financing of mortgage loans held for investment and $26.3 million related to the provision for loan losses on mortgage loans held for investment.

	As of March 31,		As of December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$353,414	$48,107	$269,540	$176,669	$100,263	$10,283	$4,496
Restricted cash	208,323	9,609	116,883	6,255	6,416	—	—
Mortgage loans held for sale, net	2,956,936	1,943,236	3,422,211	1,920,396	1,011,122	400,089	442,653
Mortgage loans held for investment, net	5,999,277	491,174	4,745,937	—	—	—	—
Residual interests in securitizations	170,925	223,180	179,498	246,964	306,908	361,646	364,689
Other assets	116,309	62,283	200,811	52,644	26,609	75,143	51,871
Total assets	9,805,184	2,777,589	8,934,880	2,402,928	1,451,318	847,161	863,709
Credit facilities	2,798,080	1,748,538	3,311,837	1,885,498	987,568	404,446	428,726
Financing on mortgage loans held for investment, net	5,991,753	475,867	4,686,323	—	—	—	—
Convertible notes, net	205,061	—	204,858	—	—	—	—
Residual financing	—	—	—	—	79,941	176,806	177,493
Subordinated debt	—	—	—	—	40,000	40,000	20,000
Other liabilities	192,532	137,042	189,851	130,880	96,048	63,760	64,527
Total liabilities	9,187,426	2,361,447	8,392,869	2,016,378	1,203,557	685,012	690,746
Total stockholders’ equity	$617,758	$416,142	$542,011	$386,550	$247,761	$152,149	$172,963

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003(1)	2003(1)	2002	2001	2000	1999
	(Dollars in thousands)
Operating statistics:
Loan origination and purchase activities:
Wholesale originations	$7,695,006	$4,237,188	$25,187,569	$12,392,562	$5,068,466	$3,041,761	$2,894,517
Retail originations	741,350	452,283	2,195,269	1,808,934	1,176,505	1,110,596	1,185,747

Total loan originations and purchases	8,436,356	4,689,471	27,382,838	14,201,496	6,244,971	4,152,357	4,080,264

Average principal balance per loan	168	158	167	151	138	108	102
Percent of loans secured by first mortgages	96.6%	98.9%	98.6%	99.6%	99.3%	95.3%	96.7%
Weighted average initial loan-to-value ratio	84.5%	80.6%	82.1%	79.6%	78.7%	78.6%	78.8%
Originations by product type:
ARMs	$6,110,711	$3,446,838	$19,185,517	$10,492,558	$5,101,783	$3,052,481	$2,610,475
Fixed-rate mortgages	2,325,645	1,242,633	8,197,321	3,708,938	1,143,188	1,099,876	1,469,789
Weighted average interest rates:
Fixed-rate mortgages	7.2%	7.9%	7.3%	8.2%	9.5%	11.0%	10.2%
ARMs—initial rates	6.9%	7.6%	7.3%	8.3%	9.4%	10.4%	9.8%
ARMs—margin over index	5.5%	6.1%	5.8%	6.6%	6.6%	6.2%	6.2%
Secondary market transactions:
Loans sold through whole loan transactions	$7,349,675	$4,155,224	$20,835,105	$12,419,687	$4,723,350	$3,133,205	$1,033,006
Securitizations structured as sales	—	—	—	845,477	898,244	1,029,477	3,017,658
Loans acquired to securitize	—	—	—	—	—	—	(61,312)

Total sales	7,349,675	4,155,224	20,835,105	13,265,164	5,621,594	4,162,682	3,989,352
Securitizations structured as financings	—	493,605	4,946,781	—	—	—	—

Total secondary market transactions	$7,349,675	$4,648,829	$25,781,886	$13,265,164	$5,621,594	$4,162,682	$3,989,352

(1)	Certain amounts for prior year’s presentation have been reclassified to conform to the current year presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Because of the impact of taxes, distributions and the change in business focus following the merger and the REIT conversion, our historical results of operations may not be comparable to the results of our operations following the REIT conversion.

The Company

New Century Financial is one of the nation’s largest mortgage finance companies in terms of subprime loan volume, providing first and second mortgage products to borrowers nationwide through our subsidiaries. New Century Financial was incorporated in Delaware in November 1995 and commenced lending operations in February 1996. We offer mortgage products designed for borrowers who generally do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. In connection with our loan origination business, we originate and purchase loans on the basis of the borrower’s perceived ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property (as measured by the borrower’s LTV). We have been originating and purchasing these types of loans since 1996 and we have created a proprietary automated credit grading and pricing methodology that we believe, as evidenced by our historical loan performance, gives us the ability to more effectively evaluate credit risk and more efficiently price our products.

Our borrowers generally have considerable equity in the property securing the loan (as evidenced by the average LTV of loans we originated in 2003 of 82.1%), but have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. Our borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income, as well as individuals who prefer the prompt and personalized service we provide. We originate and purchase loans through wholesale and retail channels. Wholesale loans are originated or purchased from independent mortgage brokers by the Wholesale Division of one of our wholly-owned subsidiaries, New Century Mortgage. We do not purchase bulk pools of loans from third parties, although we do purchase closed loans on a flow basis from our correspondent lenders. Retail originations are made through New Century Mortgage’s network of branch offices and its centralized telemarketing unit. After originating or purchasing loans, we then sell those loans through whole loan sales or securitizations. We may structure securitizations as sales (off-balance sheet securitizations) or financings (on-balance sheet securitizations). Under the on-balance sheet securitization structure, we do not recognize a gain on sale at the time of the transaction, but rather recognize net interest income as payments are received on the underlying loans.

Overview

Our origination business relies on our ability to originate and purchase mortgage loans at a reasonable cost and to sell a portion of those loans in the secondary mortgage market at prices that result in an attractive operating margin. We measure our operating margin as the sum of the price we receive for our loans, plus the net interest we earn for the period of time we hold the loans, less the cost to originate the loans. For the past several years we have executed a secondary marketing strategy that included a combination of both whole loan sales and securitizations of our loans.

Loan origination volumes in our industry have historically fluctuated from year to year and are affected by such external factors as home values, the level of consumer debt and the overall condition of the economy. In addition, the premiums we receive from the secondary market for our loans have also fluctuated, are also influenced by the overall condition of the economy and, more importantly, the interest rate environment. As a consequence, the business of originating and selling loans is cyclical.

Historically, we structured our securitizations as sales for financial reporting purposes, and the gain on sale from loans sold through securitization was a significant percentage of our revenues. During 2003, we shifted our strategy to address the cyclical nature of our earnings with the goal of generating a more stable long-term earnings stream. Our principal strategy to achieve this goal is to hold loans on our balance sheet. Because our financing facilities are short-term in nature and generally do not allow loans to be financed through the facility for longer than 180 days, a securitization structure offers the most attractive means to finance loans on our balance sheet. Consequently, during 2003 we structured our securitizations as financings rather than sales. To support the goal of matching the timing of cash flows with the recognition of earnings on our loans, we make an initial cash investment so that the securitization trusts begin to return cash flow to us beginning in the first month following securitization. Therefore, we require cash and capital to make an initial investment, as well as to support the loans on our balance sheet. During 2003, we sold roughly 80% of our loans through whole loan sales, providing the cash and capital to support the 20% we added to our balance sheet. Our goal is to continue to add mortgage loans to our balance sheet in order to reduce the reliance on the origination and sale of loans for earnings and cash flows.

While we expect to continue to grow our balance sheet, a significant portion of our net income will still come from our origination franchise. Cash-out refinance loans were 65.0%, home purchase loans were 29.5% and rate and term refinance loans were 5.5% in the first quarter of 2004, compared to 64.2%, 18.5% and 17.3% in the first quarter of 2003. Our geographic expansion and focus on increasing our home purchase business have resulted in the shift in mix between home purchase and rate and term refinancings. We believe that our current rate of business is sustainable and that our origination strategies and initiatives are consistent with that belief. If we are successful in maintaining this mix, our exposure to interest rate cyclicality will be reduced.

The principal metric we use to measure the value of the origination franchise is the operating margin described above, which has three components: (i) gain on sale of loans; (ii) net interest income; and (iii) loan origination or acquisition costs.

Gain on Sale of Loans

Gain on sale of loans is affected by the condition of the secondary market for our loans. This market has been very strong for at least the past two years, partly as a result of the interest rate environment (low short-term rates relative to long-term rates, also known as a steep yield curve). The strength of the secondary market has also been enhanced by an increase in the number of buyers of our loan products.

Net Interest Income

We typically hold our mortgage loans held for sale for a period of 30 to 45 days before they are sold in the secondary market. During that time, we earn the coupon rate of interest paid by the borrower and we pay interest to the lenders that provide our financing facilities. During 2003, the difference between these interest rates was typically in excess of 5%. During periods when the yield curve is not as steep, the difference between these rates may drop to between 3% and 4%. We manage the timing of our sales to optimize the net interest income we earn on the loans, while preserving the ability to sell the loans at the maximum price.

Loan Origination or Acquisition Costs

We also measure and monitor the cost to originate our loans. Such costs include the points and fees we may pay to brokers or correspondents, net of fees we receive from borrowers, plus our operating expenses associated with the origination business. We typically refer to this as our loan acquisition costs. For the past few years, our loan acquisition costs have steadily decreased as a result of growth and technology initiatives. We continue to focus on reducing our loan acquisition costs so that we can maintain a strong operating margin in periods when the secondary market for our loans is not as favorable.

Loan Originations and Purchases

As of March 31, 2004, our Wholesale and Retail Divisions operated through 20 regional operating centers. The Wholesale Division originated or purchased $7.7 billion in loans during the three months ended March 31,

2004. As of March 31, 2004, our Retail Division originated loans through 70 sales offices, including our centralized telemarketing unit. Our Retail Division originated or purchased $741.4 million in loans during the three months ended March 31, 2004.

For the quarter ended March 31, 2004, cash-out refinance loans were 65.0% of our loans, home purchase loans were 29.5% of our loans and rate and term refinancing loans were 5.5%, compared to 64.2%, 18.5% and 17.3% in the first quarter of 2003. Our geographic expansion and focus on increasing our home purchase have resulted in the shift in mix of business between home purchase and rate and term refinance. We believe that if we are successful in maintaining this mix of loan originations by type, our exposure to interest rate cyclically will be reduced.

As of December 31, 2003, our Wholesale and Retail Divisions operated through 20 regional operating centers. The Wholesale Division originated or purchased $25.2 billion in loans during the year ended December 31, 2003. As of December 31, 2003, our Retail Division originated loans through 72 sales offices, including our centralized telemarketing unit. Our Retail Division originated or purchased $2.2 billion in loans during the year ended December 31, 2003.

Loan Sales and Securitizations

One of our primary sources of revenue is the recognition of gain on sale of our loans through whole loan sales and from 1997 to 2002, off-balance sheet securitizations. In a whole loan sale, we recognize and receive a cash gain upon sale. In an off-balance sheet securitization transaction structured as a sale for financial reporting purposes, we typically recognize a gain on sale at the time the loans are sold, and receive cash flows over the actual life of the loans. The use of a net interest margin transaction, or NIM, concurrent with or shortly after an off-balance sheet securitization transaction allows us to receive a substantial portion of the gain in cash at the closing of the NIM transaction, rather than over the actual life of the loans.

Since the first quarter of 2003, we have structured our securitizations as financings rather than sales. Such structures do not result in gain on sale at the time of the transaction, but rather yield interest income as the payments on the underlying mortgages are received. The following tables set forth secondary market transactions for the periods indicated:

	For the Three Months Ended March 31,
	2004	2003
	(In thousands)
Premium whole loan sales	$7,309,153	$4,107,742
Discounted whole loan sales	40,522	47,482

Total sales	7,349,675	4,155,224
On-balance sheet securitizations	—	493,605

Total secondary market transactions	$7,349,675	$4,648,829

	For the Years Ended December 31,
	2003	2002	2001
	(In thousands)
Premium whole loan sales	$20,587,888	12,160,303	4,723,350
Securitizations structured as sales	—	845,477	898,244

Total premium sales	20,587,888	13,005,780	5,621,594
Discounted whole loan sales	247,217	259,384	—

Total sales	20,835,105	13,265,164	5,621,594
Securitizations structured as financings	4,946,781	—	—

Total secondary market transactions	$25,781,886	13,265,164	5,621,594

On-Balance Sheet Securitizations

There were no transactions structured as on-balance sheet securitizations for accounting purposes under SFAS No. 140 completed during the three months ended March 31, 2004. However, on April 21, 2004 we completed our sixth on-balance sheet transaction, backed by approximately $1.5 billion of fixed- and adjustable-rate mortgage loans. Because these mortgage loans were identified and pooled prior to March 31, 2004, they have been included in mortgage loans held for investment, net, in our balance sheet and related disclosures. The “portfolio-based” accounting treatment for securitizations structured as financings and recorded on-balance sheet is designed to more closely match the recognition of income with the receipt of cash payments. Also, this on-balance sheet securitization structure is consistent with our strategy to generate primarily cash-based earnings rather than non-cash gain on sale revenue. Because we do not record gain on sale revenue in the period in which the on-balance sheet securitization occurs, the use of such portfolio-based accounting structures will result in lower income in the period in which the securitization occurs than would a traditional off-balance sheet securitization. However, the recognition of income as interest payments are received on the underlying mortgage loans is expected to result in higher income recognition in future periods than would an off-balance sheet securitization. During the three months ended March 31, 2003, we completed one $494 million on-balance sheet securitization. During the year ended December 31, 2003, we completed five securitizations totaling $4.9 billion, all of which were structured as on-balance sheet securitizations for accounting purposes under generally accepted accounting principles.

Off-Balance Sheet Securitizations

During the three months ended March 31, 2004, and 2003, we did not complete any off-balance sheet securitization transactions. During the year ended December 31, 2003, we did not complete any off-balance sheet securitization transactions. We completed one off-balance sheet securitization totaling $845.5 million during the year ended December 31, 2002.

At the closing of an off-balance sheet securitization, we add to our balance sheet the residual interest retained based on our calculation of the present value of estimated future cash flows to be received by us. The residual interest we record consists of the overcollateralization, or OC, account and the net interest receivable, or NIR. Combined, these are referred to as the residual interests.

On a quarterly basis, we review the underlying assumptions to value each residual interest and adjust the carrying value of the securities based on actual experience and industry trends. To determine the residual asset value, we project cash flow for each security. To project cash flow, we use base assumptions for the constant prepayment rate, or CPR, and losses for each product type based on historical performance. We update each security to reflect actual performance to date and we adjust base assumptions for CPR and losses based on historical experience to project performance of the security from that date forward. We then use the London Interbank Offered Rate, or LIBOR, forward curve to project future interest rates and compute cash flow projections for each security. We then discount the projected cash flows at a rate commensurate with the risk involved. At December 31, 2003, we used discount rates of 12% for residual interests and 14% for residual interests through NIM transactions.

During the years ended December 31, 2003 and 2002, as a result of our quarterly evaluation of the residual interests, we recorded a $19.4 million decrease and a $12.1 million increase in the fair value of the residual assets, respectively. These fair value adjustments represent the change in the estimated present value of future cash flows from the residual interests. During 2003, the prepayment rates on the loans underlying our residual interests were higher than expected as a result of the continued low interest rate environment and because we believe that the future outlook for interest rates will cause this trend to continue, we adjusted prepayment assumptions accordingly, resulting in a reduction in fair value. During 2002, we increased the loss and prepayment speed assumptions used to determine the value of our residual interests. However, the favorable interest rate environment, the current LIBOR forward curve, the repurchase of some delinquent loans from the trusts, and a decrease in the discount rate of 1% resulted in an increase in the value of the residual interests that more than offset the loss in value related to the higher loss and prepayment assumptions, resulting in a net increase in value of $12.1 million.

Discounted Loan Sales

The following table illustrates the composition of discounted loan sales for each of the periods indicated (dollars in thousands):

	For the Three Months Ended March 31,
	2004		2003
	Principal	Discount	Principal	Discount
Repurchases from whole loan investors and other discounted sales	$40,522	(7.6)%	$44,725	(12.3)%
Elective pool repurchases	—	—	2,757	(63.5)%

Total discounted sales	$40,522	(7.6)%	$47,482	(15.3)%

For the quarter ended March 31, 2004, we sold $40.5 million in loans that had been repurchased from or rejected by whole loan investors, compared to $44.7 million in loans for the same period in 2003. Discounted sales as a percentage of whole loans sales declined to 0.6% for the quarter ended March 31, 2004 from 1.1% for the quarter ended March 31, 2003, as a result of lower repurchase rates in 2004. The total discount rate of 7.6% for the three months ended March 31, 2004 was a decline of 50.3%, compared to total discount rate of 15.3% for the three months ended March 31, 2003. Loss severity decreased primarily as a result of a stronger and more active secondary market for these types of loans in 2004.

There were no sales of loans repurchased from securitized pools during the first quarter of 2004, compared to $2.8 million in 2003. Such sales in 2003 resulted from loan repurchases in 2002, which were designed to manage triggers that disrupt cash flows to us as the residual holder.

During the year ended December 31, 2003, we sold $247.2 million in loans at a discount to their outstanding principal balance. These loans consisted of repurchased loans, loans with documentation defects or loans that were rejected by whole loan buyers because of certain characteristics. For the year ended December 31, 2002, discounted sales totaled $259.4 million. On a percentage basis, discounted sales decreased from 2.0% of total sales in 2002 to 1.2% in 2003.

The following table illustrates the composition of discounted loan sales for each of the periods indicated (dollars in thousands):

	For the Years Ended December 31,
	2003		2002
	Principal	Discount	Principal	Discount
Repurchases from whole loan investors and other sales	$244,460	(7.1)%	$178,400	(17.3)%
Repurchases from securitized pools	2,757	(63.5)%	80,984	(34.1)%

Total discounted sales	$247,217	(7.7)%	$259,384	(22.5)%

Both the percentage of discounted sales due to repurchases from whole loan investors and the severity of the discount decreased during 2003. The volume on a percentage basis decreased as a result of fewer early payment defaults. The severity of loss decreased primarily as a result of a stronger and more active secondary market for these types of loans in 2003.

There were $2.8 million in repurchases from securitized pools during the year ended December 31, 2003, compared to $81.0 million of repurchases in 2002. Such repurchases in 2002 were designed to manage triggers that disrupt cash flows to us as the residual holder. Where delinquency and loss rates jeopardize the release of these cash flows, we generally repurchase loans from the pools. The pooling and servicing agreements require the repurchase of the most delinquent loans first, resulting in more severe discounts. While the losses we recognized as a result of these repurchases were no less severe than if the loans had remained in the securitization trust, buying the loans from the pools allowed us to preserve cash flow and residual value, as well as control the ultimate disposition of the loans.

Critical Accounting Policies

We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Certain accounting policies require us to make significant estimates and assumptions that may have a material impact on certain assets and liabilities or our results of operations, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors which we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities and our results of operations.

We believe the following are critical accounting policies that require the most significant estimates and assumptions that are subject to significant change in the preparation of our consolidated financial statements:

Allowance for Losses on Mortgage Loans Held for Investment

For our mortgage loans held for investment, we establish an allowance for loan losses based on our estimate of losses inherent and probable as of our balance sheet date. We charge off uncollectible loans at the time of liquidation. We evaluate the adequacy of this allowance each quarter, giving consideration to factors such as the current performance of the loans, credit characteristics of the portfolio, the value of the underlying collateral and the general economic environment. In order to estimate an appropriate allowance for losses on loans held for investment, we estimate losses using “static pooling,” which stratifies the loans held for investment into separately identified vintage pools. Using historic experience and taking into consideration the factors above, we estimate an allowance for credit losses, which we believe is adequate for known and inherent losses in the portfolio of mortgage loans held for investment. Provision for losses is charged to our consolidated statement of operations. Losses incurred on mortgage loans held for investment are charged to the allowance.

The following table presents a summary of the activity for the allowance for losses on mortgage loans held for investment for the quarters ended March 31, 2004 and 2003 (dollars in thousands):

	March 31,
	2004	2003
Beginning balance	$26,251	$—
Additions	19,869	3,182
Charge-offs	(524)	—

	$45,596	$3,182

The allowance for losses on mortgage loans held for investment as a percentage of mortgage loans held for investment as of March 31, 2004 was approximately 1%.

Residual Interests in Securitizations

Residual interests in securitizations are recorded as a result of the sale of loans through securitizations that we structure as sales rather than financings, referred to as “off-balance sheet securitizations.” We may also sell residual interests in securitizations through what are sometimes referred to as net interest margin securities, or NIMS.

We generally structure loan securitizations as follows: First, we sell a portfolio of mortgage loans to a special purpose entity, or SPE, that has been established for the limited purpose of buying and reselling mortgage loans. The SPE then transfers the same mortgage loans to a Real Estate Mortgage Investment Conduit or Owner Trust (the “REMIC” or “Trust”), which is a qualifying special purpose entity (“QSPE”) as defined under Statement of Financial Accounting Standards No. 140 (“SFAS 140”). The Trust, in turn, issues interest-bearing asset-backed securities (the “Certificates”) generally in an amount equal to the aggregate principal balance of the mortgage loans. The Certificates are typically sold at face value and without recourse except that we provide representations and warranties customary to the mortgage banking industry to the Trust. One or more investors purchase the Certificates for cash. The Trust uses the cash proceeds to pay us the cash portion of the purchase price for the mortgage loans. The Trust also issues a certificate to us representing a residual interest in the payments on the securitized loans. In addition, we may provide a credit enhancement for the benefit of the investors in the form of additional collateral (“Over-collateralization Account” or “OC Account”) held by the Trust. The servicing agreements typically require that the OC Account be maintained at certain levels.

At the closing of each off-balance sheet securitization, we remove from our consolidated balance sheet the mortgage loans held for sale and add to our consolidated balance sheet (i) the cash received, (ii) the estimated fair value of the interest in the mortgage loans retained from the securitizations (“Residuals”), which consist of (a) the OC Account and (b) the net interest receivable (“NIR”), and (iii) the estimated fair value of the servicing asset. The NIR represents the discounted estimated cash flows that we will receive in the future. The excess of the cash received and the assets retained over the carrying value of the loans sold, less transaction costs, equals the net gain on sale of mortgage loans recorded by us.

The NIMS are generally structured as follows: First, we sell or contribute the Residuals to a SPE that has been established for the limited purpose of receiving and selling asset-backed residual interests-in-securitization certificates. Next, the SPE transfers the Residuals to the Trust and the Trust, which is a QSPE as defined under SFAS 140, in turn issues interest-bearing asset-backed securities (the “Bonds and Certificates”). We sell the Residuals without recourse except that we provide representations and warranties to the Trust customary within the mortgage banking industry. One or more investors purchase the Bonds and Certificates, and the proceeds from the sale of the Bonds and Certificates, along with a residual interest certificate that is subordinate to the Bonds and Certificates, represent the consideration received by us for the sale of the Residuals.

At closing of each NIMS transaction, we remove from our consolidated balance sheet the carrying value of the Residuals sold and add to our consolidated balance sheet (i) the cash received and (ii) the estimated fair value of the portion of the Residuals retained, which consists of the NIR. The excess of the cash received and assets retained over the carrying value of the Residuals sold, less transaction costs, equals the net gain or loss on the sale of Residuals recorded by us.

We allocate our basis in the mortgage loans and Residuals between the portion of the mortgage loans and Residuals sold through the Certificates and the portion retained (the Residuals and servicing assets) based on the relative fair values of those portions on the date of sale. We may recognize gains or losses attributable to the changes in the fair value of the Residuals, which are recorded at estimated fair value and accounted for as “held-for-trading” securities. We are not aware of an active market for the purchase or sale of Residuals and, accordingly, we determine the estimated fair value of the Residuals by discounting the expected cash flows released from the OC Account (the cash out method) using a discount rate commensurate with the risks involved. We utilize a discount rate of 12.0% on the estimated cash flows released from the OC Account to value the

Residuals through securitization transactions and 14.0% on the estimated cash flows released from the Trust to value Residuals through NIMS transactions.

We are entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the Certificates’ principal and interest, the servicing fees and certain other fees, such as trustee and custodial fees. At the end of each collection period, the aggregate cash collections from the mortgage loans are allocated first to the base servicing fees and certain other fees, such as trustee and custodial fees, for the period, then to the Certificate holders for interest at the pass-through rate on the Certificates plus principal as defined in the servicing agreements. If the amount of cash required for the above allocations exceeds the amount collected during the collection period, the shortfall is drawn from the OC Account. If the cash collected during the period exceeds the amount necessary for the above allocation, and there is no shortfall in the related OC Account, the excess is released to us. If the OC Account balance is not at the required credit enhancement level, the excess cash collected is retained in the OC Account until the specified level is achieved. We are restricted from using the cash and collateral in the OC Account. Pursuant to certain servicing agreements, we may use cash held in the OC Account to make accelerated principal paydowns on the Certificates to create additional excess collateral in the OC Account. The specified credit enhancement levels are defined in our servicing agreements as the OC Account balance expressed generally as a percentage of the current collateral principal balance. For NIMS transactions, we receive cash flows once the holders of the Bonds and Certificates created in the NIMS transaction are fully paid.

The Annual Percentage Rate, or APR, on the mortgage loans is relatively high in comparison to the pass-through rate on the Certificates. Accordingly, the Residuals described above are a significant asset. In determining the value of the Residuals, we estimate the future rates of prepayments, prepayment penalties that we will receive, delinquencies, defaults and default loss severity as they affect the amount and timing of the estimated cash flows. We estimate average cumulative losses as a percentage of the original principal balance of the mortgage loans of 1.40% to 4.44% for adjustable-rate securities and 2.30% to 5.19% for fixed-rate securities. These estimates are based on historical loss data for the loans, the specific characteristics of the loans, and the existence of mortgage insurance. While the range of estimated cumulative pool losses is fairly broad, the weighted average cumulative pool loss estimate for the entire portfolio of residual assets was 3.95% and 3.94% at March 31, 2004 and December 31, 2003, respectively. We estimate prepayments by evaluating historical prepayment performance of our loans and the impact of current trends. We use a prepayment curve to estimate the prepayment characteristics of the mortgage loans. The rate of increase, duration, severity, and decrease of the curve depends on the age and nature of the mortgage loans, primarily whether the mortgage loans are fixed or adjustable and the interest rate adjustment characteristics of the mortgage loans (6-month, 1-year, 2-year, 3-year, or 5-year adjustment periods). These prepayment curve and default estimates have resulted in weighted average lives of between 2.26 to 2.72 years for our adjustable-rate securities and 2.50 to 3.57 years for our fixed-rate securities.

During the three months ended March 31, 2004, the Residuals provided $14.8 million in cash flow to us. We perform an evaluation of the Residuals quarterly, taking into consideration trends in actual cash flow performance, industry and economic developments, as well as other relevant factors. For the period ending March 31, 2004, we updated the models for actual performance and made some slight adjustments to the assumptions, resulting in a $1.4 million upward fair value adjustment for the quarter.

The Bond and Certificate holders and their securitization trusts have no recourse to us for failure of mortgage loan borrowers to pay when due. Our Residuals are subordinate to the Bonds and Certificates until the Bond and Certificate holders are fully paid.

Allowance for Repurchase Losses

The allowance for repurchase losses on loans sold relates to expenses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties which are customary to the mortgage banking industry. Generally, repurchases are required within 90 days from the date loans are sold. Occasionally, we may repurchase loans after 90 days have elapsed. Provisions for losses are charged to gain on sale of loans and credited to the allowance while actual losses are charged to the allowance. During 2003, the provision for repurchase losses decreased from prior periods as a result of improved historical experience, i.e., the percentage of loans repurchased and the losses resulting from such repurchases were lower than previous years and in previous years we elected to make significant repurchases of loans previously securitized. As of March 31, 2004 and December 31, 2003, approximately $7.3 billion and $6.9 billion of loans, respectively, are subject to repurchase, representing loans sold during the first quarter of 2004 and the fourth quarter of 2003.

Gain on Sale of Loans

We recognize gains or losses resulting from sales or securitizations of mortgage loans at the date of settlement based on the difference between the selling price for sales or securitizations and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. We defer recognition of non-refundable fees and direct costs associated with the origination of mortgage loans until the loans are sold.

We account for loan sales and securitizations as sales when we surrender control of the loans, to the extent that we receive consideration other than beneficial interests in the loans transferred in the exchange. Liabilities and derivatives incurred or obtained by the transfer of loans are required to be measured at fair value, if practicable. Also, we measure servicing assets and other retained interests in the loans by allocating the previous carrying value between the loans sold and the interest retained, if any, based on their relative fair values at the date of transfer.

Income Taxes

New Century Financial and its subsidiaries file a consolidated federal income and combined state franchise tax returns. We utilize the asset and liability method of accounting for income taxes, under which deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statement values of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates we expect to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. As and when taxing authorities review our tax filings, differences may arise. The impact of such reviews will be recorded when probable and estimable.

In determining the possible realization of deferred tax assets, we consider future taxable income from the following sources: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences, and (c) tax planning strategies that, if necessary, we would implement to accelerate taxable income into periods in which net operating losses might otherwise expire.

Derivative Instruments Designated as Hedges

During the three months ended March 31, 2004 and the year ended December 31, 2003, we accounted for certain Euro Dollar Futures contracts previously designated and documented as hedges pursuant to the requirements of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). Pursuant to FAS 133 these Euro Dollar Futures contracts have been designated as hedging the exposure to variability of cash flows from our financing on mortgage loans held for investment attributable to changes in interest rates. Hedge accounting requires that the effective portion of the gain or loss in the fair value of a derivative instrument designated as a hedge be reported in other comprehensive income and the ineffective portion be reported in current earnings.

Results of Operations

The following tables set forth our results of operations as a percentage of total revenues for the periods indicated:

	For the Three Months Ended March 31,
	2004	2003
Revenues:
Gain on sale of loans	56.0%	69.5%
Interest income	41.1	25.5
Residual interest income	1.3	3.6
Servicing income	1.6	1.4

Total revenues	100.0	100.0
Total expenses	56.6	56.9

Earnings before income taxes	43.4	43.1
Income taxes	19.2	17.8

Net earnings	24.2%	25.3%

	For the Years Ended December 31,
	2003	2002	2001
Revenues:
Gain on sale of loans	62.6%	74.5%	62.2%
Interest income	33.8	20.2	21.4
Residual interest income	2.5	5.2	12.4
Servicing income	1.1	0.1	3.6
Other income	—	—	0.4

Total revenues	100.0	100.0	100.0
Total expenses	56.6	49.5	71.5

Earnings before income taxes	43.4	50.5	28.5
Income taxes	18.2	20.9	12.1

Net earnings	25.2%	29.6%	16.4%

As our portfolio of on-balance sheet securitizations increases, a greater percentage of our revenues is derived from interest income.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Originations and Purchases

We originated and purchased $8.4 billion in loans for the three months ended March 31, 2004, compared to $4.7 billion for the three months ended March 31, 2003. Wholesale loan originations and purchases were $7.7 billion, representing 91.2% of total originations and purchases for the three months ended March 31, 2004. Retail loan originations and purchases were $741.4 million, representing 8.8% of total originations and purchases for the three months ended March 31, 2004. For the same period in 2003, wholesale and retail originations and purchases totaled $4.2 billion and $452.3 million, respectively, representing 90.4% and 9.6% of total originations and purchases for that period. The increase in originations in 2004 is a result of our continued expansion efforts and the maturing of operating centers opened during 2003.

For the quarter ended March 31, 2004, cash-out refinance loans were 65.0%, home purchase loans were 29.5% and rate and term refinance loans were 5.5%, compared to 64.2%, 18.5% and 17.3% in the first quarter of 2003. Our geographic expansion and focus on increasing our home purchase business have resulted in the shift in mix between home purchase and rate and term refinancings. We believe that our current mix of business is sustainable and that our origination strategies and initiatives are consistent with that belief. If we are successful in maintaining this mix, our exposure to interest rate cyclicality will be reduced.

Loan Sales and Mortgage Loans Held for Investment

Whole loan sales increased to $7.3 billion for the three months ended March 31, 2004, from $4.2 billion for the corresponding period in 2003, an increase of 73.8%. This increase is the result of higher production volume. In addition, we added approximately $1.5 billion to our portfolio of mortgage loans held for investment during the first three months of 2004, compared to the addition of $494 million in mortgage loans held for investment in 2003.

Revenues

Total revenues for the three months ended March 31, 2004, increased by 99.5% to $361.0 million, from $181.0 million for the same period a year ago. This increase was primarily due to a 60.6% increase in gain on sale of loans, a 221.5% increase in interest income and a 138.4% increase in servicing income, partially offset by a 27.2% decrease in residual interest income.

Gain on Sale

Gain on sale of loans increased to $202.0 million, a 60.6% increase for the three months ended March 31, 2004, compared to the same period in 2003. The increase in gain on sale of loans was the result of loan sale volume increasing to $7.3 billion in 2004 from $4.2 billion in 2003, and lower losses on discounted sales, partially offset by a reduction in the net execution to 3.82% in 2004 from 4.08% in 2003. The components of the gain on sale of loans are illustrated in the following table (dollars in thousands):

	For the Three Months Ended March 31,
	2004	2003
Cash gain from loan sale transactions	$279,980	$149,167
Non-cash gain from servicing asset	—	7,777
Cash gain on sale of servicing rights	—	11,190
Provision for repurchase losses	(1,357)	(1,179)
Fair value adjustment of residual securities	1,442	1,606
Non-refundable loan fees (1)	43,422	27,924
Premiums paid (2)	(67,779)	(34,847)
Origination costs	(51,600)	(35,400)
Hedging losses	(2,132)	(436)

Gain on sale of loans	$201,976	$125,802

(1)	Non-refundable loan fees represent points and fees collected from borrowers
(2)	Premiums paid represent fees paid to brokers for wholesale loan originations and purchases.

Interest Income

Interest income increased by 221.5% to $148.3 million for the three months ended March 31, 2004, compared to $46.1 million for the same period in 2003, primarily as a result of higher average balances of mortgage loans held for sale and mortgage loans held for investment.

Interest income on mortgage loans held for sale increased 73.0% to $69.0 million for the three months ended March 31, 2004 versus $39.9 million for the three months ended March 31, 2003, due to higher average outstanding balances of unsold inventory, which resulted from higher production volume during the three months ended March 31, 2004. Interest income from mortgage loans held for investment from our on-balance sheet portfolio was $79.3 million versus $6.3 million, due to an increase in average balance to approximately $4.6 billion for the three months ended March 31, 2004 versus approximately $370 million for the three months ended March 31, 2003.

Residual Interest Income

Residual interest income decreased 27.2% to $4.8 million for the three months ended March 31, 2004, compared to $6.6 million for the corresponding period in 2003, primarily as a result of the decrease in the average balance of residual interests in securitizations.

Servicing Income

Servicing income increased to $5.9 million for the three months ended March 31, 2004, from $2.5 million for the three months ended March 31, 2003. This increase was due to a larger mortgage loan servicing portfolio during the three months ending March 31, 2004. The total portfolio of loans serviced by us was $12.9 billion on March 31, 2004, consisting of $6.0 billion of mortgage loans held for investment, $3.0 billion of mortgage loans held for sale, $299 million of loans sold servicing retained, and $3.6 billion of loans serviced for others on an interim basis pending transfer to investors. As of March 31, 2003, the total portfolio of loans serviced by us was $4.1 billion, consisting of $1.9 billion of mortgage loans held for sale, $512 million of loans sold servicing retained, $1.2 billion of loans serviced for others on an interim basis pending transfer to investors, and $490 million in loans held for investment. The primary source of our servicing income is the portfolio of loans sold servicing retained, as well as the loans serviced on an interim basis pending transfer to investors. We received an initial rating of RPS3, or average, from Fitch, in April 2004, and a rating of average from S&P in June 2004, which we believe will enable us to grow our servicing portfolio in the future through increased sales of loans on a servicing retained basis. We expect to service loans owned by third parties to take advantage of our technical capabilities, capitalization and economies of scale.

Expenses

Expenses increased 98.7% to $204.5 million for the three months ended March 31, 2004, compared to $102.9 million for the same period in 2003, due primarily to increases in personnel expenses, provision for losses on mortgage loans held for investment, and interest expense. Personnel expenses increased to $81.0 million for the three months ended March 31, 2004, from $49.2 million for the same period in 2003, an increase of 64.6%, as a result of increased staffing to accommodate higher loan origination and purchase volume. Total staffing was 4,016 on March 31, 2004, compared to 2,703 on March 31, 2003, an increase of 48.6%. Provision for losses on mortgage loans held for investment increased to $19.9 million for the three months ended March 31, 2004, from $3.2 million for the same period in 2003, due to the increase in the portfolio of mortgage loans held for investment and related allowance for loan losses. Mortgage loans held for investment grew from $491 million at March 31, 2003 to $6.0 billion at March 31, 2004. Interest expense increased to $56.0 million for the three months ended March 31, 2004, from $17.6 million for the same period in 2003, primarily due to an increase in average outstanding balances on credit facilities due to higher production volume, as well as interest expense on the increased financing of securitized mortgage loans.

Income Taxes

Income taxes increased to $69.2 million for the three months ended March 31, 2004, from $32.3 million for the comparable period in 2003. This increase was due to a $78.4 million increase in pretax income resulting from higher production volume, an increase in the effective tax rate from 41.4% in 2003 to 44.2% in 2004, reflecting an additional provision of $3.5 million related to the reversal of the 2002 California tax benefit from NC

Residual II Corporation, our existing real estate investment trust, which holds our residual interests and certain mortgage loans held for investment. This reversal resulted from recent tax law interpretations by the California Franchise Tax Board.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Originations and Purchases

We originated and purchased $27.4 billion in loans for the year ended December 31, 2003, compared to $14.2 billion for the year ended December 31, 2002, an increase of 92.8%. Wholesale loan originations and purchases were $25.2 billion, or 92.0%, of total originations and purchases for the year ended December 31, 2003. Retail loan originations and purchases were $2.2 billion, or 8.0%, of total originations and purchases for the year ended December 31, 2003. For the same period in 2002, wholesale and retail originations and purchases totaled $12.4 billion, or 87.3%, and $1.8 billion, or 12.7%, respectively, of total originations and purchases. The increase in volume is a result of our geographic expansion efforts, an increase in our market share, and a favorable interest rate environment. Wholesale volume grew more rapidly in 2003 than retail volume as a result of our focus on wholesale growth initiatives, resulting in a higher percentage of wholesale volume in 2003 than 2002.

Loan Sales and Securitizations

Whole loan sales increased to $20.8 billion for the year ended December 31, 2003, from $12.4 billion for the corresponding period in 2002, an increase of 67.7%. This increase is the result of higher production volume in 2003. In addition, we completed five on-balance sheet securitization transactions totaling $4.9 billion during the year ended December 31, 2003, compared to one off-balance sheet securitization transaction totaling $845.5 million in 2002.

Revenues

Total revenues for the year ended December 31, 2003 increased by 61.0% to $976.0 million, from $606.2 million for the year ended December 31, 2002. This increase resulted primarily from higher gain on sale of loans, interest income and servicing income in 2003, partially offset by lower residual interest income in 2003. Each of these revenue categories is discussed below.

Gain on Sale.    Gain on sale of loans increased to $611.1 million, a 35.3% increase for the year ended December 31, 2003, compared to the same period last year. The increase in gain on sale of loans was the result of higher loan sale volume as well as significantly lower losses on discounted sales.

As indicated in the table below, gain from whole loan sales, non-refundable fees, premiums paid and origination costs increased in 2003 primarily as a result of the higher volume of production and loan sales in 2003 and lower losses on discounted sales, partially offset by lower average premiums in 2003. Discounted sales decreased on a percentage basis from 2.0% of total sales in 2002 to 1.2% in 2003. The severity of loss on discounted sales also decreased from 22.5% in 2002 to 7.7% in 2003. The trend in discounted sales reflects lower early payment default rates in 2003, as well as a stronger secondary market for discounted loans.

Provision for losses decreased from 2002 to 2003, partially as a result of lower discounted sale losses described above, as well as a sharp decrease in repurchases from securitized pools in 2003. See “—Discounted Loan Sales.”

	For the Years Ended December 31,
	2003	2002
	(In thousands)
Gain from whole loan sale transactions	$861,310	562,049
Non-cash premium (discount) from securitization of loans	—	(12,051)
Cash gain from securitization of loans	—	57,081
Non-cash gain from servicing asset	7,777	14,882
Cash gain on sale of servicing rights	—	12,574
Securitization expenses	—	(2,706)
Accrued interest	—	(5,226)
Provision for losses	(5,868)	(50,654)
Fair value adjustment of residual interests	(19,363)	12,067
Non-refundable loan fees(1)	142,745	111,601
Premiums paid(2)	(182,765)	(101,816)
Origination costs	(182,100)	(118,050)
Derivative losses	(10,600)	(28,007)

Gain on sales of loans	$611,136	451,744

(1)	Non-refundable loan fees represent points and fees collected from borrowers.
(2)	Premiums paid represent fees paid to brokers for wholesale loan originations and purchases.

Interest Income.    Interest income increased by 169.4% to $329.5 million for the year ended December 31, 2003, compared to $122.3 million for the same period in 2002, primarily as a result of higher average mortgage loans held for sale and the addition of a portfolio of mortgage loans held for investment. Interest income on mortgage loans held for sale accounted for $102.5 million of the increase due to higher average outstanding balances of unsold inventory, which resulted from higher production volume in 2003. During 2003, interest income from mortgage loans held for investment from our on-balance sheet securitizations generated an additional $104.7 million in interest income.

Residual Interest Income.    Residual interest income decreased to $24.2 million for the year ended December 31, 2003 from $31.7 million for the corresponding period in 2002, a decrease of 23.7%, primarily as a result of a decrease in the average balance of residual interests in securitizations.

Servicing Income.    Servicing income increased to $11.1 million for the year ended December 31, 2003, from $432,000 for the year ended December 31, 2002. This increase was due to the re-establishment of our loan servicing platform in the fourth quarter of 2002. The total portfolio of loans serviced by us was $11.6 billion on December 31, 2003, consisting of $3.4 billion of loans held for sale, $5.1 billion of loans sold on a servicing retained basis, and $3.1 billion of interim servicing. At December 31, 2002, the portfolio totaled $4.0 billion and consisted of $1.9 billion of loans held for sale, $0.5 billion of loans sold servicing retained, and $1.6 billion of interim servicing. Interim servicing represents loans sold to whole loan investors for which the servicing has not yet been transferred to the new investor.

Expenses

Operating expenses increased 84.3% to $552.7 million for the year ended December 31, 2003, compared to $299.9 million for the comparable period in 2002, due primarily to increases in personnel, interest expense, and professional services.

Personnel expenses increased to $248.8 million for the year ended December 31, 2003, from $149.1 million for the same period in 2002, an increase of 66.9%, as a result of increased staffing to accommodate higher loan origination and purchase volume. Total staffing was 3,752 on December 31, 2003, compared to 2,487 on December 31, 2002, an increase of 50.9%. In addition, personnel expenses increased in 2003 compared to 2002 as a result of higher commission expense in 2003 due to higher production volume.

Interest expense increased to $117.6 million for the year ended December 31, 2003, from $50.6 million for the same period in 2002, primarily due to an increase in average outstanding balances on our warehouse and aggregation lines due to higher production volume, as well as interest expense on the financing on the mortgage loans held for investment and convertible notes, partially offset by a lower average interest rate on our borrowings during 2003.

Professional services expense increased to $28.6 million for the year ended December 31, 2003, from $10.4 million for the same period in 2002, primarily due to increased legal and accounting fees. Legal and accounting fees increased as a result of an overall increase in our size, as well as an increase in litigation expenses due a legal dispute with a former employee, which was resolved in 2003.

Income Taxes

Income taxes increased to $177.8 million for the year ended December 31, 2003 from $126.6 million for the comparable period in 2002. This increase resulted from greater pretax income resulting from our higher production and sales volume, combined with an increase in the effective tax rate to 42.0% for the year ended December 31, 2003, from 41.3% for the comparable period in 2002. The increase in the effective tax rate for 2003 was the result of a recent state tax law change that related to a captive real estate investment trust we established in 2002 as a subsidiary of NC Capital to hold our residual interests.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Originations and Purchases

We originated and purchased $14.2 billion in loans for the year ended December 31, 2002, compared to $6.2 billion for the year ended December 31, 2001, an increase of 129.0%. Wholesale loan originations and purchases were $12.1 billion, or 85.3%, of total originations and purchases for the year ended December 31, 2002. Retail loan originations and purchases were $2.1 billion, or 14.7%, of total originations and purchases for the year ended December 31, 2002. For the same period in 2001, wholesale and retail originations and purchases totaled $5.1 billion, or 81.2%, and $1.2 billion, or 18.8%, respectively, of total originations and purchases. These increases are a result of our geographic expansion efforts, as well as an increase in our market share.

Loan Sales and Securitizations

Whole loan sales increased to $12.4 billion for the year ended December 31, 2002, from $4.7 billion for the corresponding period in 2001, an increase of 163.8%. This increase is the result of higher production volume in 2002 due to our geographic expansion, an increase in market share and a favorable interest rate environment, as well as an increase in the percentage of whole loan sales versus securitizations in 2002. Loans sold through whole loan sales represented 93.6% of total loan sales in the year ended December 31, 2002, compared to 84.0% for the corresponding period in 2001. Securitizations decreased to $845.5 million for the year ended December 31, 2002, from $898.2 million for the comparable period in 2001, a decrease of 5.9%.

Revenues

Total revenues for the year ended December 31, 2002 increased by 106.7% to $606.2 million, from $293.3 million for the year ended December 31, 2001. This increase resulted was higher primarily due to higher gain on sale of loans and interest income in 2002, which resulted from the higher production volume, and was partially offset by a decrease in servicing income.

Gain On Sale.    The components of the gain on sale of loans are illustrated in the following table:

	For the Years Ended December 31,
	2002	2001
	(In thousands)
Gain from whole loan sale transactions	$562,049	170,717
Gain from securitizations of loans	(12,051)	15,894
Cash gain from securitizations of loans	57,081	4,938
Non-cash gain from servicing asset	14,882	32,402
Cash gain on sale of servicing rights	12,574	11,273
Securitization expenses	(2,706)	(3,820)
Accrued interest	(5,226)	(4,455)
Provision for losses	(50,654)	(15,106)
Fair value adjustment of residual interests	12,067	—
Non-refundable loan fees(1)	111,601	67,645
Premiums paid(2)	(101,816)	(30,242)
Origination costs	(118,050)	(60,700)
Derivative losses	(28,007)	(5,934)

Gain on sales of loans	$451,744	182,612

(1)	Non-refundable loan fees represent points and fees collected from borrowers.
(2)	Premiums paid represent fees paid to brokers for wholesale loan originations and purchases.

Interest Income.    Interest income increased by 95.1% to $122.3 million for the year ended December 31, 2002, compared to $62.7 million for the same period in 2001, primarily as a result of higher average mortgage loans held for sale. Loan production volume was significantly higher in 2002, and the holding period for loans in 2002 was higher than in 2001.

Residual Interest Income.    Residual interest income decreased to $31.7 million for the year ended December 31, 2002 from $36.4 million for the corresponding period in 2001, a decrease of 12.9%, primarily as a result of the decrease in the average balance of residual interests in securitizations.

Servicing Income.    Servicing income decreased by 95.9% to $432,000 for the year ended December 31, 2002, from $10.6 million for the year ended December 31, 2001. This decrease resulted from the sale of servicing rights of $4.8 billion in mortgage loans to Ocwen Federal Bank which began during the first quarter of 2001. The transfer of servicing rights to Ocwen occurred was completed in August 2001. Subsequent to August 2001, we no longer received servicing fees and related income on this portion of our portfolio. While we re-established servicing operations in late 2002, servicing fee income was not significant in comparison to the servicing income received prior to the completion of our transfer of servicing rights to Ocwen.

Expenses

Operating expenses increased to $299.9 million for the year ended December 31, 2002 from $209.9 million for the comparable period in 2001, an increase of 42.9%. Personnel expenses increased to $149.1 million for the year ended December 31, 2002 from $83.4 million for the same period in 2001 as a result of higher loan origination and purchase volume. The increase in personnel expense was partially offset by a decrease in interest expense, to $50.6 million for the year ended December 31, 2002 from $54.1 million for the same period in 2001, primarily due to a significant decrease in the interest rates charged on our financing facilities. All other expense categories remained relatively the same in 2002 grew during 2002 in proportion to the growth of New Century Financial and production volume.

Income Taxes

Income taxes increased to $126.6 million for the year ended December 31, 2002 from $35.5 million for the comparable period in 2001. This increase resulted from an increase in pretax income resulting from our higher production volume, partially offset by a decrease in the effective tax rate to 41.3% for the year ended December 31, 2002, from 42.5% for the comparable period in 2001. The decrease in the effective tax rate for 2002 was the result of the establishment of a captive REIT during 2002 to hold our residual interests in securitizations.

Residual Interests

Residual interests in securitizations decreased to $247.0 million at December 31, 2002, from $306.9 million at December 31, 2001, a decrease of 19.5%. The decrease resulted from cash flows of over $100 million received during the year ended December 31, 2002 that reduced the carrying value of residual interests.

During the year ended December 31, 2002, based on recent historical experience, we increased the loss assumptions used to determine the value of our residual interests. We also increased prepayment assumptions on our fixed-rate production. These changes were offset by a decrease in the discount rate and the current LIBOR forward curve, which increased the value of the residual interests. For the year ended December 31, 2002, we recorded a net $12.1 million positive adjustment to the carrying value of the residuals. The components of the net positive adjustment include $36.0 million attributable to the interest rate environment and $14.0 million attributable to the decrease in discount rates, offset by $38.0 million attributable to increases in prepayment and loss assumptions. We also recorded $28.0 million in losses on the derivative instruments used to hedge our residual asset for the same period.

Off-Balance Sheet Arrangements

We are party to various transactions that have an off-balance sheet component. In connection with our securitization transactions that have been structured as sales, as of December 31, 2003, there were $1.8 billion in loans owned by the off-balance sheet trusts. The trusts have issued bonds secured by these loans. The bondholders generally do not have recourse to us in the event that the loans in the various trusts do not perform as expected. Because these trusts are “qualifying special purpose entities,” in accordance with generally accepted accounting principles, we have included only our residual interests in these loans on our balance sheet. However, the performance of the loans in the trusts will impact our ability to realize the current estimated fair value of these residual assets. See “—Loan Sales and Securitizations” for further discussion of the risks to us regarding these off-balance sheet arrangements.

As of December 31, 2003, in connection with our strategy to mitigate interest rate risk in our residual assets, our loans held for investment and our loans held for sale, we had approximately $22.1 billion notional amount of Euro Dollar Futures contracts outstanding, expiring during the period from March 2004 through December 2005.

Contractual Obligations

The following table summarizes our material contractual obligations as of December 31, 2003 (dollars in thousands):

	Payment due by period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Notes payable	$18,977	8,987	9,990	—	—
Operating leases	71,262	24,799	34,470	11,907	86
Credit facilities	3,311,837	3,311,837	—	—	—
Financing on mortgage loans held for investment	4,727,555	977,014	2,156,868	674,198	919,475

Liquidity and Capital Resources

Credit Facilities

We need to borrow substantial sums of money each quarter to originate and purchase mortgage loans. We need separate credit arrangements to finance these loans until we have aggregated one or more pools for sale. The amount of credit we seek to have available is based on our expectation of future origination volume.

During this year, we have used credit facilities with Bank of America, Bear Stearns, CDC Mortgage Capital, Citigroup Global Markets (formerly Salomon Brothers), Greenwich Capital Financial Products, Morgan Stanley and UBS Residential Funding and we also have an asset-backed commercial paper facility. We use these facilities to finance the actual funding of our loan originations and purchases and to aggregate pools of mortgage loans pending sale through securitizations or whole loan sales. We typically sell all of our mortgage loans within one to three months and pay down the credit facilities with the proceeds.

Our credit facilities contain certain customary covenants, which, among other provisions, require us to maintain specified levels of liquidity, net worth and debt-to-equity ratios, restrict indebtedness and investments and require compliance with applicable laws. The maximum level of liquidity required under our credit facilities is $60 million, the maximum amount of net worth required is approximately $500 million, and debt-to-equity ratio requirements range from 10 to 1 to 15 to 1. We prepare compliance certificates on a monthly and quarterly basis to monitor the status of our compliance with the comments. If we fail to comply with any of these covenants, the lender has the right to terminate the facility and require immediate repayment. In addition, if we default under one facility, it would generally trigger a default under our other facilities. The material terms and features of our various credit facilities are as follows:

Asset-Backed Commercial Paper Facility.    In September 2003, we established a $2 billion asset-backed commercial paper facility. This facility allows for the funding and aggregation of mortgage loans using funds raised through the sale of short-term commercial paper. The interest and fees that we pay in connection with this facility are similar to the interest rates based on LIBOR that we pay to our other credit facility lenders. This facility will expire in September 2006. As of March 31, 2004 and December 31, 2003, the balances outstanding under the facility were $669.8 million and $409.1 million, respectively.

Bank of America Line of Credit.    We have a $750 million credit facility with Bank of America that allows for both funding of loan originations and aggregation of loans for up to four months pending their sale or securitization. This facility was temporarily increased to $2.0 billion until the closing of our April 2004 securitization transaction. The facility bears interest based on a margin over the one-month LIBOR. As of March 31, 2004 and December 31, 2003, the balances outstanding under the facility were $1.2 billion and $697.2 million, respectively. This facility was renewed through May 2005 prior to its expiration and increased to $2 billion, $1 billion of which is uncommitted, in May 2004.

Bear Stearns Line of Credit.    We have an $800 million line of credit with Bear Stearns Mortgage Capital, $400 million of which is committed and $400 million of which is uncommitted. The facility expires in October 2004 and bears interest based on a margin over one-month LIBOR. As of March 31, 2004 and December 31, 2003, the balances outstanding under this facility were $332.4 million and zero, respectively.

CDC Line of Credit.    We have a repurchase agreement with CDC Mortgage Capital. The agreement allows for both funding of loan originations and aggregation of loans for up to six months pending their sale or securitization. The facility bears interest based on a margin over the one-month LIBOR. As of March 31, 2004, the maximum credit available under this facility was $570 million and the balance outstanding under this facility was $453.5 million. On April 30, 2004, we entered into an amendment to this facility that temporarily increased the maximum credit available from $570 million to $700 million until May 16, 2004. The balance outstanding at December 31, 2003 was $430.1 million. This facility was renewed through the end of July 2004 prior to its expiration and we expect to renew this facility for a longer term prior to its expiration.

Greenwich Capital Line of Credit.    We had a $100 million credit facility with Greenwich Capital Financial Products which expired in June 2004. The agreement allowed for both funding of commercial loan originations and aggregation of commercial loans for up to six months pending their sale or securitization. The facility bore interest based on a margin over the one-month LIBOR. As of March 31, 2004 and December 31, 2003, the balances outstanding under this facility were $49.0 million and $20.3 million, respectively. We utilized the proceeds from our new Citigroup Commercial Loan Line of Credit to repay amounts outstanding on this line prior to its expiration.

Morgan Stanley Line of Credit.    We also have a $1.5 billion aggregation facility with Morgan Stanley Mortgage Capital. This facility expires in December 2004 and bears interest based on a margin over the one-month LIBOR. As of March 31, 2004 and December 31, 2003, the balances outstanding under this facility were $345.4 million and $284.6 million, respectively. In June 2004, we entered into an amendment to this facility which increased the credit available to $2.0 billion and extends the term to January 2005.

Citigroup Warehouse Line of Credit.    As of March 31, 2004, we had a $150 million wet funding facility with Citigroup Global Markets (formerly Salomon Brothers), which bears interest based on a margin over the one-month LIBOR. This facility, as amended, expires in September 2004. As of March 31, 2004 and December 31, 2003, the outstanding balance under the facility was zero. We expect to utilize the proceeds from a loan sale, an on-balance sheet securitization or another of our credit facilities to repay amounts outstanding on this line prior to its expiration.

Citigroup Aggregation Line of Credit.    As of March 31, 2004, we had a $650 million aggregation facility with Citigroup Global Markets (formerly Salomon Brothers), which bears interest based on a margin over the one-month LIBOR. This facility, as amended, expires in September 2004. The total amount outstanding among this and our other two Citigroup credit facilities may not exceed $800 million. As of March 31, 2004 and December 31, 2003, the outstanding balances under this facility were $318.8 million and $468.8 million, respectively. We expect to utilize the proceeds from a loan sale, an on-balance sheet securitization or another of our credit facilities to repay amounts outstanding on this line prior to its expiration.

Citigroup Line of Credit for Delinquent and Problem Loans.    We also have a $75 million Master Loan and Security Agreement with Citigroup Global Markets (formerly Salomon Brothers) that is secured by delinquent or problem loans and by properties we obtain in foreclosures. This facility expires in December 2004 and bears interest based on a margin over the one-month LIBOR. As of March 31, 2004, the maximum credit available under this facility was $50 million and the balance outstanding under this facility was $18.0 million. In May 2004, we entered into an amendment to this facility that increased the maximum credit available from $50 million to $75 million. The balance outstanding at December 31, 2003 was $6.8 million.

Citigroup Commercial Loan Line of Credit.    We entered into a repurchase agreement with Citigroup Global Markets on June 18, 2004. The agreement allows for the financing of up to $250 million of small balance commercial mortgage loans. The facility expires in June 2005 and bears interest based on a margin over the one-month LIBOR.

UBS Warburg Real Estate Securities, Inc. Line of Credit.    We have a $1.0 billion repurchase agreement with UBS Residential Funding, $750 million of which is committed and $250 million of which is uncommitted. The agreement allows for both funding of loan originations and aggregation of loans for up to six months pending their sale or securitization. The facility bears interest based on a margin over the one-month LIBOR. As of March 31, 2004 and December 31, 2003, the balances outstanding under this facility were $906.0 million and $994.8 million, respectively. We expect to renew this line of credit on or before its expiration. This facility was renewed through June 2006 prior to its expiration and increased to $2.0 billion, $500 million of which is uncommitted.

The information above, which appears in our annual report on Form 10-K, as amended, our quarterly reports on Form 10-Q and in our current reports on Form 8-K, provides information concerning certain credit facilities we have in place to finance our origination and purchase of mortgage loans. As a result of the REIT conversion, we will need the consent of the various lenders discussed above in order for New Century REIT to succeed to the rights of New Century Financial thereunder. In the event that such consents cannot be obtained, or can only be obtained on terms unfavorable to us, we will need to secure replacements for such credit facilities. While we do not believe we will be unable to secure either the receipt of the various consents or the replacement credit facilities on terms as favorable to us as our existing credit facilities, we cannot assure you that this will be the case and our failure to do so would harm our ability to originate and purchase mortgage loans and could also harm our ability to make distributions required to maintain our REIT status, which would harm our results of operations, financial condition and business prospects.

Convertible Senior Notes Private Offering

On July 8, 2003, New Century Financial closed a private offering of $175 million of convertible senior notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and, as of March 17, 2004, became convertible into New Century Financial common stock at a conversion price of $34.80 per share. The conversion price represents a 28.0% premium over the closing share price on July 8, 2003. On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes. As a result of the merger, the notes will become convertible into shares of New Century REIT common stock.

As of May 31, 2004, the number of shares of our common stock into which these notes may be convertible is 6,034,686, subject to certain adjustments under the terms of the notes. In addition, the terms of the notes allow the conversion rate to adjust if the dividend rate increases generally above a dividend yield of 1.75%, subject to certain other factors. The maximum number of shares of our common stock into which these notes may be convertible is 7,418,754, subject to certain adjustments under the terms of notes.

In connection with the convertible debt transaction, New Century Financial entered into two agreements to simultaneously purchase a call option and sell a warrant on its common stock. New Century Financial can exercise at any time the option that it purchased to acquire 6,034,675 shares of its common stock at a strike price of $34.80 per share. New Century Financial sold a warrant to an affiliate of one of the initial purchasers of the notes. The holder of the warrant may exercise the warrant for a limited period of time upon maturity of the notes to purchase from New Century Financial up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares or in a combination of cash and shares, at the option of New Century Financial. Like the notes, the option and the warrant will be exercisable for New Century REIT common stock, rather than New Century Financial common stock, after the merger.

The notes were only offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act. New Century Financial filed a registration statement, which has become effective, to permit the public resale of the notes and the common stock issuable under the notes. In connection with the REIT conversion, we will further amend the registration statement to permit the public resale of the notes and New Century REIT common stock issuable upon conversion of the notes.

Other Borrowings

We periodically enter into equipment financing arrangements that are treated as notes payable for financial statement purposes. As of March 31, 2004, the balance outstanding under these borrowing arrangements was $34.4 million. As of December 31, 2003, the balance outstanding under these borrowing arrangements was $19.0 million.

During the third quarter of 2003, we entered into a $20 million servicer advance agreement, which allows us to borrow up to 95% of servicing advances on our servicing portfolio. As of March 31, 2004, the balance outstanding under this facility was $1.2 million. This facility expires in August 2004. As of December 31, 2003, the balance outstanding under this facility was $775,000 and was included in accounts payable and accrued liabilities.

On-Balance Sheet Securitizations

Prior to 2003, in our securitization transactions we realized net cash proceeds in an amount similar to whole loan sales, as a result of NIMS transactions closed concurrent with our securitizations. During the three months ended March 31, 2003, we completed one on-balance sheet securitization, resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability. Without a concurrent NIMS transaction, on-balance sheet securitizations generally require an initial cash investment ranging from approximately 2% to 4% of the principal balance of the loans. Immediately following the securitization, we start to receive interest payments on the underlying mortgage loans and pay interest payments to the bondholders, creating positive cash flow. As the loans age, losses on the portfolio will begin to reduce this cash flow. There was no on-balance sheet transaction executed during the three months ended March 31, 2004. For the three months ending March 31, 2003, the initial cash investment for on-balance sheet securitizations was $17.7 million. For the three months ending March 31, 2004 and 2003, we received $53.4 million and $4.5 million, respectively, in cash flows from our on-balance sheet securitizations.

During 2003, we completed five on-balance sheet securitizations, resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability. Without a concurrent NIM transaction, on-balance sheet securitizations generally require an initial cash investment ranging from approximately 2% to 4% of the principal balance of the loans. During 2003, we entered into four on-balance sheet securitizations that required initial cash investments ranging from $14.6 to $47.8 million. We also entered into one on-balance sheet securitization with a concurrent NIM transaction, resulting in a nominal cash investment.

In January 2003, we completed an on-balance sheet securitization backed by $494 million of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $21.9 million at December 31, 2003.

In July 2003, we completed an on-balance sheet securitization backed by $712 million of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $16.6 million at December 31, 2003.

In September 2003, we completed an on-balance sheet securitization backed by $1.5 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $14.2 million at December 31, 2003.

In October 2003, we completed an on-balance sheet securitization backed by $1.0 billion of primarily fixed-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $7.5 million at December 31, 2003.

In December 2003, we completed an on-balance sheet securitization backed by $1.1 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $3.5 million at December 31, 2003.

In April 2004, we completed an on-balance sheet securitization backed by $1.5 billion of fixed- and adjustable-rate mortgage loans originated by us. As a result of this on-balance sheet securitization, we maintained a restricted cash custodial account totaling $2.5 million at April 20, 2004.

Stock Repurchases

For the period ending December 31, 2003, we have repurchased a total of $72.0 million of our common stock. There are 1.6 million shares authorized and not yet repurchased under our stock repurchase program.

Under certain circumstances, we may continue to fund stock repurchases with available corporate liquidity. Such purchases will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities.

Cash Flow

For the three months ended March 31, 2004, our cash flow provided by operations was $126.4 million, compared to cash used of $98.0 million for the same period in 2003. This increase was due primarily to (i) $41.5 million higher net income and (ii) a lower utilization of the borrowing capacity of $154.8 million for the three months ended March 31, 2003.

For the three months ended March 31, 2004, our cash flow provided by investing activities was $250.7 million compared to cash used of $487.3 million for the same period in 2003. This increase in cash flow is because we used $493.6 million of cash to acquire mortgage loans for investment for the three months ended March 31, 2003, compared to zero in 2004, and because we received $256.4 million in payments on our mortgage loans held for investment for the three months ended March 31, 2004, compared to $2.5 million for the same period in 2003.

For the three months ended March 31, 2004, cash used in financing activities was $293.2 million compared to cash flow provided by financing activities of $456.7 million for the three months ended March 31, 2003. This decrease is due mainly to: (i) net financing on mortgage loans held for investment of $481.6 million in 2003, (ii) higher repayments of securitization financing on mortgage loans held for investment of $208.9 million in 2004, and (iii) an increase in restricted cash of $88.1 million in 2004. The decrease is partially offset by proceeds from fixed asset financing of $17.8 million in 2004 and no stock repurchases in 2004 compared to $16.8 million in 2003.

For the year ended December 31, 2003, cash flow from operations was $193.9 million, compared to $257.1 million in 2002. This decrease is due primarily to (i) $75 million in income tax payments in excess of the income tax expense for the year ended December 31, 2003 compared to $11 million in income tax payments in excess of the income tax expense for the same period in 2002 and (ii) lower loan sales than loans funded in 2003, due in part to our on-balance sheet securitizations in 2003.

For the year ended December 31, 2003, cash used in investing activities was $4.8 billion compared to $24.3 million for the year ended December 31, 2002. This increase is due to loans acquired for investment for the five on-balance sheet securitizations completed in 2003.

For the year ended December 31, 2003, cash from financing activities was $4.7 billion compared to a usage of $156.4 million for the year ended December 31, 2002. This increase is due mainly to financing on mortgage loans held for investment and convertible debt proceeds during 2003, compared to the repayment of residual financing of $80.0 million and subordinated debt of $40.0 million in 2002, partially offset by an increase in stock repurchases from $45.4 million in 2002 to $72.0 million in 2003.

Our loan origination and purchase and servicing programs require significant cash investments, including the funding of: (i) fees paid to brokers and correspondents in connection with generating loans through wholesale lending activities, (ii) commissions paid to sales employees to originate loans, (iii) any difference between the amount funded per loan and the amount advanced under our credit facilities, (iv) servicing-related advance requirements, and (v) income tax payments arising from the timing differences between income for financial reporting purposes and taxable income. We also require cash to fund on-balance sheet securitizations, ongoing operating and administrative expenses, and capital expenditures. Our sources of operating cash flow include: (i) cash premiums obtained in whole loan sales, (ii) mortgage origination income and fees, (iii) interest income, (iv) cash flows from residual interests in securitizations, and (v) servicing fee income.

Liquidity Strategy

We establish target levels of liquidity and capital based on a number of factors including our production volume, the condition of the secondary market for our loans and our current balance sheet.

We intend to continue to concentrate on maintaining our targeted liquidity levels. Our principal strategy is to effectively manage the percentage of loans sold through whole loan sales versus on-balance sheet securitizations, giving consideration to whole loan prices, the amount of cash required to finance on-balance sheet securitizations and dividend requirements. There can be no assurance that we will be able to achieve this goal and operate on a cash flow-neutral or cash flow-positive basis.

Subject to the various uncertainties described above, and assuming that we will be able to successfully execute our liquidity strategy, we anticipate that our liquidity, credit facilities and capital resources will be sufficient to fund our operations for the foreseeable future.

Newly Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”), which was subsequently amended in December 2003 by FIN 46R. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Prior to FIN 46R, a company included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The consolidation requirements of FIN 46R are applicable to variable interest entities created after December 31, 2003. For interests held in variable interest entities created before January 1, 2004, FIN 46R is applicable beginning on January 1, 2005. The assets, liabilities and noncontrolling interests of variable interest entities created before January 1, 2004 would initially be measured at their carrying amounts, with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used. Certain of our subsidiaries are qualifying special purpose entities formed in connection with off-balance sheet securitizations and are not subject to the requirements of FIN 46R. Our subsidiaries that are considered variable interest entities subject to the requirements of FIN 46R, namely our Trusts related to our on-balance sheet securitizations, are currently included in our consolidated financial statements. We do not expect that the application of FIN 46R will have a material impact on our consolidated balance sheet.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133. These amendments clarify the definition of a derivative, expand the nature of exemptions from SFAS No. 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of SFAS No. 133 to embedded derivative instruments in which the underlying is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. SFAS 149 is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. We quote interest rates to borrowers, which are generally subject to change by us. Although we typically honor such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure. The adoption of SFAS 149 did not have a material impact on our financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS 150 is generally effective for financial instruments entered into or modified after May 31, 2003, although certain of the provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests have been deferred indefinitely. The adoption of SFAS 150 did not have a material impact on our financial statements.

In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 105 (“SAB 105”). SAB 105 contains specific guidance that significantly limits opportunities for registrants to recognized an assets related to a commitment to originate a mortgage loan that will be held for sale prior to funding the loan, which differs from the current accounting guidance provided by Statement of Financial Accounting Standards No. 149 (“SFAS” 149”). SFAS 149 requires that the entity that makes the mortgage loan commitment record the commitment on its balance sheet at fair value, but does not address how to measure the fair value of the loan commitment. SAB 105 requires that fair value measurement of loan commitments include only differences between the guaranteed interest rate in the loan commitment and a market interest rate, excluding any expected cash flows related to the customer relationship or loan servicing. SAB 105 is effective for new loans commitments accounted for as derivative entered into after March 31, 2004. SAB 105 permits registrants to continue to use previously applied accounting policies to commitments entered into on or before March 31, 2004. We quote interest rates to borrowers, which are generally subject to change by us. Although we typically honor such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate exposure. We do not account for our interest rate quotes as derivatives. We do no expect that the application of SAB 105 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We carry interest-sensitive assets on our balance sheet that are financed by interest-sensitive liabilities. Since the interval for re-pricing of the assets and liabilities is not matched, we are subject to interest-rate risk. A sudden, sustained increase or decrease in interest rates would impact our net interest income, as well as the fair value of our mortgage loans held for investment and related financing, and our residual interests in securitizations. We employ hedging strategies from time to time to manage the interest-rate risk inherent in our assets and liabilities. These strategies are designed to create gains when movements in interest rates would cause our cash flows and/or the value of our assets to decline, and result in losses when movements in interest rates cause our cash flows and/or the value of our assets to increase.

The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of March 31, 2004. We have made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold within six months. In addition, the timing of re-pricing or maturity of our mortgage loans held for investment and related financing and our residual interests in securitizations is based on certain prepayment and loss assumptions. See “—Results of Operations” for further details. We purchase Euro Dollar Futures contracts designed to mitigate interest rate risk associated with our residual interests in securitizations and our portfolio of mortgage loans held for investment. The Euro Dollar Futures contracts had a notional value of $21.1 billion, their fair value was a loss of $28.4 million and they had maturity dates of less than four years at March 31, 2004.

Description	Zero to six months	Six months to one year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total
	(dollars in thousands)
Interest-sensitive assets:
Cash and cash equivalents	$353,414	—	—	—	—	—	353,414
Restricted cash	208,323	—	—	—	—	—	208,323
Loans receivable held for sale, net	2,956,936	—	—	—	—	—	2,956,936
Mortgage loans held for investment, net (1)	423,719	787,502	1,772,537	1,501,130	649,968	864,421	5,999,277
Residual interests in securitizations	8,019	8,154	26,302	79,406	38,713	10,331	170,925

Total interest-sensitive assets	3,950,411	795,656	1,798,839	1,580,536	688,681	874,752	9,688,875
Interest-sensitive liabilities:
Credit facilities	2,798,080	—	—	—	—	—	2,798,080
Financing on mortgage loans held for investment (1)	465,610	765,929	1,816,124	1,472,618	631,397	840,075	5,991,753
Notes payable	6,965	7,106	12,086	8,228	—	—	34,385
Convertible notes	—	—	—	205,061	—	—	205,061
Euro Dollar Futures contracts:
Trading	1,575	1,811	—	—	—	—	3,386
Non-Trading	7,421	8,503	7,134	1,496	411	—	24,965

Total interest-sensitive liabilities	3,279,651	783,349	1,835,344	1,687,403	631,808	840,075	9,057,630
Excess of interest-sensitive assets over interest-sensitive liabilities	670,760	12,307	(36,505)	(106,867)	56,873	34,677	631,245

Cumulative net interest-sensitivity gap	$670,760	683,067	646,562	539,695	596,568	631,245	631,245

(1)	Treats mortgage loans held for investment and subsequently securitized in April 2004 as if securitization occurred March 31, 2004.

The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2003. We have made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold in the first six months of 2004. In addition, the timing of re-pricing or maturity of our mortgage loans held for investment and related financing and our residual interests in securitizations is based on certain prepayment and loss assumptions. See “—Results of Operations” for further details. We purchase Euro Dollar Futures contracts designed to mitigate interest rate risk associated with our residual interests in securitizations and our portfolio of mortgage loans held for investment. The Euro Dollar Futures contracts had a notional value of $22.1 billion, their fair value was a loss of $7.9 million and they had maturity dates of less than three years at December 31, 2003. At December 31, 2002 the Euro Dollar Futures contracts had a notional value of $3.4 billion, their fair value was a loss of $4.6 million and they had maturity dates of less than two years.

Description	Zero to Six Months	Six months to one Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair value
	(dollars in thousands)
Interest-sensitive assets:
Cash and cash equivalents	$269,540	—	—	—	—	—	269,540	269,540
Restricted cash	116,883	—	—	—	—	—	116,883	116,883
Mortgage loans held for sale, net	3,422,211	—	—	—	—	—	3,422,211	3,535,353
Mortgage loans held for investment, net	426,976	589,793	1,402,794	722,691	390,294	1,213,389	4,745,937	4,924,441
Residual interests in securitizations	13,428	5,875	36,139	14,071	61,556	48,429	179,498	179,498

Total interest-sensitive assets	4,249,038	595,668	1,438,933	736,762	451,850	1,261,818	8,734,069	9,025,715
Interest-sensitive liabilities:
Credit facilities	3,311,837	—	—	—	—	—	3,311,837	3,311,837
Financing on mortgage loans held for investment	377,212	575,609	1,402,310	762,843	398,554	1,169,795	4,686,323	4,686,323
Notes payable	4,768	4,219	7,212	2,778	—	—	18,977	18,977
Convertible Notes	—	—	—	—	204,858	—	204,858	204,858
Euro Dollar Futures contracts:
Trading	1,211	544	311	—	—	—	2,066	2,066
Non-trading	2,352	1,970	1,476	—	—	—	5,798	5,798

Total interest-sensitive liabilities	3,697,380	582,342	1,411,309	765,621	603,412	1,169,795	8,229,859	8,229,859
Excess of interest-sensitive assets over interest-sensitive liabilities	551,658	13,326	27,624	(28,859)	(151,562)	92,023	504,210	795,856

Cumulative net interest-sensitivity gap	$551,658	564,984	592,608	563,749	412,187	504,210		795,856

The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2002. Management has made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold in the first six months of 2003. In addition, the timing of re-pricing or maturity of our residual interests in securitizations is based on certain prepayment and loss assumptions. See “—Results of Operations.” We purchase Euro Dollar Futures contracts designed to mitigate interest rate risk associated with our residual interests in securitizations. The Euro Dollar Futures contracts had a notional value of $3.4 billion, their fair value was a loss of $4.6 million and they had maturity dates of less than two years at December 31, 2002. At December 31, 2001 the Euro Dollar Futures contracts had a notional value of $7.1 billion, their fair value was a loss of $2.9 million and they had maturity dates of less than two years.

Description	Zero to Six Months	Six Months to one Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair value
	(dollars in thousands)
Interest-sensitive assets:
Cash and cash equivalents	$176,669	—	—	—	—	—	176,669	176,669
Restricted cash	6,255	—	—	—	—	—	6,255	6,255
Mortgage loans held for sale, net	1,920,396	—	—	—	—	—	1,920,396	1,974,833
Residual interests in securitizations	38,482	10,130	13,651	12,887	54,121	117,693	246,964	246,964

Total interest-sensitive assets	2,141,802	10,130	13,651	12,887	54,121	117,693	2,350,284	2,404,721
Interest-sensitive liabilities:
Credit facilities	1,885,498	—	—	—	—	—	1,885,498	1,885,498
Notes payable	4,190	3,593	5,349	3,567	—	—	16,699	16,699
Euro Dollar Futures contracts:
Trading	4,152	445	—	—	—	—	4,597	4,597
Non-trading	—	—	—	—	—	—	—	—

Total interest-sensitive liabilities	1,893,840	4,038	5,349	3,567	—	—	1,906,794	1,906,794

Excess of interest-sensitive assets over interest-sensitive liabilities	247,962	6,092	8,302	9,320	54,121	117,693	443,490	497,927

Cumulative net interest-sensitivity gap	$247,962	254,054	262,356	271,676	325,797	443,490		497,927

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

New Century REIT, Inc.:

We have audited the accompanying consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with auditing the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of New Century REIT, Inc. as of April 20, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Los Angeles, California

April 20, 2004

NEW CENTURY REIT, INC.

CONSOLIDATED BALANCE SHEET

AS OF APRIL 20, 2004

Assets
Cash and cash equivalents	$20,000

Total assets	$20,000

Liabilities and Stockholder’s Equity

Total liabilities	—

Common stock, $0.01 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares	200
Additional paid-in capital	19,800

Total stockholder’s equity	20,000

Total liabilities and stockholder’s equity	$20,000

NEW CENTURY REIT, INC.

NOTE TO THE CONSOLIDATED BALANCE SHEET

APRIL 20, 2004

1. Organization

On April 12, 2004, New Century REIT, Inc. (“New Century REIT”) was incorporated under the laws of the State of Maryland and was authorized to issue 1,000,000 shares of $0.01 par value common stock. New Century Financial Corporation (“New Century Financial”) formed New Century REIT solely for the purpose of effecting the restructuring of New Century Financial. New Century REIT is a wholly-owned subsidiary of New Century Financial. In the restructuring, NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, will be merged into New Century Financial, making New Century Financial a wholly-owned subsidiary of New Century REIT. The business of New Century REIT will initially be the business currently conducted by New Century Financial, and New Century REIT will change its name to “New Century Financial Corporation.” New Century Financial anticipates that, upon completion of certain restructuring transactions, New Century REIT will qualify as a REIT for U.S. federal income tax purposes. It will conduct substantially all operating businesses, including substantially all of those currently conducted by New Century Financial and its subsidiaries, through taxable REIT subsidiaries.

From the date of inception on April 12, 2004 through April 20, 2004, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Introduction

The following general discussion summarizes the material U.S. federal income tax considerations regarding New Century REIT’s qualification and taxation as a REIT and material U.S. federal income tax consequences of an investment in New Century REIT’s common stock. This discussion is based on interpretations of the Internal Revenue Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only investors that beneficially own shares of New Century REIT’s common stock as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular stockholders or to stockholders subject to special treatment under the federal income tax laws, such as:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to apply a mark to market method of accounting;

•	foreign holders;

•	persons that hold their shares as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction;

•	holders that acquired their shares upon the exercise of stock options or otherwise as compensation; or

•	entities treated as partnerships for U.S. federal income tax purposes.

Accordingly, stockholders are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences of owning shares, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

O’Melveny & Myers LLP has reviewed the discussion set forth below and is of the opinion that the statements made in this discussion, to the extent such statements summarize material U.S. federal tax consequences of the beneficial ownership of New Century REIT’s common stock, are correct in all material respects. The opinion of O’Melveny & Myers LLP has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. O’Melveny & Myers LLP’s opinion is based on various assumptions, including that the parties to the merger agreement will take the actions contemplated by, and otherwise will satisfy their obligations under, the merger agreement, and that certain factual representations and covenants made by an officer of New Century REIT are and remain accurate; moreover, the opinion is subject to limitations, and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge the opinion of O’Melveny & Myers LLP, and such a challenge could be successful.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of shares of New Century REIT’s common stock and of its election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your stock ownership and New Century REIT’s REIT election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

General.    New Century Financial formed New Century REIT as a Maryland corporation on April 12, 2004 as a wholly-owned subsidiary. Immediately prior to the REIT conversion, NC Merger Sub, which is a wholly-owned subsidiary of New Century REIT, will merge with and into New Century Financial with New Century Financial as the surviving entity. As a result, New Century Financial will become a wholly-owned subsidiary of New Century REIT.

New Century REIT will elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code for its taxable year ending December 31, 2004. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. New Century REIT intends to be organized and to operate in such a manner as to qualify for taxation as a REIT. However, no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

We have received an opinion of O’Melveny & Myers LLP, filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to the effect that, commencing with its taxable year ending December 31, 2004 and assuming that the elections and other procedural steps described in this section captioned “Material U.S. Federal Income Tax Consequences” are completed by New Century REIT in a timely fashion, New Century REIT will be organized in conformity with, and its proposed method of operation will enable it to meet, the requirements for qualification as a REIT under the Internal Revenue Code. It must be emphasized, however, that the opinion of O’Melveny & Myers LLP will be based on various assumptions related to its organization and proposed operations and will be conditioned on representations and covenants made by its management regarding its organization, assets, sources of gross income and other matters related to the conduct of its business operations. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends upon New Century REIT’s ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels, and the diversity of ownership of its stock. O’Melveny & Myers LLP will not review New Century REIT’s compliance with the requirements on a continuing basis. New Century REIT’s ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of its assets and the fair market value of the real estate that is collateral for its mortgage loans. Such values may not be susceptible to a precise determination. While New Century REIT intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given by O’Melveny & Myers LLP or by New Century REIT that New Century REIT will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see “Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

In any year in which New Century REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its REIT taxable income that it distributes currently to stockholders. However, New Century REIT’s stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by New Century REIT as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose domestic noncorporate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While New Century REIT is generally not subject to corporate income taxes on income that it distributes currently to stockholders, it will be subject to federal tax as follows:

•	New Century REIT will be taxed at regular corporate rates on any taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under some circumstances, New Century REIT may be subject to the “alternative minimum tax” due to its undistributed items of tax preference and alternative minimum tax adjustments.

•	If New Century REIT has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	New Century REIT’s income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If New Century REIT fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, New Century REIT will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (ii) the amount by which 90% of its gross income exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect its profitability.

•	New Century REIT will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if it fails to distribute during each calendar year at least the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years over excess distributions made with respect to prior years.

•	New Century REIT may elect to retain and pay income tax on its net capital gain. In that case, a U.S. stockholder would include its proportionate share of New Century REIT’s undistributed capital gain (to the extent it made a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that New Century REIT paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in New Century REIT stock.

•	New Century REIT will be subject to a 100% penalty tax on certain amounts received by it (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between New Century REIT and a taxable REIT subsidiary, as further described below, are not comparable to similar arrangements among unrelated parties.

•

If New Century REIT owns a residual interest in a real estate mortgage investment conduit, or REMIC, it will be taxable at the highest corporate rate on the portion of any excess inclusion income, or “phantom” taxable income, that it derives from REMIC residual interests equal to the percentage of its stock that is held by “disqualified organizations.” Similar rules may apply if New Century REIT owns all of the equity interests in a taxable mortgage pool. To the extent that New Century REIT owns a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, it will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable Mortgage Pools and REMICs.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

For this reason, New Century REIT’s charter prohibits disqualified organizations from owning its shares.

•	If New Century REIT acquires any assets from a non-REIT C corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time New Century REIT acquires the asset. Applicable Treasury regulations, however, allow New Century REIT to avoid the recognition of gain and the imposition of corporate-level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until it disposes of that built-in gain asset during the 10-year period following its acquisition, at which time it would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

New Century REIT will not be treated as acquiring the assets of New Century Financial or its subsidiaries in a carryover basis transaction.

In addition, notwithstanding New Century REIT’s status as a REIT, it may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which it owns an interest, including New Century Financial and its subsidiaries, will be subject to federal corporate income tax on its taxable income.

Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8) that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). New Century REIT believes that it will issue sufficient shares of stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, New Century REIT’s charter will contain restrictions regarding the transfer of its stock that are intended to assist it in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that New Century REIT will be able to satisfy these share ownership requirements. If New Century REIT fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

If New Century REIT complies with regulatory rules pursuant to which it is required to send annual letters to holders of its stock requesting information regarding the actual ownership of its stock, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, it will be treated as having met the requirement.

In addition, New Century REIT must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Distribution of “Earnings and Profits” Attributable to Non-REIT C Corporation Taxable Years.    To qualify as a REIT, New Century REIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (“C corporation E&P”). Generally, New Century REIT will not be treated as succeeding to the C corporation E&P of New Century Financial or its subsidiaries in connection with the formation transactions because New Century REIT will make an election to treat New Century Financial and its subsidiaries as taxable REIT subsidiaries as of the completion of the REIT conversion.

However, as part of the formation transactions, New Century REIT expects to acquire all of the capital stock of New Century Credit and NCMSI, both of which are currently indirect wholly-owned subsidiaries of New Century Financial. New Century Credit and NCMSI will become qualified REIT subsidiaries and New Century REIT will succeed to New Century Credit’s and/or NCMSI’s C corporation E&P, if any. If it succeeds to such E&P, New Century REIT will be required to distribute any such C corporation E&P as of the close of its first taxable year as a REIT and therefore may need to make a small special one-time distribution in an amount intended to equal or exceed such C corporation E&P. U.S. holders would generally be subject to tax on the distribution of New Century Credit’s and/or NCMSI’s C corporation E&P at ordinary income tax rates. It appears that U.S. holders who are taxed as individuals would be taxed at a maximum rate of 35% on that distribution, rather than the 15% rate applicable to certain corporate dividends, even though that distribution would be attributable to non-REIT C corporation E&P. See “—Taxation of U.S. Holders of New Century REIT’s Common Stock.” Legislation introduced in Congress would treat New Century REIT’s distribution of C corporation E&P as eligible for the 15% rate applicable to certain corporate dividends. We can provide no assurance that such legislation will be enacted into law.

A national accounting firm will prepare an estimate of New Century Credit’s and NCMSI’s respective C corporation E&P, based on which New Century REIT will determine the amount of the special E&P distribution that it must make to purge New Century Credit’s and/or NCMSI’s respective C corporation E&P, if any. However, the determination of C corporation E&P is extremely complex and the computations by New Century REIT’s national accounting firm are not binding on the Internal Revenue Service. If the Internal Revenue Service were to successfully assert that New Century REIT failed to distribute an amount equal to the inherited C corporation E&P of New Century Credit and/or NCMSI as of the close of its first taxable year as a REIT, New Century REIT could fail to qualify as a REIT. Alternatively and although the law on this issue is not entirely clear, New Century REIT may avoid being disqualified as a REIT for each taxable year during which it had C corporation E&P if it satisfies certain “deficiency dividend” procedures described in the Internal Revenue Code and the Treasury regulations thereto.

O’Melveny & Myers LLP will express no opinion as to the amount of C corporation E&P. Accordingly, for its opinion as to New Century REIT’s qualification as a REIT, O’Melveny & Myers LLP will rely upon a representation from New Century REIT that it will have eliminated all of its C corporation E&P as of the close of its first taxable year.

Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, which has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. If New Century REIT owns 100% of the interests of such an entity and such entity has not elected to be treated as a corporation for U.S. federal income tax purposes, it will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, New Century REIT’s proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which it acquires an interest, directly or indirectly, will be treated as its assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.    A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which New Century REIT directly or indirectly owns stock and that elects with New Century REIT to be treated as a taxable REIT subsidiary under the Internal Revenue Code. In addition, if one of New Century REIT’s taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Following the merger, New Century REIT will have several direct and indirect subsidiaries, including New Century Financial, all of which it intends to elect to treat as taxable REIT subsidiaries as of the closing date of the merger. As taxable REIT subsidiaries, these entities will be subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that New Century Financial and its subsidiaries are required to pay taxes, they will have less cash available for distribution to New Century REIT. If dividends are paid by these taxable REIT subsidiaries to New Century REIT, then the dividends New Century REIT pays to its stockholders who are individuals, up to the amount of dividends that New Century REIT receives from its taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “Taxation of U.S. Holders of New Century REIT’s Common Stock-Qualified Dividend Income.”

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting New Century REIT’s status as a REIT. New Century REIT expects to continue to sell all of its loans that it does not hold in portfolio, and to perform other origination functions, through New Century Financial and its subsidiaries.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT parent. New Century REIT currently does not anticipate that this limitation will apply to interest payments, if any, made by taxable REIT subsidiaries to New Century REIT. In addition, New Century REIT would be obligated to pay a 100% penalty tax on some payments that it receives from, or on certain expenses deducted by, its taxable REIT subsidiaries if the Internal Revenue Service were to assert successfully that the economic arrangements between New Century REIT and its subsidiaries are not comparable to similar arrangements among unrelated parties.

Taxable Mortgage Pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

New Century REIT may make investments or enter into financing and securitization transactions that give rise to its being considered to be, or to own an interest in, one or more taxable mortgage pools or REMICs, although it does not intend to engage in REMIC securitization transactions other than through a taxable REIT subsidiary.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of a REIT’s assets held directly or through a qualified REIT subsidiary that is classified as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of New Century REIT’s income from a REMIC residual interest or taxable mortgage pool, which might be non-cash accrued income, or “phantom” taxable income, could be treated as excess inclusion income. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to New Century REIT and could therefore adversely affect its liquidity. See “—Annual Distribution Requirements Applicable to REITs.” To the extent that a REMIC residual interest or taxable mortgage pool is owned through a taxable REIT subsidiary, any excess inclusion income generated by the REMIC residual interest or taxable mortgage pool will be recognized by the taxable REIT subsidiary, and New Century REIT will not be subject to the distribution requirements with respect to any such amounts.

New Century REIT’s excess inclusion income would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “Taxation of Non-U.S. Holders of New Century REIT’s Common Stock—Distributions” and “Taxation of Tax-Exempt Holders.” The manner in which excess inclusion income would be allocated among shares of different classes of New Century REIT’s stock or how such income is to be reported to stockholders is not entirely clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in New Century REIT common stock.

If New Century REIT were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect New Century REIT’s compliance with the REIT gross income and asset tests. New Century REIT currently does not own, and currently does not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and New Century REIT intends to monitor the structure of any taxable mortgage pools in which it has an interest to ensure that they will not adversely affect its status as a REIT.

Income Tests

To qualify as a REIT, New Century REIT must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following New Century REIT’s receipt of new capital that it raises through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of New Century REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest, (iii) payments under certain qualifying hedging instruments and (iv) gain from the sale or disposition of stock, securities, or some hedging instruments. If less than 95% of the assets of a REMIC in which New Century REIT holds an interest are real estate assets, it will be treated as receiving directly its proportionate share of the REMIC’s income for purposes of the gross income tests.

New Century REIT’s income for purposes of these tests includes its allocable share of all income earned by any entities in which it owns an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The income tests described above are based on New Century REIT’s gross income. For U.S. federal income tax purposes, New Century REIT will be treated as earning interest income on all of its loans that have been securitized and with respect to which it has not made a REMIC election. Although New Century REIT will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that it is considered to recognize for purposes of the gross income tests.

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from New Century REIT’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. New Century REIT will monitor the amount of its non-qualifying income and it will manage its portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to New Century REIT.

Dividends.    New Century REIT’s share of any dividends received from its taxable REIT subsidiaries or any other corporation in which it may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. New Century REIT expects to limit any dividends from its corporate subsidiaries to stay within the limit on nonqualifying income under the 75% gross income test.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. New Century REIT does not expect that any of its mortgage loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date New Century REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that New Century REIT receives from its mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of its loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. New Century REIT expects that all or substantially all of its interest from its mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Fee Income.    New Century REIT may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, New Century REIT intends that all loan origination fees will be earned through its taxable REIT subsidiaries. In this case, the income earned by such subsidiaries from these services will not be included for purposes of New Century REIT’s gross income tests.

Hedging Transactions.    From time to time, New Century REIT may enter into hedging transactions with respect to one or more of its assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options, and futures and forward contracts. To the extent that New Century REIT enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that New Century REIT hedges with other types of financial instruments, or to the extent that a portion of its mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. New Century REIT intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Rents from Real Property.    New Century REIT currently does not own any real property (other than a small amount of real property acquired through the foreclosure of mortgage loans). To the extent that New Century REIT acquires real property or an interest therein in the future, rents it receives will generally qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, New Century REIT is generally only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant,” except through a taxable REIT subsidiary or an independent contractor from which the REIT itself does not derive or receive any income.

Prohibited Transactions Tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. New Century REIT believes that none of its portfolio assets are held-for-sale to customers and that a sale of any of its portfolio assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. New Century REIT cannot provide assurance that it will avoid owning property that may be characterized as property that it holds primarily for sale to customers in the ordinary course of a trade or business. After completing the REIT conversion, New Century REIT’s taxable REIT subsidiaries will continue to sell a portion of the loans that they originate on a whole loan sale basis and any other loans the sale of which could be subject to the prohibited transactions tax. Sales of loans by New Century REIT’s taxable REIT subsidiaries will not be subject to this 100% tax but such subsidiaries will be subject to regular corporate taxes on their net income.

New Century REIT currently intends that any securitizations that it may undertake following the REIT conversion with regard to its loans will not be treated as sales for tax purposes. If New Century REIT were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for New Century REIT to securitize its mortgage loans. Instead, New Century REIT intends to structure its securitizations as non-REMIC collateralized mortgage obligation transactions, which will be treated as financings for tax purposes.

Foreclosure Property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

New Century REIT will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held-for-sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

New Century REIT may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by New Century REIT to foreclose on a particular mortgage loan and may affect whether it will choose to foreclose with regard to a particular mortgage loan.

Failure to Satisfy Income Tests.    If New Century REIT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if New Century REIT’s failure to meet the tests is due to reasonable cause and not due to willful neglect, it attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances New Century REIT would be entitled to the benefit of these relief provisions. For example, if New Century REIT fails to satisfy the gross income tests because nonqualifying income that it intentionally recognizes exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, New Century REIT will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “Taxation as a REIT—General.”

Asset Tests

At the close of each quarter of New Century REIT’s taxable year, it must satisfy six tests relating to the nature of its assets.

•	First, at least 75% of the value of its total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	cash and cash items;

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following New Century REIT’s receipt of new capital that it raises through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if New Century REIT held such assets directly, it will be treated as holding directly its proportionate share of the assets of such REMIC.

•	Second, not more than 25% of New Century REIT’s total assets may be represented by securities, other than those in the 75% asset class.

•	Third, the value of any one issuer’s securities owned by New Century REIT may not exceed 5% of the value of its total assets.

•	Fourth, New Century REIT may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fifth, New Century REIT may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	Sixth, no more than 20% of the value New Century REIT’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of the third, fourth and fifth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities are not treated as “securities” for purposes of the fifth asset test. “Straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors and (iii) the issuer is either an individual or a partnership in which New Century REIT owns at least a 20% profit interest or the only securities of the issuer held by it are straight debt.

As discussed in “—Taxation as a REIT—Other Disregarded Entities and Partnerships,” New Century REIT’s assets for purposes of these tests include its allocable share of all assets held by any entities in which it owns an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The asset tests described above are based on New Century REIT’s total assets. With regard to any securitizations following the REIT conversion for U.S. federal income tax purposes, New Century REIT will be treated as owning both the loans it holds directly and the loans that it has securitized in non-REMIC collateralized mortgage obligation transactions. Although New Century REIT will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets it is considered to own for purposes of the asset tests.

New Century REIT believes that all or substantially all of the mortgage loans that it will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that New Century REIT owns debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. New Century REIT will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurances, however, that New Century REIT will be successful in this effort. In this regard, to determine its compliance with these requirement, New Century REIT will need to estimate the value of the real estate securing its mortgage loans at various times. In addition, New Century REIT will have to value its investment in taxable REIT subsidiaries and its other assets to ensure compliance with the 20% asset test applicable to its investment in one or more taxable REIT subsidiaries. Although New Century REIT will seek to be prudent in making these estimates, there can be no assurances that the Internal Revenue Service will not disagree with these determinations, in which case New Century REIT might not satisfy the asset tests and would fail to qualify as a REIT.

After initially meeting the asset tests after the close of any quarter, New Century REIT will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. New Century REIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. New Century REIT cannot ensure that these steps always will be successful. If New Century REIT fails to cure the noncompliance with the asset tests within this 30-day period, it could fail to qualify as a REIT.

New Century REIT currently believes that the loans, securities and other assets that it expects to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support its conclusions as to the value of its assets and securities, or in many cases, the real estate collateral for the mortgage loans that New Century REIT holds. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the Internal Revenue Service will not contend that New Century REIT’s interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, New Century REIT generally must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

•	the sum of (i) 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (ii) 90% of its net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on New Century REIT’s mortgage loans) over 5% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain.

Distributions generally must be made during the taxable year to which they relate. However, if New Century REIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, New Century REIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. In addition, distributions may be made in the following year if the dividends are declared before New Century REIT timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that New Century REIT does not distribute all of its net capital gain or New Century REIT distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, New Century REIT will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the distributed amount if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, over any excess distributions from prior years.

New Century REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, New Century REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by it. For purposes of the 4% nondeductible excise tax described above, any retained amounts for which New Century REIT elects this treatment would be treated as having been distributed.

New Century REIT intends to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, New Century REIT may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by it for federal income tax purposes. Possible examples of those timing differences include the following:

•	Because New Century REIT may deduct capital losses only to the extent of its capital gains, New Century REIT may have taxable income that exceeds its economic income.

•	New Century REIT may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that it owns.

•	New Century REIT will recognize taxable income in advance of the related cash flow if any of its mortgage loans are deemed to have original issue discount. New Century REIT generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	New Century REIT may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than its tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	New Century REIT may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds its basis in the original loan.

•	Although several types of non-cash income are excluded in determining the annual distribution requirement, New Century REIT may incur corporate income tax and a 4% nondeductible excise tax with respect to those non-cash income items if it does not distribute those items on a current basis.

As a result of the foregoing, New Century REIT may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, New Century REIT may need to borrow funds or issue additional common or preferred stock.

Under some circumstances, New Century REIT may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in New Century REIT’s deduction for dividends paid for the earlier year. Thus, New Century REIT may be able to avoid being taxed on amounts distributed as deficiency dividends. However, New Century REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

New Century REIT is required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, New Century REIT must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding common stock.

Failure to Qualify

If New Century REIT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, New Century REIT will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. This would significantly reduce both its cash available for distribution to its stockholders and its earnings. If New Century REIT fails to qualify as a REIT, it will not be required to make any distributions to stockholders and any distributions that are made will not be deductible. Moreover, all distributions to stockholders would be taxable as dividends to the extent of New Century REIT’s current and accumulated earnings and profits, whether or not attributable to its capital gains. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and domestic noncorporate distributees may be eligible for the reduced income tax rate of 15% on such dividends. Unless New Century REIT is entitled to relief under specific statutory provisions, New Century REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. New Century REIT cannot state whether in all circumstances it would be entitled to this statutory relief.

Taxation of U.S. Holders of New Century REIT’s Common Stock

U.S. Holder.    As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of New Century REIT’s common stock that is for U.S. federal income tax purposes:

•	a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

•	a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

Generally, in the case of a partnership that holds New Century REIT common stock, any partner that would be a U.S. holder if it held such common stock directly is also a U.S. holder.

Distributions Generally.    As long as New Century REIT qualifies as a REIT, distributions made to taxable U.S. holders of common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, New Century REIT’s earnings and profits will be allocated first to distributions with respect to its preferred stock, if any, and then to its common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if New Century REIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, it will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend on December 31 of the year in which the dividend was declared.

Capital Gain Dividends.    New Century REIT may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If New Century REIT designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on Internal Revenue Service Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, New Century REIT may elect to require stockholders to include its undistributed net capital gains in their income. If New Century REIT makes such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by New Century REIT on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. New Century REIT’s earnings and profits will be adjusted appropriately.

New Century REIT must classify portions of its designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of New Century REIT’s stock at a maximum rate of 25%.

Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.    Dividends paid to a U.S. holder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because New Century REIT is not generally subject to federal income tax on the portion of its taxable income distributed to its stockholders, dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, ordinary REIT dividends from New Century REIT will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to ordinary REIT dividends from New Century REIT, if any, that are (i) attributable to dividends received by New Century REIT from non-REIT corporations, such as its taxable REIT subsidiaries, or (ii) attributable to income upon which New Century REIT has paid corporate income tax (e.g., to the extent that New Century REIT distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold New Century REIT common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which the common stock becomes ex-dividend.

Other Tax Considerations.    Distributions made by New Century REIT and gain arising from the sale or exchange by a U.S. holder of its stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from New Century REIT generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of New Century REIT stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders may not include in their individual income tax returns any net operating losses or capital losses of New Century REIT. New Century REIT’s operating or capital losses would be carried over by it for potential offset against future income, subject to applicable limitations.

New Century REIT may recognize taxable income in excess of its economic income, known as phantom income, in the first years that it holds certain investments, and experience an offsetting excess of economic income over its taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes.

Any excess inclusion income that New Century REIT recognizes generally will be allocated among its stockholders to the extent it exceeds New Century REIT’s undistributed REIT taxable income in a particular year. A U.S. holder’s share of excess inclusion income would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Sales of Common Stock.    Upon any taxable sale or other disposition of New Century REIT common stock, a U.S. holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” New Century REIT does not expect any material amount of such unrecaptured Section 1250 gain. Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of New Century REIT stock.

In general, any loss upon a sale or exchange of New Century REIT common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Taxation of Non-U.S. Holders of New Century REIT’s Common Stock

Non-U.S. Holder.    A “non-U.S. holder” is a holder, including any partner in a partnership that holds New Century REIT common stock, that is not a U.S. holder. See “Taxation of U.S. Holders of New Century REIT’s Common Stock—U.S. Holder.”

Distributions.    Distributions by New Century REIT to a non-U.S. holder of common stock that are neither attributable to gain from sales or exchanges by New Century REIT of “U.S. real property interests” nor designated by it as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits. These distributions, including the special one-time distribution, if any, declared in 2004 ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Excess inclusion income will generally be allocated to stockholders to the extent New Century REIT has excess inclusion income that exceeds its undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. New Century REIT expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “Taxation of Non-U.S. Holders of New Century REIT’s Common Stock—Sales of Common Stock.”

New Century REIT may be required to withhold at least 10% of any distribution in excess of current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by New Century REIT at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by New Century REIT of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. New Century REIT generally does not expect to pay dividends that are subject to FIRPTA.

New Century REIT will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of New Century REIT’s net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Sales of Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of New Century REIT stock generally would not be subject to U.S. taxation unless:

•	the investment in common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

New Century REIT common stock will not constitute a U.S. real property interest if New Century REIT either is not a U.S. real property holding corporation or is a domestically-controlled REIT. Whether New Century REIT is a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by it equals or exceeds 50% of the fair market value of its assets. Because its assets will consist primarily of single-family residential mortgage loans, New Century REIT does not expect that its assets will cause it to be considered a U.S. real property holding corporation. New Century REIT will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. New Century REIT expects to qualify as a domestically-controlled REIT upon completion of the merger but cannot guarantee that it will remain a domestically-controlled REIT.

In addition, even if New Century REIT is a U.S. real property holding corporation and does not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells its stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

•	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of New Century REIT common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code and New Century REIT shares of stock are not being used in an unrelated trade or business, dividends generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income will be subject to tax as UBTI. Excess inclusion income will generally be allocated to stockholders to the extent New Century REIT has excess inclusion income that exceeds its undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under

Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax exempt organizations, income from an investment in common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the limitations on transfer and ownership of common stock in New Century REIT’s charter, New Century REIT should not be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

U.S. Holders of New Century REIT’s Common Stock.    In general, information-reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of common stock held by U.S. holders, unless an exception applies.

The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of the dividends on common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

A U.S. stockholder that does not provide New Century REIT with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.

Some U.S. holders of common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The payor will be required to furnish annually to the Internal Revenue Service and to holders of common stock information relating to the amount of dividends paid on New Century REIT’s common stock, and that information reporting may also apply to payments of proceeds from the sale of common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders of New Century REIT’s Common Stock.    Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting but not backup withholding generally will apply.

Applicable Treasury regulations provide presumptions regarding the status of a holder of common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, stockholders are advised to consult their own tax advisors regarding the information reporting requirements applicable to them.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in New Century REIT’s common stock.

State and Local Taxes

New Century REIT and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. New Century REIT’s state and local tax treatment and that of its stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

A portion of New Century REIT’s income will be earned through its taxable REIT subsidiaries is subject to federal and state income tax at normal applicable corporate rates. In addition, such subsidiaries may be limited in their ability to deduct some payments made to New Century REIT. To the extent that New Century REIT and its subsidiaries are required to pay federal, state and local taxes, New Century REIT will have less cash available for distribution to its stockholders.

DESCRIPTION OF NEW CENTURY REIT CAPITAL STOCK

The following is a summary description of the material terms of New Century REIT common stock and undesignated preferred stock as will be set forth in New Century REIT’s charter and that will govern the rights of New Century REIT common stock if the REIT conversion is completed. A copy of the form of the New Century REIT’s charter is attached as Annex B to this proxy statement/prospectus. While we believe that the following description covers the material terms of New Century REIT’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, New Century REIT’s charter and the other documents we refer to for a more complete understanding of New Century REIT’s capital stock following the REIT conversion.

General

As of May 31, 2004, New Century REIT had 20,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. New Century REIT’s charter will be amended and restated immediately prior to the completion of the REIT conversion. As amended and restated, New Century REIT’s charter provides that New Century REIT may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of the merger, based on the number of shares of New Century Financial common stock outstanding as of May 31, 2004 (and not including shares to be issued in the public offering), 33,901,673 shares of New Century REIT’s common stock and no shares of its preferred stock will be issued and outstanding. Under the MGCL, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

The New Century REIT common stock offered hereby will upon issuance and payment therefor be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of New Century REIT’s charter regarding the restrictions on transfer of stock, holders of shares of New Century REIT common stock are entitled to receive dividends on such stock if, as and when authorized and declared by New Century REIT’s board of directors out of assets legally available therefor and to share ratably in New Century REIT’s assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all its known debts and liabilities.

Subject to the provisions of New Century REIT’s charter regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of New Century REIT capital stock, each outstanding share of New Century REIT common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of New Century REIT stock, the holders of such shares of New Century REIT common stock possess the exclusive voting power. There is no cumulative voting in the election of New Century REIT’s directors, which means that the holders of a majority of the outstanding shares of New Century REIT common stock can elect all of the directors then standing for election in which case the holders of the remaining shares will not be able to elect any of New Century REIT’s directors.

Shares of New Century REIT common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of New Century REIT’s securities. Subject to the provisions of New Century REIT’s charter regarding the restrictions on ownership transfer of stock, shares of New Century REIT common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s charter. New Century REIT’s charter provides that any such action shall be effective and valid if taken or authorized by New Century REIT’s stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of New Century REIT’s charter relating to the removal of directors must be approved by New Century REIT’s stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

New Century REIT’s charter authorizes New Century REIT’s board of directors to reclassify any unissued shares of New Century REIT common stock into other classes or series of classes of New Century REIT stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

New Century REIT’s charter authorizes New Century REIT’s board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. Prior to issuance of shares of each class or series of preferred stock, New Century REIT’s board of directors is required by the MGCL and New Century REIT’s charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, New Century REIT’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for New Century REIT common stock or otherwise be in your best interest. Further, to the extent New Century REIT issues preferred stock, holders of the preferred stock will likely have preferential rights to distributions made by New Century REIT. As of the closing of the REIT conversion, no shares of New Century REIT preferred stock will be outstanding and New Century REIT has no present plans to issue any preferred stock.

Power to Issue Additional Shares of New Century REIT Common Stock and Preferred Stock

New Century REIT believes that the power of its board of directors to issue additional authorized but unissued shares of New Century REIT common stock or preferred stock and to classify or reclassify unissued shares of New Century REIT common or preferred stock and thereafter to cause New Century REIT to issue such classified or reclassified shares of stock will provide New Century REIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as New Century REIT common stock, are available for issuance without further action by New Century REIT’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New Century REIT’s securities may be listed or traded. Although New Century REIT’s board of directors has no intention at the present time of doing so, it could authorize New Century REIT to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of New Century REIT that might involve a premium price for New Century REIT common stock or otherwise be in your best interest and could result in the entrenchment of our board of directors and management, regardless of their performance.

Transfer Restrictions

New Century REIT’s charter, subject to certain exceptions, contains certain restrictions on the number of shares of New Century REIT stock that a person may own. New Century REIT’s charter contains a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class or series of New Century REIT stock. New Century REIT’s board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, New Century REIT’s board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of New Century REIT stock would result in New Century REIT being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in New Century REIT failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of New Century REIT’s board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). New Century REIT’s board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to New Century REIT’s board of directors in its sole discretion, in order to determine or ensure New Century REIT’s status as a REIT.

New Century REIT’s charter further prohibits:

•	any person from beneficially or constructively owning shares of New Century REIT stock that would result in New Century REIT being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause New Century REIT to fail to qualify as a REIT; and

•	any person from transferring shares of New Century REIT stock if such transfer would result in shares of New Century REIT stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of New Century REIT stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of New Century REIT stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to New Century REIT and provide New Century REIT with such other information as New Century REIT may request in order to determine the effect of such transfer on New Century REIT.

If any transfer of shares of New Century REIT stock occurs which, if effective, would result in any person beneficially or constructively owning shares of New Century REIT’s stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of New Century REIT stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of New Century REIT stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by New Century REIT that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by New Century REIT that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if New Century REIT has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from New Century REIT that shares of New Century REIT stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in New Century REIT’s charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in New Century REIT’s charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by New Century REIT that shares of New Century REIT stock have been transferred to the trust, such shares are sold by a prohibited owner, then

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of New Century REIT stock held in the trust shall be deemed to have been offered for sale to New Century REIT, or New Century REIT’s designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date New Century REIT, or New Century REIT’s designee, accepts such offer.

New Century REIT shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to New Century REIT, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of New Century REIT common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of New Century REIT stock, including shares of New Century REIT’s common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to New Century REIT stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to New Century REIT such additional information as New Century REIT may request in order to determine the effect, if any, of such beneficial ownership on New Century REIT’s status as a REIT and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to New Century REIT such information as New Century REIT may reasonably request in order to determine New Century REIT’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. New Century REIT may request such information after every sale, disposition or transfer of New Century REIT’s common stock.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in your best interest.

Transfer Agent and Registrar

New Century Financial has received proposals from third parties to act as the transfer agent and registrar for New Century REIT common stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF NEW CENTURY FINANCIAL AND NEW CENTURY REIT

The following section of the proxy statement/prospectus describes some of the differences between the current rights of New Century Financial common stock and the rights of holders of New Century REIT common stock after the merger and also summarizes certain provisions of Delaware law, Maryland law and New Century REIT’s charter and bylaws. We encourage you to read carefully New Century Financial’s amended and restated certificate of incorporation and amended and restated bylaws and the forms of New Century REIT’s charter and bylaws. For information on how to obtain the amended and restated charter and amended and restated bylaws of New Century Financial, see “Where You Can Find Additional Information.” A copy of the forms of New Century REIT’s charter and New Century REIT’s bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. This discussion is qualified in its entirety by reference to the DGCL, the MGCL, the common law thereunder and the full texts of the documents referenced below.

General

If the REIT conversion is completed, you will receive one share of New Century REIT common stock in exchange for each share of New Century Financial common stock you currently own. New Century REIT is incorporated in Maryland and governed by the MGCL, and New Century Financial is incorporated in Delaware and governed by the DGCL. The following discussion compares the rights of holders of New Century Financial common stock and New Century REIT common stock, and summarizes the material differences between the current rights of New Century Financial stockholders and the rights those stockholders will have as stockholders of New Century REIT following the completion of the REIT conversion.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of New Century Financial common stock and those of holders of New Century REIT common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the MGCL and by the governing corporate documents of New Century Financial and New Century REIT to which stockholders are referred.

Comparison of Certain Charter and Bylaw Provisions and Provisions of Delaware and Maryland Law

Authorized Capital Stock

New Century Financial	New Century REIT
New Century Financial’s amended and restated certificate of incorporation authorizes issuance of up to 100,000,000 shares of New Century Financial common stock, par value $0.01 per share, and 7,500,000 shares of preferred stock, par value $0.01 per share. As of May 31, 2004, 33,882,164 shares of the New Century Financial’s common stock, $0.01 par value, were outstanding, net of treasury stock, and no shares of New Century Financial’s preferred stock were outstanding.	New Century REIT’s charter authorizes issuance of up to 300,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, which may be issued in one or more separate classes. As of May 31, 2004, 20,000 shares of New Century REIT’s common stock, $0.01 par value, were outstanding and no shares of New Century REIT’s preferred stock were issued or outstanding. As permitted by Maryland law, the board of directors has the power, under New Century REIT’s charter, to amend the charter, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class.

Voting Rights

New Century Financial	New Century REIT
The amended and restated bylaws provide that each stockholder represented at a meeting of stockholders can cast one vote for each share of capital stock. The amended and restated certificate provides that shares of preferred stock will have such voting rights as may be determined by the board of directors at the time such shares of preferred stock are classified and authorized for issuance. In addition, under Delaware law, holders of a class of stock are entitled to vote as a class on any amendment to the certificate of incorporation if the amendment would change the aggregate number of shares or par value or adversely affect the powers or special rights of the class, whether or not the certificate of incorporation so provides.	New Century REIT’s charter provides that each outstanding share of common stock is entitled to one vote on all actions to be taken by the holders of common stock. Shares of preferred stock will have such voting rights, if any, as may be determined by the board of directors at the time such shares of preferred stock are classified and authorized for issuance as a separate class or series. Under Maryland law, if so provided for in the terms of any class or series of stock, holders of stock of such class or series may be denied all voting rights.

Dividends

New Century Financial	New Century REIT
Subject to applicable law, the board may declare dividends. Section 170(a) of the DGCL provides that dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.	Subject to applicable law, the board may declare and pay dividends. However, under Section 2-311 of the MGCL, dividends may not be paid if, after giving effect to such dividends: (i) the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise (including in articles supplementary classifying the terms of any class or series of stock), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Liquidation

New Century Financial	New Century REIT
The DGCL generally provides that in the event of the liquidation, dissolution or winding up of the affairs of New Century Financial, subject to payment of debts and other liabilities of New Century Financial and any preferential rights of holders of preferred stock, holders of outstanding shares of common stock are entitled to share ratably in all remaining assets after payment of all debts and other liabilities of New Century Financial.	New Century REIT’s charter provides that, in the event of liquidation, dissolution or winding up of New Century REIT, holders of common stock are entitled, subject to payment of debts and other liabilities of New Century REIT and subject to any classified or reclassified stock having a preference on distributions upon liquidation, to share ratably in the remaining net assets of New Century REIT.

Classification of Stock

New Century Financial	New Century REIT
N/A.	New Century REIT’s charter provides that the board of directors has the power to classify and reclassify any of the unissued shares of capital stock into a class or series, or classes or series, of preferred stock or other type of stock.

Number of Directors

New Century Financial	New Century REIT
The amended and restated certificate of incorporation provides that the board of directors shall initially consist of nine directors; thereafter, the number of directors shall be fixed or altered exclusively by resolutions adopted by the board. The amended and restated bylaws provide that the number of directors shall be fixed or altered exclusively by the affirmative vote of 2/3 of all of the directors of the board.	The total number of directors will be set pursuant to New Century REIT’s bylaws but will never be less than the minimum number required by the MGCL, which is one.

Removal of Directors

New Century Financial	New Century REIT
The amended and restated certificate of incorporation and the amended and restated bylaws provide that any or all of the directors may be removed at any time only for cause and only by the affirmative vote of the holders of at least a majority of the total voting power of New Century Financial’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.	New Century REIT’s charter provides that a director may be removed only for cause and only by the affirmative vote of stockholders holding not less than two-thirds (66 2/3%) of all votes entitled to be cast generally for the election of directors.

Vacancies on the Board of Directors

New Century Financial	New Century REIT
The amended and restated bylaws provide that a vacancy on the board may be filled by the affirmative vote of a majority of the remaining directors, even if a quorum of the board is not present, or by the sole director.	Under New Century REIT’s bylaws, New Century REIT has elected to be subject to certain provisions of the MGCL which provide that (except as otherwise provided for or fixed pursuant to the rights of holders of preferred stock to elect directors) a vacancy on the board that occurs or is created may only be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum on the board of directors. These provisions also provide that a director elected by the board to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualifies.

Notice of Stockholder Nominations of Directors and Stockholder Proposals

New Century Financial	New Century REIT
The bylaws provide for the nomination of directors by the board, any nominating committee or person appointed by the board or by stockholders entitled to vote at the meeting. A stockholder must give timely notice of nomination. To be timely, generally a stockholder must give notice to the secretary of New Century Financial not less than 60 days nor more than 90 days prior to the meeting.	New Century REIT’s bylaws allow stockholders to submit director nominations and stockholders proposals. For nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of New Century REIT. To be timely, a stockholder’s notice must generally be delivered to the secretary at the principal executive offices of New Century REIT not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

Special Meetings

New Century Financial	New Century REIT
The amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of stockholders may be called by the board of directors. New Century Financial stockholders do not have the right to call a special meeting or to require that New Century Financial’s board of directors call such a meeting.	New Century REIT’s bylaws provide that the President or the Chairman of the Board of Directors, or a majority of the board, or a duly authorized committee of the board of directors, may call a special meeting of the stockholders. Special meetings of stockholders shall only be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Such requests shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. At a special meeting of the stockholders, only the business described in the notice of the meeting shall be conducted.

Election of Directors

New Century Financial	New Century REIT
The amended and restated bylaws provide that the directors are elected by a plurality of the votes cast at the annual meetings of stockholders, and each director so elected holds office until the annual meeting held in the third year following the year of election and until his successor is elected and qualified, or until his earlier resignation or removal. There is no cumulative voting.	The bylaws provide that a plurality of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director. There is no cumulative voting.

Limitations on Director Liability

New Century Financial	New Century REIT
The amended and restated certificate of incorporation provides for the elimination of personal liability for directors to the fullest extent possible under Section 102(b)(7) of the DGCL. Under that section, a director of	New Century REIT’s charter provides for the elimination of personal liability for directors and officers to the fullest extent possible under applicable law. Under applicable law, by virtue of such charter

New Century Financial	New Century REIT
New Century Financial will have no personal liability to New Century Financial or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.	provision, a director or officer of New Century REIT will have no personal liability to New Century REIT or its stockholders for monetary damages except: (i) to the extent that it is proved that the director or officer actually received an improper personal benefit or profit in money, property or services for the amount of the improper personal benefit or profit in money, property or services actually received; or (ii) to the extent that a judgment or other adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Indemnification

New Century Financial	New Century REIT
The amended and restated certificate of incorporation and the amended and restated bylaws provide that New Century Financial will indemnify its officers, directors, employees, and agents to the fullest extent permitted by Section 145 of the DGCL. Under Section 145 of the DGCL as currently in effect, other than in actions brought by or in the right of New Century Financial, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of New Century Financial and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful.

New Century REIT’s charter and bylaws provide that New Century REIT will indemnify its officers and directors to the fullest extent permitted by applicable law and will indemnify its employees and agents to such extent as shall be authorized by the board of directors of New Century REIT and permitted by law.

The applicable provisions of the MGCL allow corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan unless it is established that: (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Separate Class Voting

New Century Financial	New Century REIT
The amended and restated certificate of incorporation provides that the board shall have the full authority to fix by resolution full, limited, multiple, fractional or non-voting rights, and such designations, preferences, limitations or restrictions thereof of any series that may be desired in respect of the preferred stock.	New Century REIT’s charter and bylaws permit the board of directors to set voting rights, if any, for each class or series of preferred stock. In setting such voting rights, the directors could provide that any such series or class of preferred stock may have a separate class vote on certain matters.

Mergers, Share Exchanges and Sales of Assets

New Century Financial	New Century REIT
Under Section 251(c) of the DGCL, the merger, consolidation, or transfer of assets proposed by the board of directors must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.	Under the MGCL, with limited exceptions, a merger, consolidation, share exchange or transfer of all or substantially all of the assets of a corporation must generally be declared advisable by the board of directors and approved by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast by the stockholders unless the charter contains a provision reducing the two-thirds supermajority stockholder vote to a lesser proportion which cannot be less than a majority. New Century REIT’s charter contains such a provision and therefore any merger, consolidation, share exchange or transfer or all or substantially all of the assets of New Century REIT requiring the vote of the stockholders will require approval by the stockholders of New Century REIT by only a majority of all votes entitled to be cast on the matter.

Amendments to Amended and Restated Certificate of Incorporation/Charter

New Century Financial	New Century REIT
The DGCL generally provides that the approval of a corporation’s board of directors and the affirmative vote of a majority of all shares entitled to vote and the shares of each class of stock entitled to vote as a class is required to amend a corporation’s certificate of incorporation, unless the certificate specifies a greater voting requirement. New Century Financial’s amended and restated certificate of incorporation does not specify a greater voting requirement.	New Century REIT’s charter provides that with the approval of only a majority of the entire board of directors, the charter may amended to increase or decrease the aggregate number of shares of stock of New Century REIT or the number of shares of stock of any class that New Century REIT has authority to issue. In all other situations with respect to any amendment to the charter and subject to any special voting rights of any class or series of preferred stock, the affirmative vote of a majority of all votes entitled to be cast by the stockholders of New Century REIT on the matter is required following approval by the board of directors of such amendment.

Amendments to Bylaws

New Century Financial	New Century REIT
The amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors has the power to amend or repeal the bylaws by the affirmative vote of at least a majority of the entire board; provided, however, that any amendment with respect to Section 2.1 of the amended and restated bylaws with respect to the vote required to fix or alter the number of directors requires the affirmative vote of two-thirds of all of the directors.	The bylaws provide that the board of directors, by the affirmative vote of at least a majority of the entire board, shall have the exclusive power to adopt, alter, amend, modify or repeal any provisions of the bylaws.

Voting on Related Party Transactions

New Century Financial	New Century REIT
Certain provisions of the amended and restated bylaws and the DGCL generally provide that no contract or transaction between a corporation and any of its directors or officers or with any entity in which any of its directors or officers is a director or has a financial interest will be void or voidable solely because of the common directorship or interest if: (1) the material facts as to his or her relationship or interest as to the contract or transaction is disclosed or known to the board of directors and the board of directors in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts as to his or her relationship or interest as to the contract or transaction is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (3) the contract or transaction is fair to the corporation.	Certain provisions of the charter and Section 2-419 of the MGCL provide that no contract or other transaction between New Century REIT and any of its directors or with any entity in which any of its directors is a director or has a material financial interest will be void or voidable solely because of the common directorship or interest (i) if the fact of the common directorship or interest is disclosed or known to the board of directors and the board of directors approves the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or (ii) if the fact of the common directorship or interest is disclosed to the stockholders entitled to vote and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or the corporation or other entity in which the interested director is a director or has a material financial interest, or (iii) if the subject transaction is fair and reasonable to New Century REIT.

Stockholder Inspection Rights; Stockholder Lists

New Century Financial	New Century REIT
Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand given under oath stating the purpose thereof, have the right to inspect for any proper purpose New Century Financial’s stock ledger, a list of its stockholders and its other books and records. In certain instances, stockholders have the right to inspect the books and records of subsidiaries. A proper purpose is a purpose	Pursuant to the MGCL, one or more persons who have been stockholders of a Maryland corporation for at least six months and in total hold at least 5% of the outstanding stock of any class may request a statement of the corporation’s current assets and liabilities and may inspect and copy the corporation’s books of account and stock ledger.

New Century Financial	New Century REIT
reasonably related to such person’s interest as a stockholder. A complete list of stockholders entitled to vote at any meeting of the stockholders must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting. The list must also be kept at the place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

REIT Election

New Century Financial	New Century REIT
New Century Financial has not elected to be treated as a REIT.	New Century REIT’s charter provides that the board of directors will use commercially reasonable efforts to cause New Century REIT to qualify for U.S. federal income tax treatment as a REIT in accordance with the provisions of the Internal Revenue Code applicable to a REIT and will not take any action which could adversely affect the ability of New Century REIT to qualify as a REIT. However, if it is determined by the board of directors that it is no longer in the best interests of New Century REIT to continue to have New Century REIT qualify as a REIT, actions may be taken by the New Century REIT’s board of directors, without stockholder approval, to terminate New Century REIT’s REIT election.

Restrictions on Transfer

New Century Financial	New Century REIT
New Century Financial has not elected to be treated as a REIT, and therefore restrictions on ownership limitation and certain transfers do not apply.	New Century REIT’s charter provides that, subject to the rights of the board of directors to waive the ownership limitation or to establish less restrictive limits for certain persons, as described below, no person shall beneficially or constructively own in excess of 9.8% of the outstanding shares of common stock, or capital stock. Any transfer that results in ownership in excess of 9.8% of the value or the total number (or any other applicable less restrictive ownership limit) will be void as to that number of shares transferred which exceeds the limits described above.

Transfers to Trust

New Century Financial	New Century REIT
New Century Financial has not elected to be treated as a REIT, and therefore provisions regarding transfers to trusts do not apply.

New Century REIT’s charter provides that in the event that a transfer occurs, such that any person would have beneficial or constructive ownership of shares of common or preferred stock in excess of any applicable restriction, such transfer will be void.

New Century REIT’s charter further provides that in the event that a transfer or other event occurs, such that any person would have beneficial or constructive ownership of shares of common or preferred stock in excess of any applicable restriction, such number of shares in excess of the applicable restrictions will be designated shares-in-trust. New Century REIT’s charter also provides that in the event that a transfer or other event occurs, and causes (i) the outstanding common and preferred stock to be held by fewer than 100 persons, (ii) the corporation to become “closely held,” or (iii) the corporation to otherwise fail to qualify as a REIT, such number of shares which cause either (i), (ii) or (iii) to occur will be designated as shares-in-trust. In both cases, the purported transferee of such shares will acquire no interest in, and in the case of an event other than a transfer, the owner will cease to own any interest in, the shares deposited in the trust.

Exceptions to Ownership Limit

New Century Financial	New Century REIT
New Century Financial has not elected to be treated as a REIT, and therefore restrictions on ownership limitation and certain transfers do not apply.	New Century REIT’s charter provides that the board of directors of New Century REIT may waive in whole or in part the ownership limit as applicable to such person and/or establish a new, less restrictive ownership limit for such person if the board of directors concludes that such ownership will not (i) result in New Century REIT being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (ii) result in shares of equity stock being beneficially owned by fewer than 100 persons, or (iii) cause New Century REIT to fail to qualify as a REIT under the Internal Revenue Code.

Stockholder Action Without a Meeting

New Century Financial	New Century REIT
Under the amended and restated certificate of incorporation, all actions required or permitted to be	Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken

New Century Financial	New Century REIT
taken by the stockholders must be taken at a duly called annual or special meeting. Stockholders are expressly denied the ability to consent to the taking of any stockholder action in lieu of an annual or special meeting.	without a meeting if written consent or consents setting forth the action taken are signed by the holders of all of the outstanding stock entitled to vote on the matter, and if a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it, are filed with the records of the stockholders’ meetings.

Business Combinations

New Century Financial	New Century REIT

Under Section 203 of the DGCL, a Delaware corporation is generally prohibited from engaging in a “business combination” (defined as a variety of transactions, including a merger, asset sale, issuance of stock and other transactions resulting in a financial benefit to an interested stockholder) with an interested stockholder (defined generally as the person who is the beneficial owner or 15% or more of the corporation’s outstanding voting stock) for a period three years following the date that such person became an interested stockholder unless:

•      prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon consummation of the transaction that resulted from the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by interested stakeholders and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender exchange offer; or

•      on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, not by written consent, by the affirmative vote of the holders of at least two-thirds (66 2/3) of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Maryland Business Combination Act, which is contained in the MGCL, provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock or other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless certain criteria specified in the Maryland Business Combination Act are met. These criteria include approval by an 80% supermajority vote of the stockholders unless the stockholders receive, in any such business combination, a minimum price for the shares, determined in accordance with the provisions of the statute. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation.

New Century REIT’s board of directors has adopted a resolution exempting New Century REIT from the Maryland Business Combination Act. However, New Century REIT’s board of directors could repeal or modify this resolution in the future, in which case, the provisions of the Maryland Business Combination Act will be applicable to business combinations between New Century REIT and other persons.

New Century Financial	New Century REIT
A corporation, by action of its stockholders, may adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally may not be effective until twelve months after adoption of such amendment and will not apply to a business combination with an Interested Stockholder who was such on or prior to the adoption of the amendment.

Control Share Statute

New Century Financial	New Century REIT
The DGCL has no provision comparable to the Maryland Control Share Acquisition Statute.

The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter. “Control shares” means shares of stock, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. “Control share acquisition” means the acquisition of control shares subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.

New Century REIT’s bylaws contain a provision exempting any acquisitions of New Century REIT shares from the Maryland Control Share Acquisition Act. However, New Century REIT’s board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any control shares of New Century REIT acquired in the control share acquisition will be subject to the Maryland Control Share Acquisition Act.

PROPOSAL 2

ELECTION OF DIRECTORS

Three directors will be elected to our board of directors at the annual meeting. Our board of directors is divided into three classes: Class I, Class II and Class III. Currently, there are ten directors—three Class I directors, four Class II directors and three Class III directors. The term of office of the current Class I directors expires after the annual meeting. The term of the current Class II directors expires after the 2005 annual meeting of stockholders and the term of the current Class III directors expires after the 2006 annual meeting of stockholders. The term of the Class I directors to be elected at the annual meeting will expire after the 2007 annual meeting of stockholders. Each of these ten directors, including the three directors to be elected at the annual meeting, are directors of New Century REIT and after the REIT conversion will serve for identical terms as their current terms or until their successors are qualified and elected. In addition, the board of directors of New Century REIT shall have the same committees as the board of directors of New Century Financial.

The nominees for re-election are Fredric J. Forster, Edward F. Gotschall and Richard A. Zona. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

Nominees for Class I Director

FREDRIC J. FORSTER	Director
Age 60	Director since 1997

Mr. Forster has been a private investor and business consultant since January 1998. From March 1999 to May 2001, Mr. Forster was a director of and consultant to LoanTrader, a private company that developed a website serving mortgage brokers and lenders. Previously, Mr. Forster was a Principal of Financial Institutional Partners from November 1996 until December 1998. Prior to that, he served as President and Chief Operating Officer of H.F. Ahmanson and Company, and its subsidiary, Home Savings of America.

EDWARD F. GOTSCHALL	Vice Chairman — Finance
Age 49	Director since 1995

Mr. Gotschall, one of our co-founders, has been the Vice Chairman – Finance of our Board of Directors since July 2004, a Vice Chairman of our Board of Directors from December 1996 to July 2004, our Chief Financial Officer from August 1998 to July 2004, our Chief Operating Officer Finance/Administration from December 1995 to August 1998 and one of our directors since November 1995. Mr. Gotschall also serves as Executive Vice President and a director of New Century Mortgage and was its Chief Financial Officer until February 2002. Mr. Gotschall is also Chief Financial Officer and a director of NC Capital and from 1999 to December 2003 was Chief Financial Officer and Treasurer of The Anyloan Company. From April 1994 to July 1995, he was the Executive Vice President/Chief Financial Officer of Plaza Home Mortgage and a director of Option One. In December 1992, Mr. Gotschall was one of the co-founders of Option One and served as its Executive Vice President/Chief Financial Officer until April 1994. From January 1991 to July 1992, he was the Executive Vice President/Chief Financial Officer of The Mortgage Network, Inc., a retail mortgage banking company. Mr. Gotschall received his Bachelors of Science Degree in Business Administration from Arizona State University.

RICHARD A. ZONA	Director
Age 59	Director since 2000

Mr. Zona has been Chairman and Chief Executive Officer of Zona Financial, a private financial advisory firm, since 2000. Previously, Mr. Zona was Vice Chairman of U.S. Bancorp, a bank holding company, from 1996 to 2000, and Chief Financial Officer of U.S. Bancorp from 1989 to 1996. He currently serves as a director of

Piper Jaffrey Companies, a public securities firm, ING Direct Bank, Polaris Industries, a public company that manufactures snowmobiles, all-terrain vehicles and related equipment, and Shopko Stores, a public company and retailer of goods and services.

Detailed information regarding each of the Class II and Class III directors is provided beginning on page 192.

At the annual meeting, you will be asked to re-elect the three Class I directors for terms of three years or until their successors are elected. The three candidates receiving the highest number of votes will be elected.

If any nominee becomes unavailable for any reason, the persons named in the proxy card will vote “FOR” the candidate that our board of directors selects to replace the nominee.

Our board of directors recommends that you vote “FOR” each of the three nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND DIRECTORS AND EXECUTIVE OFFICERS

On May 31, 2004, 33,882,164 shares of our common stock were outstanding. No shares of any other class of our stock were outstanding. Only stockholders of record as of June 2, 2004 are entitled to vote at the annual meeting and at any adjournment thereof. Holders of our common stock are entitled to one vote per share on all matters to come before the annual meeting and at any adjournment thereof.

The following table sets forth information as of May 31, 2004 with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each nominee for election to our board of directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

For purposes of this table and except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
5% or More Stockholders
Greenlight Capital, L.L.C.(3)	3,330,000	9.83%
AXA Financial, Inc.(4)	2,352,406	6.94%
Executive Officers and Directors
Robert K. Cole(5)	1,731,305	5.04%
Edward F. Gotschall(6)	1,665,198	4.83%
Brad A. Morrice(7)	1,518,327	4.45%
Patrick J. Flanagan(8)	294,907	*
Patrick H. Rank(9)	87,406	*
Harold A. Black	0	*
Fredric J. Forster(10)	90,000	*
Donald E. Lange(11)	16,000	*
William J. Popejoy(12)	12,500	*
Michael M. Sachs(13)	850,623	2.51%
Terrence P. Sandvik(14)	75,202	*
Richard A. Zona(15)	27,500	*
Executive Officers & Directors as a Group (12 persons)(16)	6,368,968	17.99%

*	Less than one percent.
(1)	Each of the directors and executive officers listed can be contacted through New Century Financial Corporation at 18400 Von Karman, Suite 1000, Irvine, California 92612.
(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of May 31, 2004, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)	Beneficial ownership information and the following information is based on information contained in the Schedule 13D/A filed with the Securities and Exchange Commission jointly on April 20, 2004 by

Greenlight Capital, L.L.C. (“Greenlight LLC”), Greenlight Capital, Inc. (“Greenlight Inc.”) and Mr. David Einhorn. Mr. Einhorn is the principal of Greenlight LLC and Greenlight Inc. Of the reported shares, Greenlight LLC and Greenlight Inc. direct the voting and disposition of 1,715,100 and 1,614,900 shares of common stock, respectively. Greenlight LLC and Greenlight Inc. are located at 420 Lexington Avenue, Suite 1740, New York, New York 10170.

(4)	Beneficial ownership information and the following information is based on information in the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 by AXA Financial, Inc. (“AXA Financial”). According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively, the “AXA Group”). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 1,850,984 shares, that it has sole dispositive power with respect to 1,184,504 shares and shared dispositive power with respect to 1,167,902 shares. AXA Financial reports that it has sole voting power with respect to 1,061,487 shares, that it shares voting power with respect to 10,900 shares, and that it has sole dispositive power with respect to 1,184,504 shares. The AXA Group and AXA Financial report that the shares are deemed to be beneficially owned by the following subsidiary of AXA: AXA Rosenberg Investment Management Capital (1,167,902 shares); and by the following subsidiary of AXA Financial: Alliance Capital Management L.P. (1,184,504 shares). AXA Financial is located at 1290 Avenue of the Americas, New York, New York 10104.
(5)	Includes 469,753 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(6)	Includes 592,957 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(7)	Includes 215,850 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004 and 18,154 shares owned by the Samantha H. Morrice Trust, the sole beneficiary of which is Mr. Morrice’s daughter.
(8)	Includes 22,499 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(9)	Includes 27,631 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(10)	Includes 55,000 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(11)	Includes 12,500 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(12)	Includes 12,500 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(13)	Includes 337,848 shares of our common stock owned by Westrec PS Plan, of which Mr. Sachs is the trustee and sole beneficiary, 200,000 shares of our common stock owned by the Michael M. and Maureen Sachs Living Trust, of which Mr. Sachs is the sole trustee and Mr. Sachs and his wife are the beneficiaries, and 5,250 shares of our common stock owned by Mr. Sachs’ wife. Also includes 22,500 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(14)	Includes 70,000 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(15)	Includes 22,500 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.
(16)	Includes 1,523,690 shares of our common stock issuable pursuant to options exercisable within 60 days of May 31, 2004.

Convertible Notes and Warrants

On July 8, 2003, New Century Financial closed a private offering of $175 million of Convertible Senior Notes due July 3, 2008 pursuant to Rule 144A under the Securities Act. The notes bear interest at a rate of 3.50% per year and will be convertible into our common stock at a conversion price of $34.80 per share (subject to adjustment) upon the occurrence of certain events. On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes. The maximum number of shares of our common stock into which these notes may be convertible is 7,418,754, subject to certain adjustments under the terms of the notes. As a result of the merger, the notes will be convertible into shares of our common stock.

In connection with the convertible debt transaction, we entered into two agreements to simultaneously purchase and sell call options on our common stock. We may exercise the option that we purchased at any time to acquire 6,034,675 shares of our common stock (on a post-split basis) at a strike price of $34.80 per share (on a post-split basis), subject to certain anti-dilution and other customary adjustments. We sold a warrant to an affiliate of one of the initial purchasers of the notes to purchase from us up to 6,034,668 shares of our common stock (on a post-split basis) at a price of $47.59 per share (on a post-split basis), subject to certain anti-dilution and other customary adjustments.

PERFORMANCE GRAPH

The following graph shows total return to stockholders compared to the Nasdaq Stock Market Index and a Peer Group Index over the period from December 31, 1998 by year through December 31, 2003.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
New Century Financial Corporation	100.00	117.76	78.50	101.16	191.77	455.25

Nasdaq Stock Market Index	100.00	185.95	113.19	89.65	61.67	92.90

Peer Group Index(2)	100.00	55.97	20.46	80.14	112.56	272.02

(1)	Assumes that $100.00 was invested on December 31, 1998 in our common stock at the closing price of $8.92 per share and at the closing price for each index on that date and that all dividends were reinvested. Prior to January 2002, we did not pay any dividends on our common stock. On January 15, 2002, we paid our first quarterly cash dividend of $0.03 per share (as adjusted for our three-for-two stock split effected on July 11, 2003). On January 31, 2003, we increased the quarterly cash dividend from $0.03 to $0.07 per share (on a post-split basis), on July 31, 2003, we increased the quarterly cash dividend from $0.07 to $0.10 per share (on a post-split basis), and on January 30, 2004, we increased the quarterly cash dividend from $0.10 to $0.16 per share (on a post-split basis). Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
(2)	The Peer Group Index consists of the following publicly-traded companies engaged in the business of non-conforming mortgage banking: Aames Financial, American Business Financial Services, Delta Financial, Novastar Financial and Saxon Capital.

CORPORATE GOVERNANCE

Our board of directors is responsible for overseeing our direction, affairs and management. Our bylaws allow our board of directors to fix the number of directors of New Century Financial Currently, our board of directors has set the number of directors at nine members.

Set forth below is information on each of the seven directors whose three-year terms of office will continue after the annual meeting.

CLASS II DIRECTORS—Term expires in 2005

HAROLD A. BLACK, PH.D.	Director
Age 59	Director since 2004

Dr. Black was appointed to serve as a member of our Board of Directors on June 24, 2004. Dr. Black has served as the James F. Smith, Jr. Professor of Financial Institutions at the University of Tennessee, Knoxville since 1987. From 1987 to 1995, he was Head, Department of Finance, College of Business Administration of the University of Tennessee. Prior to joining the faculty at the University of Tennessee, Knoxville, Dr. Black served on the faculties of American University, Howard University, the University of North Carolina - Chapel Hill and the University of Florida. His government service includes being Deputy Director, Department of Economic Research and Analysis, Office of the Comptroller of the Currency from 1976 to 1978 and board member of the National Credit Union Administration from 1979 to 1981. Dr. Black served as a director from 1990 to 1994, and Chairman in 1992, of the Nashville Branch of the Federal Reserve Bank of Atlanta, as a public interest member of the Federal Deposit Insurance Corporation’s Savings Association Insurance Fund Advisory Committee from 1994 to 1998 and as a director of H.F. Ahmanson & Co., the parent company of Home Savings of America prior to its merger with Washington Mutual Savings Bank, from 1995 to 1998. Dr. Black received his undergraduate degree from the University of Georgia and his M.A. and Ph.D. degrees from the Ohio State University.

BRAD A. MORRICE	Vice Chairman, President and Chief Operating Officer
Age 48	Director since 1995

Mr. Morrice, one of our co-founders, has been a Vice Chairman of our Board of Directors since December 1996, our President and one of our directors since November 1995 and our Chief Operating Officer since January 2001. Mr. Morrice also served as our General Counsel from December 1995 to December 1997 and our Secretary from December 1995 to May 1999. In addition, Mr. Morrice serves as Chairman of the Board of Directors and Chief Executive Officer of New Century Mortgage, Chairman of the Board of Directors of NC Capital and from 1999 to December 2003 was Chairman of the Board of Directors of The Anyloan Company. From February 1994 to March 1995, he was the President and Chief Operating Officer-Administration of Plaza Home Mortgage, after serving as its Executive Vice President, Chief Administrative Officer since February 1993. In addition, Mr. Morrice served as General Counsel and a director of Option One. From August 1990 to January 1993, Mr. Morrice was a partner in the law firm of King, Purtich & Morrice, where he specialized in the legal representation of mortgage banking companies. Mr. Morrice previously practiced law at the firms of Fried, King, Holmes & August and Manatt, Phelps & Phillips. He received his law degree from the University of California, Berkeley (Boalt Hall) and a Masters of Business Administration degree from Stanford University.

MICHAEL M. SACHS	Director
Age 63	Director since 1995

Mr. Sachs has been Chairman of the Board and Chief Executive Officer of Westrec Financial, an operator of marinas and related businesses, since 1990. He has also served as Chairman of the Board and Chief Executive Officer of Pinpoint Systems, a manufacturer of marine electronic equipment, since December 1995.

TERRENCE P. SANDVIK	Director
Age 65	Director since 2000

Mr. Sandvik is currently retired. From 1990 to 1999, Mr. Sandvik was President of U.S. Bancorp Business Technology Center at U.S. Bancorp. He also served previously on our board of directors from February 1999 to April 2000 and was reappointed in September 2000.

CLASS III DIRECTORS—Term expires in 2006

ROBERT K. COLE	Chairman and Chief Executive Officer
Age 57	Director since 1995

Mr. Cole, one of our co-founders, has been our Chairman of the Board of Directors and Chief Executive Officer since December 1995 and one of our directors since November 1995. Mr. Cole also serves as a director of New Century Mortgage. From February 1994 to March 1995, he was the President and Chief Operating Officer-Finance of Plaza Home Mortgage Corporation, a publicly-traded savings and loan holding company specializing in the origination and servicing of residential mortgage loans. In addition, Mr. Cole served as a director of Option One Mortgage Corporation, a subsidiary of Plaza Home Mortgage specializing in the origination, sale and servicing of subprime mortgage loans. Previously, Mr. Cole was the President of operating subsidiaries of NBD Bancorp and Public Storage, Inc. Mr. Cole received a Masters of Business Administration degree from Wayne State University.

DONALD E. LANGE	Director
Age 59	Director since 2002

Mr. Lange has served as the President and Chief Executive Officer of Pacific Financial Services, a mortgage banking and specialty finance company, since 1999. From March 2001 to February 2002, Mr. Lange served as President and Chief Executive Officer of OptiFI, a private company specializing in prepayment analytics. Previously, he served as the President and Chief Executive Officer of several specialty finance subsidiaries of Weyerhaeuser Company, including Weyerhaeuser Financial Services, Weyerhaeuser Mortgage Company and Weyerhaeuser Venture Company. Mr. Lange served as a director of Mortgage Electronic Registration System (MERS) from 1995 until 2002. In addition, he was a director of Pacific Gulf Properties from 1998 until 2001 and a director of Pedestal from 1999 until 2001. Mr. Lange was the President of the Mortgage Bankers Association of America in 1999.

WILLIAM J. POPEJOY	Director
Age 66	Director since 2002

Mr. Popejoy has been the Managing Member of Pacific Capital Investors, an investment partnership, since 1999. Previously, he was the President and Chief Executive Officer of Financial Federation, the President of Far West Savings, the President of First Charter Financial and its subsidiary, American Savings & Loan, and the President and Chief Executive Officer of The Federal Home Loan Mortgage Corporation (Freddie Mac). In addition, Mr. Popejoy has served as a member of the board of trustees of PIMCO Funds since 1996 and served as a director of CommonWealth Energy from 2001 until 2003.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee, an executive committee and a governance and nominating committee. The following table sets forth the committee assignments for each director.

Director	Audit	Compensation	Executive	Governance and Nominating
Harold A. Black
Robert K. Cole			Ö
Fredric J. Forster(1)	Ö	Ö	Ö	Ö
Edward F. Gotschall
Donald E. Lange(2)	Ö	Ö		Ö
Brad A. Morrice
William J. Popejoy		Ö		Ö
Michael M. Sachs(3)	Ö	Ö	Ö	Ö
Terrence P. Sandvik		Ö
Richard A. Zona	Ö		Ö

(1)	On January 30, 2004, our board of directors approved the appointment of Mr. Forster as a member of our executive committee.
(2)	On March 4, 2004, our board of directors approved the appointment of Mr. Lange as a member of our compensation committee.
(3)	Due to an illness, Mr. Sachs was unavailable to serve on our committees between January 16, 2004 and April 19, 2004. On March 4, 2004, our board of directors approved the temporary removal of Mr. Sachs from our audit committee, compensation committee, executive committee and governance and nominating committee. On April 19, 2004, our board of directors re-appointed Mr. Sachs to each of these committees.

Audit Committee

During 2003, the members of our audit committee were Messrs. Forster, Lange, Sachs and Zona, all of whom are independent within the meaning of Securities and Exchange Commission regulations, the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Mr. Sachs was the chairman of our audit committee throughout 2003. As disclosed above, between March 4, 2004 and April 19, 2004, the members of our audit committee were Messrs. Forster, Lange and Zona, all of whom are independent within the meaning of Securities and Exchange Commission regulations, the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Since April 19, 2004, the members of our audit committee have been Messrs. Forster, Lange, Sachs and Zona, all of whom are independent directors within the meaning of Securities and Exchange Commission regulations, the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Due to Mr. Sachs becoming ill, our board of directors appointed Mr. Zona as the temporary chairman of our audit committee on March 4, 2004, and reappointed Mr. Sachs as the chairman of our audit committee on April 19, 2004. Our board of directors has determined that Mr. Zona satisfies the requirements for an audit committee financial expert pursuant to the rules adopted by the Securities and Exchange Commission.

Mr. Zona currently serves on the audit committees of three public companies other than New Century Financial. On August 6, 2003, our board of directors determined that Mr. Zona’s service on the other audit committees would not impair his ability to effectively serve on our audit committee.

Our audit committee operates under a written charter, which is attached as Annex D to this proxy statement/prospectus and is also available on the Investor Relations section of our website at www.ncen.com/companyInformation/investorRelations/index.htm.

Our audit committee is responsible for, among other things, overseeing our accounting and financial reporting processes and audits of our financial statements, and for monitoring the integrity of our financial reporting process and systems of internal controls. It is also responsible for pre-approving all audit and non-audit services to be provided by our Independent Registered Public Accounting Firm. The following table shows the fees that we incurred for audit and other services provided by KPMG LLP, our Independent Registered Public Accounting Firm, for fiscal years 2002 and 2003.

AUDITOR FEES

	2003	2002
Audit Fees(1)	$705,900	$440,500
Audit Related Fees(2)	292,835	112,844
Tax Fees(3)	627,224	778,537
All Other Fees(4)	0	108,970
Total	$1,625,959	$1,440,851

(1)	Audit fees represent fees for services rendered for the audit of our financial statements and review of our quarterly financial statements.
(2)	Audit-related fees represent fees for other assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, or services that are normally provided in connection with our employee benefit plan, services relating to structured financings and other attestation services.
(3)	For fiscal 2003 and 2002, tax fees included tax consultation and tax compliance services.
(4)	For fiscal 2002, all other fees principally included accounting, tax and structured finance advisory services.

All audit-related services, tax services and other services rendered by KPMG LLP were pre-approved by our audit committee, which concluded that the provision of those services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our audit committee has adopted a policy and procedure requiring that we obtain approval before we engage our Independent Registered Public Accounting Firm to perform audit or non-audit services. The services can be pre-approved by our audit committee or by any member or members of our audit committee to whom authority for pre-approval has been delegated, provided that no member has authority to approve any non-audit services that are expected to result in fees for the engagement or during any calendar year of over $50,000, or that are expected to be completed after 12 months from the date of the engagement. Any approvals by a member are reported to our audit committee, for informational purposes, at its next regular meeting.

Our audit committee may, on a quarterly basis, pre-approve non-audit services, provided that the description is sufficiently detailed so that the audit committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on our outside auditor’s independence. Our audit committee receives quarterly reports on all services rendered and fees billed by our Independent Registered Public Accounting Firm.

Compensation Committee

During 2003, the members of our compensation committee were Messrs. Forster, Popejoy, Sachs and Sandvik, all of whom are independent within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. As disclosed above, between March 4, 2004 and April 19, 2004, the members of our compensation committee were Messrs. Forster, Lange, Popejoy and Sandvik, all of whom are independent within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Since April 19, 2004, the members of our compensation committee have been Messrs. Forster, Popejoy, Sachs and Sandvik, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Mr. Forster is the chairman of our compensation committee.

Our compensation committee operates under a written charter, which is available on the Investor Relations section of our website www.ncen.com/companyInformation/investorRelations/index.htm. Our compensation committee has the responsibility for making recommendations to the Board regarding the compensation and other benefits payable to our executive officers. It is also responsible for administering incentive compensation and benefit plans, including the 1995 Plan and the 1999 Plan.

Executive Committee

During 2003, the members of our executive committee were Messrs. Cole, Sachs and Zona. As disclosed above, between January 30, 2004 and March 4, 2004, the members of our executive committee were Messrs. Cole, Forster, Sachs and Zona. Between March 4, 2004 and April 19, 2004, the members of our executive committee were Messrs. Cole, Forster and Zona. Since April 19, 2004, the members of our executive committee have been Messrs. Cole, Sachs and Zona. Mr. Cole is the chairman of our executive committee. From time to time, our board of directors delegates special powers and authority to our executive committee.

Governance and Nominating Committee

During 2003, the members of our governance and nominating committee were Messrs. Forster, Lange, Popejoy and Sachs, all of whom are independent within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. As disclosed above, between March 4, 2004 and April 19, 2004, the members of our governance and nominating committee were Messrs. Forster, Lange and Popejoy, all of whom are independent within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Since April 19, 2004, the members of our governance and nominating committee have been Messrs. Forster, Lange, Popejoy and Sachs, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules, and our Corporate Governance Guidelines. Mr. Popejoy is the chairman of our governance and nominating committee.

Our governance and nominating committee operates under a written charter, which is available on the Investor Relations section of our website www.ncen.com/companyInformation/investorRelations/index.htm. Our governance and nominating committee has the responsibility for (1) nominating persons to fill director vacancies, (2) recommending to our board of directors the slate of director nominees to be proposed by our board of directors to the stockholders annually, (3) evaluating the corporate governance practices of New Century Financial, and (4) recommending to our board of directors corporate governance practices and policies.

Attendance at Board, Committee and Stockholder Meetings

During 2003, our board of directors met 14 times. Also, during 2003, our audit committee met 13 times, our compensation committee met eight times and our nominating committee met once. Our executive committee met once during 2003. Each director attended at least 75% of the meetings of our board of directors and the committees on which he served.

As set forth in our Corporate Governance Guidelines, our directors are expected to attend the annual meetings of stockholders. All of our directors attended the 2003 annual meeting.

Compensation of Directors

Directors who are also employees of New Century Financial do not receive any compensation for serving on our board of directors.

In 2003, we paid our non-employee directors a retainer of $23,750 and a fee of $2,500 for each board or committee meeting attended. We also paid each of the chairmen of our audit committee, compensation committee, and governance and nominating committee an additional retainer of $2,750. In addition, we reimbursed our non-employee directors for reasonable expenses incurred by them in connection with their attendance of our board and committee meetings.

Through October 2003, if a board and committee meeting occurred on the same day, the $2,500 meeting fee was only paid once. Also, we did not compensate non-employee directors for brief telephonic meetings for which the combined preparation and meeting time did not exceed one hour. However, since November 2003, we have paid the $2,500 fee to our non-employee directors for each board and committee meeting attended even if a board and committee meeting occurred on the same day; provided that the chairman of the applicable committee has the authority to declare that the fee not be paid for a meeting for which the combined preparation and meeting time is insignificant.

In addition, pursuant to the 1995 Plan, after last year’s annual meeting, we granted each non-employee director a nonqualified stock option to purchase 15,000 shares of our common stock (on a post-split basis) at an exercise price of $16.25 per share (on a post-split basis). These stock options vest in three annual installments.

After the annual meeting, our non-employee directors will receive an annual retainer of $35,000 and the chairmen of our audit committee, compensation committee, and governance and nominating committee will each receive an additional annual retainer of $5,000. We will also grant each non-employee director, pursuant to the 1995 Plan, a nonqualified stock option to purchase 12,500 shares of our common stock (on a post-split basis) at a per share exercise price equal to the closing price of a share of our common stock on the grant date. These stock options will vest immediately upon the grant date. If stockholders approve the 2004 Plan and the 1995 Plan terminates, we expect to grant these options, on effectively the same terms, under the 2004 Plan.

In December 2003, our board of directors adopted the New Century Financial Corporation Directors Deferred Compensation Plan. Under this plan, each of our directors who are not employed by us is eligible to elect in advance to defer payments of 50%, 75% or 100% of their cash retainer (but not meeting fees) on an annual basis. The amount that a director elects to defer pursuant to this plan is credited to a bookkeeping account in the form of “stock units.” A “stock unit” is a non-voting unit of measurement, which is deemed solely for bookkeeping purposes under this plan to be equivalent to one outstanding share of our common stock. The number of stock units credited to a participant’s bookkeeping account under this plan will equal the amount of the retainer deferred by the director divided by the fair market value of a share of our common stock as of the date that the amount would have otherwise been paid to the director. When the director is no longer a member of our board of directors, the director will be entitled to receive one share of our common stock (or its cash equivalent) for each stock unit that has been credited to the director’s account under this plan. Stock units credited under this plan will be adjusted to reflect any cash dividends, stock splits, stock dividends or similar changes in capitalization.

Director Nominations

Qualification of Candidates

Our Corporate Governance Guidelines include criteria that apply to the screening and recommendation by our governance and nominating committee of candidates to fill vacancies or stand for election to our board of directors. Under these criteria, candidates are considered on the basis of their integrity, experience, achievements, judgment, intelligence, understanding of the business in which New Century Financial is engaged, and their willingness to devote adequate time to fulfilling the responsibilities of a director. In recommending a candidate, our governance and nominating committee considers our board of directors’ overall balance of diversity of perspectives, backgrounds and experience—all in the context of an assessment of the perceived needs of our board of directors.

Our governance and nominating committee also seeks to ensure that at least a majority of the directors are independent under any applicable legal and regulatory standards, as well as the applicable listing standards of any market on which our securities are listed for trading. Our board of directors determined on March 4, 2004 that six of its nine members are independent within the meaning of the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Finally, the composition of our board of directors must be such that the members of our audit committee meet the financial literacy requirements under the applicable listing standards, and at least one of the members of our audit committee qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Process for Identifying and Evaluating Candidates

Candidates may come to the attention of our governance and nominating committee through current members of our board of directors or professional search firms. In addition, our governance and nominating committee will consider director candidates properly submitted by our stockholders or other persons. Initially, our governance and nominating committee will determine whether the candidates meet the requisite qualifications and criteria and have any specific qualities or skills being sought at that point in time. Our governance and nominating committee evaluates the candidates by reviewing their biographical information and qualifications and checking their references. Qualified candidates are then interviewed by one or more members of our governance and nominating committee. Depending on the outcome of these interviews, candidates may meet with our chief executive officer and other members of our board of directors and, using input from these interviews and the information obtained, our governance and nominating committee will determine whether the prospective candidate is qualified to serve as a director and whether he or she should be recommended to our board of directors. Candidates recommended by our governance and nominating committee are then presented to our board of directors for selection to fill a vacancy or as nominees for election by our stockholders. Our governance and nominating committee expects that a similar process will be used to evaluate candidates recommended by our stockholders.

Nominees for Election at the Annual Meeting of Stockholders

All of the nominees for election as Class I directors at the annual meeting, namely Fredric J. Forster, Edward F. Gotschall and Richard A. Zona, have previously served as directors of New Century Financial.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a former or current officer or employee of New Century Financial or any of its subsidiaries. No executive officer is a former or current member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Our Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors. We also have a Code of Ethics for Senior Financial Officers, which is applicable to our chief executive officer, president and chief operating officer, chief financial officer and other senior financial officers. Both codes are posted on the Investor Relations section of our website www.ncen.com/companyInformation/investorRelations/index.htm. We intend to post amendments to these codes on our website as well as any waivers involving any executive officers, senior financial officers or directors.

Communications with our Board of Directors

Stockholders and other parties interested in communicating directly with our board of directors, the chairmen of our committees or the non-management directors as a group may do so by mailing the communication care of our corporate secretary, New Century Financial Corporation, 18400 Von Karman, Irvine, California 92612. Effective March 4, 2004, our board of directors approved a process for handling letters received by New Century Financial and addressed to our board of directors, one or more of the chairmen of our committees or the non-management directors as a group. That process requires our corporate secretary to review all such correspondence and regularly forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our corporate secretary, deals with the functions of our board of directors or the committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by New Century Financial that is addressed to our board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the chairman of our audit committee and our director of internal audit.

The following Reports of our audit committee and our compensation committee and the Performance Graph that appeared earlier in this proxy statement/prospectus shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of New Century Financial Corporation	March 4, 2004

Our Committee has reviewed and discussed with New Century Financial’s management and its Independent Registered Public Accounting Firm, KPMG LLP, New Century Financial’s audited consolidated financial statements as of and for the year ended December 31, 2003. In addition, we have discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Our Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with that firm its independence. We also have discussed with New Century Financial’s management and KPMG LLP other matters and received such assurances from them as we deemed appropriate.

Management is responsible for New Century Financial’s system of internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of KPMG LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to New Century Financial’s Board of Directors the inclusion of the audited consolidated financial statements in New Century Financial’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Fredric J. Forster

Donald E. Lange

Richard A. Zona, Chairman

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee administers New Century Financial’s two incentive plans: 1995 Stock Option Plan and the 1999 Incentive Compensation Plan. If approved by stockholders, the Compensation Committee will also administer the 2004 Plan. In addition, the Compensation Committee evaluates the performance and compensation-levels of New Century Financial’s senior executives and considers management succession and related matters.

Overall Compensation Policies

The Compensation Committee’s overriding objective is to structure executive compensation in a way that helps to achieve New Century Financial’s strategic and financial goals. To this end, the Compensation Committee is guided by the following basic principles:

(1) Compensation-levels should be appropriate to attract, retain and motivate talented executives and should be competitive with-levels for executive officers of similar companies. Caution must be exercised so as not to inappropriate expend New Century Financial’s assets.

(2) A substantial portion of each executive officer’s annual compensation should be linked to New Century Financial’s overall financial performance.

(3) Executive officers should have a strong incentive to advance long-term strategic and financial goals, and not merely be concerned with shorter-term financial performance.

(4) The tax implications to New Century Financial and its executive officers of various payments and benefits should be considered in structuring total executive compensation.

The Compensation Committee relies principally on three forms of compensation to pursue these policies: annual salary, annual bonus and stock-based awards.

2003 Executive Compensation

Factors Considered.    The 2003 compensation for each of Messrs. Cole, Morrice, Gotschall, Flanagan and Rank was a function of (1) pre-established base salary compensation under their employment agreements, (2) pre-established return on equity targets, and (3) a discretionary grant of 112,500 stock options (after giving effect to our three-for-two stock split on July 11, 2003) to each of Messrs. Cole, Morrice, Gotschall and Flanagan in recognition of New Century Financial’s superior financial performance and the significant contribution they each made to this performance.

Base Salary.    A base salary of $405,175 was paid to each of Messrs. Cole, Morrice, Gotschall, Flanagan and Rank for 2003. The base salary amount for each of Messrs. Cole, Morrice, Gotschall, Flanagan and Rank was determined in accordance with their respective employment agreements and, as provided in the employment agreements, represented an increase of 5% over their respective 2002 base salary-levels. The Compensation Committee approved Mr. Rank’s 2003 base salary-level by approving his employment agreement, which became effective as of January 1, 2003. In light of Mr. Rank’s contributions and expected contributions, his position with New Century Financial and a review of pay-levels of similar positions with comparable companies in the industry, the Compensation Committee determined that, at that time, Mr. Rank’s base salary should be set consistent with the salaries paid to Messrs. Cole, Morrice, Gotschall and Flanagan.

The Compensation Committee increased the annual base salary for each of Messrs. Cole, Morrice, Gotschall and Flanagan to $550,000 effective as of January 1, 2004. Mr. Rank’s duties changed as of January 1, 2004 and his compensation has been adjusted as described in the “—Executive Compensation” section of this proxy statement/prospectus. The Compensation Committee based this increase principally upon its subjective review of the executives’ past performance and expected future contributions, and upon a review of pay-levels of similar positions with comparable companies in the industry.

Bonus.    Based on New Century Financial’s return on equity in 2003, Mr. Cole received a cash bonus of $857,742 and restricted shares of New Century Financial stock valued at $1,552,805 at the time of grant; each of Messrs. Gotschall and Morrice received a cash bonus of $1,107,765 and restricted New Century Financial stock valued at $1,302,782 at the time of grant; Mr. Flanagan received a cash bonus of $1,367,347 and restricted New Century Financial stock valued at $1,043,200 at the time of grant; and Mr. Rank received a cash bonus of $1,509,134 and restricted stock valued at $901,413 at the time of grant.

The 2003 bonus targets for executives were determined in accordance with their respective employment agreements and were based on the ratio of earnings before income taxes compared to average stockholders’ equity for the year.

Stock-Based Compensation.    In 2003, the Compensation Committee granted to each of Messrs. Cole, Morrice, Gotschall and Flanagan an option to purchase 112,500 shares of our common stock (on a post-split basis). The grants were based on an evaluation of New Century Financial’s overall performance as well as the contribution of each of them to that performance.

Independent Compensation Consultants.    The Compensation Committee retains an independent compensation consulting firm to provide objective and expert advice regarding New Century Financial’s executive compensation policies. The Compensation Committee considered the advice of this firm in, among other things, establishing the new base salary-levels and in approving the stock option grants referred to above.

Tax Deductibility Under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid to the corporation’s chief executive officer and to each of the four other most highly compensated executive officers as of the end of any fiscal year. However, Section 162(m) exempts certain “performance-based” compensation from the deduction limit if certain other requirements are met. The stock options granted to, as well as the 2003 bonuses for each of, Messrs. Cole, Morrice, Gotschall, Flanagan and Rank are performance based compensation under Section 162(m). The Board of Directors and the Compensation Committee reserve the authority, however, to award non-deductible compensation in other circumstances as they deem appropriate.

March 4, 2004

COMPENSATION COMMITTEE

Fredric J. Forster, Chairman

William J. Popejoy

Michael M. Sachs

Terrence P. Sandvik

EXECUTIVE COMPENSATION

Employment Agreements and Change-in-Control Arrangements

Executive Officer Employment Agreements—Agreements With Messrs. Cole, Morrice, Gotschall and Flanagan.    We have entered into employment agreements with each of Messrs. Cole, Morrice, Gotschall and Flanagan. Each of the employment agreements was amended to take effect as of January 1, 2004.

Each employment agreement has a term that ends on December 31, 2006 and is subject to an automatic annual extension unless and until one party has given the other a notice of non-renewal. For instance, on December 31, 2005, the term of each agreement will be automatically extended until December 31, 2007 unless one party has previously given the other a notice of non-renewal. In no event, however, will the term of employment under the agreements extend beyond an executive’s 65th birthday.

The agreements set the base salary at $405,175 for 2003. The amended agreements reflect that our compensation committee approved an increase in the base salary-level to $550,000 per year effective as of January 1, 2004. The agreements provided that, in 2005 and subsequent years, the base salary for that year must represent at least a 5% increase over the base salary of the preceding year. The agreements also provide for a $500 per month automobile allowance.

If the executive officer is terminated without “cause” or quits his employment for “good reason” (as such terms are defined in the employment agreements), then he will receive severance pay as follows:

(1) his base salary through the date of the termination, any earned but unpaid incentive compensation bonus, and payment for any vacation earned but not taken;

(2) severance pay equal to (a) three times his annualized rate of base salary in effect at the time of the termination of employment; plus (b) one times the executive’s average annual incentive cash bonus compensation over the preceding three years;

(3) continued coverage under our medical insurance and other benefit programs until the third anniversary of the date that the executive’s employment by us terminates; and

(4) up to $20,000 for the cost of a senior executive outplacement program.

Also, if the termination occurs within six months before or 36 months following a “change in control” (as defined in the employment agreements), then all stock options and other equity-based awards granted by us to the executive that are outstanding and otherwise not fully vested at the time of the termination will become fully vested. The employment agreements also provide that should any benefits in connection with a change in control be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, we will make an additional payment to the executive so that the net amount of such payment (after-taxes) received by the executive is sufficient to pay the excise tax due.

Incentive Compensation Plan Awards.    Under the employment agreements, the executive officer is also eligible to receive incentive compensation awards under the 1999 Plan or a similar successor plan. These awards will continue under the 2004 Plan, if that plan is approved by stockholders. If the 2004 Plan is not approved by stockholders, the executives do not have a right to the awards and our compensation committee will consider other bonus alternatives.

The awards provide that the executive officers will receive a percentage of our pre-tax net income based upon the ratio of our pre-tax net income to our average stockholder’s equity, measured over a six-month and a 12-month period as set forth below:

6-Month Performance Period from January 1–June 30

Ratio of Pre-Tax Net Income to Total Stockholders’ Equity	Amount of Bonus
Less than 9%

Between 9-14%	1.125% of Pre-Tax Net Income in excess of 9% but not in excess of 14% of Total Stockholders’ Equity

Between 14-19%	The amount above plus 0.75% of Pre-Tax Net Income in excess of 14% but not in excess of 19% of Total Stockholders’ Equity

More than 19%	The amounts above plus 0.60% of Pre-Tax Net Income in excess of 19% of Total Stockholders’ Equity

12-Month Performance Period from January 1–December 31

Ratio of Pre-Tax Net Income to Total Stockholders’ Equity	Amount of Bonus
Less than 18%

Between 18-28%	1.125% of Pre-Tax Net Income in excess of 18% but not in excess of 28% of Total Stockholders’ Equity

Between 28-38%	The amount above plus 0.75% of Pre-Tax Net Income in excess of 28% but not in excess of 38% of Total Stockholders’ Equity

More than 38%	The amounts above plus 0.60% of Pre-Tax Net Income in excess of 38% of Total Stockholders’ Equity

The incentive bonus for the six-month period may not exceed 80% of the executive’s base salary for that year. Also, the amount of bonus paid for the 12-month performance period will be reduced by any amounts already paid for the six-month performance period that falls in the same year. Finally, the amount of any 12-month bonus that exceeds 150% of the executive’s base salary for the applicable year will be paid in restricted stock unless our compensation committee decides otherwise.

Executive Officer Employment Agreements—Agreement With Mr. Rank.    We entered into an Amended and Restated Employment Agreement with Mr. Rank effective as of January 1, 2004. Mr. Rank’s employment agreement has a term that ends on December 31, 2006.

The agreement sets Mr. Rank’s base salary for the period January 1, 2004 through June 30, 2004 at $212,713.59, at $127,628.16 for the period July 1, 2004 through December 31, 2004, at $268,019.13 for calendar 2005 and at $281,420.08 for calendar 2006.

If Mr. Rank is terminated without “cause” or quits his employment for “good reason” (as such terms are defined in the employment agreements), then he will receive severance pay as follows:

(1) his base salary through the end of the current month, the earned but unpaid incentive compensation bonus, if any, and payment for any vacation earned but not taken;

(2) severance pay equal to (a) his base salary through the expiration of the current term of the employment agreement (however, this component will not be less than six months salary); plus (b) one times his average annual incentive cash bonus compensation over the preceding three years;

(3) continued coverage under our medical insurance and other benefit programs until the expiration of his term of employment or his commencement of full-time employment with a new employer; and

(4) up to $20,000 for the cost of a senior executive outplacement program.

Incentive Compensation Plan Awards.    Under the employment agreement, Mr. Rank is also eligible to receive incentive compensation awards under the 1999 Plan or a similar successor plan. These awards will continue under the 2004 Plan, if that plan is approved by our stockholders. If the 2004 Plan is not approved by our stockholders, Mr. Rank does not have a right to the awards and our compensation committee will consider other bonus alternatives.

For each of 2004, 2005, and 2006, Mr. Rank’s cash incentive bonus for that year will generally be determined by taking the bonus amount calculated using the same formula and methodology outlined above, used to determine the cash incentive bonus for that year for each of Messrs. Cole, Morrice, Gotschall and Flanagan, and multiplying that amount by a bonus factor. Mr. Rank’s bonus factor for 2004 is 80% and for each of 2005 and 2006 is 60%. The incentive bonus for any period of time will not exceed 150% of Mr. Rank’s base salary for that period.

Other Change-In-Control Provisions.    The 1995 Plan allows for the acceleration of award vesting upon a “change in control” (as defined in the 1995 Plan), unless our board of directors decides otherwise prior to the change in control. Similarly, under the 1999 Plan, unless our board of directors decides otherwise prior to the event, a change in control results in accelerated payment of outstanding incentive compensation awards. The payment-level assumes achievement of the maximum performance goal for each award, but is pro-rated according to the portion of the applicable performance period elapsed at the time of acceleration.

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned by our Chief Executive Officer and each of our other four most highly compensated executive officers during fiscal 2003, 2002 and 2001. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

Long-Term Compensation Awards
		Annual Compensation		Restricted Stock Awards ($)(3)	Securities Underlying	All Other Compensation ($)(4)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)(3)		Options (#)
Robert K. Cole Chairman and Chief Executive Officer	2003 2002 2001	405,175 385,875 367,500	2,410,547 1,753,825 832,098	— — —	112,500 112,500 225,000	6,600 3,000 2,625

Brad A. Morrice Vice Chairman, President and Chief Operating Officer	2003 2002 2001	405,175 385,875 367,500	2,410,547 1,753,825 832,098	— — —	112,500 112,500 225,000	6,000 2,750 2,625

Edward F. Gotschall Vice Chairman-Finance(5)	2003 2002 2001	405,175 385,875 367,500	2,410,547 1,753,825 832,098	— — —	112,500 112,500 225,000	4,740 2,370 2,625

Patrick J. Flanagan Executive Vice President and President of New Century Financial Mortgage	2003 2002 2001	405,175 385,875 262,250	2,410,547 1,753,825 838,650	— 25,000 24,000	112,500 225,000 75,000	6,506 2,750 2,625

Patrick H. Rank(6) Executive Vice President	2003 2002 2001	405,175 275,000 114,583	2,410,547 480,165 118,750	— — —	— — 127,500	7,000 3,000 —

(1)	Amounts shown include cash compensation earned and received by the executive officers. The amounts do not include the value of certain perquisites, which in the aggregate did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2)	Amounts reported represent amounts earned pursuant to the 1999 Plan.
(3)	For Messrs. Cole, Morrice, Gotschall, Flanagan and Rank in 2003, for Messrs. Cole, Morrice, Gotschall and Flanagan in 2002, and for Messrs. Cole, Morrice and Gotschall in 2001, amounts shown reflect cash and non-cash components. For 2003, (a) Mr. Cole received a cash bonus of $857,742 and restricted shares of our common stock valued at $1,552,805 as of the grant date, (b) each of Messrs. Gotschall and Morrice received a cash bonus of $1,107,765 and restricted shares of our common stock valued at $1,302,782 as of the grant date, (c) Mr. Flanagan received a cash bonus of $1,367,347 and restricted shares of our common stock valued at $1,043,200 as of the grant date, and (d) Mr. Rank received a cash bonus of $1,509,134 and restricted shares of our common stock valued at $901,413 as of the grant date. The value of these shares was based on the closing price of $45.96 on January 21, 2004, the date of grant. The restricted stock vests in three equal annual installments. Dividends paid on our common stock will also be payable on the restricted stock, whether or not vested.
(4)	Amounts reported for 2003, 2002 and 2001 represent contributions made by New Century Financial to a 401(k) profit sharing plan.
(5)	Mr. Gotschall has been the Vice Chairman-Finance of New Century Financial since July 16, 2004. During fiscal 2001, 2002, and 2003, and until July 16, 2004, Mr. Gotschall was the Chief Financial Officer and Vice Chairman of the board of directors of New Century Financial.
(6)	Mr. Rank joined New Century Financial in August 2001.

Option Grants in 2003

The following table sets forth certain information with respect to options granted to our Chief Executive Officer and each of our other four most highly compensated executive officers during fiscal 2003. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

	Individual Grants
	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal 2003	Exercise Price(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name and Principal Position	Date	Number				5%	10%
Robert K. Cole Chairman and Chief Executive Officer	01/21/03	112,500	10.43%	$18.66	01/21/13	$1,320,207	$3,345,664
Brad A. Morrice Vice Chairman, President and Chief Operating Officer	01/21/03	112,500	10.43%	$18.66	01/21/13	$1,320,207	$3,345,664
Edward F. Gotschall Vice Chairman-Finance	01/21/03	112,500	10.43%	$18.66	01/21/13	$1,320,207	$3,345,664
Patrick J. Flanagan Executive Vice President and President of New Century Mortgage	01/21/03	112,500	10.43%	$18.66	01/21/13	$1,320,207	$3,345,664
Patrick H. Rank Executive Vice President	—	—	—	—	—	—	—

(1)	The options were granted to Messrs. Cole, Morrice, Gotschall and Flanagan on January 21, 2003. Of those options, 20% are exercisable on January 21, 2004, the first anniversary of the grant date, and an additional 5% are exercisable on the last day of each succeeding calendar quarter with the final 5% vesting on January 21, 2008.

(2)	The exercise price and tax withholding obligations related to exercise can be paid by delivery of already owned shares of our common stock, subject to certain conditions.
(3)	This column shows the hypothetical gains or “option spreads” of the options granted based on the per-share market price of our common stock at the time of the grant and assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our projections. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses. The actual gains, if any, on the exercise of stock options will depend on, among other things, the future performance of our common stock, the option holder’s continued employment, and the date on which the options are exercised.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

The following table sets forth information with respect to the value of options exercised in 2003 and remaining at the end of 2003. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End	Value of Unexercised In-the-Money Options at FY-End ($)(1)
			Exercisable / Unexercisable	Exercisable / Unexercisable
Robert K. Cole Chairman and Chief Executive Officer	14,705	396,569	406,379/310,875	13,490,407/8,631,855
Brad A. Morrice Vice Chairman, President and Chief Operating Officer	176,894	4,216,061	152,473/310,875	4,673,792/8,631,855
Edward F. Gotschall Vice Chairman-Finance	—	—	529,583/310,875	17,820,211/8,631,855
Patrick J. Flanagan Executive Vice President and President of New Century Mortgage	87,707	1,900,120	50,296/313,122	1,580,276/8,605,069
Patrick H. Rank Executive Vice President	27,500	753,775	29,881/70,119	957,387/2,246,613

(1)	The amounts set forth represent the difference between the estimated fair market value of $39.67 per share as of December 31, 2003 and the exercise price of the in-the-money options, multiplied by the applicable number of shares underlying such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Exchange Act, our directors and executive officers and the beneficial holders of more than 10% of our common stock are required to file reports with the Securities and Exchange Commission of their ownership of and transactions in our common stock. The Securities and Exchange Commission requires that we disclose any late filings of Section 16 reports during the last fiscal year. Based solely on our review of reports furnished to us and written representations that no other reports were required during the 2003 fiscal year, our directors, executive officers and beneficial holders of more than 10% of our common stock complied with Section 16(a) filing requirements during fiscal 2003 with the exception of: Mr. Brad Morrice who, due to an administrative error, filed after the two-day period a Report on Form 4 on March 11, 2003 with respect to the reporting of shares granted to him on March 3, 2003 and Mr. Stergios Theologides who, due to an administrative error, filed after the two-day period a Report on Form 4 on April 22, 2003 with respect to the reporting of shares granted to him on April 17, 2003.

PROPOSAL 3

APPROVAL OF THE NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

At the annual meeting, stockholders will be asked to approve the New Century Financial Corporation 2004 Performance Incentive Plan, or the 2004 Plan, which was adopted, subject to stockholder approval, by our board of directors on March 25, 2004.

We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of New Century Financial, and that incentive compensation plans like the proposed 2004 Plan are an important attraction, retention and motivation tool for participants in the plan.

We currently maintain the New Century Financial Corporation 1995 Stock Option Plan, or the 1995 plan, and the New Century Financial Corporation 1999 Incentive Compensation Plan, or the 1999 Plan. As of May 31, 2004, a total of 5,063,861 shares of our common stock were subject to outstanding but unexercised options granted under the 1995 Plan, 214,804 shares of our common stock were subject to unvested restricted stock awards granted under the 1995 Plan, and an additional 986,924 shares of our common stock were available for new award grants under the 1995 Plan. The weighted-average exercise price and the average remaining term for the options outstanding under the 1995 Plan as of May 31, 2004 was $16.01 per share and 7.67 years, respectively. As of May 31, 2004, an additional 314,319 shares of our common stock were subject to unvested restricted stock awards granted under the 1999 Plan. The authority to grant new awards under the 1999 Plan expired on February 17, 2004.

Section 162(m) of the U.S. Internal Revenue Code generally provides that we may not be permitted to take a federal income tax deduction for certain compensation in excess of $1,000,000 paid to any one of our executive officers in any one year. Certain performance-based compensation is exempt from the Section 162(m) limit. That is, Section 162(m) does not preclude us from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. Stock options granted to executive officers under the 1995 Plan are generally intended as performance-based compensation within the meaning of Section 162(m). In addition, the 1999 Plan provided us the flexibility to grant bonus opportunities that were intended to qualify as performance-based compensation within the meaning of Section 162(m). However, and as noted above, the authority to grant new awards under the 1999 Plan expired on February 17, 2004.

Our board of directors approved the 2004 Plan based, in part, on a belief that the number of our shares currently available under the 1995 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. In addition, the 2004 Plan would authorize performance-based bonus awards that would give us flexibility to continue to structure executives’ annual cash bonus opportunities as performance-based compensation within the meaning of Section 162(m).

If our stockholders approve the 2004 Plan, no new awards will be granted under the 1995 Plan after the annual meeting. In that case, the number of shares of our common stock that remain available for award grants under the 1995 Plan immediately prior to the annual meeting will become available for award grants under the 2004 Plan. An additional 900,000 shares will also be made available for award grants under the 2004 Plan, so that if stockholders approve the 2004 Plan, a total of 1,886,924 shares will initially be available for award grants under the 2004 Plan (based on the number of shares available under the 1995 Plan as of May 31, 2004 and assuming no new awards are granted under that plan before the annual meeting). In addition, if stockholders approve the 2004 Plan, any shares of our common stock subject to stock option grants under the 1995 Plan that expire, are cancelled or otherwise terminate after the annual meeting and any shares of our common stock subject to unvested restricted stock awards under the 1995 Plan that are forfeited, cancelled, terminated or otherwise repurchased by New Century Financial after the annual meeting will also be available for award grant purposes under the 2004 Plan.

We will continue to have the authority to grant awards under the 1995 Plan if stockholders do not approve the 2004 Plan. If stockholders approve the 2004 Plan, the termination of our grant authority under the 1995 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2004 Plan

The principal terms of the 2004 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2004 Plan, which appears as Annex D to this proxy statement/prospectus.

Purpose.    The purpose of the 2004 Plan is to promote the success of New Century Financial and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high-levels of individual performance and improved financial performance of New Century Financial. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.    Our board of directors or one or more committees appointed by our board of directors will administer the 2004 Plan. Our board of directors has delegated general administrative authority for the 2004 Plan to our compensation committee. A committee may delegate some or all of its authority with respect to the 2004 Plan to another committee of directors and certain limited award grant authority to grant awards to employees may be delegated to one or more officers of New Century Financial (The appropriate acting body, be it our board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2004 Plan with respect to award grants including, without limitation, the authority to:

•	select participants and determine the type(s) of award(s) that they are to receive;

•	determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	cancel, modify, or waive New Century Financial’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2004 Plan, make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2004 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility.    Persons eligible to receive awards under the 2004 Plan include officers or employees of New Century Financial or any of our subsidiaries or other affiliates in which we own a significant equity interest, directors of New Century Financial, and certain consultants and advisors to New Century Financial or any of our subsidiaries or other affiliates in which we own a significant equity interest. Currently, approximately 4,099 officers and employees of New Century Financial and our subsidiaries (including all of our named executive officers), and each of our six non-employee directors, are considered eligible under the 2004 Plan at the present time.

Authorized Shares; Limits on Awards.    The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2004 Plan equals the sum of: (1) 900,000 shares, plus (2) the number of shares available for additional award grant purposes under the 1995 Plan as of the date of the annual meeting and determined immediately prior to the termination of the authority to grant new awards under the 1995 Plan as of the date of the annual meeting, plus (3) the number of any shares subject to stock options granted under the 1995 Plan which expire, or for any reason are cancelled or terminated, after the effective date of the 2004 Plan without being exercised, plus (4) the number of any shares of restricted stock granted under the 1995 Plan that are unvested as of the effective date of the 2004 Plan and are forfeited, terminated, cancelled or otherwise reacquired by New Century Financial without having become vested. As of May 31, 2004, 5,063,861 options plus 214,804 unvested restricted shares were subject to awards then outstanding under the 1995 Plan. As noted above, no additional awards will be granted under the 1995 Plan if stockholders approve the 2004 Plan.

The following other limits are also contained in the 2004 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 450,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 750,000 shares.

•	The maximum amount of compensation to be paid to any one participant in any one year with respect to all “Performance-Based Awards” under Section 5.2 of the 2004 Plan payable only in cash and not related to shares of our common stock will not exceed $10,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2004 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Plan will again be available for subsequent awards under the 2004 Plan. Shares that are exchanged by a participant or withheld by New Century Financial as full or partial payment in connection with any award under the 2004 Plan or the 1995 Plan, as well as any shares exchanged by a participant or withheld by New Century Financial to satisfy the tax withholding obligations related to any award under the 2004 Plan or the 1995 Plan, will be available for subsequent awards under the 2004 Plan. In addition, the 2004 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of New Century Financial through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2004 Plan.

Types of Awards.    The 2004 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in our common stock or units of our common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2004 Plan. The 2004 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of each option will be determined by the Administrator at the time of grant of the award and may be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently than nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2004 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2004 Plan. Incentive stock options may only be granted to employees of New Century Financial or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value per share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of our common stock on the date of grant in the case of (1) awards granted retroactively in tandem with or as a substitution for another award, or (2) if the option or stock appreciation right will be counted against the plan’s limit on full-value awards (that is, the limit on the number of shares that can be issued under the 2004 Plan in respect of awards other than options and stock appreciation rights).

The other types of awards that may be granted under the 2004 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2004 Plan as described below.

Performance-Based Awards.    The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2004 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of New Century Financial on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and target(s) in advance of applicable deadlines under the U.S. Internal Revenue Code while it is substantially uncertain whether the performance targets will be attained. The criteria that the Administrator may use for this purpose will include one or more of the following: before-tax net income (after deducting benefits payable under employee incentive compensation plans and excluding any income or loss from discontinued operations), cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), corporate overhead costs, delinquency rates, earnings per share, economic profit, number of employees, gain on sale of loans, liquidity management, loan losses, loan production volume, loan quality, operating margin, origination expenses, origination revenues, residual performance, return on assets, return on capital invested, return on equity, return on sales/revenue stock price, total stockholders’ equity, total stockholder return, or any combination thereof. These terms are defined in more detail in the attached 2004 Plan document. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target(s) have been satisfied. The Administrator has discretion to determine the performance target(s) and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards.    Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 25% of the outstanding common stock or combined voting power of New Century Financial, if certain changes in a majority of our board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of New Century Financial (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving New Century Financial or any of our subsidiaries, a sale or other disposition of all or substantially all of New Century Financial’s assets or the acquisition of assets or stock of another entity by us, or any of our subsidiaries, or if New Century Financial is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2004 Plan, awards under the 2004 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 1995 Plan, if stockholders approve the 2004 Plan, the 2004 Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Termination of or Changes to the 2004 Plan.    The board of directors may amend or terminate the 2004 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2004 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the board of directors, the authority to grant new awards under the 2004 Plan will terminate on March 25, 2009. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards Under the 2004 Plan

The U.S. federal income tax consequences of the 2004 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2004 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, New Century Financial is generally entitled to deduct, and the participant recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, New Century Financial is generally not entitled to a deduction nor does the participant generally recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2004 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, New Century Financial will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2004 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), New Century Financial may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by New Century Financial in certain circumstances.

Specific Benefits Under the 2004 Plan

New Century Financial has not approved any awards that are conditioned upon stockholder approval of the 2004 Plan. Except for the special stock option grants described above under “Board of Directors Meeting on April 19, 2004” on page 60 and the director grants described above under “Corporate Governance—Compensation of Directors” beginning on page 196, New Century Financial is not currently considering any other specific award grants under the 2004 Plan. These grants are not, however, subject to stockholder approval of the 2004 Plan and will be granted under the 1995 Plan if stockholders do not approve the 2004 Plan. If the 2004 Plan had been in existence in fiscal 2003, New Century Financial expects that its award grants for fiscal 2003 would not have been substantially different from those actually made in that year under the 1995 Plan and the 1999 Plan. For information regarding stock-based awards granted to New Century Financial’s named executive officers during fiscal 2003, see the material under the heading “Report of Compensation Committee—2003 Executive Compensation” above.

The closing market price for a share of our common stock as of July 26, 2004 was $45.81 per share.

EQUITY COMPENSATION PLAN INFORMATION

New Century Financial currently maintains three equity compensation plans: the 1995 Plan, the 1999 Plan and the New Century Financial Corporation Employee Stock Purchase Plan. The 1995 Plan, the 1999 Plan and the Employee Stock Purchase Plan have each been approved by New Century Financial’s stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2004 Plan, as described above.

The following table sets forth, for each of New Century Financial’s equity compensation plans, the number of shares of common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2003. This table gives effect to our three-for-two stock split structured as a dividend that was paid on July 11, 2003.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options		Weighted- Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by stockholders	4,985,118		$12.68	3,866,194	(1)(2)(4)
Equity compensation plans not approved by stockholders	75,000	(3)	$3.20	0
Total	5,060,118		$12.54	3,866,194	(4)

(1)	This number of shares is presented after giving effect to the 220,799 shares purchased under our Employee Stock Purchase Plan for the purchase period that ended December 31, 2003. Of the aggregate number of shares that remained available for future issuance, 1,392,348 were available under the 1995 Plan and 2,473,846 were available under the Employee Stock Purchase Plan. The shares available under the 1995 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 1995 Plan including stock options, stock appreciation rights, restricted stock, stock bonuses, and performance shares. However, no new awards will be granted under the 1995 Plan if stockholders approve the 2004 Plan.
(2)	There is no explicit share limit under the 1999 Plan. Bonuses under the 1999 Plan that exceed certain individual-based limits of that plan are paid in the form of a restricted stock award. Thus, the number of shares to be delivered with respect to the 1995 Plan in the future depends on the number and amount of bonuses paid under our 1995 Plan in the future. The authority to grant new awards under the 1999 Plan terminated on February 17, 2004.
(3)	This number of shares includes 60,000 nonqualified stock options (on a post-split basis) granted to Edward F. Gotschall on December 4, 1996 and 15,000 nonqualified stock options (on a post-split basis) granted to Fredric J. Forster on September 30, 1998. The stock options granted to Mr. Gotschall vested in three equal annual installments and were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The stock options granted to Mr. Forster vested in three equal annual installments and were granted for a term of 10 years.
(4)	This number of shares does not reflect the additional shares that will be available under the 2004 Plan if stockholders approve the 2004 Plan.

Effect of the REIT Conversion on the 2004 Plan

If our stockholders approve the 2004 Plan, but if stockholders do not approve the REIT conversion or if the REIT conversion is otherwise not consummated, New Century Financial will continue to maintain and have the ability to grant awards under the 2004 Plan. If stockholders approve the 2004 Plan and the REIT conversion, and if the REIT conversion is actually completed, New Century REIT will assume the 2004 Plan. In that event, shares of New Century REIT common stock will be exchanged on a one-for-one basis for the shares of New Century Financial common stock then subject to 2004 Plan awards and then available for additional award grant purposes under the 2004 Plan, the administration of the 2004 Plan will be assumed by the New Century REIT board of directors and its delegates, and all references in the 2004 Plan to New Century Financial will become references to New Century REIT. The REIT conversion is not contingent upon stockholder approval of the 2004 Plan.

Vote Required for Approval of the 2004 Plan

Our board of directors believes that the adoption of the 2004 Plan will promote the interests of New Century Financial and our stockholders and will help us and our subsidiaries to continue to be able to attract, retain and reward persons important to our success.

All members of our board of directors are eligible for awards under the 2004 Plan and thus have a personal interest in the approval of the 2004 Plan.

Our board of directors recommends that you vote “FOR” approval of the 2004 Plan as described above.

PROPOSAL 4

RATIFICATION OF KPMG LLP’S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2004

Our audit committee has appointed KPMG LLP as Independent Registered Public Accounting Firm of New Century Financial for the fiscal year ending December 31, 2004. KPMG LLP has served as our Independent Registered Public Accounting Firm for the past seven years. A KPMG LLP representative is expected to attend the annual meeting to answer appropriate questions and make a statement if he or she so desires.

This proposal to ratify the appointment of KPMG LLP must be approved by a majority of the shares entitled to vote and present in person or represented by proxy at the annual meeting. If our stockholders do not ratify KPMG LLP’s appointment as our Independent Registered Public Accounting Firm, then our audit committee will reconsider the selection of our Independent Registered Public Accounting Firm.

Our board of directors recommends that you vote “FOR” the ratification of the appointment.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for New Century Financial and New Century REIT by O’Melveny & Myers LLP, San Francisco, California. The validity of the shares of our common stock to be issued in the merger and certain other matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. O’Melveny & Myers LLP may rely on Ballard Spahr Andrews & Ingersoll, LLP as to matters of Maryland law.

EXPERTS

The consolidated financial statements of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and each of the years in the three-year period ended December 31, 2003, have incorporated by reference into this proxy statement/prospectus, in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004 has been included in this proxy statement/prospectus, in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the annual meeting. In the event that other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information at the Securities and Exchange Commission Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Securities and Exchange Commission Public Reference Room. The Securities and Exchange Commission also maintains a website that contains these reports and other documents at http://www.sec.gov.

New Century REIT has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the New Century REIT common stock that New Century Financial stockholders will receive in connection with the merger. This proxy statement/prospectus is part of the registration statement of New Century REIT on Form S-4 and is a prospectus of New Century REIT and a proxy statement of New Century Financial for its annual meeting.

This proxy statement/prospectus incorporates important business and financial information about New Century Financial from documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. The Securities and Exchange Commission permits us to “incorporate by reference” important information by referring you to another document filed separately with the Securities and Exchange Commission. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the Securities and Exchange Commission until later.

Specifically, we incorporate herein by reference the documents set forth below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004; and

•	our Current Reports on Form 8-K filed on January 14, 2004, April 7, 2004, May 20, 2004, June 1, 2004, June 17, 2004, June 28, 2004, July 2, 2004, July 7, 2004, July 13, 2004, July 20, 2004 and July 22, 2004; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on June 2, 1997, and any other amendment or report filed for the purpose of updating such description.

In addition, we also incorporate by reference into this proxy statement/prospectus additional information that New Century Financial may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the Securities and Exchange Commission as described above or from us at no cost by directing a written or oral request to us at New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com, or at our website at www.ncen.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this proxy statement/prospectus.

If you would like to request documents from us, please do so by             , 2004 in order to receive them prior to the annual meeting.

Upon completion of the merger, New Century REIT will be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

You should rely only on the information in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 21, 2004 (the “Effective Date”), by and among New Century Financial Corporation, a Delaware corporation (“New Century Financial”), New Century REIT, Inc., a Maryland corporation and a wholly-owned subsidiary of New Century Financial (“New Century REIT”), and NC Merger Sub, Inc., a Delaware Corporation and a wholly-owned subsidiary of New Century REIT (“NC Merger Sub”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.    The Board of Directors of New Century Financial approved an overall plan (the “REIT Conversion”) to restructure its business operations so that it will qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes; and

B.    The REIT Conversion includes, among other things, the merger of NC Merger Sub with and into New Century Financial, with New Century Financial as the surviving corporation; and

C.    Following the Merger (defined below), New Century REIT will be renamed “New Century Financial Corporation” and will succeed to and continue to operate the existing business of New Century Financial directly or indirectly; and

D.    Section 251 of the General Corporation Law of the State of Delaware, 8 Del.C. § 101, et seq. (the “DGCL”), authorizes the merger of a Delaware corporation with and into another company; and

E.    For federal income tax purposes it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

F.    The Board of Directors of New Century Financial, the Board of Directors of New Century REIT and the Board of Directors of NC Merger Sub each has determined that the REIT Conversion, including the Merger, is advisable and in the best interests of their respective entities and stockholders as applicable, and have approved and adopted the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 251 of the DGCL, NC Merger Sub shall be merged with and into New Century Financial and the separate corporate existence of NC Merger Sub shall thereupon cease (the “Merger”) and New Century Financial shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of New Century Financial will continue unaffected by the Merger.

1.2    The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3    Effective Time.    Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause (i) a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The

Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such other time as New Century Financial and NC Merger Sub shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4    Effects of Merger.    The Merger shall have the effects specified in the DGCL and this Agreement.

1.5    Certificate of Incorporation, Bylaws and Management of the Surviving Corporation.

(a)  The certificate of incorporation of New Century Financial shall be amended and restated as of the Effective Time to be substantially in the form of Exhibit A to the Certificate of Merger, giving effect to any amendments included in the Certificate of Merger, and shall be and remain the certificate of incorporation of the Surviving Corporation as of the Effective Time, until altered, amended or repealed as provided therein or by applicable law.

(b)  The bylaws of New Century Financial shall be amended and restated as of the Effective Time to be substantially in the form of Exhibit B attached hereto, and shall be and remain the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein or by applicable law.

(c)  The members of the board of directors, members of the committees of the board of directors and the officers and management of New Century Financial in office immediately prior to the Effective Time, including any additional persons elected after the date of this Agreement, shall continue to serve as the members of the board of directors, members of the committees of the board of directors and the officers and management of the Surviving Corporation, respectively, from and after the Effective Time in accordance with the bylaws of the Surviving Corporation, except for such persons who resign or leave New Century Financial, if any, prior to the Effective Time.

1.6    Tax Treatment of the Merger.    The parties hereto agree to treat the Merger for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE II

EFFECT ON CAPITAL STOCK; CONVERSION OF OPTIONS; EXCHANGE OF CERTIFICATES

2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any further action on the part of New Century Financial, New Century REIT and NC Merger Sub or the stockholders, as applicable, of such entities:

(a) Each share of common stock, par value $0.01 per share, of New Century Financial (“New Century Financial Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of New Century REIT (“New Century REIT Common Stock”).

(b) All shares of New Century Financial Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired and shall cease to exist. At the Effective Time, each certificate representing shares of New Century Financial Common Stock (other than the New Century Financial Common Stock described in Section 2.1(c) and the Surviving Corporation Common Stock described in Section 2.1(d) of this Agreement) will be deemed for all purposes to evidence the same number of shares of New Century REIT Common Stock until such certificate is exchanged for a certificate representing shares of New Century REIT Common Stock in accordance with Section 2.4 hereof.

(c) Each share of New Century Financial Common Stock held in New Century Financial’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(d)  Each share of the common stock, $0.01 par value per share, of NC Merger Sub issued and outstanding immediately prior to the Effective Time (including, without limitation, the shares held by New Century REIT), will be converted into one (1) validly issued, fully paid and nonassessable share of the Surviving Corporation’s common stock, par value $0.01 per share (“Surviving Corporation Common Stock”), so that, from and after the Effective Time, New Century REIT shall be the holder of all of the issued and outstanding shares of Surviving Corporation Common Stock.

2.2    Dividends.    New Century Financial’s obligations with respect to any dividends or other distributions to the stockholders of New Century Financial that have been declared by New Century Financial but not paid prior to the Effective Time will be assumed by New Century REIT in accordance with the terms thereof.

2.3    New Century Financial Benefit Plans and Employment Agreements.    At the Effective Time, the rights and obligations of New Century Financial under the Amended and Restated 1995 Stock Option Plan, the Form of Equalization Nonqualified Stock Option Agreement, the Employee Stock Purchase Plan, as amended, the Deferred Compensation Plan, the 1999 Incentive Compensation Plan, the Directors Deferred Compensation Plan, and the 2004 Performance Incentive Plan (if approved at the annual meeting of stockholders of New Century Financial) (including all amendments or modifications, collectively, the “Plans”), the Plans, the awards made under the Plans that are outstanding immediately prior to the Effective Time and the related award agreements, and any and all other agreements in effect immediately prior to the Effective Time will be assumed by New Century REIT in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of New Century Financial Common Stock on the terms and conditions of the Plans and such agreements will be converted on a one-for-one basis into rights to acquire shares of New Century REIT Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans, awards and other agreements. From and after the Effective Time, New Century REIT shall have all amendment and administrative authority with respect to such Plans, awards and other agreements to the extent that New Century Financial had such authority immediately prior to the Effective Time. Furthermore, at the Effective Time, the rights and obligations of New Century Financial under each and every written employment agreement with an employee of New Century Financial in effect immediately prior to the Effective Time will be assumed by New Century REIT in accordance with the terms thereof.

2.4    Exchange of Certificates.

(a)  As of the Effective Time, New Century REIT shall deposit, or shall cause to be deposited, with U.S. Stock Transfer, the transfer agent and registrar for the shares of New Century REIT Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for exchange in accordance with this Article II, certificates evidencing shares of New Century REIT Common Stock (the “Exchange Fund”) to be issued pursuant to Section 2.1 and delivered pursuant to this Section 2.4 in exchange for outstanding shares of New Century Financial Common Stock.

(b)  As soon as reasonably practicable after the Effective Time, New Century REIT shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of New Century Financial Common Stock (“Certificates”), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as New Century REIT may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of New Century REIT Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing the number of shares of New Century REIT Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of New Century Financial Common Stock in exchange for a certificate evidencing shares of New Century REIT Common Stock in the name of a person other than the person in whose name such shares of New Century Financial Common Stock are registered, a certificate evidencing the proper number of shares of New Century REIT Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or New Century REIT to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c)  All shares of New Century REIT Common Stock issued upon the surrender for exchange of shares of New Century Financial Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of New Century Financial Common Stock, subject, however, to New Century REIT’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by New Century Financial on such New Century Financial Common Stock and which remain unpaid at the Effective Time. Any such dividends or distributions that would have entitled stockholders of New Century Financial to receive shares of New Century Financial Common Stock shall be deemed, after the Effective Time, to entitle stockholders of New Century REIT to receive the same number of shares of New Century REIT Common Stock.

(d)  At and after the Effective Time, there shall be no transfers on the stock transfer books of New Century Financial of shares of New Century Financial Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to New Century REIT, they shall be canceled and exchanged for certificates representing shares of New Century REIT Common Stock in accordance with the procedures set forth in this Article II.

(e)  No fractional shares of New Century REIT Common Stock shall be issued pursuant hereto.

(f)  Any portion of the Exchange Fund that remains unclaimed by the former stockholders of New Century Financial one year after the Effective Time shall be delivered to New Century REIT. Any former stockholders of New Century Financial who have not theretofore complied with this Article II shall thereafter look only to New Century REIT for payment of their shares of New Century REIT Common Stock deliverable in respect of each share of New Century Financial Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(g)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Century REIT, the posting by such person of a bond in such reasonable amount as New Century REIT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or New Century REIT will issue in exchange for such lost, stolen or destroyed Certificate the shares of New Century REIT Common Stock deliverable in respect thereof pursuant to this Agreement.

(h)  None of New Century Financial, New Century REIT, NC Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of New Century Financial for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1    Conditions as to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, with respect to Sections 3.1(l), waiver, of the following conditions at or prior to the Closing Date:

(a)  This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of (i) New Century Financial, (ii) New Century REIT, and (iii) NC Merger Sub.

(b)  New Century Financial’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that impact New Century REIT’s status as a REIT for U.S. federal income tax purposes, including the pricing of, and entering into an underwriting agreement for, a public offering for net proceeds sufficient to support New Century REIT’s operating plan and to satisfy the REIT asset and gross income tests under U.S. federal income tax law, have occurred or are reasonably likely to occur.

(c)  New Century REIT shall have amended its Certificate of Incorporation to read substantially in the form attached hereto as Exhibit C, which amendment will include changing the name of New Century REIT to “New Century Financial Corporation” following the Merger.

(d)  New Century REIT shall have amended its bylaws to read substantially in the form attached hereto as Exhibit D.

(e)  New Century Financial shall have received from O’Melveny & Myers LLP an opinion to the effect that (i) the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, and that (ii) commencing with New Century REIT’s taxable year ending December 31, 2004, New Century REIT’s organization and proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Code, substantially in the form(s) attached hereto as Exhibit E.

(f)  The shares of New Century REIT Common Stock issuable to stockholders of New Century Financial pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange or quotation on the Nasdaq National Market, subject to official notice of issuance.

(g)  The Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by New Century REIT in connection with the REIT Conversion shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceeding seeking a stop order.

(h)  The Form S-3 to be filed with the SEC by New Century REIT in connection with the registration of New Century REIT Common Stock shall become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order, and New Century Financial’s Board of Directors shall have determined, in its sole discretion, that the sale of such stock will be successfully completed promptly after the completion of the Merger.

(i)  The Surviving Corporation and New Century REIT shall have executed a supplemental indenture to that certain Indenture dated as of July 8, 2003, by and between New Century Financial, as Issuer, and Wells Fargo Bank, National Association, as Trustee, effective as of the Effective Time, pursuant to which New Century REIT will assume the obligations of New Century Financial to issue common stock upon conversion of the convertible senior notes due 2008 issued under such indenture and the Surviving Corporation will assume all other rights and obligations of New Century Financial under such indenture.

(j)  The members of the board of directors, members of the committees of the board of directors and the officers and management of New Century Financial in office immediately prior to the Effective Time, including any additional persons elected after the date of this Agreement, shall be elected or appointed to serve as the members of the board of directors, members of the committees of the board of directors and the officers and management, respectively, of New Century REIT, from and after the Effective Time in accordance with the bylaws of New Century REIT, except for such persons who resign or leave New Century REIT, if any, prior to the Effective Time.

(k)  New Century Financial’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of New Century REIT to qualify as a REIT, (ii) increasing the U.S. federal tax liabilities of New Century REIT resulting from the REIT Conversion, or (iii) reducing the expected benefits to New Century REIT resulting from the REIT Conversion.

(l)  New Century Financial shall have received all governmental approvals and third party consents required to be obtained by New Century Financial or its subsidiaries in connection with the Merger and the transactions constituting the REIT conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of New Century REIT, NC Merger Sub and their subsidiaries taken as a whole.

ARTICLE IV

TERMINATION

4.1    Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of New Century Financial, by either (i) the mutual written consent of the Board of Directors of New Century Financial, the Board of Directors of New Century REIT and NC Merger Sub, or (ii) the Board of Directors of New Century Financial in its sole discretion.

4.2    Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1    Further Assurances.    Each of New Century Financial, New Century REIT, and NC Merger Sub shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or New Century Financial, New Century REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or New Century Financial, of all such deeds, bills of sale, assignments and assurances.

5.2    No Appraisal Rights.    The holders of shares of New Century Financial Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger and REIT Conversion.

5.3    Entire Agreement.    This Agreement and the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4    Amendment.    This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of New Century Financial, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the States of Delaware.

5.6    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7    Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8    Incorporation.    All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10    Waiver of Conditions.    The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.11    No Third-Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

NEW CENTURY FINANCIAL CORPORATION a Delaware corporation

By:	/s/ ROBERT K. COLE
Name: Title:	Robert K. Cole Chief Executive Officer

NC MERGER SUB, INC. a Delaware corporation

By:	/s/ STERGIOS THEOLOGIDES
Name: Title:	Stergios Theologides Chief Executive Officer

NEW CENTURY REIT, INC. a Maryland corporation

By:	/s/ ROBERT K. COLE
Name: Title:	Robert K. Cole Chief Executive Officer

ANNEX B

FORM OF NEW CENTURY REIT’S CHARTER

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

NEW CENTURY REIT, INC.

NEW CENTURY REIT, INC., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, c/o The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend and restate its charter (this “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of this Charter currently in effect and as hereinafter amended and restated:

ARTICLE I

NAME

The name of the Corporation is:

New Century Financial Corporation.

ARTICLE II

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful business or other activity (including, without limitation or obligation, engaging in business as a REIT) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of this Charter, “REIT” means a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND

The address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated, whose address is 300 East Lombard Street, Baltimore, Maryland 21202.

The resident agent is a Maryland corporation.

ARTICLE V

STOCK

5.1    Authorized Shares of Capital Stock.

(a)  Authorized Shares.    The total number of shares of stock of all classes that the Corporation has authority to issue is Three Hundred Ten Million (310,000,000) shares of stock, consisting of: (i) Three Hundred Million (300,000,000) shares of Common Stock, each having a par value of one cent ($0.01) (“Common Stock”); and (ii) Ten Million (10,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01) (“Preferred Stock”), which may be issued in one or more classes or series as described in Section 5.5 hereof. The Common Stock and each class or series of the Preferred Stock shall each constitute a separate class of stock of the Corporation.

The Board of Directors of the Corporation (the “Board of Directors”) may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section 5.6 hereof.

(b)  Terminology and Aggregate Par Value.    The Common Stock and Preferred Stock are collectively referred to herein as “Capital Stock.” The aggregate par value of all the Corporation’s authorized Capital Stock having par value is $3,100,000.00.

5.2    Restrictions on Transfer and Ownership of Capital Stock.

Subsequent to the Initial Date (as defined below) and until the Restriction Termination Date (as defined below), all Capital Stock of the Corporation shall be subject to the following restrictions and limitations:

(a)  Definitions.    For purposes of this Article V and the interpretation of the stock legends set forth herein, the following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial Ownership or Constructive Ownership of Capital Stock, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, acquisition pursuant to the exercise of the Acquisition Rights or any other option, warrant, pledge or other security interest or similar right to acquire Capital Stock, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner, each as defined below.

“Acquisition Rights” shall mean, rights to Acquire Capital Stock pursuant to: (i) the exercise of any option or warrant issued by the Corporation; or (ii) any pledge of Capital Stock.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of Capital Stock either directly or indirectly, including directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 5.4(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such Capital Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructively Own,” “Constructively Owned” and “Constructive Owner” shall have the correlative meanings.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 5.2(f), and subject to adjustment pursuant to Section 5.2(h), the percentage limit on Beneficial Ownership or Constructive Ownership of shares of Capital Stock established by the Board of Directors pursuant to Section 5.2(f); provided, however, that no percentage limit shall be set if, after the Excepted Holder Acquires Capital Stock up to that limit, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 50% in value of the shares of Capital Stock then outstanding.

“Initial Date” shall mean the first date of the effectiveness of the merger more fully described in that certain Merger Agreement dated as of April 21, 2004 by and among the Corporation, NC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, and New Century Financial Corporation, a Delaware corporation.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

“MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

“Ownership Limit” shall mean not more than 9.8% of the lesser of the aggregate number or the aggregate value of the outstanding shares of any class or series of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company or partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, provided, however, that this shall not include an underwriter which participates in a registered public offering of the Corporation’s Capital Stock (or securities convertible into or exchangeable for Capital Stock) or an initial purchaser which participates in a private placement of shares of the Corporation’s Capital Stock (or securities convertible into or exchangeable for Capital Stock), but only for a period of ninety (90) days following the date of purchase of shares of Capital Stock by the underwriter in such public offering or the initial purchaser in such private placement and only to the extent that purchases of shares of Capital Stock by such underwriter or initial purchaser in such public offering or private placement arc necessary to facilitate such public offering or private placement.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 5.2(b), would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 7.3 of this Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Stock-in-Trust” shall mean any Capital Stock designated Stock-in-Trust pursuant to Section 5.4(a).

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the sale, transfer, assignment or other disposition or grant of any Acquisition Rights or other securities or rights convertible into or exchangeable for Capital Stock, or the right to vote or receive dividends on Capital Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. “Transfer” shall also include any transfer of interests in other entities, and any change in relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Capital Stock, whether by operation of law or otherwise. “Transfer” (as a verb) shall have a correlative meaning.

“Trust” shall mean any separate trust created pursuant to Section 5.4(a) below and administered in accordance with the terms of Section 5.4 hereof, for the exclusive benefit of any Charitable Beneficiary.

“Trustee” shall mean the trustee of the Trust, which is selected by the Corporation but not affiliated with the Corporation or a Prohibited Owner, and any successor trustee appointed by the Corporation.

(b)  Ownership Limitation and Transfer Restrictions.

(i)  Except as provided in Section 5.2(f) below, from and after the Initial Date and prior to the Restriction Termination Date:

(w)  no Person shall Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit;

(x)  no Person shall Acquire Capital Stock, if, as a result of such action, the Capital Stock would be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code);

(y)  no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code or would otherwise fail to qualify as a REIT, as the case may be; and

(z)  no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Corporation would Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or would otherwise fail to qualify as a REIT, as the case may be.

(ii)  Subject to Section 5.7, any Transfer that would result in a violation of the restrictions in subsection (b)(i) above, shall be void ab initio as to the purported Transfer of such number of shares of Capital Stock that would cause the violation of the applicable restriction in subsection (b)(i), and the Prohibited Owner shall acquire no rights in such shares of Capital Stock.

(c)  Automatic Transfer to Trust.

(i)  If, notwithstanding the other provisions contained in this Article V but subject to Section 5.7 below, at any time from and after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 5.2(f) below, (x) the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Prohibited Owner to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share), (y) such number of shares of Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 5.4(a) below, transferred automatically and by operation of law to the Trust to be held in accordance with Section 5.4 hereof, and (z) such Prohibited Owner shall submit such number of shares of Capital Stock to the Trust for registration in the name of the Trustee. Any Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares which would cause such person to own shares in excess of the Ownership Limit. Such transfer to a Trust and the designation of shares as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(ii)  If, notwithstanding the other provisions contained in this Article V but subject to Section 5.7 below, at any time from and after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Capital Stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) cause the Corporation to otherwise fail to qualify as a REIT, as the case may be, then (x) the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Capital Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which by such Prohibited Owner would (A) result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s property, within the meaning of Section 856(d)(2)(B) of the Code, or (D) would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 5.4(a) below, transferred automatically and by operation of law to the Trust to be held in accordance with Section 5.4 hereof, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Trust for registration in the name of the Trustee.

(d)  Remedies for Breach.    If the Board of Directors or an authorized designee shall at any time determine that a purported Transfer of Capital Stock has taken place in violation of Section 5.2(b) above or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Capital Stock of the Corporation in violation of Section 5.2(b) above, the Board of Directors or an authorized designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided, however, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of Section 5.2(b)(i) above shall automatically result in the transfer described in Section 5.2(c) above, irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 5.2(f) below.

(e)  Notice of Restricted Transfer.

(i)  Any Person who acquires or attempts to Acquire Capital Stock in violation of Section 5.2(b) above, and any Person who is a Prohibited Owner of Capital Stock that is transferred to a Trust under Section 5.2(c) above, shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation’s status as a REIT.

(ii)  From and after the Initial Date and prior to the Restriction Termination Date every Beneficial Owner or Constructive Owner of more than 5%, in the case that the Corporation has 2,000 or more stockholders of record, or 1%, in the case that the Corporation has more than 200 but fewer than 2,000 stockholders of record, or such other percentage as may be provided from time to time in the pertinent income tax regulations promulgated under the Code, of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after the end of each taxable year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially or Constructively Owned, and a description of the manner in which such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit; and

(iii)  From and after the Initial Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Capital Stock of the Corporation and each Person (including the stockholder of record) who is holding Capital Stock of the Corporation for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit.

(f)  Exemption.    The Board of Directors may, but shall in no case be required to, exempt a Person (the “Excepted Holder”) from the Ownership Limit and establish an Excepted Holder Limit for such Excepted Holder, if the Board of Directors concludes that no Person will, as the result of the ownership of Capital Stock by the Excepted Holder, be considered to have Beneficial Ownership or Constructive Ownership of an amount of Capital Stock that will violate the restrictions contained in Sections 5.2(b)(i)(x), 5.2(b)(i)(y) or 5.2(b)(i)(z) above; provided, that:

(i)  the Board of Directors obtains such representations and undertakings from each of the Excepted Holder and such other Persons as are reasonably necessary to ascertain that no individual’s

(as defined in Section 542(c)(2) of the Code) Beneficial Ownership or Constructive Ownership of Capital Stock will violate the Ownership Limit or the restrictions contained in Sections 5.2(b)(i)(x), 5.2(b)(i)(y) or 5.2(b)(i)(z);

(ii)  each of the Excepted Holder and such other Persons does not own and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii)  the Excepted Holder agrees that any violation or attempted violation of any conditions invoked by the Board of Directors will result in such transfer to the Trust of Capital Stock pursuant to Section 5.2(c) hereof.

In making any determination to exempt a Person from the Ownership Limit, the Board of Directors may, in its sole discretion, but shall be under no obligation to, require a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel, both in form and substance satisfactory to the Board of Directors.

Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

Unless and until a Person is exempted from the Ownership Limit by the Board of Directors, the Ownership Limit shall apply to such Person, notwithstanding the fact that if such Person were otherwise to Acquire Capital Stock in excess of the Ownership Limit, such Acquisition would not adversely affect the Corporation’s qualification as a REIT under the Code.

(g)  Legend.    For so long as the Board of Directors deems appropriate, each certificate for shares of Capital Stock shall bear substantially the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF ANY CLASS OR SERIES OF THE CORPORATION’S CAPITAL STOCK IN EXCESS OF 9.8% OF THE LESSER OF THE AGGREGATE NUMBER OR THE AGGREGATE VALUE OF THE OUTSTANDING SHARES OF ANY CLASS OR SERIES OF CAPITAL STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (III) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK

IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.”

(h)  Modification of Ownership Limit.    Subject to Section 7.3, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease shall only be made prospectively as to subsequent holders of Capital Stock, unless the decrease is as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately; provided, further, that no increase shall be made if, after giving effect to such increase, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 50% in value of the shares of Capital Stock then outstanding; provided, further, that prior to the modification of the ownership limitations, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

5.3    Common Stock.    Subject to the provisions of Sections 5.2, 5.4 and 5.5 of this Article V, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(a)  Voting Rights.    Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

(b)  Dividend Rights.    Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

(c)  Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary of involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up on the Corporation are entitled, together with the holders of any other class or series of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

5.4    Stock-in-Trust.

(a)  Ownership in Trust.    Upon any purported Transfer or other event described in Section 5.2(c) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be designated Stock-In-Trust and shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trust, and subsequent designation of Capital Stock as Stock-in-Trust, pursuant to Section 5.2(c) above shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.4(f) below.

(b)  Status of Stock-in-Trust.    Stock-in-Trust shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in Stock-in-Trust. The Prohibited Owner shall not benefit economically from ownership of any Stock-in- Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to Stock-in-Trust.

(c)  Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Stock-in-Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Stock-in-Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders,

(d)  Sale of Stock-in-Trust by Trustee.    Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust and designated Stock-in-Trust, the Trustee of the Trust shall sell the Stock-in-Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 5.2(b)(i) or otherwise adversely affect the Corporation’s ability to qualify as a REIT. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.4(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., in the case of a gift, devise or other such transaction) and which resulted in the transfer of the shares to the Trust, the Market Price of the shares on the date of such Non-Transfer Event or Transfer, and (2) the price per share received by the Trustee from the sale or other disposition of the Stock-in-Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee and designated Stock-in-Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust, and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.4(d), such excess shall be paid to the Trustee upon demand.

(e)  Purchase Right in Stock-in-Trust.    Stock-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Stock-in-Trust (or, in the case of a devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 5.5(d) above. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)  Designation of Charitable Beneficiaries.    By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Sections 5.2(b) in the hands of such Charitable Beneficiary, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

5.5    Preferred Stock.    The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

5.6    Classification and Reclassification of Capital Stock.

(a)  Subject to the foregoing provisions of this Charter, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock shall include, without limitation, subject to the provisions of this Charter, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock or shares of a class or classes or series of Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:

(i)  The distinctive designation of such class or series and the number of shares to constitute such class or series, provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(ii)   Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii)  Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv)  Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v)  Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi)  The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)  Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, including action under Section 5.1 and this Section, and, if so, the terms and conditions thereof.

(viii)  Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Charter of the Corporation.

(b)  For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:

(i)  prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii)  on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii)  junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

5.7    Settlement.    Nothing in this Article V shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE, any other national securities exchange or The Nasdaq National Market system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

5.8    Remedies Not Limited.    Subject to Section 5.7 above, nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT. Without limiting the foregoing, the Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

5.9    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 5.2(a), the Board of Directors shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it.

5.10    Severability.    If any provision of this Article V or any application of any such provision is determined to be invalid by a federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

5.11    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VI

THE BOARD OF DIRECTORS

6.1    Number and Classifications of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be nine (9), which number may be increased or decreased pursuant to the Bylaws, as amended (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors and the Class (as defined below) of each such director who shall serve until their respective successors are duly elected and qualified are:

Robert K. Cole	Class III
Brad A. Morrice	Class II
Edward F. Gotschall	Class I
Harold A. Black, Ph.D.	Class II
Fredric J. Foster	Class I
Donald E. Lange	Class III
William J. Popejoy	Class III
Michael M. Sachs	Class II
Terence P. Sandvik	Class II
Richard A. Zona	Class I

6.2    Classified Board.    The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes (each, a “Class”), as nearly equal in number as possible, the Class II directors to hold office initially for a term expiring at the annual meeting of stockholders in 2005, the Class III directors to hold office initially for a term expiring at the annual meeting of stockholders in 2006 and the Class I directors to hold office initially for a term expiring at the annual meeting of stockholders in 2007, with the members of each Class to hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

6.3    Filling Vacancies.    The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

6.4    No Cumulative Voting.    Stockholders shall not be entitled to cumulative voting rights with respect to the election of directors.

6.5    Removal of Directors.    Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the stockholders, but only for cause and then only by the affirmative vote of at least two thirds (66 2/3%) of the votes entitled to be cast by the stockholders generally in the election of directors. For the purposes of this Section 6.5, “cause” shall mean, with respect to any particular director, a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

6.6    Reserved Powers of the Board of Directors.    The enumeration and definition of particular powers of the Board of Directors included in the foregoing provisions of Article VI or the provisions of Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

6.7    Subtitle 8 Election in Bylaws.    Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation, by resolution duly adopted by written consent on April 21, 2004, amended the Bylaws of the Corporation to provide that the Corporation elects to be subject to the provisions of Section 3-804 of the MGCL.

ARTICLE VII

RIGHTS AND POWERS OF CORPORATION,

BOARD OF DIRECTORS AND OFFICERS

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, and without limiting any other procedures available by law or otherwise to the Corporation, the powers of the Corporation and of the directors and stockholders shall include the following:

7.1    Authorization by Board of Directors of Stock Issuances.    The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class or series of Capital Stock, whether now or hereafter authorized, or securities convertible into any class or series of Capital Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors (or without consideration in the case of a stock split or dividend) and without any action by the stockholders.

7.2    No Preemptive Rights.    Except as may provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Section 5.5 of this Charter, no holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any shares of Capital Stock of the Corporation, (ii) any warrants, rights, or options to purchase any such shares, or (iii) any other securities of the Corporation or obligations convertible into any shares of Capital Stock of the Corporation or such other securities or into warrants, rights or options to purchase any such shares or other securities.

7.3    REIT Qualification.    From and after the Initial Date and prior to the Restriction Termination Date, the Board of Directors shall use its commercially reasonable efforts to cause the Corporation to qualify for United States federal income tax treatment as a REIT in accordance with the provisions of the Code applicable to a REIT and shall not take any action which could adversely affect the ability of the Corporation to qualify as a REIT. In furtherance of the foregoing, the Board of Directors shall use its commercially reasonable efforts to take such actions as are necessary or appropriate, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article V hereof is no longer required for REIT qualification.

7.4    Powers of the Board of Directors.    The Board of Directors shall, consistent with applicable law, have the power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws of the Corporation, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

7.5    Extraordinary Actions.    Except as specifically provided in Section 6.5 (relating to removal of directors) and except as specifically provided in the next sentence of this Section 7.5, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of a majority of all votes entitled to be cast by the stockholders on the matter. Amendments, alterations and modifications of Section 6.5 shall require the affirmative vote of at least two-thirds (66 2/3%) of the votes entitled to be cast by stockholders on the matter.

7.6    Advisor Agreements.    Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any affiliate of the Corporation and/or its directors) whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any affiliate of the Corporation and/or its directors) shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

7.7    Conflicts of Interest.    Any director or officer of the Corporation individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he or she is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he or she were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

7.8    Amendment of Charter.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute and by this Charter, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, while a director or officer is or was serving at the request of the Corporation as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses maybe paid by the Corporation in advance of the final disposition of such action, suit or proceeding. Any repeal or modification of this Article VIII shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE IX

LIMITATION ON LIABILITY

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages. Neither the amendment nor the repeal of this Article IX, nor the adoption of any other provision in this Charter inconsistent with this Article IX, shall eliminate or reduce the protection afforded by this Article IX to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article IX would have accrued or arisen, prior to such amendment, repeal or adoption.

THIRD:  The amendment to and restatement of this Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of this Charter.

FIFTH:  The name and address of the current resident agent of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of this Charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of this Charter.

SEVENTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000,000 shares, each having a par value of one cent ($0.01), all of one class of stock, Common Stock. The aggregate par value of all shares of stock having par value was $20,000.

EIGHTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of this Charter is 310,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, each having a par value of one cent ($0.01), and 10,000,000 shares of Preferred Stock, each having a par value of one cent ($0.01), which may be issued in one or more classes. The aggregate par value of all authorized shares of stock having par value is $3,100,000.00

NINTH:  The undersigned Chairman of the Board acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of her knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary as of the      day of                 , 2004.

By:
Robert K. Cole
Chairman of the Board

ATTEST:

By:
Stergios Theologides
Secretary

ANNEX C

FORM OF NEW CENTURY REIT’S BYLAWS

AMENDED AND RESTATED BYLAWS

OF

NEW CENTURY REIT, INC.,

a Maryland corporation

ARTICLE I

OFFICES

1.1    Principal Office.    The principal office of New Century REIT, Inc. (the “Corporation”) shall be located at such place or places as the Board of Directors may from time to time designate.

1.2    Additional Offices.    The Corporation may have additional offices at such place or places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Places of Meetings.    All meetings of the stockholders shall be held at such place, either within or without the State of Maryland but within the United States, as from time to time may be fixed by a majority of the Board of Directors, which place may subsequently be changed at any time by vote of the Board of Directors.

2.2    Annual Meetings.    The annual meeting of the stockholders, for the election of members of the Board Directors and transaction of such other business as may come properly before the meeting, shall be held at such date and time during the month of May of each calendar year as shall be determined by a majority of the Board of Directors, which date and time may subsequently be changed at any time within the month of May by a majority of the Board of Directors.

2.3    Special Meetings.    Except as otherwise required by law, special meetings of the stockholders may be called only by the President of the Corporation or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Special meetings of stockholders shall also be called by the Secretary of the Corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The Secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the Secretary shall give notice to each stockholder entitled to notice of the meeting.

The Board of Directors has the sole power to fix (a) the record date for determining stockholders entitled to request a special meeting of the stockholders and the record date for determining stockholders entitled to notice of and to vote at the special meeting, and (b) the date, time and place of the special meeting.

2.4    Notice of Meetings: Adjournments.    A written notice of each annual meeting stating the hour, date and place of such annual meeting shall be given by the Secretary or an Assistant Secretary of the Corporation (or other persons authorized by these Bylaws or by law) not less than 10 days nor more than 90 days before the annual meeting, to each stockholder entitled to vote thereat and to each stockholder who, by law or under the charter of the Corporation (the “Charter”) or under these Bylaws, is entitled to such notice, by personally delivering such notice to him or her, by leaving such notice at his or her residence or usual place of business or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the stock transfer books of the Corporation or by other means permitted by Maryland law. Such notice shall be deemed to be delivered when hand-delivered to such address or deposited in the mail so addressed, with postage prepaid.

Notice of all special meetings of stockholders shall be given in the same manner as provided for annual meetings, except that the written notice of all special meetings shall state the purpose or purposes for which the special meeting has been called.

Notice of an annual meeting or special meeting of stockholders need not be given to a stockholder if a written waiver of notice is signed before or after such meeting by such stockholder and such waiver of notice is filed with records of stockholder meetings or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual meeting or special meeting of stockholders need be specified in any written waiver of notice.

When any meeting is convened, the presiding officer of the meeting may adjourn the meeting if (i) no quorum is present for the transaction of the business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any annual meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting, other than an announcement at the meeting at which the adjournment is taken, of the hour, date and place to which the meeting is adjourned; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat and to each stockholder who, by law or under the Charter or under these Bylaws, is entitled to such notice.

2.5    Quorum.    Except as otherwise required by the Charter or by law, any number of stockholders together holding at least a majority of all the votes entitled to be cast at a meeting, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series of stock is required, a majority of the outstanding shares of such class or classes or series of stock, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that matter. If, however, such quorum shall not be present at any meeting of the stockholders, the presiding officer of the meeting or the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 30 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, provided that the vote required for the taking of any particular stockholder action shall nonetheless continue to be required for such action.

2.6    Proxies.    A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by him or her either in person or by proxy executed by the stockholder or the stockholder’s duly authorized agent in any manner permitted by law. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

2.7    Action at Meeting.    A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided in the Charter (including the Articles Supplementary for any class of preferred stock), each outstanding share, regardless of class or series, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

2.8    Notice of Stockholder Nominations and Other Proposed Stockholder Action.

(a)  Annual Meetings of Stockholders.

(1)  Nominations of persons for election as directors and the proposal of matters to be considered and voted on by the stockholders at an annual meeting of stockholders made be made only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving the notice required by this Section 2.8 and at the time of the annual meeting of stockholders and who shall be entitled to vote at the meeting (or a duly authorized proxy therefor) and who complies with the notice procedures set forth in this Section 2.8.

(2)  For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2.8, the stockholder must have given timely notice thereof (including the information required hereby) in writing to the Secretary of the Corporation and any such proposal must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice of a nomination or proposed action as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder (or any successor provision of law), including such person’s written consent to being named as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any of such stockholder’s affiliates (as defined below) and of any person who is the beneficial owner (as defined below), if any, of such stock; and (C) as to the stockholder giving the notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the Corporation’s stock ownership records, and the name and address of each beneficial owner of such stock and the class and number of shares of stock the Corporation which are owned of record or beneficially by each such person.

(3)  Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.8 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by the Corporation specifying the increased size of the Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

(b)  Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected may be made only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving the notice required by this Section 2.8 and at the time of the special meeting and who shall be entitled to vote at the meeting (or a duly authorized proxy therefor) and who complies with the notice procedures set forth in this Section 2.8. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, for nominations to be properly brought before the special meeting by a stockholder pursuant to this paragraph, the stockholder must give notice thereof containing the information required in the case of a nomination to be made by a stockholder at an annual meeting of stockholders by paragraph (a)(2) of this Section 2.8 to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice of a nomination as described above.

(c)  General.

(1)  Only such persons who are nominated in accordance with the procedures set forth in this Section 2.8 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.8. Except as otherwise provided by law, the Charter or these Bylaws, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.8 and, if any proposed nomination or business is not in compliance with this Section 2.8, to declare that such defective proposal or nomination shall be disregarded.

(2)  For purposes of this Section 2.8, “affiliate” in respect of a person shall mean another person who controls, is controlled by or is under common control with such person and the term “beneficially owns” (and variations thereof) shall have the same meaning as when used in Section 13(d) of the Exchange Act and Regulation 13D-G thereunder (or any successor provision of law). For purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)  Notwithstanding the foregoing provisions of this Section 2.8, (A) a stockholder shall also be required to comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.8 and nothing contained herein shall constitute a waiver by the Corporation or any stockholder of compliance therewith and (B) nothing in this Section 2.8 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law) or (ii) of the holders of any class or series of preferred stock to elect directors in accordance with the terms of such preferred stock in the Charter.

2.9    Voting Procedures and Inspectors of Elections.    The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and ability. The inspectors shall perform such duties as are required by the general laws of the State of Maryland, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

2.10    Presiding Officer.    The Chairman of the Board of Directors, if one is elected, or if not elected or in his or her absence, the President of the Corporation, or in his or her absence, any Vice President of the Corporation, shall preside at all annual meetings or special meetings of stockholders and shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 2.4 and 2.5 hereof. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

2.11    Control Share Acquisition Act.    Notwithstanding any other provision of the Charter or these Bylaws, Subtitle 7 of Title 3 of the Maryland General Corporation Law (the “MGCL”), or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation. This Section 2.11 may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon any such repeal, may, to the extent provided by any successor Bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

3.1    General Powers.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law, the Charter or these Bylaws, all of the powers of the Corporation shall be vested in such Board. The Corporation elects to be subject to the provisions of Section 3-804 of Title 3, Subtitle 8 of the MGCL.

3.2    Number of Directors.    A majority of the Board of Directors may establish, increase or decrease the number of directors; provided, however, that the total number of directors shall be not fewer than the minimum number required by the MGCL, nor more than 15. No reduction in the number of directors shall cause the removal of any director from office prior to the expiration of his or her term.

3.3    Tenure and Qualification.    Pursuant to the Charter, the directors have been divided into three classes with terms of office of three years each. The term of office of one class shall expire at the annual meeting of stockholders in each year and directors of such class shall be elected at such annual meeting. Each director shall hold office for the term for which he or she is elected and until his or her successor is duly elected and qualified, or until his or her resignation, removal (in accordance with the Charter and these Bylaws) or death.

Elections of directors need not be by written ballot.

3.4    Resignation or Removal of Directors; Vacancies.    Any director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the stockholders, but only for cause and then only by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by stockholders generally in the election of directors. For the purposes of Section 3.4, “cause” shall mean, with respect to any particular director, a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Unless otherwise provided in the Charter or these Bylaws:

(a)  When one or more directors resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignations or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

(b)  Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or series may be filled by the vote of a majority of the entire Board of Directors.

(c)  Whenever the holders of any class or classes or series of stock are entitled to elect one or more directors by the provisions of the Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

3.5    Place of Meetings; Manner of Participation.    The Board of Directors may hold meetings, both regular and special, either within or outside the State of Maryland.

Unless otherwise restricted by the Charter or these Bylaws, members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

3.6    Quorum.    At any meeting of the Board of Directors, a majority of the number of directors then in office shall constitute a quorum for the transaction of business.

However, if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 3.8 hereof. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.

3.7    Annual and Regular Meetings.    An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. The Board of Directors may provide, by resolution, the time and place, for the holding of regular meetings without other notice than such resolution.

3.8    Special Meetings; Notice.    Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board of Directors, if one is elected, or the President of the Corporation. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary of the Corporation, or in the case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board of Directors, if one is elected, or the President of the Corporation or such other officer designated by the Chairman of the Board of Directors, if one is elected, or the President of the Corporation. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, telex, telecopy, telegram, or other written form of electronic communication, sent to his or her business or home address, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if faxed, telexed or telecopied, or when delivered to the telegraph company if sent by telegram.

When any Board of Directors’ meeting, either regular or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for less than 30 days or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned.

3.9    Waiver of Notice.    A written waiver of notice signed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Charter or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

3.10    Action at Meeting and by Consent.

(a)  At any meeting of the Board of Directors at which a quorum is present, a majority of the directors present may take any action on behalf of the Board of Directors, unless otherwise required by law, by the Charter or by these Bylaws.

(b)  Unless otherwise restricted by the Charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing. Such written consent shall be signed by each member of the Board of Directors or committee and shall be filed with the records of the meetings of the Board of Directors or committee and shall be treated for all purposes as a vote at a meeting of the Board of Directors.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which an original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire writing.

3.11    Compensation of Directors.    Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with any other service or activity they performed or engaged in as directors. Nothing herein shall be construed to preclude any directors from serving this Corporation in any other capacity and receiving compensation therefor.

3.12    Reliance.    Each Director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

3.13    Loss of Deposits.    No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.

3.14    Surety Bonds.    Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

3.15    Certain Rights of Directors, Officers, Employees and Agents.    The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation.

ARTICLE IV

COMMITTEES

4.1    Committees of Directors.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified members. The Board of Directors may delegate to committees appointed under Section 4.1 hereof any of the powers of the Board of Directors, except as prohibited by law. Any action which the Board of Directors is empowered to take may be taken on behalf of the Board of Directors by a duly authorized committee thereof except (a) to the extent limited by the MGCL, the Charter or these Bylaws, and (b) for any action which requires the affirmative vote or approval of a majority or a supermajority of the directors then in office (unless, in such case, the Charter or these Bylaws specifically provide that a duly authorized committee can take such action on behalf of the Board of Directors).

4.2    Committee Minutes.    Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3    Meetings and Action of Committees.    Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (Place of Meetings; Manner of Participation), Section 3.6 (Quorum), Section 3.7 (Annual and Regular Meetings), Section 3.8 (Special Meetings; Notice), Section 3.9 (Waiver of Notice), and Section 3.10 (Action at Meeting and by Consent) of these Bylaws, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1    Enumeation.    The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer, a Chief Operating Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, and such other officers as the Board of Directors may determine.

5.2    Election.    At the regular meeting of the Board following the annual meeting of stockholders, the Board of Directors shall elect the President, the Treasurer and the Secretary of the Corporation. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

5.3    Qualification.    No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time; provided, that such officer does not serve concurrently as both President and Vice President of the Corporation. Any officer may be required by the Board of Directors to give bond for the faithful performance of his or her duties in such amount and with such sureties as the Board of Directors may determine.

5.4    Tenure.    Except as otherwise provided by the Charter or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

5.5    Resignation.    Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.6    Removal.    Except as otherwise provided by law, if the Board of Directors in its judgment finds that the best interests of the Corporation will be served, it may remove any officer by the affirmative vote of a majority of the directors then in office; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed.

5.7    Absence or Disability.    In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

5.8    Vacancies.    Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

5.9    President.    The President of the Corporation shall, subject to the direction of the Board of Directors, have general supervision and control of the Corporation’s business. If there is no Chairman of the Board of Directors or if he or she is absent, the President of the Corporation shall preside, when present, at all meetings of stockholders and of the Board of Directors. The President of the Corporation shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.

5.10    Chairman of the Board of Directors.    The Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate.

5.11    Chief Executive Officer.    The Chief Executive Officer of the Corporation, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. If there shall be a Chief Executive Officer of the Corporation at any time, such officer shall have authority to take any action that the President of the Corporation is authorized to take.

5.12    Vice Presidents and Assistant Vice Presidents.    Any Vice President of the Corporation (including any Executive Vice President or Senior Vice President) and any Assistant Vice President of the Corporation shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

5.13    Treasurer and Assistant Treasurers.    The Treasurer of the Corporation shall, subject to the direction of the Board of Directors and except as the Board of Directors or the President of the Corporation may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer of the Corporation shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Corporation.

Any Assistant Treasurer of the Corporation shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

5.14    Secretary and Assistant Secretaries.    The Secretary of the Corporation shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary of the Corporation shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary of the Corporation shall have custody of the seal of the Corporation, and the Secretary of the Corporation, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary of the Corporation. The Secretary of the Corporation shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Corporation. In the absence of the Secretary of the Corporation, any Assistant Secretary of the Corporation may perform his or her duties and responsibilities.

Any Assistant Secretary of the Corporation shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Corporation may from time to time designate.

5.15    Other Powers and Duties.    Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation.

ARTICLE VI

STOCK

6.1    Certificates.    Each stockholder shall be entitled to a certificate of the stock of the Corporation, which shall represent and certify the number of shares of each class or series of stock held by such stockholder in the Corporation, in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board of Directors, the President or a Vice President of the Corporation and countersigned by the Treasurer or an Assistant Treasurer of the Corporation, or the Secretary or an Assistant Secretary of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be either manual or facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. If the Corporation has authority to issue stock of more than one class or series, the certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of stock and, if the Corporation is authorized to issue any preferred or special class or series, the differences in the relative rights and preferences between the shares of each class or series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent class or series. In lieu of such statement or summary, the certificate may state that the Corporation will furnish a full statement of such information to any stockholder upon request and without charge. If any class of stock is restricted by the Corporation as to transferability, the certificate shall contain a full statement of the restriction or state that the Corporation will furnish information about the restrictions to the stockholder on request and without charge. Every certificate for shares of stock which are subject to a restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

6.2    Lost, Destroyed and Mutilated Certificates.    Holders of the shares of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

6.3    Transfer of Stock.    Subject to any restrictions on transfer of stock contained in the Charter, shares of stock of the Corporation shall be transferable or assignable only on the stock transfer books of the Corporation by the holder in person or by attorney upon surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or, if sought to be transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Corporation or its transfer agent may reasonably require.

6.4    Record Holders.    Except as may otherwise be required by law, by the Charter or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

It shall be the duty of each stockholder to notify the Corporation of his or her postal address and any changes thereto.

6.5    Record Date.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than ninety nor less than ten days before the date of such meeting, and (b) in the case of any other action, shall not be more than ninety days prior to such other action. If no record date is fixed and the stock transfer books are not closed for the determination of stockholders: (i) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (ii) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board of Directors, declaring the dividend or allotment of rights, is adopted.

ARTICLE VII

INDEMNIFICATION

7.1    Indemnification.    To the maximum extent permitted by applicable law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of his or her service in that capacity, or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of his or her service in that capacity. To the maximum extent permitted by applicable law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Neither the amendment nor repeal of this Section 7.1, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Section 7.1, shall apply to or affect the applicability of the preceding paragraph in any respect any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.2    Contractual Nature of Rights.    The foregoing provision of this Article VII of these Bylaws shall be deemed to be a contract between the Corporation and each director and officer entitled to the benefits hereof at any time while this Article VII is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by a director or officer is not paid in full by the Corporation within (a) 60 days after the receipt by the Corporation of a written claim for indemnification, or (b) in the case of a director, 10 days after the receipt by the Corporation of documentation of expenses and the required undertaking, such director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or, in the case of a director, advancement of expenses, under this Article VII shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible. It is the parties’ intention that if the Corporation contests any director’s, officer’s or non-officer employee’s right to indemnification, the question of such director’s, officer’s or non-officer employee’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of such director, officer or non-officer employee is proper in the circumstances because the director, officer or non-officer employee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that the director, officer or non-officer employee has not met such applicable standard of conduct, shall create a presumption that such director, officer or non-officer employee has or has not met the applicable standard of conduct.

7.3    Non-Exclusivity of Rights.    The rights to indemnification and advancement of expenses set forth in this Article VII shall not be exclusive of any other right which any director, officer or non-officer employee may have or hereafter acquire under any statute, provision of the Charter or these Bylaws, agreement, vote of stockholders or otherwise.

7.4    Partial Indemnification.    If any director, officer or non-officer employee is entitled under any provision of these Bylaws to indemnification by the Corporation for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such director, officer or non-officer employee for the portion of such expenses, judgments, fines or penalties to which such director, officer or non-officer employee is entitled.

7.5    Mutual Acknowledgment.    By accepting any potential benefits under this Article VII each director, officer or non-officer employee acknowledges that in certain instances, Federal law or applicable public policy may prohibit the Corporation from indemnifying its directors, officers and employees under these Bylaws or otherwise.

7.6    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer or non-officer employee against any liability of any character asserted against or incurred by the Corporation or any such director, officer or non-officer employee, or arising out of any such person’s corporate status, whether or not the Corporation would have the power to indemnify such person against such liability under the general laws of the State of Maryland or the provisions of this Article VII.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1    Seal.    The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation. The Board of Directors shall have the power to adopt and alter the seal of the Corporation.

8.2    Fiscal Year.    The fiscal year of the Corporation shall be a calendar year or as may otherwise be fixed by the Board of Directors.

8.3    Checks, Notes and Drafts.    Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

8.4    Execution of Instruments.    All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board of Directors, if one is elected, the President or the Treasurer of the Corporation or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

8.5    Resident Agent.    The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

8.6    Corporate Records.    The original or attested copies of the Charter, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Maryland and shall be kept at the principal office of the Corporation, at the office of its counsel or at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

8.7    Voting of Stock Held.    Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board, if one is elected, the President or the Treasurer may from time to time waive notice of and act on behalf of this Corporation, or appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the vote that the Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the Chairman of the Board, if one is elected, the President or the Treasurer shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment, the Chairman of the Board, if one is elected, the President or the Treasurer may himself or herself attend any meetings of the holders of shares or other securities of any such other corporation and there vote or exercise any or all power of the Corporation as the holder of such shares or other securities of such other corporation.

ARTICLE IX

AMENDMENTS

The Board of Directors shall have the exclusive power to adopt, alter, amend, modify or repeal any provision of these Bylaws and to make new Bylaws.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation, as it shall deem appropriate in its sole discretion.

ANNEX D

FORM OF 2004 PLAN

NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

1.    PURPOSE OF PLAN

The purpose of this New Century Financial Corporation 2004 Performance Incentive Plan (this “Plan”) of New Century Financial Corporation, a Delaware corporation (the “Corporation”) is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.    ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries or Affiliates; (b) a member of the Board; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries or Affiliates in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries or Affiliates) to the Corporation or one of its Subsidiaries or Affiliates and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect the Corporation’s compliance with applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; “Affiliate” means any corporation or other entity a significant portion of the equity of which is beneficially owned directly or indirectly by the Corporation (regardless of whether such entity qualifies as a Subsidiary), as determined by the Administrator; and “Board” means the Board of Directors of the Corporation.

3.    PLAN ADMINISTRATION

3.1    The Administrator.    This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries and Affiliates who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2    Powers of the Administrator.    Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)  determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)  grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)  approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)  construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries and Affiliates, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)  cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)  accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)  adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)  determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)  determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)  acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)  determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3    Binding Determinations.    Any action taken by, or inaction of, the Corporation, any Subsidiary or Affiliate, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4    Reliance on Experts.    In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation, or any of its Subsidiaries or Affiliates, shall be liable for any such action or determination taken or made or omitted in good faith.

3.5    Delegation.    The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or Affiliates.

4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1    Shares Available.    Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2    Share Limits.    The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of (a) 900,000 shares, plus (b) the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 1995 Stock Option Plan (the “1995 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of authority to grant new awards under the 1995 Plan as of the Stockholder Approval Date, plus (c) the number of any shares subject to stock options granted under the 1995 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus (d) the number of any shares of restricted stock granted under the 1995 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested; provided that in no event shall the Share Limit exceed 7,188,138 shares (which is the sum of the 900,000 shares set forth above, plus the number of shares available under the 1995 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the maximum number of shares subject to options previously granted and outstanding under the 1995 Plan as of the Effective Date, plus the maximum number of shares subject to restricted stock awards previously granted and outstanding under the 1995 Plan that had not vested as of the Effective Date). The following limits also apply with respect to awards granted under this Plan:

(a)  The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 450,000 shares, subject to the Plan limit set forth above.

(b)  The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 750,000 shares.

(c)  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted under this Plan, other than pursuant to those described in the next sentence, is 250,000. This limit does not apply, however, to (1) shares delivered in respect of compensation earned but deferred, (2) except as expressly provided in Section 5.1.1 (which generally requires that shares delivered in respect of “discounted” stock options be charged against this limit), shares delivered in respect of stock option grants, and (3) except as expressly provided in Section 5.1.2 (which generally requires that shares delivered in respect of “discounted” stock appreciation right grants be charged against this limit), shares delivered in respect of stock appreciation right grants.

(d)  Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3    Awards Settled in Cash, Reissue of Awards and Shares.    To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan or the 1995 Plan (with respect to such a payment in connection with any award under the 1995 Plan, only to the extent such transaction occurs after the Effective Date), as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under this Plan or the 1995 Plan (with respect to such an exchange or withholding in connection with any award under the 1995 Plan, only to the extent such transaction occurs after the Effective Date), shall be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4    Reservation of Shares; No Fractional Shares; Minimum Issue.    The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.    AWARDS

5.1    Type and Form of Awards.    The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries or Affiliates. The types of awards that may be granted under this Plan are:

5.1.1    Stock Options.    A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO, otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be determined by the Administrator at the time of grant of the award and may be less than the fair market value of a share of Common Stock at that time; provided that the per share exercise price of an option intended as an ISO shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2    Additional Rules Applicable to ISOs.    To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3    Stock Appreciation Rights.    A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award as established by the Administrator at the time of grant of the award, which base price may be less than the fair market value of a share of Common Stock on the date of grant of the award. The maximum term of an SAR shall be ten (10) years.

5.1.4    Other Awards.    The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2    Section 162(m) Performance-Based Awards.    Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted with an exercise or base price not less than the fair market value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Award. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1    Class; Administrator.    The eligible class of persons for Performance-Based Awards shall be officers and employees of the Corporation and its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2    Performance Goals.    The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the business criteria set forth on Appendix A hereto (“Business Criteria”) as selected by the Administrator in its sole discretion. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event more than 25% of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3    Form of Payment; Maximum Performance-Based Award.    rants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 750,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $10,000,000.00. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4    Certification of Payment.    Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5    Reservation of Discretion.    The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6    Expiration of Grant Authority.    As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3    Award Agreements.    Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4    Deferrals and Settlements.    Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5    Consideration for Common Stock or Awards.    The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6    Definition of Fair Market Value.    For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ National Market Reporting System (the “National Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on that date, the last price for a share of

Common Stock as furnished by the NASD through the National Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price for a share of Common Stock as furnished by the NASD through the National Market available on the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the National Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the National Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7    Transfer Restrictions.

5.7.1    Limitations on Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions.    The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3    Further Exceptions to Limits on Transfer.    The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)  transfers to the Corporation,

(b)  the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)  subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)  if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)  the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8    International Awards.    One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries or Affiliates outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.    EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1    General.    The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries or Affiliates and provides other services to the Corporation or one of its Subsidiaries or Affiliates, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries or Affiliates and the date, if any, upon which such services shall be deemed to have terminated.

6.2    Events Not Deemed Terminations of Service.    Unless the express policy of the Corporation or one of its Subsidiaries or Affiliates, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries or Affiliates or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Corporation or one of its Subsidiaries or Affiliates on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries or Affiliates may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3    Effect of Change of Subsidiary Status.    For purposes of this Plan and any award, if an entity ceases to be a Subsidiary or other Affiliate of the Corporation, as determined by the Administrator, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary or other Affiliate who does not continue as an Eligible Person in respect of the Corporation or another of its Subsidiaries or Affiliates that continues as such, as determined by the Administrator, after giving effect to the transaction or other event giving rise to the change in status.

7.    ADJUSTMENTS; ACCELERATION

7.1    Adjustments.    Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)  proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.8 and 8.8.3(a)) the performance standards applicable to any outstanding awards, or

(b)  make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

7.2    Automatic Acceleration of Awards.    Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.

7.3    Possible Acceleration of Awards.    Without limiting Section 7.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances. For purposes of this Plan, “Change in Control Event” means any of the following:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 25% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)  Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

7.4    Early Termination of Awards.    Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5    Other Acceleration Rules.    Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6    Possible Rescission of Acceleration.    If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

7.7    Golden Parachute Limitation.    Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries or Affiliates for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries or Affiliates because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries or Affiliates is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries or Affiliates, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries or Affiliates, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries or Affiliates that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

7.8    Section 162(m) Limitations.    To the extent limited by Section 162(m) of the Code in the case of an award intended as performance-based compensation thereunder and necessary to assure the deductibility of the compensation payable under the award, the Administrator shall have no discretion under this Plan (a) to increase the amount of compensation or the number of shares that would otherwise be due upon the attainment of the applicable performance target or the exercise of the option or SAR, or (b) to waive the achievement of any applicable performance goal as a condition to receiving a benefit or right under the award.

8.    OTHER PROVISIONS

8.1    Compliance with Laws.    This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation or one of its Subsidiaries or Affiliates, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries or Affiliates, provide such assurances and representations to the Corporation or one of its Subsidiaries or Affiliates as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2    Employment Status.    No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3    No Employment/Service Contract.    Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries or Affiliates, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries or Affiliates to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4    Plan Not Funded.    Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries or Affiliates and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5    Tax Withholding.    Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries or Affiliates shall have the right at its option to:

(a)  require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries or Affiliates may be required to withhold with respect to such award event or payment; or

(b)  deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries or Affiliates may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6    Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date.    This Plan is effective as of March 5, 2004, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization.    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval.    To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards.    Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5    Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7    Privileges of Stock Ownership.    Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8    Governing Law; Construction; Severability.

8.8.1    Choice of Law.    This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2    Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3    Plan Construction.

(a)  Rule 16b-3.    It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)  Section 162(m).    Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10    Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.    Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries or Affiliates, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries or Affiliates, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries or Affiliates in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11    Non-Exclusivity of Plan.    Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12    No Corporate Action Restriction.    The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any subsidiary or affiliate, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any subsidiary or affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any subsidiary or affiliate, (d) any dissolution or liquidation of the Corporation or any subsidiary or affiliate, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any subsidiary or affiliate, or (f) any other corporate act or proceeding by the Corporation or any subsidiary or affiliate. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any subsidiary or affiliate, as a result of any such action.

8.13    Other Company Benefit and Compensation Programs.    Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or one of its Subsidiaries or Affiliates, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or one of its Subsidiaries or Affiliates.

APPENDIX A

BUSINESS CRITERIA

The Business Criteria referred to in Section 5.2.2 of the Plan shall mean any one or a combination of the following terms. These terms are used as applied under generally accepted accounting principles or in the Corporation’s financial reporting. The Business Criteria applicable to an award may be established with respect to the Corporation or any applicable Subsidiary, division, segment, or unit.

Before-Tax Net Income.    “Before-Tax Net Income” means net income from operations before reduction for income taxes with the following adjustments: (a) benefits payable under the company’s employee incentive compensation plans for the applicable performance period to employees of that entity (other than employees who participate in this Plan for that performance period) shall be deducted, but any cash benefits payable under this Plan shall not be deducted unless otherwise expressly provided by the Administrator at the time of grant of the Award; (b) any income or loss derived from discontinued operations shall be excluded (unless the Administrator expressly provides in the applicable award agreement that such income or loss shall not be excluded with respect to the related award); and (c) any income or loss derived from new or acquired operations shall be excluded (unless the Administrator expressly provides in the applicable award agreement that such income or loss shall not be excluded with respect to the related award).

Cash Flow.    “Cash Flow” means cash and cash equivalents derived from either: (a) net cash flow from operations, or (b) net cash flow from operations, financings and investing activities, as determined by the Administrator at the time of grant and set forth in the applicable award agreement.

Corporate Overhead Costs.    “Corporate Overhead Costs” means an entity’s allocable share of the company’s corporate overhead shared services including human resources, accounting, legal, information technology and compliance services.

Delinquency Rates.    “Delinquency Rates” means the percentage of borrowers whose loans are serviced by the company who have not made a payment on or before its due date.

Earnings Per Share.    “Earnings Per Share” means earnings per share of Common Stock on a fully diluted basis (giving effect to the dilutive effects of stock options, restricted stock, and other dilutive instruments) determined by dividing: (a) net earnings, by (b) the weighted average number of common shares and common share equivalents outstanding.

Economic Profit.    “Economic Profit” means the company’s net operating profit after tax less a capital charge. The capital charge is calculated by multiplying the company’s operating capital by the company’s weighted average cost of capital.

Employees.    “Employees” means the entity’s aggregate number of employees, or the number performing a specific function (such as loan officers, account executives, telemarketers, etc.).

Gain on Sale of Loans.    “Gain on Sale of Loans” means the total gain recognized on loans sold through whole loan transactions or through securitizations, net of premiums paid to acquire such loans and net of expenses associated with the sale of such loans.

Liquidity Management.    “Liquidity Management” means the company’s cash and borrowing capacity under its credit commitments.

Loan Losses.    “Loan Losses” means sales of loans for less than the loan amount or sales of REOs for less than the loan amount at the time of foreclosure plus expenses and other advances in maintaining and selling the REO.

Loan Production Volume.    “Loan Production Volume” means the aggregate volume of loans funded during any given period or the volume of a type or category of loans funded during any given period, as specified by the Administrator in the award agreement.

Loan Quality.    “Loan Quality” means a mathematical score based on the number of loans originated in accordance with the company’s underwriting policies and procedures, loans sold, either individually, through bulk sales transactions, or through securitizations, at a premium price as a percentage of total loans sold, and various other measures.

Operating Margin.    “Operating Margin” means, on a percentage basis, the net execution of all whole loan sales during the performance period, plus net interest earned on unsold inventory, less loan acquisition costs.

Origination Expenses.    “Origination Expenses” means the aggregate points and fees paid to mortgage brokers or correspondents, commission expenses and other direct origination-related expenses paid by an entity in connection with loan originations over a specified period.

Origination Revenues.    “Origination Revenues” means the aggregate points and fees and other revenues received by an Entity from borrowers in connection with loan originations over a specified period.

Residual Performance.    “Residual Performance” means the performance of residual interests in the company’s loan securitization transactions as compared with the projected performance used by the company in recording the book value of the residual interests.

Return on Assets.    “Return on Assets” means the company’s consolidated net income (less any preferred dividends), divided by the company’s average assets.

Return on Capital Invested.    “Return on Capital Invested” means the company’s consolidated net income (less any preferred dividends), divided by the company’s invested capital.

Return on Equity.    “Return on Equity” means consolidated net income of the company (less any preferred dividends), divided by the average consolidated common stockholders equity.

Return on Sales/Revenue.    “Return on Sales/Revenue” means the company’s consolidated net income (less any preferred dividends), divided by the company’s total sales or revenue, as applicable.

Stock Price.    “Stock Price” means the stock price or market value of the Common Stock of the Corporation.

Total Stockholders’ Equity.    “Total Stockholders’ Equity” means the company’s total stockholders’ equity as shown on the company’s audited financial statements as of the first day of a performance period, increased for equity issued during the performance period and decreased for equity reacquired during the performance period in the manner described in the next two sentences. The amount of any such increase shall be equal to the amount of equity issues during the performance period multiplied by a fraction, the numerator of which is the number of days remaining in the performance period and the denominator of which is the total number of days is 365. The amount of any such decrease shall be equal to the amount of equity reacquired by the company during the performance period multiplied by a fraction, the numerator of which is the number of days remaining in the performance period and the denominator of which is the total number of days is 365.

Total Stockholder Return.    “Total Stockholder Return” means, with respect to the Corporation or other entities (if measured on a relative basis): (a) the change in the market price of its common stock (as quoted on the principal market on which it is traded as of the beginning and ending of the period) plus dividends and other distributions paid, divided by (b) the beginning quoted market price for the common stock, all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends.

ANNEX E

CHARTER OF AUDIT COMMITTEE

CHARTER OF THE

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF

NEW CENTURY FINANCIAL CORPORATION

I.	Audit Committee Purpose and Authority

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of New Century Financial Corporation (the “Company”) for the purpose of:

•	overseeing the accounting and financial reporting processes of the Company and audits of its financial statements;

•	monitoring the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance of the Company;

•	monitoring the independence and performance of the Company’s outside auditors and internal auditing system;

•	providing an avenue of communication among the outside auditors, management, the internal auditing department, and the Board;

•	reviewing areas of potential significant financial risk to the Company; and

•	monitoring compliance with the Company’s policies and procedures and the legal and regulatory requirements applicable to the Company.

The Committee has the authority to conduct any investigations or inquiries it deems appropriate to fulfilling its responsibilities, and has direct access to the outside auditor as well as the internal audit department and any employees of the Company. The Committee also has the authority to engage independent counsel and such other advisors as it deems necessary to carry out its duties. The Company must provide appropriate funding, as determined by the Committee, for the payment of: compensation to any outside auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any independent counsel or other advisors engaged by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II.	Audit Committee Composition and Process

The Committee shall have at least three members (the “Members”) and shall be composed entirely of independent directors as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the National Association of Securities Dealers, Inc. (the “NASD”) pertaining to listing on the Nasdaq National Market. All Members shall meet the financial literacy requirements of the NASD rules and at least one Member shall be an “audit committee financial expert” as defined in the rules and regulations of the SEC.

Members shall be appointed by the Board. The Board may designate one Member to serve as the Committee Chairperson (the “Chair”). If no such person is so designated, the Committee may designate the Chair.

The Committee shall meet on a regular basis at least quarterly or more frequently as circumstances dictate. In advance of the meeting, the Chair shall approve an agenda, which shall be developed by management in consultation with the outside auditor, independent counsel, if any, and the Members. The Committee shall act by a majority of its Members.

The Committee may (a) adopt policies and procedures for the pre-approval, as required by Section 10A(i) of the Exchange Act, of audit and non-audit services to be provided to the Company by the outside auditor, provided the policies and procedures are detailed as to the particular service and the Committee is informed of such service and that such policies and procedures do not include the delegation of the Committee’s responsibilities to management; and (b) delegate to a designated Member or Members the authority to pre-approve any such audit and non-audit services, so long as any such approvals by such Member or Members are disclosed to the Committee at its next scheduled meeting.

The Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, the outside auditor, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may ask members of management or others to attend its meetings and provide pertinent information as necessary.

III.	Audit Committee Responsibilities and Duties

A.	Review Procedures

1.    The Committee shall review and reassess the adequacy of this Charter at least annually. Also, the Committee shall submit this Charter and any changes to the Board for approval. The Charter shall be filed with the SEC, along with the Company’s proxy statement, at least once every three years.

2.    The Committee shall meet with management and the outside auditor to discuss the annual financial statements and the report of the outside auditor thereon (including the matters described in SAS 61 with the outside auditor) prior to filing with the SEC as part of the Company’s Annual Report on Form 10-K, and discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any pro forma financial information included in any reports filed with the SEC or in any public disclosure or release.

3.    Following such review and discussions, if so determined by the Committee, it shall recommend to the Board that the annual financial statements be included in the Company’s annual report.

4.    The Committee shall meet with management and the outside auditor to discuss any significant changes to the Company’s accounting principles and the matters described in SAS 61 with the outside auditor prior to the earlier of the release of earnings and the filing with the SEC of the Company’s Quarterly Report on Form 10-Q.

5.    The Committee shall instruct the outside auditor to report to the Committee on all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditor, and other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

6.    The Committee shall review all related-party transactions and potential conflict of interest situations where appropriate.

B.	Outside Auditor

1.    The Committee shall appoint the outside auditor, approve all audit fees and terms, oversee the work of any outside auditor employed by the Company (including resolution of any disagreements between management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, evaluate the performance of the outside auditor and, if so determined by the Committee, replace the outside auditor; it being acknowledged that the outside auditor is accountable and must report directly to the Committee and ultimately to the Board, as representatives of the stockholders.

2.    The Committee shall receive and evaluate the written disclosures and the letters that the outside auditor is required to deliver to the Committee regarding its independence, discuss with the outside auditor any disclosed relationships or services that may impact its objectivity and independence and, if so determined by the Committee as part of its evaluation, take, or recommend that the Board take, appropriate action concerning independence of the outside auditor.

3.    The Committee shall approve, in advance of their performance, all audit services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services (including tax services) to be provided to the Company by its outside auditor; provided, however, that the Committee shall not approve any of the following non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption or except as otherwise permitted by the rules and regulations of the SEC:

(a)  bookkeeping or other services related to the accounting records or financial statements of the Company;

(b)  financial information systems design and implementation;

(c)  appraisal or valuation services, fairness opinions, or contribution- in-kind reports;

(d)  actuarial services;

(e)  internal audit outsourcing services;

(f)  management functions or human resources;

(g)  broker or dealer, investment adviser, or investment banking services;

(h)  legal services and expert services unrelated to the audit; and

(i)  any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

C.	Internal Audit Department and Regulatory Compliance

1.    The Committee shall review the budget, plans, organizational structure and qualifications of the internal audit department, as needed.

2.    The Committee shall review significant reports prepared by the internal audit department, together with management’s response thereto and follow-up to these reports. In the event that such reports concern any significant exposures, fraud or regulatory noncompliance, this review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

3.    The Committee shall appoint the director of internal audit, approve all compensation and evaluate the director’s performance.

D.	Other Responsibilities

1.    The Committee shall annually prepare a report for inclusion in the Company’s annual proxy statement in accordance with applicable requirements of the SEC.

2.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.    The Committee shall oversee the development of, and recommend for adoption by the Board, a code of conduct for employees, officers and directors as required by the rules of the NASD pertaining to listing on the Nasdaq National Market, periodically review and assess the code of conduct and recommend modifications to the Board as appropriate.

4.    The Committee shall maintain minutes of its meetings and periodically report to the Board on significant matters that come to the attention of the Committee.

5.    The Committee shall provide for the education and training of the Members, as needed.

6.    The Committee shall perform all such other duties and responsibilities as it deems necessary and appropriate to accomplish the foregoing or as may be assigned from time to time by the Board.

ANNEX F

[LETTERHEAD OF MORGAN STANLEY]

21 April 2004

Board of Directors

New Century Financial Corporation

18400 Von Karman, Suite 1000

Irvine, CA 92612

Members of the Board:

We understand that New Century Financial Corporation (the “Company”) plans to restructure its business operations to allow the Company to convert to and be taxed as a Real Estate Investment Trust (“REIT”) in accordance with Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the “REIT Rules”). In connection with the implementation of the Company’s plan to elect REIT status, NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, Inc. (“New Century REIT”), which itself is currently a wholly-owned subsidiary of the Company, will merge with and into the Company, pursuant to an agreement and plan of merger, substantially in the form of the draft dated April 21, 2004 (the “Draft Merger Agreement”). Immediately following the merger, and after giving effect to the purchase by New Century REIT of certain assets from the Company and its subsidiaries and third-parties for purposes of satisfying certain requirements of the REIT Rules, and the purchase of Worth Funding by New Century REIT, New Century REIT will be the parent company of the Company, will be renamed “New Century Financial Corporation” and will conduct substantially all of the existing businesses of the Company through one or more taxable REIT subsidiaries and qualified REIT subsidiaries. Pursuant to the Draft Merger Agreement, the holders of shares of common stock of the Company will receive one share of New Century REIT common stock for each share of the Company’s common stock that they own. These transactions are referred to herein, collectively, as the “REIT Conversion” and have been described to us by the management of the Company and in the Company’s Board of Directors presentation dated April 21, 2004 (the “Board Presentation”), and as will be further disclosed in the Company’s Proxy Statement to be distributed to the Company’s shareholders, of which we reviewed a draft dated April 20, 2004 (the “Draft Proxy Statement”). Pursuant to the Draft Proxy Statement, holders of the Company’s common stock will be asked to approve and adopt, among other things, the Draft Merger Agreement which contemplates the restructuring of the Company to allow the Company to qualify as a REIT for U.S. federal income tax purposes. You have asked us to assume that New Century REIT will sell $750 million of New Century REIT common stock (the “Equity Offering”) on the terms set forth in the Board Presentation. The terms and conditions of the REIT Conversion are more fully set forth in the Draft Merger Agreement and Draft Proxy Statement.

You have asked for our opinion as to whether the REIT Conversion, if consummated, is fair from a financial point of view to holders of shares of the Company’s common stock. For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and certain of its subsidiaries;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and New Century REIT prepared by the management of the Company;

iii)	reviewed certain financial forecasts of the Company and New Century REIT, including certain sensitivity cases, prepared by the management of the Company;

iv)	reviewed information relating to certain strategic and financial benefits anticipated from the REIT Conversion;

v)	discussed the past and current operations and financial condition and the prospects of the Company and New Century REIT and certain of their subsidiaries, including information relating to certain strategic and financial benefits anticipated from the REIT Conversion, with management of the Company;

Board of Directors

21 April 2004

vi)	reviewed the pro forma impact of conversion to REIT status on the Company’s earnings, cash flow, consolidated capitalization and financial ratios;

vii)	reviewed the reported prices and trading activity for the Company common stock;

viii)	discussed with management of the Company the rationale for and anticipated benefits of the REIT Conversion;

ix)	compared the financial performance of the Company and the historical market prices and trading activity of the Company’s common stock with that of certain other publicly-traded companies that we deemed relevant or comparable with the Company, both currently and pro forma (after giving effect to the REIT Conversion), and their securities;

x)	reviewed the impact of conversion to REIT status on the historical market prices and trading activity of certain other publicly-traded companies that we deemed relevant;

xi)	discussed the proposed transaction structure with management of the Company and its legal and tax advisors;

xii)	reviewed and discussed with management of the Company the proposed earnings and profits distribution and the proposed dividend policy of New Century REIT;

xiii)	reviewed information provided by the Company concerning certain tax attributes and tax matters relating to the REIT Conversion;

xiv)	reviewed the Board Presentation, prior board presentations regarding REIT conversion dated March 25, 2004, March 29, 2004 and April 5, 2004, the Draft Proxy Statement, the Draft Merger Agreement, the draft of the registration statement on Form S-3 relating to the Equity Offering dated April 20, 2004, and certain related documents;

xv)	reviewed such other corporate, industry and financial market information as we have deemed appropriate; and

xvi)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the Board Presentation and the internal financial forecasts, including information relating to certain strategic and financial benefits anticipated from the REIT Conversion and New Century REIT’s ability to access the capital markets in connection with the Equity Offering and from time to time thereafter, we have assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of these matters. In addition, we have assumed that the REIT Conversion will be implemented as described to us by the management of the Company, and as contemplated in the Board Presentation, the Draft Merger Agreement and Draft Proxy Statement reviewed by Morgan Stanley, under the circumstances and with the effects described to us, including the consummation of the Equity Offering, and that all conditions precedent will be satisfied or waived. We have assumed that the REIT Conversion will take place in a manner that will permit the Company to qualify as a REIT under the REIT Rules and that New Century REIT, after the REIT Conversion, will operate in accordance with the REIT Rules. We are expressing no opinion as to any transaction other than the transactions we have described as the “REIT Conversion” and specifically exclude any opinion regarding the Equity Offering. We have also assumed that all material federal, state, local and other approvals and consents required in connection with the REIT Conversion will be obtained and that in connection with obtaining any necessary federal, state, local and other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company. Furthermore, we are not experts in accounting, legal or tax matters and make no representations nor do we opine upon the advice to be rendered by the Company’s accountants, legal counsel or tax advisors with respect to the REIT Conversion.

Board of Directors

21 April 2004

We have not been furnished with any third party independent valuations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us prior to or on the date hereof. We have also assumed that upon consummation of the REIT Conversion, New Century REIT will qualify for treatment as a REIT under the REIT Rules no later than the tax year ending December 31, 2004.

We have been engaged by the Board of Directors to render a financial opinion in connection with the REIT Conversion, and will receive a fee for our services one part of which is payable upon delivery of our written opinion to the Board of Directors and the second part of which is payable after consummation of the transactions contemplated in the Draft Proxy Statement. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. Morgan Stanley currently provides a $1.5 billion warehouse line of credit to New Century and has received customary compensation in connection therewith. Morgan Stanley may act as an underwriter on New Century REIT’s proposed equity offering to be effected concurrent with the REIT Conversion. In the ordinary course of its business, Morgan Stanley and its affiliates have traded and may from time to time trade in the debt and equity securities or senior loans of the Company or New Century REIT or have purchased or may from time to time bid on loan pools originated by the Company or New Century REIT and its affiliates.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of our written opinion may be included in its entirety, if required, in any filing that the Company is required to file with the Securities and Exchange Commission in connection with the REIT Conversion; provided, however, that this letter may not be included in any filing regarding the Equity Offering or any raising of capital.

In addition, this opinion does not in any manner address the prices at which New Century REIT’s common stock will trade following the consummation of the REIT Conversion, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meetings held in connection with the REIT Conversion. Furthermore, this opinion does not address the relative merits of the underlying decision by the Company to implement the REIT Conversion compared to other business strategies being considered by, or available to, the Company’s Board of Directors, nor does it address the Board’s decision to proceed with the adoption of the REIT Conversion or the ability of the Company to effect the Equity Offering or subsequent equity offerings which may be pursued from time to time thereafter.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the REIT Conversion, if consummated, is fair from a financial point of view to the holders of the Company’s common stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ IAN C.T. PEREIRA
Ian C.T. Pereira Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s charter and bylaws requires the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the “MGCL,” requires a corporation (unless its charter provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated as of April 21, 2004, by and among New Century Financial, Registrant and NC Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).

3.1		Articles of Incorporation of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) dated April 12, 2004.(24)

3.2		Form of Articles of Amendment and Restatement of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger (attached as Annex B to the proxy statement/prospectus that is part of this Registration Statement).

3.3		Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion).(24)

3.4		Form of Amended and Restated Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger (attached as Annex C to the proxy statement/prospectus that is part of this Registration Statement).

4.1	*	Specimen Certificate for Registrant’s Common Stock.

5.1		Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding the legality of the securities being registered.

8.1		Opinion of O’Melveny & Myers LLP regarding certain tax matters.

8.2		Opinion of O’Melveny & Myers LLP regarding certain tax matters.

10.1		Registration Rights Agreement, dated May 30, 1997, by and between New Century Financial Corporation and certain of its stockholders.(1)

10.2		Industrial Lease, dated October 11, 1999, between New Century Financial Corporation and the Irvine Company.(3)

10.3		Master Loan & Security Agreement, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp., dated April 1, 2000. (2)

(a) Amendment No. 1 to the Master Loan and Security Agreement, dated as of March 30, 2001, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(5)

(b) Amendment No. 2 to the Master Loan and Security Agreement, dated as of May 1, 2001, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(5)

(c) Amendment No. 3 to the Master Loan & Security Agreement, dated as of November 13, 2002, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(13)

(d) Amendment No. 4 to the Master Loan and Security Agreement, dated December 23, 2002, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(13)

(e) Amendment No. 5 to the Master Loan and Security Agreement, dated May 13, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(15)

Exhibit Number	Description

(f) Amendment Number Six to the Master Loan and Security Agreement, dated as of December 29, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(g) Amendment Number Seven to the Master Loan and Security Agreement, dated as of April 19, 2004, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (25)

10.4	Limited Guaranty, dated as of April 1, 2000, by New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp. and Salomon Smith Barney Inc.(16)

10.5	Servicing Rights Purchase Agreement, dated February 28, 2001, among Ocean Federal Bank FSB and New Century Mortgage Corporation.(4)

10.6	Fifth Amended and Restated Credit Agreement, dated May 23, 2001, between New Century Financial and U.S. Bank National Association.(6)

(a) First Amendment to the Fifth Amended and Restated Credit Agreement, dated January 11, 2002, between New Century Mortgage Corporation, NC Capital Corporation and U.S. Bank National Association.(8)

(b) Second Amendment to Fifth Amended and Restated Credit Agreement, dated as of March 25, 2002, among New Century Mortgage Corporation, NC Capital Corporation and U.S. Bank National Association.(9)

10.7	Master Repurchase Agreement, dated July 19, 2001, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(6)

(a) Amendment No. 1 to Master Repurchase Agreement, dated August 31, 2001, among CDC Mortgage Capital, Inc., New Century Mortgage Corporation and NC Capital Corporation.(7)

(b) Amendment No. 2 to the Master Repurchase Agreement, dated as of December 2001, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(8)

(c) Amendment No. 3 to the Master Repurchase Agreement, dated as of February 22, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(8)

(d) Amendment No. 4 to the Master Repurchase Agreement, dated as of March 15, 2002, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital, Inc.(9)

10.8	Guarantee, dated as of July 19, 2001, by New Century Financial Corporation in favor of CDC Mortgage Capital Inc.(16)

10.9	Letter Agreement, dated as of April 28, 2004, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(25)

10.10	Letter Agreement, dated as of May 14, 2004, among New Century Financial, New Century Mortgage Corporation , NC Capital Corporation and CDC Mortgage Capital Inc.(26)

10.11	Amended and Restated Master Loan and Security Agreement, dated December 1, 2001, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(8)

(a) Amendment No. 1 to the Amended and Restated Master Loan and Security Agreement, dated February 15, 2002, among NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(8)

Exhibit Number	Description

(b) Amendment No. 2 to Amended and Restated Master Loan and Security Agreement, dated as of May 9, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(11)

(c) Amendment No. 3 to Amended and Restated Master Loan and Security Agreement, dated as of June 20, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(12)

(d) Amendment No. 4 to Amended and Restated Master Loan and Security Agreement, dated as of August 15, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(12)

10.12	Letter Agreement, dated January 1, 2002, between NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp.(8)

(a) Amendment No. 1 to the Letter Agreement, dated December 23, 2002, among NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp. (13)

(b) Amendment No. 2 to the Letter Agreement dated, as of April 30, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp.(14)

(c) Amendment Number Three to Letter Agreement, dated September 16, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (19)

(d) Amendment Number Four to the Letter Agreement, dated as of December 29, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(e) Amendment Number Six to the Letter Agreement dated as of June 25, 2004, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (31)

10.13	Limited Guaranty, dated as of January 1, 2002, by New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp. and Salomon Smith Barney Inc.(16)

10.14	Master Contribution Agreement, dated as of May 13, 2002, between New Century Mortgage Corporation and New Century Funding A.(10)

10.15	Amended and Restated Master Repurchase Agreement, dated as of May 21, 2004, between New Century Funding A and Bank of America, N.A.(32)

10.16	Amended and Restated Guaranty and Pledge Agreement, dated as of May 21, 2004, among New Century Financial Corporation, New Century Mortgage Corporation and Bank of America, N.A.(32)

10.17	Amended and Restated Master Repurchase Agreement, dated as of May 10, 2002, among CDC Mortgage Capital, Inc., New Century Mortgage Corporation and NC Capital Corporation.(10)

(a) Amendment No. 1 to the Amended and Restated Master Repurchase Agreement, dated as of July 26, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(12)

(b) Amendment No. 2 to the Amended and Restated Master Repurchase Agreement, dated as of August 5, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(12)

(c) Amendment No. 3 to the Amended and Restated Master Repurchase Agreement, dated March 14, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(13)

Exhibit Number	Description

10.18	Committed Note Purchase Agreement and Security Agreement, dated as of May 10, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(10)

(a) Amendment No. 1 to the Committed Note Purchase and Security Agreement, dated as of June 15, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(12)

(b) Amendment No. 2 to the Committed Note Purchase and Security Agreement, dated as of November 21, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Noteholder from time to time.(13)

(c) Amendment No. 3 to Note Purchase Agreement, dated as of June 23, 2003, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(16)

(d) Amendment No. 4 to Note Purchase Agreement, dated as of May 14, 2004, among New Century Funding I, UBS Real Estate Securities Inc. (f/k/a UBS Warburg Real Estate Securities Inc.).(27)

(e) Amendment No. 5 to Note Purchase Agreement, dated as of June 11, 2004, among New Century Funding I and UBS Real Estate Securities Inc.(28)

(f) Amendment No. 6 to Note Purchase Agreement, dated June 18, 2004, between New Century Funding I and UBS Real Estate Securities Inc. (f/k/a UBS Warburg Real Estate Securities Inc.)(29)

10.19	Loan Purchase Agreement, dated as of May 10, 2002, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(10)

(a) Amendment No. 1 to Loan Purchase Agreement, dated as of November 21, 2002, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(13)

(b) Amendment No. 2 to Loan Purchase Agreement, dated as of June 23, 2003, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(16)

(c) Amendment No. 3 to Loan Purchase Agreement, dated June 18, 2004, among New Century Funding I, New Century Financial Corporation, New Century Mortgage Corporation and NC Capital Corporation(29)

10.20	Waiver and Consent, dated May 13, 2002, under the Subordinated Loan Agreement between New Century Mortgage Corporation and U.S. Bank National Association dated as of April 28, 2000.(10)

10.21	First Amendment to Lease, dated May 1, 2000, between The Irvine Company Corporation and New Century Financial Corporation.(11)

10.22	Office Lease Agreement, dated April 23, 2002, between Koll Center Irvine Number Two, L.L.C. and New Century Mortgage Corporation.(11)

10.23	Unit Purchase Agreement, dated as of May 24, 2002, among Gary Busacca, Marc Loewenthal, Jeffrey Lemieux, David Logsdon, eGarden, Inc., and New Century Mortgage Corporation.(11)

10.24	Master Repurchase Agreement, dated as of May 30, 2002, between Salomon Brothers Realty and New Century Funding SB-1.(11)

(a) Amendment No. 1 to the Master Repurchase Agreement, dated December 23, 2002, between New Century Funding SB-1 and Salomon Brothers Realty Corp.(13)

(b) Amendment No. 2 to the Master Repurchase Agreement, dated May 13, 2003, between New Century Funding SB-1 and Salomon Brothers Realty Corp.(15)

Exhibit Number	Description

(c) Amendment Number Three to the Master Repurchase Agreement, dated September 16, 2003, between New Century Funding SB-I and Citigroup Global Markets Realty Corp.(18)

(d) Amendment Number Four to the Master Repurchase Agreement, dated as of December 29, 2003, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(e) Amendment Number Five to the Master Repurchase Agreement, dated as of March 31, 2004, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(25)

(f) Amendment Number Six to the Master Repurchase Agreement, dated as of June 25, 2004, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (31)

10.25	Master Contribution Agreement, dated as of May 30, 2002, between New Century Mortgage and New Century Funding SB-1.(11)

10.26	Guaranty and Pledge Agreement, dated as of May 30, 2002, by New Century Financial Corporation and New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp.(16)

10.27	Lease, dated May 31, 2002, between The Irvine Company and New Century Mortgage Corporation.(11)

10.28	Second Amendment to Lease, dated June 17, 2002, between The Irvine Company and New Century Financial Corporation.(11)

10.29	Lease, dated June 17, 2002, between The Irvine Company and New Century Mortgage Corporation.(11)

10.30	Office Space Lease, dated June 11, 2002, between National Officer Partners Limited Partnership and New Century Mortgage Corporation.(11)

10.31	Master Loan and Security Agreement, dated December 1, 2002, between NC Capital Corporation and Morgan Stanley Mortgage Capital Inc.(13)

(a) Amendment No. 1 to Master Loan and Security Agreement, dated as of March 27, 2003, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital, Inc.(14)

10.32	Amended and Restated Master Loan and Security Agreement, dated June 20, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(16)

(a) Amendment No. 1 to the Amended and Restated Master Loan and Security Agreement, dated as of September 15, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(17)

(b) Amendment No. 2 to the Amended and Restated Master Loan and Security Agreement, dated as of December 11, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(21)

(c) Amendment No. 3 to the Amended and Restated Master Loan and Security Agreement, dated as of January 13, 2004, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital Inc.(22)

10.33	Amended and Restated Guaranty, dated as of June 20, 2003, by New Century Financial Corporation in favor of Morgan Stanley Mortgage Capital, Inc.(16)

(a) Amendment No. 1 to the Amended and Restated Guaranty, dated as of September 18, 2003, by New Century Financial Corporation in favor of Morgan Stanley Mortgage Capital Inc.(17)

Exhibit Number	Description

10.34	Second Amended and Restated Master Repurchase Agreement, dated as of June 23, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(16)

(a) Amendment No. 1 to the Second Amended and Restated Master Repurchase Agreement, dated as of June 30, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(16)

(b) Amendment No. 2 to the Second Amended and Restated Master Repurchase Agreement, dated as of September 3, 2003, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(17)

(c) Amendment No. 3 to the Second Amended and Restated Master Loan Purchase Agreement, dated September 30, 2003, among NC Capital Corporation, New Century Mortgage Corporation and CDC Mortgage Capital Inc.(18)

(d) Amendment No. 4 to the Second Amended and Restated Master Loan Purchase Agreement, dated February 12, 2004, among NC Capital Corporation, New Century Mortgage Corporation and CDC Mortgage Capital, Inc.(23)

(e) Letter Agreement, dated as of June 18, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(29)

(f) Letter Agreement, dated as of July 1, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(33)

(g) Letter Agreement, dated as of July 15, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(34)

10.35	Master Loan and Security Agreement, dated June 26, 2003, between New Century Mortgage Corporation and Greenwich Capital Financial Products, Inc.(16)

10.36	Indenture, dated as of July 8, 2003, between New Century Financial Corporation and Wells Fargo Bank, National Association.(20)

10.37	Registration Rights Agreement, dated July 8, 2003, among New Century Financial Corporation, Bear, Stearns & Co. Inc. and the other initial purchasers referred to therein.(16)

10.38	Servicer Advance Financing Facility Agreement, dated as of August 28, 2003, between Citigroup Global Markets Realty Corp. and New Century Mortgage Corporation.(17)

10.39	Guaranty, dated as of August 28, 2003, by New Century Financial Corporation in favor of Citigroup Global Markets Realty Corp.(17)

10.40	Master Repurchase Agreement, dated September 25, 2003, between NC Capital Corporation and Bear Stearns Mortgage Capital Corporation.(18)

10.41	Guaranty, dated as of September 25, 2003, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(18)

10.42	Master Repurchase Agreement, dated as of October 31, 2003, by and between Bear Stearns Mortgage Capital Corporation and NC Capital Corporation.(19)

(a) Amendment No. 1 to Master Repurchase Agreement, dated as of January 14, 2004, between Bear Stearns Mortgage Capital Corporation and NC Capital Corporation.(23)

(b) Amendment No. 2 to Master Repurchase Agreement, dated as of June 29, 2004, among NC Capital Corporation, NC Residual II Corporation and Bear Stearns Mortgage Capital Corporation. (31)

10.43	Guaranty, dated as of October 31, 2003, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(19)

Exhibit Number	Description

10.44	Guaranty dated as of June 29, 2004, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(31)

10.45	Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003, between Von Karman Funding, LLC and New Century Mortgage Corporation.(19)

10.46	Security Agreement, dated as of September 5, 2003, between Von Karman Funding LLC and Deutsche Bank Trust Company Americas.(19)

10.47	Guaranty, dated as of September 5, 2003, by New Century Financial Corporation in favor of Citibank, N.A.(19)

10.48	Confirmation, dated as of September 5, 2003, between Von Karman Funding LLC and Citibank, N.A.(19)

10.49	Schedule to the Master Agreement, dated as of September 5, 2003, between Citibank, N.A. and Von Karman Funding LLC.(19)

10.49	Confirmation for Swap Transaction under Existing 1992 Master Agreement, dated as of September 5, 2003, between NC Capital Corporation and Citibank, N.A.(19)

10.50	Schedule to the ISDA Master Agreement, dated as of September 5, 2003, between Citibank, N.A. and NC Capital Corporation.(19)

10.51	Master Repurchase Agreement, dated as of December 2, 2003, between Bank of America, N.A. and NC Capital Corporation.(21)

(a) Amendment Number One to the Master Repurchase Agreement, dated as of April 12, 2004, between Bank of America, N.A. and NC Capital Corporation.(25)

10.52	Guaranty Agreement, dated as of December 2, 2003, by New Century Financial Corporation and New Century Mortgage Corporation in favor of Bank of America, N.A.(21)

10.53	Second Amended and Restated Master Loan and Security Agreement, dated as of January 30, 2004, among NC Capital Corporation, New Century Mortgage Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(23)

(a) Amendment No. 1 and Joinder, dated May 21, 2004, among New Century Mortgage Corporation, NC Capital Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(27)

(b) Amendment No. 2, dated June 9, 2004, among NC Capital Corporation, New Century Mortgage Corporation, NC Residual II Corporation, Morgan Stanley Bank, and Morgan Stanley Mortgage Capital, Inc.(28)

(c) Amendment No. 3 to Second Amended and Restated Master Loan and Security Agreement, dated as of June 18, 2004, among NC Capital Corporation, New Century Mortgage Corporation, NC Residual II Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital Inc.(29)

10.54	Second Amended and Restated Guaranty, dated as of January 30, 2004, by New Century Financial Corporation in favor of Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(23)

10.55	Master Repurchase Agreement, dated as of June 18, 2004, between New Century Mortgage Corporation and Citigroup Global Markets Realty Corp.(29)

Management Contract or Compensatory Plan or Arrangement (Exhibits 10.56—10.65)

10.56	Form of Indemnity Agreement between New Century Financial and each of its executive officers and directors.(1)

10.57	1995 Stock Option Plan, (incorporated by reference from New Century Financial’s Form S-8 Registration Statement No. 333-105624), as amended.

10.58	Form of Equalization Option granted to Edward Gotschall in December 1996.(1)

Exhibit Number	Description

10.59	Employee Stock Purchase Plan, as amended.(12)

10.60	Deferred Compensation Plan (incorporated by reference from New Century Financial’s Form S-8 Registration Statement (No. 333-68467) as filed with the Securities and Exchange Commission on December 7, 1998).

10.61	1999 Incentive Compensation Plan (incorporated by reference from New Century Financial’s Proxy Statement as filed with the Securities and Exchange Commission on April 2, 1999).

10.62	Amended and Restated Employment Agreement, dated as of January 1, 2004, between New Century Financial and Patrick H. Rank.(23)

10.63	Directors Deferred Compensation Plan.(23)

10.64	Form of Executive Officers’ Employment Agreement, dated as of January 1, 2004.(23)

10.65	Form of 2004 Plan (attached as Annex D to the proxy statement/prospectus that is part of this Registration Statement).

21.1	List of subsidiaries of the Registrant.(30)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to New Century Financial.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to the Registrant.

23.3	Consent of Ballard Spahr Andrews & Ingersoll LLP (included in Exhibit 5.1 above).

23.4	Consent of O’Melveny & Myers LLP (included in Exhibits 8.1 and 8.2 above).

23.5	Consent of Morgan Stanley & Co. Incorporated.

23.6	Consent of Stern Stewart & Co.

24.1†	Power of Attorney.

99.1	Charter of the Audit Committee (attached as Annex E to the proxy statement/prospectus that is part of this Registration Statement).

99.2	Fairness Opinion of Morgan Stanley & Co. Incorporated (attached as Annex F to the proxy statement/prospectus that is part of this Registration Statement).

99.3	Form of Proxy Card.(30)

*	To be filed by amendment.
†	Previously included on the signature page to the Registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 28, 2004.
(1)	Incorporated by reference from New Century Financial’s Form S-1 Registration Statement (No. 333-25483) as filed with the Securities and Exchange Commission on June 23, 1997.
(2)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2000.
(3)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 15, 1999.
(4)	Incorporated by reference from New Century Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 on file with the Securities and Exchange Commission.
(5)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2001.
(6)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 27, 2001.
(7)	Incorporated by reference from New Century Financial’s Form Report S-2/A as filed with the Securities and Exchange Commission on October 4, 2001.

(8)	Incorporated by reference from New Century Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 on file with the Securities and Exchange Commission.
(9)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on April 8, 2002.
(10)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on June 6, 2002.
(11)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2002.
(12)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2002.
(13)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on January 10, 2003.
(14)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on May 15, 2003.
(15)	Incorporated by reference from New Century Financial’s Form 8-K Report, as filed with the Securities and Exchange Commission on June 18, 2003.
(16)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 13, 2003.
(17)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on September 12, 2003.
(18)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on October 10, 2003.
(19)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2003.
(20)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on December 11, 2003.
(21)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on December 22, 2003.
(22)	Incorporated by reference from New Century Financial’s Form 8-K Report, as filed with the Securities and Exchange Commission on January 14, 2004.
(23)	Incorporated by reference from New Century Financial’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission.
(24)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on April 22, 2004.
(25)	Incorporated by reference from New Century Financial’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission on May 10, 2004.
(26)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on May 20, 2004.
(27)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 1, 2004.
(28)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 17, 2004.
(29)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 28, 2004.
(30)	Incorporated by reference from Amendment No. 2 to the Registrant’s Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 28, 2004.
(31)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 2, 2004.
(32)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 7, 2004.
(33)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 13, 2004.
(34)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 20, 2004.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, New Century REIT, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 27th day of July, 2004.

NEW CENTURY REIT, INC.

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	July 27, 2004

/s/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2004

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 27, 2004

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance	July 27, 2004

* Harold A. Black	Director	July 27, 2004

* Fredric J. Forster	Director	July 27, 2004

* Donald E. Lange	Director	July 27, 2004

Signature	Title	Date

* William J. Popejoy	Director	July 27, 2004

* Michael M. Sachs	Director	July 27, 2004

* Terrence P. Sandvik	Director	July 27, 2004

/s/ RICHARD A. ZONA Richard A. Zona	Director	July 27, 2004

*By:	/s/ ROBERT K. COLE
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of April 21, 2004, by and among New Century Financial, Registrant and NC Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).

3.1	Articles of Incorporation of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) dated April 12, 2004.(24)

3.2	Form of Articles of Amendment and Restatement of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger (attached as Annex B to the proxy statement/prospectus that is part of this Registration Statement).

3.3	Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion).(24)

3.4	Form of Amended and Restated Bylaws of Registrant (to be renamed New Century Financial Corporation in connection with the REIT conversion) to be in effect as of the effective time of the merger (attached as Annex C to the proxy statement/prospectus that is part of this Registration Statement).

4.1*	Specimen Certificate for Registrant’s Common Stock.

5.1	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding the legality of the securities being registered.

8.1	Opinion of O’Melveny & Myers LLP regarding certain tax matters.

8.2	Opinion of O’Melveny & Myers LLP regarding certain tax matters.

10.1	Registration Rights Agreement, dated May 30, 1997, by and between New Century Financial Corporation and certain of its stockholders.(1)

10.2	Industrial Lease, dated October 11, 1999, between New Century Financial Corporation and the Irvine Company.(3)

10.3	Master Loan & Security Agreement, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp., dated April 1, 2000. (2)

(a) Amendment No. 1 to the Master Loan and Security Agreement, dated as of March 30, 2001, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(5)

(b) Amendment No. 2 to the Master Loan and Security Agreement, dated as of May 1, 2001, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(5)

(c) Amendment No. 3 to the Master Loan & Security Agreement, dated as of November 13, 2002, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(13)

(d) Amendment No. 4 to the Master Loan and Security Agreement, dated December 23, 2002, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(13)

(e) Amendment No. 5 to the Master Loan and Security Agreement, dated May 13, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Salomon Brothers Realty Corp.(15)

Exhibit Number	Description

(f) Amendment Number Six to the Master Loan and Security Agreement, dated as of December 29, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(g) Amendment Number Seven to the Master Loan and Security Agreement, dated as of April 19, 2004, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (25)

10.4	Limited Guaranty, dated as of April 1, 2000, by New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp. and Salomon Smith Barney Inc.(16)

10.5	Servicing Rights Purchase Agreement, dated February 28, 2001, among Ocean Federal Bank FSB and New Century Mortgage Corporation.(4)

10.6	Fifth Amended and Restated Credit Agreement, dated May 23, 2001, between New Century Financial and U.S. Bank National Association.(6)

(a) First Amendment to the Fifth Amended and Restated Credit Agreement, dated January 11, 2002, between New Century Mortgage Corporation, NC Capital Corporation and U.S. Bank National Association.(8)

(b) Second Amendment to Fifth Amended and Restated Credit Agreement, dated as of March 25, 2002, among New Century Mortgage Corporation, NC Capital Corporation and U.S. Bank National Association.(9)

10.7	Master Repurchase Agreement, dated July 19, 2001, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(6)

(a) Amendment No. 1 to Master Repurchase Agreement, dated August 31, 2001, among CDC Mortgage Capital, Inc., New Century Mortgage Corporation and NC Capital Corporation.(7)

(b) Amendment No. 2 to the Master Repurchase Agreement, dated as of December 2001, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(8)

(c) Amendment No. 3 to the Master Repurchase Agreement, dated as of February 22, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(8)

(d) Amendment No. 4 to the Master Repurchase Agreement, dated as of March 15, 2002, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital, Inc.(9)

10.8	Guarantee, dated as of July 19, 2001, by New Century Financial Corporation in favor of CDC Mortgage Capital Inc.(16)

10.9	Letter Agreement, dated as of April 28, 2004, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(25)

10.10	Letter Agreement, dated as of May 14, 2004, among New Century Financial, New Century Mortgage Corporation , NC Capital Corporation and CDC Mortgage Capital Inc.(26)

10.11	Amended and Restated Master Loan and Security Agreement, dated December 1, 2001, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(8)

(a) Amendment No. 1 to the Amended and Restated Master Loan and Security Agreement, dated February 15, 2002, among NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(8)

Exhibit Number	Description

(b) Amendment No. 2 to Amended and Restated Master Loan and Security Agreement, dated as of May 9, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(11)

(c) Amendment No. 3 to Amended and Restated Master Loan and Security Agreement, dated as of June 20, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(12)

(d) Amendment No. 4 to Amended and Restated Master Loan and Security Agreement, dated as of August 15, 2002, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital Inc.(12)

10.12	Letter Agreement, dated January 1, 2002, between NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp.(8)

(a) Amendment No. 1 to the Letter Agreement, dated December 23, 2002, among NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp. (13)

(b) Amendment No. 2 to the Letter Agreement dated, as of April 30, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Salomon Brothers Realty Corp.(14)

(c) Amendment Number Three to Letter Agreement, dated September 16, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (19)

(d) Amendment Number Four to the Letter Agreement, dated as of December 29, 2003, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(e) Amendment Number Six to the Letter Agreement dated as of June 25, 2004, among New Century Mortgage Corporation, NC Capital Corporation and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (31)

10.13	Limited Guaranty, dated as of January 1, 2002, by New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp. and Salomon Smith Barney Inc.(16)

10.14	Master Contribution Agreement, dated as of May 13, 2002, between New Century Mortgage Corporation and New Century Funding A.(10)

10.15	Amended and Restated Master Repurchase Agreement, dated as of May 21, 2004, between New Century Funding A and Bank of America, N.A.(32)

10.16	Amended and Restated Guaranty and Pledge Agreement, dated as of May 21, 2004, among New Century Financial Corporation, New Century Mortgage Corporation and Bank of America, N.A.(32)

10.17	Amended and Restated Master Repurchase Agreement, dated as of May 10, 2002, among CDC Mortgage Capital, Inc., New Century Mortgage Corporation and NC Capital Corporation.(10)

(a) Amendment No. 1 to the Amended and Restated Master Repurchase Agreement, dated as of July 26, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(12)

(b) Amendment No. 2 to the Amended and Restated Master Repurchase Agreement, dated as of August 5, 2002, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(12)

(c) Amendment No. 3 to the Amended and Restated Master Repurchase Agreement, dated March 14, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(13)

Exhibit Number	Description

10.18	Committed Note Purchase Agreement and Security Agreement, dated as of May 10, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(10)

(a) Amendment No. 1 to the Committed Note Purchase and Security Agreement, dated as of June 15, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(12)

(b) Amendment No. 2 to the Committed Note Purchase and Security Agreement, dated as of November 21, 2002, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Noteholder from time to time.(13)

(c) Amendment No. 3 to Note Purchase Agreement, dated as of June 23, 2003, among New Century Funding I, UBS Warburg Real Estate Securities Inc. and each person party thereto as a Purchaser or a Noteholder from time to time.(16)

(d) Amendment No. 4 to Note Purchase Agreement, dated as of May 14, 2004, among New Century Funding I, UBS Real Estate Securities Inc. (f/k/a UBS Warburg Real Estate Securities Inc.).(27)

(e) Amendment No. 5 to Note Purchase Agreement, dated as of June 11, 2004, among New Century Funding I and UBS Real Estate Securities Inc.(28)

(f) Amendment No. 6 to Note Purchase Agreement, dated June 18, 2004, between New Century Funding I and UBS Real Estate Securities Inc. (f/k/a UBS Warburg Real Estate Securities Inc.)(29)

10.19	Loan Purchase Agreement, dated as of May 10, 2002, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(10)

(a) Amendment No. 1 to Loan Purchase Agreement, dated as of November 21, 2002, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(13)

(b) Amendment No. 2 to Loan Purchase Agreement, dated as of June 23, 2003, among New Century Mortgage Corporation, New Century Financial Corporation and New Century Funding I.(16)

(c) Amendment No. 3 to Loan Purchase Agreement, dated June 18, 2004, among New Century Funding I, New Century Financial Corporation, New Century Mortgage Corporation and NC Capital Corporation(29)

10.20	Waiver and Consent, dated May 13, 2002, under the Subordinated Loan Agreement between New Century Mortgage Corporation and U.S. Bank National Association dated as of April 28, 2000.(10)

10.21	First Amendment to Lease, dated May 1, 2000, between The Irvine Company Corporation and New Century Financial Corporation.(11)

10.22	Office Lease Agreement, dated April 23, 2002, between Koll Center Irvine Number Two, L.L.C. and New Century Mortgage Corporation.(11)

10.23	Unit Purchase Agreement, dated as of May 24, 2002, among Gary Busacca, Marc Loewenthal, Jeffrey Lemieux, David Logsdon, eGarden, Inc., and New Century Mortgage Corporation.(11)

10.24	Master Repurchase Agreement, dated as of May 30, 2002, between Salomon Brothers Realty and New Century Funding SB-1.(11)

(a) Amendment No. 1 to the Master Repurchase Agreement, dated December 23, 2002, between New Century Funding SB-1 and Salomon Brothers Realty Corp.(13)

(b) Amendment No. 2 to the Master Repurchase Agreement, dated May 13, 2003, between New Century Funding SB-1 and Salomon Brothers Realty Corp.(15)

Exhibit Number	Description

(c) Amendment Number Three to the Master Repurchase Agreement, dated September 16, 2003, between New Century Funding SB-I and Citigroup Global Markets Realty Corp.(18)

(d) Amendment Number Four to the Master Repurchase Agreement, dated as of December 29, 2003, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(22)

(e) Amendment Number Five to the Master Repurchase Agreement, dated as of March 31, 2004, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp.(25)

(f) Amendment Number Six to the Master Repurchase Agreement, dated as of June 25, 2004, between New Century Funding SB-1 and Citigroup Global Markets Realty Corp., as successor to Salomon Brothers Realty Corp. (31)

10.25	Master Contribution Agreement, dated as of May 30, 2002, between New Century Mortgage and New Century Funding SB-1.(11)

10.26	Guaranty and Pledge Agreement, dated as of May 30, 2002, by New Century Financial Corporation and New Century Mortgage Corporation in favor of Salomon Brothers Realty Corp.(16)

10.27	Lease, dated May 31, 2002, between The Irvine Company and New Century Mortgage Corporation.(11)

10.28	Second Amendment to Lease, dated June 17, 2002, between The Irvine Company and New Century Financial Corporation.(11)

10.29	Lease, dated June 17, 2002, between The Irvine Company and New Century Mortgage Corporation.(11)

10.30	Office Space Lease, dated June 11, 2002, between National Officer Partners Limited Partnership and New Century Mortgage Corporation.(11)

10.31	Master Loan and Security Agreement, dated December 1, 2002, between NC Capital Corporation and Morgan Stanley Mortgage Capital Inc.(13)

(a) Amendment No. 1 to Master Loan and Security Agreement, dated as of March 27, 2003, between NC Capital Corporation and Morgan Stanley Dean Witter Mortgage Capital, Inc.(14)

10.32	Amended and Restated Master Loan and Security Agreement, dated June 20, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(16)

(a) Amendment No. 1 to the Amended and Restated Master Loan and Security Agreement, dated as of September 15, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(17)

(b) Amendment No. 2 to the Amended and Restated Master Loan and Security Agreement, dated as of December 11, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital, Inc.(21)

(c) Amendment No. 3 to the Amended and Restated Master Loan and Security Agreement, dated as of January 13, 2004, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital Inc.(22)

10.33	Amended and Restated Guaranty, dated as of June 20, 2003, by New Century Financial Corporation in favor of Morgan Stanley Mortgage Capital, Inc.(16)

(a) Amendment No. 1 to the Amended and Restated Guaranty, dated as of September 18, 2003, by New Century Financial Corporation in favor of Morgan Stanley Mortgage Capital Inc.(17)

10.34	Second Amended and Restated Master Repurchase Agreement, dated as of June 23, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(16)

Exhibit Number	Description

(a) Amendment No. 1 to the Second Amended and Restated Master Repurchase Agreement, dated as of June 30, 2003, among CDC Mortgage Capital Inc., New Century Mortgage Corporation and NC Capital Corporation.(16)

(b) Amendment No. 2 to the Second Amended and Restated Master Repurchase Agreement, dated as of September 3, 2003, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(17)

(c) Amendment No. 3 to the Second Amended and Restated Master Loan Purchase Agreement, dated September 30, 2003, among NC Capital Corporation, New Century Mortgage Corporation and CDC Mortgage Capital Inc.(18)

(d) Amendment No. 4 to the Second Amended and Restated Master Loan Purchase Agreement, dated February 12, 2004, among NC Capital Corporation, New Century Mortgage Corporation and CDC Mortgage Capital, Inc.(23)

(e) Letter Agreement, dated as of June 18, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(29)

(f) Letter Agreement, dated as of July 1, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(33)

(g) Letter Agreement, dated as of July 15, 2004, among New Century Mortgage Corporation, NC Capital Corporation and CDC Mortgage Capital Inc.(34)

10.35	Master Loan and Security Agreement, dated June 26, 2003, between New Century Mortgage Corporation and Greenwich Capital Financial Products, Inc.(16)

10.36	Indenture, dated as of July 8, 2003, between New Century Financial Corporation and Wells Fargo Bank, National Association.(20)

10.37	Registration Rights Agreement, dated July 8, 2003, among New Century Financial Corporation, Bear, Stearns & Co. Inc. and the other initial purchasers referred to therein.(16)

10.38	Servicer Advance Financing Facility Agreement, dated as of August 28, 2003, between Citigroup Global Markets Realty Corp. and New Century Mortgage Corporation.(17)

10.39	Guaranty, dated as of August 28, 2003, by New Century Financial Corporation in favor of Citigroup Global Markets Realty Corp.(17)

10.40	Master Repurchase Agreement, dated September 25, 2003, between NC Capital Corporation and Bear Stearns Mortgage Capital Corporation.(18)

10.41	Guaranty, dated as of September 25, 2003, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(18)

10.42	Master Repurchase Agreement, dated as of October 31, 2003, by and between Bear Stearns Mortgage Capital Corporation and NC Capital Corporation.(19)

(a) Amendment No. 1 to Master Repurchase Agreement, dated as of January 14, 2004, between Bear Stearns Mortgage Capital Corporation and NC Capital Corporation.(23)

(b) Amendment No. 2 to Master Repurchase Agreement, dated as of June 29, 2004, among NC Capital Corporation, NC Residual II Corporation and Bear Stearns Mortgage Capital Corporation. (31)

10.43	Guaranty, dated as of October 31, 2003, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(19)

10.44	Guaranty dated as of June 29, 2004, by New Century Financial Corporation in favor of Bear Stearns Mortgage Capital Corporation.(31)

10.45	Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003, between Von Karman Funding, LLC and New Century Mortgage Corporation.(19)

10.46	Security Agreement, dated as of September 5, 2003, between Von Karman Funding LLC and Deutsche Bank Trust Company Americas.(19)

Exhibit Number	Description

10.47	Guaranty, dated as of September 5, 2003, by New Century Financial Corporation in favor of Citibank, N.A.(19)

10.48	Confirmation, dated as of September 5, 2003, between Von Karman Funding LLC and Citibank, N.A.(19)

10.49	Schedule to the Master Agreement, dated as of September 5, 2003, between Citibank, N.A. and Von Karman Funding LLC.(19)

10.49	Confirmation for Swap Transaction under Existing 1992 Master Agreement, dated as of September 5, 2003, between NC Capital Corporation and Citibank, N.A.(19)

10.50	Schedule to the ISDA Master Agreement, dated as of September 5, 2003, between Citibank, N.A. and NC Capital Corporation.(19)

10.51	Master Repurchase Agreement, dated as of December 2, 2003, between Bank of America, N.A. and NC Capital Corporation.(21)

(a) Amendment Number One to the Master Repurchase Agreement, dated as of April 12, 2004, between Bank of America, N.A. and NC Capital Corporation.(25)

10.52	Guaranty Agreement, dated as of December 2, 2003, by New Century Financial Corporation and New Century Mortgage Corporation in favor of Bank of America, N.A.(21)

10.53	Second Amended and Restated Master Loan and Security Agreement, dated as of January 30, 2004, among NC Capital Corporation, New Century Mortgage Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(23)

(a) Amendment No. 1 and Joinder, dated May 21, 2004, among New Century Mortgage Corporation, NC Capital Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(27)

(b) Amendment No. 2, dated June 9, 2004, among NC Capital Corporation, New Century Mortgage Corporation, NC Residual II Corporation, Morgan Stanley Bank, and Morgan Stanley Mortgage Capital, Inc.(28)

(c) Amendment No. 3 to Second Amended and Restated Master Loan and Security Agreement, dated as of June 18, 2004, among NC Capital Corporation, New Century Mortgage Corporation, NC Residual II Corporation, Morgan Stanley Bank and Morgan Stanley Mortgage Capital Inc.(29)

10.54	Second Amended and Restated Guaranty, dated as of January 30, 2004, by New Century Financial Corporation in favor of Morgan Stanley Bank and Morgan Stanley Mortgage Capital, Inc.(23)

10.55	Master Repurchase Agreement, dated as of June 18, 2004, between New Century Mortgage Corporation and Citigroup Global Markets Realty Corp.(29)

Management Contract or Compensatory Plan or Arrangement (Exhibits 10.56—10.65)

10.56	Form of Indemnity Agreement between New Century Financial and each of its executive officers and directors.(1)

10.57	1995 Stock Option Plan, (incorporated by reference from New Century Financial’s Form S-8 Registration Statement No. 333-105624), as amended.

10.58	Form of Equalization Option granted to Edward Gotschall in December 1996.(1)

10.59	Employee Stock Purchase Plan, as amended.(12)

10.60	Deferred Compensation Plan (incorporated by reference from New Century Financial’s Form S-8 Registration Statement (No. 333-68467) as filed with the Securities and Exchange Commission on December 7, 1998).

10.61	1999 Incentive Compensation Plan (incorporated by reference from New Century Financial’s Proxy Statement as filed with the Securities and Exchange Commission on April 2, 1999).

Exhibit Number	Description

10.62	Amended and Restated Employment Agreement, dated as of January 1, 2004, between New Century Financial and Patrick H. Rank.(23)

10.63	Directors Deferred Compensation Plan.(23)

10.64	Form of Executive Officers’ Employment Agreement, dated as of January 1, 2004.(23)

10.65	Form of 2004 Plan (attached as Annex D to the proxy statement/prospectus that is part of this Registration Statement).

21.1	List of subsidiaries of the Registrant.(30)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to New Century Financial.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to the Registrant.

23.3	Consent of Ballard Spahr Andrews & Ingersoll LLP (included in Exhibit 5.1 above).

23.4	Consent of O’Melveny & Myers LLP (included in Exhibits 8.1 and 8.2 above).

23.5	Consent of Morgan Stanley & Co. Incorporated.

23.6	Consent of Stern Stewart & Co.

24.1†	Power of Attorney.

99.1	Charter of the Audit Committee (attached as Annex E to the proxy statement/prospectus that is part of this Registration Statement).

99.2	Fairness Opinion of Morgan Stanley & Co. Incorporated (attached as Annex F to the proxy statement/prospectus that is part of this Registration Statement).

99.3	Form of Proxy Card.(30)

*	To be filed by amendment.
†	Included on the signature page to this Registration Statement and previously included on the signature page to the Registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 28, 2004.
(1)	Incorporated by reference from New Century Financial’s Form S-1 Registration Statement (No. 333-25483) as filed with the Securities and Exchange Commission on June 23, 1997.
(2)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2000.
(3)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 15, 1999.
(4)	Incorporated by reference from New Century Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 on file with the Securities and Exchange Commission.
(5)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2001.
(6)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 27, 2001.
(7)	Incorporated by reference from New Century Financial’s Form Report S-2/A as filed with the Securities and Exchange Commission on October 4, 2001.
(8)	Incorporated by reference from New Century Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 on file with the Securities and Exchange Commission.
(9)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on April 8, 2002.
(10)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on June 6, 2002.
(11)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2002.

(12)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2002.
(13)	Incorporated by reference from New Century Financial’s Form Report 8-K as filed with the Securities and Exchange Commission on January 10, 2003.
(14)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on May 15, 2003.
(15)	Incorporated by reference from New Century Financial’s Form 8-K Report, as filed with the Securities and Exchange Commission on June 18, 2003.
(16)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 13, 2003.
(17)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on September 12, 2003.
(18)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on October 10, 2003.
(19)	Incorporated by reference from New Century Financial’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2003.
(20)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on December 11, 2003.
(21)	Incorporated by reference from New Century Financial’s Form 8-K Report as filed with the Securities and Exchange Commission on December 22, 2003.
(22)	Incorporated by reference from New Century Financial’s Form 8-K Report, as filed with the Securities and Exchange Commission on January 14, 2004.
(23)	Incorporated by reference from New Century Financial’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission.
(24)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on April 22, 2004.
(25)	Incorporated by reference from New Century Financial’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission on May 10, 2004.
(26)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on May 20, 2004.
(27)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 1, 2004.
(28)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 17, 2004.
(29)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on June 28, 2004.
(30)	Incorporated by reference from Amendment No. 2 to the Registrant’s Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 28, 2004.
(31)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 2, 2004.
(32)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 7, 2004.
(33)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 13, 2004.
(34)	Incorporated by reference from New Century Financial’s Form 8-K, as filed with the Securities and Exchange Commission on July 20, 2004.